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TABLE OF CONTENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huntsman LLC
(Exact Name of Registrant as Specified in its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0533091 (I.R.S. Employer Identification Number)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code,
of Co-Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Executive Vice President,
General Counsel and Secretary
Huntsman LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Huntsman Specialty Chemicals Holdings Corporation	Utah	2800	84-1378762

Huntsman Specialty Chemicals Corporation	Delaware	2800	76-0522314

Huntsman Chemical Purchasing Corporation	Utah	2800	87-0568517

Huntsman International Chemicals Corporation	Utah	2800	87-0440648

*
Address and telephone of principal executive offices are the same as those of Huntsman LLC.

(continued on next page)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11 1/2% Senior Notes due 2012	$198,000,000	100%	$198,000,000	$23,304.60

Guarantees of 11 1/2% Senior Notes due 2012	(2)	(2)	(2)	(2)

Senior Floating Rate Notes due 2011	$100,000,000	100%	$100,000,000	$11,770

Guarantees of Senior Floating Rate Notes due 2011	(2)	(2)	(2)	(2)

Total	$298,000,000	100%	$298,000,000	$35,074.60

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees of the new notes being registered.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Huntsman International Trading Corporation	Delaware	2800	87-0522263

Huntsman Petrochemical Purchasing Corporation	Utah	2800	87-0568520

Polymer Materials Inc.	Utah	2800	87-0432897

Airstar Corporation	Utah	2800	87-0457111

Huntsman Procurement Corporation	Utah	2800	87-0644129

JK Holdings Corporation	Delaware	2800	87-0518183

Huntsman Australia Inc.	Utah	2800	87-0510821

Huntsman Chemical Finance Corporation	Utah	2800	87-0552847

Huntsman Enterprises Inc.	Utah	2800	87-0562447

Huntsman Family Corporation	Utah	2800	87-0517283

Huntsman Group Holdings Finance Corporation	Utah	2800	87-0552846

Huntsman Group Intellectual Property Holdings Corporation	Utah	2800	87-0540073

Huntsman International Services Corporation	Texas	2800	75-1423616

Huntsman MA Investment Corporation	Utah	2800	87-0564509

Huntsman MA Services Corporation	Utah	2800	87-0661851

Huntsman Petrochemical Finance Corporation	Utah	2800	87-0552845

Huntsman Expandable Polymers Company LC	Utah	2800	87-0623756

Huntsman Petrochemical Canada Holdings Corporation	Utah	2800	84-1375735

Huntsman Polymers Holdings Corporation	Utah	2800	87-0577209

Huntsman Chemical Company LLC	Utah	2800	68-0518488

Huntsman Petrochemical Corporation	Delaware	2800	58-1594518

Huntsman Polymers Corporation	Delaware	2800	75-2104131

Huntsman Fuels, L.P.	Texas	2800	91-2085706

Petrostar Fuels LLC	Delaware	2800	87-0668830

Huntsman Purchasing, Ltd.	Utah	2800	84-1370346

Petrostar Industries LLC	Delaware	2800	87-0668831

Huntsman Headquarters Corporation	Utah	2800	87-0526140

*
Address and telephone of principal executive offices are the same as those of Huntsman LLC.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion—Dated April 19, 2005.

PRELIMINARY PROSPECTUS

Huntsman LLC

Exchange Offer for
$198,000,000 11 1/2% Senior Notes due 2012
and
$100,000,000 Senior Floating Rate Notes due 2011

        This exchange offer will expire at 5:00 p.m., New York City Time,
on                        , 2005, unless extended.

        Terms of the exchange offer:

  •
  We will exchange all outstanding 11 1/2% Senior Notes due 2012 ("old fixed rate notes") and all outstanding Senior Floating Rate Notes due 2011 ("old floating rate notes" and, together with the old fixed rate notes, "old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of old notes will not be a taxable event for United States federal income tax purposes.

  •
  The terms of the new 11 1/2% Senior Notes due 2012 ("new fixed rate notes") and the new Senior Floating Rate Notes due 2011 ("new floating rate notes" and, collectively with the new fixed rate notes, "new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no existing market for the new notes, and we have not and will not apply to list the new notes on any securities exchange.

        See the "Description of New Notes" section on page 166 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 16 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                        , 2005

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
CONDENSED CONSOLIDATING FINANCIAL INFORMATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SUPPLEMENTAL DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE RESTRICTED GROUP FOR THE YEAR ENDED DECEMBER 31, 2004
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

Certain Definitions

        In this prospectus, the terms "Huntsman LLC," "HLLC," "Company," "we," "us," or "our" refer collectively to Huntsman LLC and all of its subsidiaries, including HIH and all of its subsidiaries, except where the context makes it clear that the reference is to Huntsman LLC separately or to Huntsman LLC's "restricted group." The term "restricted group" means Huntsman LLC and its restricted subsidiaries under the indenture governing the notes (which does not include HIH and its subsidiaries). The term "Huntsman LLC, excluding HIH" means the restricted group, excluding Huntsman Specialty's equity income (loss) in its ownership interest in HIH. "Huntsman Holdings" refers to Huntsman Holdings, LLC, "HGI" refers to Huntsman Group Inc, "HMP" refers to HMP Equity Holdings Corporation, "HIH" refers to Huntsman International Holdings LLC, "HI" refers to Huntsman International LLC, "AdMat" refers to Huntsman Advanced Materials LLC, "Huntsman Polymers" refers to Huntsman Polymers Corporation, "Huntsman Specialty" refers to Huntsman Specialty Chemicals Corporation, "MatlinPatterson" refers collectively to MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities B, L.P. and MatlinPatterson Global Opportunities (Bermuda), L.P., "Consolidated Press" refers to Consolidated Press Holdings Limited and its subsidiaries, and "ICI" refers to Imperial Chemical Industries PLC and its subsidiaries. We refer to the old fixed rate notes and the new fixed rate notes collectively as "fixed rate notes," the old floating rate notes and the new floating rate notes collectively as "floating rate notes," and the old notes and the new notes collectively as "notes."

        We discuss our restricted group primarily in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Discussion of Financial Condition and Results of Operations of the Restricted Group for the Year Ended December 31, 2004" and "Description of New Notes," and in these sections the terms "Huntsman LLC," "HLLC," "Company," "we," "us" and "our" refer to our restricted group only.

Use of Supplemental Non-GAAP Information

        On May 9, 2003, HMP, our parent, completed the acquisition of the common equity interests of HIH previously held by ICI and private institutional investors (the "HIH Consolidation Transaction"). As a result of the HIH Consolidation Transaction, HIH's results of operations were consolidated with our results of operations from May 1, 2003 through December 31, 2004. Following the initial public offering discussed in "—Our Company—Recent Development" below, Huntsman Corporation made cash contributions to HIH to redeem its 13.375% senior discount notes due 2009 (the "HIH Senior Discount Notes") and contributed all the outstanding HIH senior subordinated reset discount notes due 2009 (the "HIH Senior Subordinated Discount Notes") to HIH in exchange for additional equity interests in HIH. As a result, our ownership interest in HIH decreased from 60% to 42%. Accordingly, after December 31, 2004, HIH is no longer our consolidated subsidiary.

        Notwithstanding that it was a consolidated subsidiary for purposes of generally accepted accounting principles in the United States ("GAAP" or "U.S. GAAP"), HIH is financed separately from Huntsman LLC, its debt is non-recourse to Huntsman LLC and it is not a guarantor of the notes or any other debt of Huntsman LLC. Specifically, the indentures governing the notes and our other outstanding notes and the agreements governing our senior secured credit facilities contain financial covenants and other provisions that relate to our restricted group and exclude HIH. Further, the senior secured credit facilities and other indebtedness of HIH and its subsidiaries contain restrictive covenants, which prohibit or otherwise limit HIH and its subsidiaries from paying dividends or making certain other payments to Huntsman LLC and its restricted subsidiaries. Accordingly, in addition to presenting the consolidated information that includes HIH in accordance with U.S. GAAP, we also present certain supplemental non-GAAP information with respect to Huntsman LLC and its restricted subsidiaries, which does not include HIH. We believe this supplemental non-GAAP information provides investors with material and meaningful information with respect to the financial results of the business and operations that provide the primary source of cash flow to meet our payment obligations under the notes and that are subject to the restrictive covenants in the indenture governing the notes.

        Unless otherwise specified in this prospectus, in our historical consolidated financial results for the periods prior to the HIH Consolidation Transaction, our equity interest in HIH is accounted for using the equity method of accounting. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Business

Overview

        We are among the world's largest global manufacturers of differentiated and commodity chemical products. We manufacture a broad range of chemical products and formulations, which are marketed globally to a diversified group of consumer and industrial customers. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride and titanium dioxide. We operate 53 manufacturing facilities located around the world and employ over 9,100 associates. Our businesses benefit from significant integration, large production scale and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

Our Products and Segments

        Our business is organized around our five segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes, Advanced Materials and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our petrochemical-based commodity products is cyclical and has been experiencing a down cycle for the last several years, resulting primarily from significant new capacity additions, a decrease in demand reflecting weak global economic conditions and high raw material costs. Certain industry fundamentals have recently improved and, we believe, point to increased profitability in the markets for the major commodity products that we manufacture.

  Polyurethanes

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI, PO, polyols, PG, TDI and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate four primary Polyurethanes manufacturing facilities in the U.S. and Europe. We also operate 14 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide. We have a significant interest in a manufacturing joint venture that has recently begun construction of a low-cost, world-scale, integrated MDI production facility near Shanghai, China. We expect production at this facility to commence in 2006.

  Performance Products

        Our Performance Products segment is organized around three business groups, performance specialties, performance intermediates, and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties business tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 13% in the last ten years due to strong demand in a number of industrial applications, such as epoxy curing agents, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergent and consumer products applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging, and EO, all of which is consumed internally in the production of our downstream products. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of catalyst used in the manufacture of maleic anhydride. We operate 16 Performance Products manufacturing facilities in North America, Europe and Australia.

  Pigments

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. The global titanium dioxide market is characterized by a small number of large, global producers. We operate eight chloride-based and sulfate-based titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa.

  Polymers

        We manufacture and market polypropylene, polyethylene, EPS, EPS packaging and APAO. We consume internally produced and third-party-sourced base petrochemicals, including ethylene and propylene, as our primary raw materials in the manufacture of these products. In our polyethylene, APAO and certain of our polypropylene product lines, we pursue a targeted marketing strategy by focusing on those customers and end use applications that require customized polymer formulations. We produce these products at our smaller and more flexible Polymers manufacturing facilities and generally sell them at premium prices. In our other product lines, including the balance of our polypropylene, EPS and EPS packaging, we maintain leading regional market positions and operate cost-competitive manufacturing facilities. We operate six primary Polymers manufacturing facilities in North America and Australia. We are expanding the geographic scope of our polyethylene business and improving the integration of our European Base Chemicals business through the construction of an integrated, low-cost, world-scale LDPE plant to be located adjacent to our existing olefins facility in Wilton, U.K. Upon completion of this facility, which we expect will occur in late 2007, we will consume approximately 50% of the output from our U.K. ethylene unit in the production of LDPE.

  Base Chemicals

        We are a highly integrated North American and European producer of olefins and aromatics. We consume a substantial portion of our Base Chemicals products, such as ethylene, propylene and benzene, in our Performance Products and Polyurethanes segments. We believe this integration leads to higher operating rates for our Base Chemical assets, improved reliability of raw material supply for our other segments and reduced logistics and transportation costs. We operate four Base Chemicals manufacturing facilities located on the Texas Gulf Coast and in northeast England. These facilities are equipped to process a variety of oil- and natural gas-based feedstocks and benefit from their close proximity to multiple sources of these raw materials. This flexibility allows us to optimize our operating costs. These facilities also benefit from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities.

Our Company

History

        Our Company is a Utah limited liability company. Jon M. Huntsman founded the predecessor to our Company in the early 1970s as a small packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of commodity and differentiated businesses. In 1993, we purchased the LAB and maleic anhydride businesses of The Monsanto Company. In 1994, we purchased the global chemical business from what was formerly Texaco Inc. In 1997, we purchased our PO business from Texaco. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our Polymers business. In 1999, we acquired certain polyurethanes, pigments and European petrochemicals businesses from ICI. In 2000, we completed the acquisition of the Morton global TPU business from The Rohm and Haas Company. In 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company, and we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A. Due in part to the financing of these acquisitions, both we and our subsidiaries have accumulated a significant amount of indebtedness, which totaled $5,941.3 million as of December 31, 2004. We have also divested certain non-core businesses, including our packaging subsidiary in 1997 and our global styrenics business in 1998.

Recent Development

        On February 16, 2005, Huntsman Corporation, our parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which are being used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP, our Company and HIH as follows:

  •
  On February 16, 2005, we used $41.6 million of the net cash proceeds from the offering to redeem in full the subordinated note due Horizon Ventures LLC.

  •
  On February 28, 2005, Huntsman Corporation used $1,216.7 million of the net cash proceeds from the offering, along with $35.0 million in available cash, to redeem

  •
  all of the outstanding senior secured discount notes due 2008 of HMP,

  •
  $452.3 million of the outstanding HIH Senior Discount Notes, and

  •
  $159.4 million of our senior secured notes due 2010.

  •
  On March 14, 2005, Huntsman Corporation used $151.7 million of the net cash proceeds from the offering to redeem the remaining outstanding HIH Senior Discount Notes, $78.0 million of the fixed rate notes and to pay $7.8 million to HMP warrant holders for a certain consent fee. On March 17, 2005, Huntsman Corporation used $26.8 million of net cash proceeds from the offering to redeem an additional $24.0 million of the fixed rate notes.

        In connection with the repayment of the indebtedness discussed above, Huntsman Corporation expects to report a loss on early extinguishment of debt during the first quarter of 2005 of approximately $235 million, of which approximately $71 million of loss is expected to pertain to our Company.

        In connection with Huntsman Corporation's initial public offering of common and preferred stock on February 16, 2005 and the related reorganization transactions among certain affiliates, our ownership of HIH was reduced to 42% effective February 16, 2005 from 60% as of December 31, 2004. Accordingly, we will no longer consolidate HIH with our results of operations beginning in 2005.

Ownership

        All of our units of membership interest are owned by Huntsman Corporation. The chart below shows our current company organizational structure:

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108, and our telephone number is (801) 584-5700.

Huntsman LLC Debt

        In addition to the notes, we have incurred the debt described below. Our subsidiaries HIH and HI are separately financed and have also incurred debt. For more information on the debt of HIH and HI, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt and Liquidity."

  Credit Facilities

        On October 14, 2004, we completed a $1,065 million refinancing of our senior secured credit facilities (the "HLLC Credit Facilities"). After the refinancing, the HLLC Credit Facilities consist of the $350 million revolving facility due 2009 (the "HLLC Revolving Facility") and the $715 million term facility due 2010 (the "HLLC Term Facility"). Prior to the refinancing, our prior credit facilities consisted of a $275 million revolving credit facility due 2006 and a $606.3 million term loan A facility and a $96.1 million term loan B facility, both due 2007.

        The HLLC Revolving Facility is secured by a first priority lien on substantially all the current and intangible assets of our Company and our restricted domestic subsidiaries and by a second priority lien on substantially all the property, plant and equipment of our Company and our restricted domestic subsidiaries and our equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all the property, plant and equipment of our Company and our restricted domestic subsidiaries and our equity interest in HIH and by a second priority lien on substantially all the current and intangible assets of our Company and our restricted domestic subsidiaries. The HLLC Credit Facilities are also guaranteed by Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"), Huntsman Specialty and substantially all of our domestic restricted subsidiaries (collectively the "HLLC Guarantors").

        Borrowings under the HLLC Revolving Facility are limited by a borrowing base consisting of eligible accounts receivable and inventory. The HLLC Term Facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity. The HLLC Revolving Facility bears interest at LIBOR plus 2.25% per annum. The HLLC Term Facility currently bears interest at LIBOR plus 3.0%. In accordance with the HLLC Term Facility agreement, as a result of Huntsman Corporation's initial public offering of common and preferred stock and the amount of permanent reduction of our restricted group's indebtedness from the proceeds of the offering, the HLLC Term Facility interest rate margin decreased by 0.50% as of March 1, 2005.

        The HLLC Term Facility contains financial covenants including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined, and limits on capital expenditures. The HLLC Revolving Facility contains financial covenants including a minimum fixed charge coverage ratio, as defined, and limits on capital expenditures. In addition to financial covenants, the HLLC Credit Facilities contain other customary covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions, events of default and acceleration provisions.

  Other Notes

        On September 30, 2003, we sold $380 million aggregate principal amount of HLLC Senior Secured Notes due 2010 bearing a fixed rate of interest of 11.625% (the "HLLC Senior Secured Notes") at an issue price of 98.8%. On December 3, 2003 we sold an additional $75.4 million aggregate principal amount of the HLLC Senior Secured Notes at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year. The net proceeds from the HLLC Senior Secured Notes were used to repay outstanding amounts under the HLLC senior credit facilities. The HLLC Senior Secured Notes are effectively subordinated to all our obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are guaranteed by the HLLC Guarantors.

        The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% with the net cash proceeds of a qualified equity offering. As a result of Huntsman Corporation's initial public offering of common and preferred stock, we redeemed 35%, or approximately $159.4 million, of the aggregate principal amount of the HLLC Senior Secured Notes on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption, there remain approximately $296.0 million in aggregate principal amount of the HLLC Senior Secured Notes outstanding.

        The indenture governing the HLLC Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires us to offer to repurchase the HLLC Senior Secured Notes upon a change of control.

        As of December 31, 2004, we had outstanding $44.2 million of 9.5% fixed rate and $15.1 million of floating rate subordinated notes due 2007 (collectively the "HLLC Notes"). The HLLC Notes are unsecured subordinated obligations of our Company and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of our Company and effectively junior to any of our secured indebtedness to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 of each year at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. As of December 31, 2004, the interest rate on the variable rate HLLC Notes was approximately 5.2%. The HLLC Notes are redeemable at our option after July 1, 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005.

The Exchange Offer

Securities Offered	$298,000,000 aggregate principal amount of new notes, consisting of $198,000,000 aggregate principal amount of new fixed rate notes and $100,000,000 aggregate principal amount of new floating rate notes, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to , 2005. If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.

Procedures for Tendering Old Notes
A holder who wishes to tender old notes in the exchange offer must transmit to the exchange agent an agent's message, transmitted by a book-entry transfer facility, which agent's message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old Notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—Book Entry Transfers."
U.S. Federal Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences."
Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Exchange Agent	HSBC Bank USA, National Association
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes

Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
•	are not an "affiliate" of our company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman LLC.
Notes Offered	$198,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2012.
$100,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011.
Maturity	The fixed rate notes mature on July 15, 2012. The floating rate notes mature on July 15, 2011.
Interest Rate
The fixed rate notes bear interest at a rate of 11 1/2% per annum. The floating rate notes bear interest at a rate per annum equal to LIBOR plus 7.25%. Interest on the floating rate notes is reset quarterly.

Interest Payment Dates
We will pay interest on the fixed rate notes each January 15 and July 15, beginning on January 15, 2005. We will pay interest on the floating rate notes each January 15, April 15, July 15 and October 15, beginning on October 15, 2004.
Guarantees	The notes are guaranteed by some of our subsidiaries. If we cannot make payments on the notes when they are due, then our subsidiary guarantors are required to make payments on our behalf.
Optional Redemption
Prior to July 15, 2007, we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) from capital contributions to the equity of Huntsman LLC, to redeem up to 40% of the aggregate principal amount of the fixed rate notes issued under the indenture at 111.5% of their face amount, plus accrued and unpaid interest. On March 14, 2005, Huntsman Corporation used $87.0 million of the net cash proceeds from its initial public offering of common and preferred stock to redeem $78.0 million of the fixed rate notes and, on March 17, 2005, it used $26.8 million to redeem an additional $24.0 million of the fixed rate notes. See "Description of New Notes—Optional Redemption."

Prior to July 15, 2006, we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) from capital contributions to the equity of Huntsman LLC, to redeem up to 40% of the aggregate principal amount of the floating rate notes issued under the indenture at 100% plus the then applicable LIBOR plus 7.25% of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Optional Redemption."

On or after July 15, 2008, we may redeem the fixed rate notes in whole or in part, at our option, at any time at the redemption prices listed in "Description of New Notes—Optional Redemption." On or after July 15, 2006, we may redeem the floating rate notes in whole or in part, at our option, at any time at the redemption prices listed in "Description of New Notes—Optional Redemption."

Before July 15, 2008, we may redeem some or all of the fixed rate notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. Before July 15, 2006, we may redeem some or all of the floating rate notes at a redemption price equal to 100% of their face amount plus a "make whole" premium. See "Description of New Notes—Optional Redemption."

Ranking
Our obligations and those of our subsidiary guarantors with respect to the new notes will rank equally in right of payment with all our and their senior obligations. Our obligations and those of our subsidiary guarantors with respect to the new notes will effectively rank junior in right of payment to our and their secured obligations to the extent of the value of the assets securing such obligations. The new notes will be structurally subordinated to the obligations of our subsidiaries that are not guarantors, including HIH and its subsidiaries. As of December 31, 2004, (i) we and our subsidiary guarantors had secured debt outstanding of approximately $1,317.6 million, which debt is effectively senior to the notes to the extent of the value of the assets securing such debt and (ii) our restricted subsidiaries that are not guarantors had outstanding indebtedness of $59.2 million. We may also incur substantial amounts of additional secured or unsecured indebtedness in certain circumstances. See "Description of New Notes—Brief Description of the Notes and the Guarantees."
Change of Control Offer
If we undergo a change of control, we will be required to make an offer to purchase each holder's new notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Repurchase at the Option of Holders upon a Change of Control."
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the new notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Certain Covenants—Limitation on Asset Sales."
Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or distributions on, or redeem, repurchase or acquire our capital stock;
	•	make investments;
	•	transfer or sell assets;
	•	restrict dividend or other payments to us from our subsidiaries;
	•	issue preferred stock of restricted subsidiaries;
	•	create liens;
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries;
	•	engage in transactions with affiliates; and
	•	guarantee indebtedness.

These covenants are subject to important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Registration Covenant; Exchange Offer
We have agreed to consummate the exchange offer within 45 days after the date on which the exchange offer registration statement is declared effective. In addition, we have agreed to file a shelf registration statement for the resale of the notes if we cannot complete the exchange offer and in certain other circumstances.

If we fail to fulfill our obligations with respect to registration of the notes (a "registration default"), the annual interest rate on the notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rate that would otherwise apply to the notes.

If we must pay additional interest, we will pay it to holders in cash on the same dates that we make other interest payments on the notes, until we correct the registration default. See "Description of New Notes—Registration Covenant; Exchange Offer."
Use of Proceeds
We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. See "Use of Proceeds."
Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 16, before participating in the exchange offer.

For additional information regarding the notes, see "Description of New Notes."

Failure to Exchange Your Old Notes

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Other Debt

        As of December 31, 2004, we had on a restricted group basis $840.0 million of debt outstanding under the HLLC Credit Facilities and $451.1 million of outstanding debt under the HLLC Senior Secured Notes that ranked senior to the notes. We have no amortization payments due under the HLLC Credit Facilities or any of our outstanding notes due in 2005, and we have approximately $802.9 million due in total annual net interest payments on a restricted group basis. As of December 31, 2004, our guarantors had $1,919.0 million in outstanding debt. As of December 31, 2004, HIH had $3,963.1 million of debt outstanding. HIH is financed separately from us, its debt is non-recourse to us and it is not a guarantor of the old notes, nor will it be a guarantor of the new notes.

        The agreements governing the HLLC Credit Facilities and the indenture governing the notes limit our ability to incur additional debt. Consequently, we would be required to obtain amendments of the agreements and the indenture before we incurred any additional debt, other than the types of debt specifically identified in those documents as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

Summary Historical Financial Data

        The summary historical financial data set forth below presents the historical financial data of Huntsman LLC. In such financial data, HIH is accounted for using the equity method of accounting through April 30, 2003. Effective May 1, 2003, as a result of the HIH Consolidation Transaction, we have consolidated the financial results of HIH. As a result, the financial information as of and for the year ended December 31, 2003 is not comparable to the prior years' historical financial data presented herein, and the financial information as of and for the year ended December 31, 2004 is not comparable to the financial information as of and for the year ended December 31, 2003.

        The summary historical financial data set forth below should be read in conjunction with our consolidated financial statements and any related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(in millions, except per share amounts)
Statement of Operations Data:
Revenues	$10,331.2	$6,567.8	$2,661.0	$2,757.4	$3,325.7
Gross profit	1,126.6	608.0	240.0	90.8	128.7
Restructuring, impairment and plant closing costs (credit)	290.3	37.9	(1.0)	588.5	—
Operating income (loss)	293.3	173.3	66.3	(709.4)	(78.7)
Loss before cumulative effect of accounting changes	(176.8)	(248.2)	(202.4)	(842.8)	(138.6)
Cumulative effect of accounting changes(a)	—	—	169.7	0.1	—

Net loss	(176.8)	(248.2)	(32.7)	(842.7)	(138.6)

Other Data:
Depreciation and amortization	$445.2	$318.8	$152.7	$197.5	$200.3
Capital expenditures	209.6	185.2	70.2	76.4	90.3
Balance Sheet Data (at period end):
Total assets	$8,244.9	$7,714.9	$2,456.4	$2,357.4	$3,543.8
Total debt	5,941.3	5,587.6	1,736.1	2,450.5	2,268.6
Total liabilities	8,313.2	7,630.9	2,426.3	3,046.3	3,322.3

(a)
In 2002, we adopted SFAS No. 141, "Business Combinations" resulting in an increase of $169.7 million in the carrying value of our investment in HIH to reflect the proportionate share of the underlying net assets. In 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in a cumulative decrease in net loss of $0.1 million.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We have substantial debt that we may be unable to service and that restricts our activities, which could adversely affect our business and your investment in the notes.

        As of December 31, 2004, we had total outstanding indebtedness of $5,941.3 million, and, on a pro forma restricted group basis, had total outstanding indebtedness of $1,978.2 million (including in each case the current portion of long-term debt). We require substantial capital to finance our operations and continued growth, and we incur substantial additional debt from time to time for a variety of purposes. The HLLC Credit Facilities and the indentures governing our HLLC Senior Secured Notes and the notes contain restrictive covenants. Among other things, these covenants restrict our ability to incur more debt, make prepayments of other debt, pay dividends, redeem stock or make other distributions, issue capital stock, make investments, create liens, enter into transactions with affiliates, enter into sale and leaseback transactions, and merge or consolidate and transfer or sell assets.

        The degree to which we have outstanding debt could have important consequences for our business, including:

  •
  a substantial portion of the cash flow from our operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for other purposes;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt;

  •
  our high degree of debt makes us more vulnerable to a downturn in our business or the economy in general and limits our ability to adjust rapidly to changing market conditions; and

  •
  part of our existing debt is, the floating rate notes will be, and any future debt may be subject to variable interest rates, which makes us vulnerable to increases in interest rates, which in turn could increase our interest expense and reduce funds available for operations, debt repayment and other expenses.

        If we are unable to generate sufficient cash flow and are unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, including those under the HLLC Credit Facilities and the indentures governing the HLLC Senior Secured Notes and the notes, we could be in default under the terms of those agreements. In the event of a default, a holder of our indebtedness could elect to declare all the funds borrowed under those agreements to be due and payable together with accrued and unpaid interest, the lenders under the HLLC Credit Facilities could elect to terminate their commitments thereunder and we could be forced into bankruptcy or liquidation. Any of the foregoing consequences could materially adversely affect our financial condition and results of operations.

        In addition, HIH, our unrestricted subsidiary, and its subsidiaries, have substantial indebtedness. Although none of such indebtedness is recourse to us or any of our restricted subsidiaries, the consequences to HIH of such indebtedness could be similar to those described above. Further, the senior credit facilities and other indebtedness of HIH and its subsidiaries contain restrictive covenants, which prohibit or otherwise limit HIH and its subsidiaries from paying dividends or making certain other payments to us and our restricted subsidiaries.

Demand for some of our products is cyclical and we may experience prolonged depressed market conditions for our products.

        A substantial portion of our revenue is attributable to sales of commodity products, including most of the products of our Base Chemicals, Pigments and Polymers businesses, which generated approximately 57% of our revenue for the year ended December 31, 2004 on a consolidated group basis. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Several of our markets have recently experienced periods of oversupply. We cannot guarantee that future growth in demand for these products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that such conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

Significant price volatility of many of our raw materials may result in increased costs, which we may not be able to recover by increasing prices.

        The prices for a large portion of our raw materials are volatile. While we frequently enter into supply agreements, as is the general practice in our industries, these agreements typically provide for market-based pricing. As a result, our supply agreements provide only limited protection against price volatility. Recently, prices for crude oil and natural gas based feedstocks have fluctuated dramatically. While we attempt to match cost increases with corresponding product price increases, we are not always able to immediately raise product prices, and, ultimately, our ability to pass on underlying cost increases to our customers is greatly dependent upon market conditions. Any underlying cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The industries in which we compete are highly competitive and we may not be able to compete effectively with our competitors that are larger and have greater resources.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, many of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future.

Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Additional phase-outs or other future regulation of MTBE may result in a significant reduction in demand for our MTBE, a material loss in revenues or material increase in compliance costs or expenditures. In addition, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we may in the future become involved in such litigation, which could cause us to incur significant unanticipated losses, costs or liabilities and therefore reduce our profitability. See "Business—Environmental, Health and Safety Matters—MTBE Developments."

If our key suppliers are unable to provide the raw materials necessary in our production, we may not be able to obtain raw materials from other sources on as favorable terms or at all.

        During 2004, we purchased a significant amount of our raw materials from 10 suppliers. If any of these suppliers is unable to meet its obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials and we may not be able to increase prices for our finished products to recoup the higher raw materials cost. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We are subject to many environmental and safety regulations that may result in significant unanticipated costs or liabilities or cause interruptions in our operations.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability. See "Business—Environmental, Health and Safety Matters."

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws. See "Business—Environmental, Health and Safety Matters."

Our operations involve risks that may not be covered by our insurance or may increase our operating costs.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of differentiated and commodity chemical products. These hazards include: pipeline leaks and ruptures; explosions; fires; severe weather and natural disasters; mechanical failures; unscheduled downtimes; labor difficulties; transportation interruptions; remediation complications; chemical spills; discharges or releases of toxic or hazardous substances or gases; storage tank leaks; and other risks. Some of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards incident to our business. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, financial condition and results of operations.

Our independent auditors have reported several material weaknesses in our internal controls that, if not remedied, could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and result in a lower trading price of our securities.

        In connection with the audit of the financial statements of our parent and its subsidiaries (the "Huntsman Companies" or "Group") for the year ended December 31, 2003, the Group's independent registered public accounting firm, or auditors, identified several matters that they deemed to be "material weaknesses" in the Group's internal controls as defined in standards established by the American Institute of Certified Public Accountants. The auditors noted that these material weaknesses had led to restatements of the financial statements of certain of the Huntsman Companies, including us, in recent periods.

        The principal material weakness identified by the auditors was that the Group's controllership function did not have an adequate formal process in place to gather the data required to prepare the financial statements and disclosures required for the numerous financial reporting requirements of the Huntsman Companies. Specifically, the auditors noted that there was not a detailed review of the data supporting the disclosures in the Group's financial statements by a senior member of the Group's controllership function, that supporting documentation for certain disclosures was very limited, that the processes used to aggregate the information varied by company, without a standard, comprehensive package of supporting disclosure, and that information delivered to senior management and the audit committee was not timely and was often incomplete.

        In addition, the auditors noted that we had made a data entry error during the transition of our PO business to the SAP enterprise resource planning system in April 2003. This error, which was not detected until February 2004, led to the restatement of our third quarter 2003 financial statements, resulting in a $12.3 million increase in our net loss for the three months ended September 30, 2003. The auditors also noted that during 2003, loss on sale of accounts receivable related to our receivables securitization program was reported incorrectly due to a failure to properly understand certain aspects of the securitization program and a lack of oversight in the accounting for the program. This error led to the restatement of our financial statements for the first three quarters of 2003, resulting in a $17.9 million decrease in our net loss for the three months ended March 31, 2003, a $12.3 million decrease in our net loss for the three months ended June 30, 2003 and a $6.4 million decrease in our net loss for the three months ended September 30, 2003.

        On October 12, 2004, we announced that we had determined to reclassify certain amounts in our consolidated statements of cash flows caused by errors in the automated process by which we determined the effect and classification of foreign exchange rates, and the classification of repayment of debt by a subsidiary on our statements of cash flows. These errors led to a restatement of our financial statements for the six months ended June 30, 2004 and the year ended December 31, 2003. These reclassifications had no impact on our consolidated statements of operations or balance sheets.

        In connection with the audit of the Group's financial statements for the nine months ended September 30, 2004, the auditors advised us of various matters involving internal controls, relating to the closing of books and records, that they considered to be a "reportable condition." The auditors advised our parent that they believed this condition contributed to a number of misstatements in the Group's' financial statements that individually and in the aggregate were not material. Although the auditors advised our parent of this reportable condition, they did not judge it to be a material weakness in connection with the audit of the Group's financial statements for the nine months ended September 30, 2004. In conducting such audit the auditors did not undertake to audit the Group's internal controls, and thus we cannot give any assurance that they would not note additional material weaknesses or reiterate the material weaknesses described above had they done so.

        The Huntsman Companies entered into a number of significant transactions in 2003 which significantly increased their financial reporting obligations. To improve the Group's financial accounting organization and processes, our parent appointed a new independent director as the chairman of the audit committee in December 2003. In addition, since the beginning of 2004, the Huntsman Companies have replaced their Controller and have added 15 new positions in the areas of finance, treasury, internal controls and internal audit, including a Director of Financial Reporting and a Director of Internal Controls. The Group has also adopted and implemented additional policies and procedures to strengthen its financial reporting system. However, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. At the present time, we have had only limited operating experience with the improvements we have made to date. The effectiveness of the measures we have taken to address the material weaknesses described above have not been independently audited or evaluated. The measures we have taken to date or any measures we take in the future may not be sufficient to remediate the material weaknesses reported by our independent auditors. We may not be able to implement and maintain adequate controls over our financial processes and reporting in the future, which may require us to restate our financial statements in the future. In addition, we may discover additional past, ongoing or future weaknesses or significant deficiencies in our financial reporting system in the future.

        Any failure to remediate the material weaknesses or reportable conditions noted by our independent auditors in connection with our audits or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our "internal control over financial reporting" that will be required when the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our Annual Report on Form 10-K for the year ending December 31, 2006 to be filed in the first quarter of 2007. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our securities.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be impaired.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could result in significantly lower revenues, reduced profit margins and/or loss of market share.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could result in significantly lower revenues, reduced profit margins and/or loss of market share.

Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key man" life insurance for, any of our executive officers. See "Management."

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member nations, the threat of other attacks or acts of war in the U.S. and abroad and increased security regulations related to our industry could adversely affect our business.

        The attacks of September 11, 2001, and subsequent events, including the continuing military action in Iraq, have caused instability in the U.S. and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the U.S. or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the continuing military action in Iraq, have caused, and may cause further, increases in raw material costs, particularly natural gas and crude oil based feedstocks, which are used in our operations. The uncertainty surrounding the continuing military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our customers. Furthermore, terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. In addition, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could result in significant unanticipated costs, lower revenues and/or reduced profit margins.

The business of our subsidiaries with international operations may be adversely affected by international business risks and fluctuations in currency exchange rates which could adversely affect our results of operations or the flow of distributions to us from these subsidiaries.

        Some of our subsidiaries, including HIH, conduct a significant portion of their business outside the U.S. These operations outside the U.S. are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies in which our subsidiaries purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located in the United Kingdom and continental Europe, we are primarily exposed to fluctuations in the pound sterling, the euro and the Swiss franc. Furthermore, we anticipate increased exposure to the Chinese renminbi following completion of the construction of our MDI production facilities in China through our Chinese joint ventures, currently expected in 2006.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of foreign laws, including tax laws. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

Risks Related to the Notes

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our HLLC Senior Secured Notes and the HLLC Credit Facilities contain and the indenture governing the notes contains restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2004, we had approximately $208.8 million available for additional revolving borrowings, or, within limits, issuances of letters of credit. In addition to amounts that may be borrowed under the HLLC Credit Facilities, the indenture governing the notes also will allow us and our restricted subsidiaries to borrow significant amounts of money from other sources and will place no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute "indebtedness" as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

We may incur substantial amounts of additional senior secured and unsecured indebtedness as a result of guarantees of such indebtedness of our direct or indirect parent following an initial public offering of common stock of such parent; our guarantee of such indebtedness which is secured will be effectively senior to the notes to the extent of the value of the property or assets securing such indebtedness; our guarantee of unsecured indebtedness will rank pari passu with the notes; the indenture will not contain restrictions on our direct or indirect parent; we may also incur substantial amounts of senior secured indebtedness in connection with a merger or consolidation or similar transaction with one or more of our affiliates.

        The indenture provides that we may incur substantial amounts of senior secured and unsecured indebtedness as a result of guarantees of indebtedness of our direct or indirect parent following an initial public offering of common stock of such parent. See "Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness, —Limitation on Restricted Payments, —Limitation on Liens and —Limitations on Transactions with Affiliates." The entities incurring such indebtedness will not be governed by the covenants in the indenture relating to, among other things, restricted payments, incurrence of indebtedness and incurrence of liens. As a result, such indebtedness may not be supported by the same assets, or such assets may be subjected to significant additional liabilities, as compared to those in place at the time of the incurrence of such Indebtedness and our guarantee of such indebtedness. Accordingly, there is a significant risk that such indebtedness, including our guarantee, may be satisfied from the assets of our restricted group. In the event of an insolvency of our direct or indirect parent, our secured guarantee would rank ahead of any claim for payment under the notes. See "The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency." As of December 31, 2004, our affiliate, HI, had $1.4 billion of secured debt outstanding; our affiliate, AdMat, had $350.4 million of secured debt outstanding; and HI sponsors a receivables securitization program that, as of December 31, 2004, had associated debt of $208.4 million. At the time that we may issue any such guarantee, there can be no assurance that the amount of debt to be guaranteed would not exceed such amounts significantly.

        We may also incur substantial amounts of senior secured indebtedness in connection with a merger or consolidation or similar transaction with one or more of our affiliates. See "Description of Notes—Certain Covenants—Limitation on Liens."

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing the HLLC Senior Secured Notes and the notes contain numerous covenants, and the agreements governing the HLLC Credit Facilities contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing the HLLC Senior Secured Notes and the notes, the HLLC Credit Facilities or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

To service our indebtedness, including the notes, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our ability to make scheduled payments of principal or interest with respect to our indebtedness, including the notes, will depend on our ability to generate cash and on our future financial results. Our ability to generate cash depends on the demand for our services and products, which is subject to levels of activity in differentiated and commodity chemical products, general economic conditions and financial, competitive, regulatory and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our operations will generate sufficient cash flow or that future borrowings will be available to us under the HLLC Credit Facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries, including HIH. While certain of our subsidiaries will guarantee the notes, HIH and other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against HIH or our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2004, HIH and our other non-guarantor subsidiaries had approximately $4.0 billion of total indebtedness.

The notes and the guarantees are unsecured and effectively subordinated to our and our subsidiary guarantors' secured indebtedness.

        The notes and the related subsidiary guarantees are not secured by any of our assets. As of December 31, 2004, we and our subsidiary guarantors had approximately $1.3 billion of secured debt outstanding. The lenders under the HLLC Credit Facilities and holders of our HLLC Senior Secured Notes have liens on substantially all of the assets of the restricted group. In addition, the indenture governing the notes permits the incurrence by us and our subsidiary guarantors of substantial additional secured debt. See "We may incur substantial amounts of additional senior secured and unsecured indebtedness as a result of guarantees of such indebtedness of our direct or indirect parent following an initial public offering of common stock of such parent; our guarantee of such indebtedness which is secured will be effectively senior to the notes to the extent of the value of the property or assets securing such indebtedness; our guarantee of unsecured indebtedness will rank pari passu with the notes; the indenture will not contain restrictions on our direct or indirect parent; we may also incur substantial amounts of senior secured indebtedness in connection with a merger or consolidation or similar transaction with one or more of our affiliates" and "Description of Notes—Certain Covenants—Limitation on Liens." Holders of our secured debt will have claims that are effectively senior to your claims as holders of the notes to the extent of the value of the assets securing the secured debt. The notes will be effectively subordinated to all secured debt.

        If we become insolvent or are liquidated, or if payment under any secured debt is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender. Accordingly, the lenders will have priority over any claim for payment under the notes or the guarantees to the extent of the assets that constitute their collateral. If this were to occur, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied. Further, if any assets did remain after payment of these lenders, the remaining assets might be insufficient to satisfy the claims of the holders of the notes and holders of other unsecured debt that is deemed to be the same class as the notes, and potentially all other general creditors who would participate ratably with holders of the notes.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is prohibited by the HLLC Credit Facilities. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under the HLLC Credit Facilities and the HLLC Senior Secured Notes.

The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including the HLLC Senior Secured Notes and the HLLC Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

          (1)   the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

          (2)   we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

        and that we or a guarantor

            (A)  was insolvent;

            (B)  was rendered insolvent by reason of the issuance of the notes or a guarantee;

            (C)  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

            (D)  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of our Company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in this exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes in this exchange offer will remain restricted securities and, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in this exchange offer, the trading market, if any, for the old notes that remain outstanding after this exchange offer would be adversely affected due to a reduction in market liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the old notes on September 30 and December 12, 2003, we entered into exchange and registration rights agreements with the initial purchasers of those notes. Under the exchange and registration rights agreements, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes that are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreements provide that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. Copies of the exchange and registration rights agreements are filed as exhibits to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on            , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the new notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  (1)
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to HSBC Bank USA, National Association (the "exchange agent") at the address set forth below under the heading "—The Exchange Agent"; or

  (2)
  if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The Exchange Agent."

        In addition:

  (1)
  the exchange agent must receive, on or before the expiration date, the certificates for the old notes and the letter of transmittal; or

  (2)
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at The Depository Trust Company, the book entry transfer facility, according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message; or

  (3)
  the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company is referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from September 30, 2003. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreements, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new notes in this exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer.

Book Entry Transfers

        The exchange agent will make a request to establish an account at DTC with respect to old notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old notes and the amount of old notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The Exchange Agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agent

        HSBC Bank USA, National Association has been appointed as our exchange agent for this exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered or certified mail, overnight courier or hand:

HSBC Bank USA, National Association
One Hanson Place, Lower Level
Brooklyn, New York 11243
Attention: Paulette Shaw

For information, call:
(718) 488-4475

By facsimile transmission:
(718) 488-4488
Attention: Paulette Shaw

Confirm by telephone:
(718) 488-4475

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers, or others soliciting acceptance of this exchange offer except for reimbursement of mailing expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated June 22, 2004, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreements, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is a broker-dealer or an "affiliate" of our company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreements that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer or an affiliate for a new note;

  (2)
  following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreements; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

        The aggregate net proceeds received by us from the sale of the old notes, after deducting the initial purchasers' discounts and commissions and offering expenses, were approximately $388.0 million in cash. We used $362.9 million of the net proceeds to prepay a portion of Term Loan B. We used $25.0 million to repay a portion of the bank facility of HCCA, which is a restricted subsidiary but not a guarantor. Term Loan B was refinanced in connection with the refinancing of the HLLC Credit Facilities on October 14, 2004. Immediately prior to the completion of the refinancing, Term Loan B bore interest at LIBOR plus 9.75% per annum.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Ratio of Earnings to Fixed Charges(a)	—	—	—	—	—

(a)
We have calculated the ratio of earnings to fixed charges according to a formula the SEC requires us to use. This formula defines earnings generally as our pre-tax earnings from operations, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals. Earnings for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 would have to be $300.4 million, $241.3 million, $130.7 million $974.6 million and $284.3 million higher, respectively, to achieve a one-to-one ratio. The calculation of these ratios is presented at Exhibit 12.1 to the registration statement of which this prospectus forms a part.

CAPITALIZATION

        The following table sets forth the cash and capitalization of the Huntsman LLC restricted group as of December 31, 2004 on an actual basis after giving effect to the issuance of the notes, and the use of proceeds from this offering as described under the heading "Use of Proceeds." The data presented below represents the data of Huntsman LLC and those subsidiaries of Huntsman LLC that are "restricted" subsidiaries under the indenture governing the notes and therefore excludes HIH and its subsidiaries. We have included this restricted group data because we believe it provides investors with helpful information with respect to the financial condition of the business and operations that will be subject to the restrictive covenants of the indenture governing the notes.

        The information set forth below should be read in conjunction with the consolidated financial statements of Huntsman LLC, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

As of December 31, 2004
Huntsman LLC Restricted Group
(Dollars in Millions)
Cash	$20.6

Total debt (including current portion):
HLLC revolving facility due 2009(a)	$125.0
HLLC Term Loan B due 2010	715.0
HLLC Senior Secured Notes due 2010	451.1
Australian credit facilities due 2003-2005(b)	43.2
Mortgage note payable to bank	9.0
Notes	400.0
Senior subordinated notes, due 2007	59.3
Subordinated note—affiliate	40.9
Huntsman Specialty subordinated note due 2008	101.2
Other	33.5

Total debt	1,978.2
Total member's deficit(c)	(177.2)

Total capitalization	$1,801.0

(a)
The HLLC Revolving Facility currently allows borrowings of up to $350 million. As of December 31, 2004, we had $125.0 million of outstanding borrowings under the HLLC Revolving Facility, approximately $16.2 million of outstanding letters of credit, and $208.8 million available for additional revolver borrowings or, within limits, issuance of letters of credit.

(b)
The Australian credit facilities are made available to certain of our Australian subsidiaries. These credit facilities are secured by the assets of certain of our Australian subsidiaries. The Australian subsidiaries are separately financed from Huntsman LLC, their debt is non-recourse to Huntsman LLC and Huntsman LLC is not obligated to make cash contributions to, or investments in, the Australian subsidiaries. This indebtedness is classified as current. See "Other Indebtedness and Certain Financing Arrangements—Huntsman LLC."

(c)
Includes Huntsman LLC's 60% equity ownership in HIH using the equity method of accounting.

CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The summary financial data set forth below should be read in conjunction with the consolidated financial statements of Huntsman LLC and subsidiaries, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supplemental Discussion of Financial Condition and Results of Operations of the Restricted Group for the Year Ended December 31, 2004," "Summary Historical Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

        Notwithstanding that HIH was our consolidated subsidiary for purposes of GAAP from May 1, 2003 to December 31, 2004, it is financed separately, its debt is non-recourse to our Company and it is not a guarantor of our debt. The indentures and other agreements governing our outstanding notes and the HLLC Credit Facilities contain financial covenants and other provisions that relate to our restricted group and exclude HIH. Accordingly, the following contains certain supplemental non-GAAP information with respect to Huntsman LLC and its subsidiaries, excluding HIH and its subsidiaries. Within this supplemental disclosure, the restricted group includes certain unrestricted subsidiaries, other than HIH. The results of operations and financial condition of these unrestricted subsidiaries do not materially impact the results of operations and financial condition of the restricted group. We believe this supplemental non-GAAP information provides investors with material and meaningful information with respect to the financial results of the business and operations which provide the primary source of cash flow to meet our debt obligations and which are subject to the restrictive covenants in the agreements governing our debt.

        The pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the above transactions been consummated on the dates indicated. The pro forma and other adjustments are based upon available information and certain assumptions that management believes are reasonable.

        The following condensed consolidating financial statements present, in separate columns, financial information of the following: Huntsman LLC restricted group (on a consolidated basis as if Huntsman LLC did not have operational control of HIH as of December 31, 2004); and HIH (on a consolidated basis). Additional columns present eliminating adjustments and consolidated totals as of December 31, 2004 and 2003.

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2004

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
ASSETS
Current Assets:
Cash and cash equivalents	$11.7	$138.0	$—	$149.7
Restricted cash	8.9	—	—	8.9
Accounts and notes receivables, net	618.4	806.0	(90.5)	1,333.9
Inventories	338.8	735.6	—	1,074.4
Prepaid expenses	21.9	30.8	(6.9)	45.8
Deferred income taxes	0.7	10.2	—	10.9
Other current assets	15.2	50.5	—	65.7

Total current Assets	1,015.6	1,771.1	(97.4)	2,689.3
Property, plant and equipment, net	1,232.1	3,183.7	19.8	4,435.6
Investment in unconsolidated affiliates	199.5	146.2	(174.8)	170.9
Intangible assets, net	32.4	220.0	—	252.4
Goodwill	3.3	—	—	3.3
Receivable from affiliates	12.8	10.8	—	23.6
Other noncurrent assets	187.4	483.6	(1.2)	669.8

Total Assets	$2,683.1	$5,815.4	$(253.6)	$8,244.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$340.0	$688.3	$(90.5)	$937.8
Accrued liabilities	261.0	421.5	(6.9)	675.6
Deferred income taxes	8.2	—	—	8.2
Current portion of long-term debt	25.3	10.5	—	35.8

Total current liabilities	634.5	1,120.3	(97.4)	1,657.4
Long-term debt	1,912.0	3,538.9	—	5,450.9
Long-term debt affiliate	40.9	413.7	—	454.6
Deferred income taxes	1.0	179.2	—	180.2
Other noncurrent liabilities	271.9	299.4	(1.2)	570.1

Total liabilities	2,860.3	5,551.5	(98.6)	8,313.2

Minority interests	—	8.8	103.6	112.4
Member's equity (deficit):
Member's equity	1,095.2	—	—	1,095.2
Subsidiary members' equity	—	565.5	(565.5)	—
Accumulated deficit	(1,355.8)	(476.9)	473.4	(1,359.3)
Accumulated other comprehensive loss	83.4	166.5	(166.5)	83.4

Total member's (deficit) equity	(177.2)	255.1	(258.6)	(180.7)

Total liabilities and member's equity (deficit)	$2,683.1	$5,815.4	$(253.6)	$8,244.9

CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2003

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
ASSETS
Current Assets:
Cash and cash equivalents	$19.5	$97.8	$—	$117.3
Restricted cash	10.5	—	—	10.5
Accounts and notes receivables, net	428.7	564.4	(68.0)	925.1
Inventories	296.0	596.9	—	892.9
Prepaid expenses	25.0	23.6	(8.3)	40.3
Deferred income taxes	—	3.0	—	3.0
Other current assets	3.4	83.6	—	87.0

Total current Assets	783.1	1,369.3	(76.3)	2,076.1
Property, plant and equipment, net	1,294.0	3,256.2	21.9	4,572.1
Investment in unconsolidated affiliates	235.0	138.7	(215.7)	158.0
Intangible assets, net	34.9	247.0	—	281.9
Goodwill	3.3	—	—	3.3
Receivable from affiliates	11.7	13.6		25.3
Deferred income tax	12.0	—	—	12.0
Other noncurrent assets	156.7	432.1	(2.6)	586.2

Total Assets	$2,530.7	$5,456.9	$(272.7)	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$258.8	$561.3	$(68.0)	$752.1
Accrued liabilities	204.6	389.5	(8.4)	585.7
Deferred income taxes	14.5	—	—	14.5
Current portion of long-term debt	132.2	1.8	—	134.0

Total current liabilities	610.1	952.6	(76.4)	1,486.3
Long-term debt	1,699.9	3,359.9	—	5,059.8
Long-term debt affiliate	35.5	358.3	—	393.8
Deferred income taxes	—	234.8	—	234.8
Other noncurrent liabilities	234.3	224.5	(2.6)	456.2

Total liabilities	2,579.8	5,130.1	(79.0)	7,630.9

Minority interests	—	3.6	130.9	134.5

Member's equity (deficit):
Member's equity	1,095.2	—	—	1,095.2
Subsidiary members' equity	—	565.5	(565.5)	—
Accumulated deficit	(1,181.1)	(314.3)	312.9	(1,182.5)
Accumulated other comprehensive loss	36.8	72.0	(72.0)	36.8

Total member's (deficit) equity	(49.1)	323.2	(324.6)	(50.5)

Total liabilities and member's (deficit) equity	$2,530.7	$5,456.9	$(272.7)	$7,714.9

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
Revenues:
Trade sales	$3,963.4	$6,312.1	$—	$10,275.5
Related party sales	228.2	191.3	(363.8)	55.7

Total revenues	4,191.6	6,503.4	(363.8)	10,331.2
Cost of goods sold	3,875.9	5,678.5	(349.8)	9,204.6

Gross profit	315.7	824.9	(14.0)	1,126.6
Expenses:
Selling, general and administrative	154.2	365.3	(12.0)	507.5
Research and development	20.6	40.9	—	61.5
Other operating income	(11.7)	(14.3)	—	(26.0)
Restructuring and plant closing costs	40.8	249.5	—	290.3

Total expenses	203.9	641.4	(12.0)	833.3

Operating income	111.8	183.5	(2.0)	293.3
Interest expense, net	(178.8)	(369.7)	—	(548.5)
Loss on sale of accounts receivable	—	(15.6)	—	(15.6)
Equity in (losses) earnings of unconsolidated affiliates	(93.7)	—	97.6	3.9
Other expense	(6.2)	(19.5)	—	(25.7)

Loss before income tax benefit, and minority interests	(166.9)	(221.3)	95.6	(292.6)
Income tax (expense) benefit	(7.8)	58.6	—	50.8
Minority interest in subsidiaries' loss	—	—	65.0	65.0

Net loss	(174.7)	(162.7)	160.6	(176.8)
Other comprehensive income	46.6	94.5	(94.5)	46.6

Comprehensive loss	$(128.1)	$(68.2)	$66.1	$(130.2)

PRO FORMA CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Huntsman LLC (Excluding HIH)	HIH(1)	Total(1)	HIH(2)	Eliminations	Huntsman LLC
Revenues:
Trade sales	$3,028.0	$5,041.7	$8,069.2	$(1,597.3)	$—	$6,472.4
Related party sales	205.6	203.8	409.4	(136.1)	(177.9)	95.4

Total revenues	3,233.6	5,245.5	8,479.1	(1,733.4)	(177.9)	6,567.8
Cost of goods sold	3,019.1	4,661.1	7,680.2	(1,551.9)	(168.5)	5,959.8

Gross profit (loss)	214.5	584.4	798.9	(181.5)	(9.4)	608.0
Expenses:
Selling, general and administrative	143.9	368.0	511.9	(116.9)	(8.0)	387.0
Research and development	22.0	49.4	71.4	(16.6)	—	54.8
Other operating income	(8.3)	(65.6)	(73.9)	28.9	—	(45.0)
Restructuring and plant closing costs	(1.7)	56.7	55.0	(17.1)	—	37.9

Total expenses (credits)	155.9	408.5	564.4	(121.7)	(8.0)	434.7

Operating income (loss)	58.6	175.9	234.5	(59.8)	(1.4)	173.3
Interest expense, net	(150.3)	(354.7)	(505.0)	113.2	—	(391.8)
(Loss) gain on accounts receivable securitization program	—	(32.4)	(32.4)	12.0	—	(20.4)
Equity in losses of unconsolidated affiliates	(138.1)	—	(138.1)	—	101.3	(36.8)
Other (expense) income	(0.9)	(1.3)	(2.2)	2.2	—	—

(Loss) income before income tax benefit, and minority interests	(230.7)	(212.5)	(443.2)	67.6	99.9	(275.7)
Income tax expense	(16.1)	(21.6)	(37.7)	(2.4)	—	(40.1)
Minority interest in subsidiaries' loss	—	—	—	—	67.6	67.6

Net (loss) income	(246.8)	(234.1)	(480.9)	65.2	167.5	(248.2)
Other comprehensive income (loss)	167.6	219.4	387.0	(24.2)	(195.2)	167.6

Comprehensive (loss) income	$(79.2)	$(14.7)	$(93.9)	$41.0	$(27.7)	$(80.6)

(1)
For the year ended December 31, 2003

(2)
For the four months ended April 30, 2003

SELECTED HISTORICAL FINANCIAL DATA

        The selected historical financial data set forth below presents the historical financial data of Huntsman LLC as of the dates and for the periods indicated. The selected financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003, and 2002 has been derived from the audited consolidated financial statements of Huntsman LLC included elsewhere in this offering circular. The selected financial data as of December 31, 2001 and 2000 and for the years ended December 31, 2000 and 1999 has been derived from the audited consolidated financial statements of Huntsman LLC. You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes of Huntsman LLC included elsewhere in this offering circular.

	Year Ended December 31,
	2004	2003(a)	2002	2001	2000
	(Dollars in Millions)
Statement of Operations Data:
Revenues	$10,331.2	$6,567.8	$2,661.0	$2,757.4	$3,325.7
Cost of goods sold	9,204.6	5,959.8	2,421.0	2,666.6	3,197.0

Gross profit	1,126.6	608.0	240.0	90.8	128.7
Operating expenses	543.0	396.8	174.7	211.7	207.4
Restructuring, impairment and plant closing costs (credit)	290.3	37.9	(1.0)	588.5	—

Operating income (loss)	293.3	173.3	66.3	(709.4)	(78.7)
Interest expense, net	(548.5)	(391.8)	(192.7)	(239.3)	(208.6)
Loss on sale of accounts receivable securitization program	(15.6)	(20.4)	—	(5.9)	(9.4)
Other (expense) income	(25.7)	—	(7.6)	0.6	25.7
Equity in income (losses) on investment in unconsolidated affiliates	3.9	(36.8)	(31.1)	(86.8)	50.1

Loss before income taxes, minority interests, and cumulative effect of accounting changes	(292.6)	(275.7)	(165.1)	(1,040.8)	(220.9)
Income tax benefit (expense)	50.8	(40.1)	(8.5)	184.9	81.2
Minority interest in subsidiaries loss (income)	65.0	67.6	(28.8)	13.1	1.1
Cumulative effect of accounting changes	—	—	169.7	0.1	—

Net loss	$(176.8)	$(248.2)	$(32.7)	$(842.7)	$(138.6)

Other Data:
Depreciation and amortization	$445.2	$318.8	$152.7	$197.5	$200.3
Capital expenditures	209.6	185.2	70.2	76.4	90.3
Balance Sheet Data (at period end):
Working capital	$1,031.9	$589.8	$261.9	$(1,943.4)	$247.5
Total assets	8,244.9	7,714.9	2,456.4	2,357.4	3,543.8
Long-term debt(b)	5,941.3	5,587.6	1,736.1	2,450.5	2,268.6

(a)
Effective May 1, 2003, as a result of the HIH Consolidation Transaction, we have consolidated the financial results of HIH. As a result, the financial information as of and for the year ended December 31, 2003 is not comparable to the other historical financial data presented herein.

(b)
Includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Historical Financial Data."

Explanatory Note

        In order to present data that is useful for comparative purposes, the information set forth below under the heading "Results of Operations (Pro Forma)" has been prepared as if HIH was a consolidated subsidiary as of January 1, 2003. HIH was our consolidated subsidiary as of May 1, 2003 to December 31, 2004. To complete the pro forma information, we have consolidated the operations and elimination entries of related parties for HIH for the year ended December 31, 2003. We believe the use of pro forma results for the periods covered in this prospectus provides a more meaningful comparison of our results between the applicable periods. These results do not necessarily reflect the results that would have been obtained if we had consolidated HIH on the date indicated or that may be expected in the future. In connection with Huntsman Corporation's initial public offering of common and preferred stock on February 16, 2005 and the related reorganization transactions among certain affiliates, our ownership of HIH was reduced to 42% effective February 16, 2005 from 60% as of December 31, 2004. Accordingly, we will no longer consolidate HIH with our results of operations beginning in 2005.

        This Management's Discussion and Analysis of Financial Condition and Results of Operations is followed by a supplemental discussion captioned "Supplemental Discussion of Results of Operations for the Restricted Group for the Year Ended December 31, 2004" that provides information with respect to our restricted group, excluding HIH. In the "Supplemental Discussion of Results of Operations for the Restricted Group for the Year Ended December 31, 2004" below and in certain other places in this prospectus that deal with our restricted group, the terms "we," "our," "us," "HLLC" and "Huntsman LLC" refer to Huntsman LLC and its restricted subsidiaries (and not its unrestricted subsidiaries).

Overview

        We are a global manufacturer and marketer of differentiated and commodity chemical products. Our products are used in a wide range of applications, including those in the adhesives, automotive, construction products, durable and non-durable consumer products, medical, packaging, paints and coatings, power generation, refining and synthetic fiber industries. We operate at facilities located in North America, Europe, Asia, Australia, South America and Africa. Our business is organized around our five segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals. The major products of each operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols
Pigments	Titanium dioxide ("TiO2")
Polymers	Ethylene (produced at our Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, paraxylene and cyclohexane

        Our products are divided into two broad categories—differentiated and commodity chemicals. These segments can be divided into two broad categories: differentiated and commodity. Our Polyurethanes and Performance Products segments produce differentiated products, and our Pigments, Polymers and Base Chemicals segments produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, is influenced largely by seasonal demand patterns in the coatings industry. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. Nevertheless, each of our five operating segments is impacted to some degree by economic conditions, prices of raw materials and global supply and demand pressures.

        Growth in our Polyurethanes segment has been driven by the continued substitution of our products for other materials across a broad range of applications as well as the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has recently resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI. In 2004, the profitability of our Polyurethanes segment improved due to increased demand in several of our key industrial end markets, including aerospace, automotive and construction products. This has allowed us to increase selling prices, which has more than offset increases in the cost of our primary raw materials, including benzene, propylene and chlorine.

        The global PO market is influenced by supply and demand imbalances. PO demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for PO have generally exceeded GDP growth rates. As a co-product of our PO manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "Business—Environmental, Health and Safety Matters—MTBE Developments" above for more information on the legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the U.S.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. In 2004, overall demand for most of our performance intermediates has generally been stable or improving, but excess surfactant manufacturing capacity in Europe and a decline in the use of LAB in new detergent formulations have limited our ability to increase prices in response to higher raw material costs. In EG, higher industry capacity utilization rates in 2004 due to stronger demand in the PET resin and Asian fiber markets have resulted in higher profitability.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in a down cycle that resulted from significant new capacity additions, weak demand reflecting soft global economic conditions and high crude oil and natural gas-based raw material costs. Despite continued high feedstock costs, the profitability of our Base Chemicals segment has improved in 2004 as demand has strengthened and average selling prices and profit margins have increased in most of our product lines.

        For a discussion of recent developments affecting our Company, see "Business—Recent Developments."

Results of Operations (Historical)

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003 and Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 (Dollars in Millions)

	Years ended December 31,			Percent Change
	2004	2003(2)(3)	2002	2004 vs. 2003	2003 vs. 2002
Revenues	$10,331.2	$6,567.8	$2,661.0	57%	147%
Cost of goods sold	9,204.6	5,959.8	2,421.0	54%	146%

Gross profit	1,126.6	608.0	240.0	85%	153%
Operating expenses	543.0	396.8	174.7	37%	127%
Restructuring and plant closing costs (credits)	290.3	37.9	(1.0)	NM	NM

Operating income	293.3	173.3	66.3	69%	161%
Interest expense, net	(548.5)	(391.8)	(192.7)	40%	103%
Loss on sale of accounts receivable	(15.6)	(20.4)	—	(24)%	NM
Equity in income (losses) of unconsolidated affiliates	3.9	(36.8)	(31.1)	NM	NM
Other expense	(25.7)	—	(7.6)	NM	NM

Loss before income taxes and minority interests	(292.6)	(275.7)	(165.1)	6%	67%
Income tax benefit (expense)	50.8	(40.1)	(8.5)	NM	NM
Minority interest in subsidiaries' loss (income)	65.0	67.6	(28.8)	4%	NM
Cumulative effect of accounting change	—	—	169.7	NM	NM

Net loss	(176.8)	(248.2)	(32.7)	(29)%	NM

Interest expense, net	548.5	391.8	192.7	40%	103%
Income tax (expense) benefit	(50.8)	40.1	8.5	NM	NM
Cumulative effect of accounting change	—	—	(169.7)	NM	NM
Depreciation and amortization	445.2	318.8	152.7	40%	109%

EBITDA(1)	$766.1	$502.5	$151.5	52%	NM

NM—Not meaningful.

        Included in EBITDA are the following unusual items of income (expense):

	Years ended December 31,
	2004	2003	2002
Early extinguishment of debt	$(25.6)	$—	$(6.7)
Legal and contract settlement expense, net	(15.1)	(2.0)	—
Loss on sale of accounts receivable	(15.6)	(20.4)	—
Asset writedowns	—	(3.0)	—
Reorganization costs	—	—	(18.6)
Cumulative effect of accounting change	—	—	169.7
Restructuring and plant closing (costs) credits:
Polyurethanes	$(36.9)	$(11.0)	$—
Performance Products	(97.5)	(22.1)	(4.3)
Pigments	(123.3)	(6.5)	—
Polymers	(13.6)	(0.8)	5.3
Base Chemicals	(16.7)	—	—
Corporate and other	(2.3)	2.5	—

Total restructuring and plant closing (costs) credits	(290.3)	(37.9)	1.0

Total unusual items of (expense) income included in EBITDA	$(346.6)	$(63.3)	$145.4

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

  We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by (used in) operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net loss and to our cash provided by (used in) operations:

	Years ended December 31,
	2004	2003	2002
EBITDA	$766.1	$502.5	$151.5
Depreciation and amortization expense	(445.2)	(318.8)	(152.7)
Interest expense, net	(548.5)	(391.8)	(192.7)
Income tax benefit (expense)	50.8	(40.1)	(8.5)
Cumulative effect of accounting changes	—	—	169.7

Net loss	(176.8)	(248.2)	(32.7)
Cumulative effect of accounting changes	—	—	(169.7)
Equity in income (losses) of investment in unconsolidated affiliates	(3.9)	36.8	31.1
Depreciation and amortization expense	445.2	318.8	152.7
Noncash restructuring, plant closing and asset impairment charges (credits)	138.0	9.7	(5.3)
Noncash interest expense	142.6	97.9	7.6
Deferred income taxes	(79.7)	8.1	—
Unrealized gains on foreign currency transactions	(66.8)	(46.7)	—
Other, net	(37.0)	(54.8)	34.2
Changes in operating assets and liabilities	(215.4)	94.0	70.8

Net cash provided by operating activities	$146.2	$215.6	$88.7

(2)
On May 9, 2003, HMP, our parent, completed the HIH Consolidation Transaction. Accordingly, effective May 1, 2003, HIH became a consolidated subsidiary of our Company. As of May 1, 2003, HIH's total assets of $5,187.1 million (including cash of $62.2 million), total liabilities of

  $4,889.2 million, and minority interest of $1.0 million were consolidated into our Company. In addition, we recorded a minority interest of $111.1 million to reflect HMP's 40% interest in HIH.

(3)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

Year ended December 31, 2004 (Historical) compared to year ended December 31, 2003 (Historical)

        For the year ended December 31, 2004, we had a net loss of $176.8 million on revenues of $10,331.2 million compared to a net loss of $248.2 million on revenues of $6,567.8 million for 2003. The decrease of $71.4 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2004 increased by $3,763.4 million, or 57%, to $10,331.2 million from $6,567.8 million during 2003. Approximately 44% of this increase was due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the entire period in 2004. The remaining approximately 56% of the increase was due to higher average selling prices in all our operating segments and higher sales volumes in our Polyurethanes, Advanced Materials, Pigments, Polymers and Base Chemicals segments. For details of the changes in selling prices and sales volumes from the prior year, please see our discussion by operating segment below.

  •
  Gross profit for the year ended December 31, 2004 increased by $518.6 million, or 85%, to $1,126.6 million from $608.0 million in 2003. Approximately 34% of this increase was due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the entire period in 2004. The remaining approximately 66% of the increase was due to higher contribution margins as average selling prices increased more than raw material and energy costs in 2004 as compared with 2003.

  •
  Operating expenses for the year ended December 31, 2004 increased by $146.2 million, or 37%, to $543.0 million from $396.8 million in 2003. This increase was due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the entire period in 2004. Excluding the effect of the HIH Consolidation Transaction, operating expenses are down approximately 5%.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2004 increased by $252.4 million to $290.3 million from $37.9 million in 2003. This increase was in part due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2004 increased by $156.7 million to $548.5 million from $398.1 million for 2003. This increase was due primarily to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the entire period in 2004.

  •
  Loss on HI's accounts receivable securitization program decreased $4.8 million, or 24%, to a loss of $15.6 million for the year ended December 31, 2004 as compared to a loss of $20.4 million for 2003. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued.

  •
  Income tax benefit increased by $90.9 million to a benefit of $50.8 million for the year ended December 31, 2004 as compared to income tax expense of $40.1 million for the year ended December 31, 2003. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Increased tax benefit was largely due to changes in pre-tax income in certain tax jurisdictions. During 2004, additional pre-tax losses were recorded in jurisdictions where tax benefits were provided and additional pre-tax income was recorded in jurisdictions where tax expense was not provided, net of valuation allowances. In addition, during the year ended December 31, 2004 we recognized non-recurring benefits in Spain, France and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances.

        The following table sets forth certain financial information for each of our operating segments:

	Year Ended December 31,
			Percentage Change
	2004	2003
	(in millions)
Revenues
Polyurethanes	$2,877.4	$1,562.4	84%
Performance Products	1,927.8	1,507.7	28%
Pigments	1,048.1	678.9	54%
Polymers	1,451.8	1,155.5	26%
Base Chemicals	3,859.0	2,152.7	79%
Eliminations	(832.9)	(489.4)	(70)%

Total	$10,331.2	$6,567.8	57%

Segment EBITDA
Polyurethanes	$364.0	$176.0	107%
Performance Products	91.0	125.6	(28)%
Pigments	(30.0)	64.7	NM
Polymers	77.6	80.8	(4)%
Base Chemicals	276.2	40.7	NM
Corporate and other	(12.7)	14.7	NM

Total	$766.1	$502.5	52%

NM—Not Meaningful

Polyurethanes

        For the year ended December 31, 2004, Polyurethanes revenues increased by $1,315.0 million, or 84%, from 2003. Approximately 56% of this increase was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. The remaining approximately 44% increase in Polyurethanes revenues was primarily due to higher average selling prices and higher sales volumes for MDI. MDI revenues increased by approximately 32%, resulting from approximately 10% higher sales volumes and approximately 22% higher average selling prices. The increase in MDI average selling prices resulted principally from improved market demand coupled with tighter supply, stronger major European currencies versus the U.S. dollar and in response to higher raw material and energy costs. Higher MDI volumes reflect further extensions of markets for MDI and recent improvements in global economic conditions.

        For the year ended December 31, 2004, Polyurethanes segment EBITDA increased by $188.0 million, or 107%, to $364.0 million from $176.0 million for 2003, approximately 31% of which was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. The remaining approximately 69% of the increase, exclusive of restructuring costs resulted mainly from higher contribution margins as average selling prices increased more than raw materials and energy costs. For the year ended December 31, 2004 and 2003, restructuring charges of $36.9 million and $11.0 million, respectively, were included in segment EBITDA.

Performance Products

        For the year ended December 31, 2004, Performance Products revenues increased by $420.1 million, or 28%, from 2003. Approximately 43% of this increase was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. The remaining increase in revenues resulted primarily from higher average selling prices for all products, offset somewhat by lower sales volumes in certain product lines. Overall, average selling prices increased by approximately 15% in response to higher raw material and energy costs, improved market conditions and the strength of the Australian dollar versus the U.S. dollar. Sales volumes declined by 2% as higher volumes of amines and maleic anhydride were more than offset by lower sales of surfactants and LAB. The reduction in surfactants sales volumes was due principally to increased competition in the marketplace.

        For the year ended December 31, 2004, Performance Products segment EBITDA decreased by $34.6 million, or 28%, to $91.0 million from $125.6 million for 2003. The decrease in EBITDA resulted primarily from restructuring charges. During the years ended December 31, 2004 and 2003, the Performance Products segment recorded restructuring charges of $97.5 million and $22.1 million, respectively. For a further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding these restructuring charges, segment EBITDA increased by $40.8 million resulting primarily from higher contribution margins as average selling prices increased more than raw material and energy costs.

Pigments

        For the year ended December 31, 2004, Pigments revenues increased by $369.2 million, or 54%, from 2003. Approximately 90% of this increase was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. The remaining approximately 10% of the increase in revenues was due to higher average sales prices. The growth in sales volumes was primarily due to increased demand in Asia. Average selling prices benefited from the strength of major European currencies versus the U.S. dollar.

        Pigments segment EBITDA for the year ended December 31, 2004 decreased by $94.7 million to a loss of $30.0 million from income of $64.7 million for 2003, due primarily to increased restructuring expenses. During the year ended December 31, 2004 and 2003, our Pigments segment recorded restructuring and asset impairment charges of $123.3 million and $6.5 million, respectively.

Polymers

        For the year ended December 31, 2004, Polymers revenues increased by $296.3 million, or 26%, to $1,451.8 million from $1,155.5 million 2003 due mainly to approximately 22% higher average selling prices and approximately 3% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs while sales volumes increased principally as a result of stronger customer demand.

        For the year ended December 31, 2004, Polymers segment EBITDA decreased by $3.2 million to $77.6 million from $80.8 million for 2003. The decrease in segment EBITDA was primarily due to a $13.6 million restructuring charge related to the closure of an Australian manufacturing unit. Higher contribution margins resulted as average selling prices increased more than raw material costs and the strengthening of the Australian dollar versus the U.S. dollar.

Base Chemicals

        For the year ended December 31, 2004, Base Chemicals revenues increased $1,706.3 million, or 79%, from 2003. Approximately 29% of this increase was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. The remaining increase in revenue is due to approximately 60% higher average selling prices and approximately 1% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs. Sales volumes increases were principally the result of increased demand.

        For the year ended December 31, 2004, Base Chemicals segment EBITDA increased by $235.5 million to $276.2 million from $40.7 million for 2003. Only 13% of this increase was due to our consolidation of HIH for the entire period in 2004 following the HIH Consolidation Transaction effective May 1, 2003. Excluding the impact of the HIH Consolidation Transaction, segment EBITDA increased primarily as a result of higher contribution margins as average selling prices increased more than raw material and energy costs.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, other non-operating income and expense and minority interest in subsidiaries' loss. For the year ended December 31, 2004, EBITDA from corporate and other items decreased by $27.4 million to a loss of $12.7 million from income of $14.7 million for 2003, primarily due to higher expenses associated with the early extinguishment of debt.

Year Ended December 31, 2003 (Historical) Compared to Year Ended December 31, 2002 (Historical)

        For the year ended December 31, 2003, we had a net loss of $248.2 million on revenues of $6,567.8 million, compared to net loss of $32.7 million on revenues of $2,661.0 million for 2002. The decrease of $215.5 million in net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2003 increased by $3,906.8 million to $6,567.8 million from $2,661.0 million during 2002 primarily due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the remainder of 2003. Excluding the impact of the HIH Consolidation Transaction, we experienced higher average selling prices in all of our segments and higher sales volumes in our Performance Products and Polymers segments. For details of our changes in selling prices and sales volumes from the prior year, please see our discussion by operating segment below.

  •
  Gross profit for the year ended December 31, 2003 increased by $368.0 million to $608.8 million from $240.0 million in 2002. This increase was due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the remainder of 2003. Excluding the impact of the HIH Consolidation Transaction, gross profit declined by approximately 11%. This decrease was primarily attributable to lower contribution margins as average selling prices decreased more than raw material and energy costs.

  •
  Operating expenses for the year ended December 31, 2003 increased by $222.1 million to $396.8 million from $174.7 million in 2002. This increase was due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the remainder of 2003. Excluding the impact of the HIH Consolidation Transaction, operating expenses declined by approximately 10%. This decline was primarily due to reorganization costs of $18.6 million incurred in 2002.

  •
  During the year ended December 31, 2003, we recorded restructuring, plant closing and asset impairment charges of $37.9 million compared to a $1.0 million credit for the year ended

    December 31, 2002. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2003 increased by $199.1 million to $391.8 million from $192.7 million for 2002. This increase was entirely due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the remainder of 2003. Excluding the impact of the HIH Consolidation Transaction, net interest expense decreased to $150.3 million. The decrease was primarily due to a net reduction of debt as a consequence of our restructuring, which was completed on September 30, 2002.

  •
  Loss on HI's accounts receivable securitization program increased to a loss of $20.4 million for the year ended December 31, 2003 as compared to a loss of $0.0 million for 2002. This increase was entirely due to our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued.

  •
  Income tax expense increased $31.6 million to an expense of $40.1 million for the year ended December 31, 2003 as compared to an expense of $8.5 million for 2002. This increase was primarily due to our consolidation of HIH following the HIH Consolidation Transaction effective May 1, 2003 for the remainder of 2003. Excluding the impact of the HIH Consolidation Transaction, income tax expense increased by 88%. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate.

  •
  Minority interest in subsidiary losses increased by $96.4 million to income of $67.6 million for the year ended December 31, 2003 as compared to a loss of $28.8 million for 2002. This increase was due to our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003.

  •
  Cumulative effect of accounting changes resulted in an increase to net income of $169.7 million for the year ended December 31, 2002. This increase was due to the effects of the initial adoption of SFAS No. 141 "Business Combinations." The adoption of SFAS No. 141 resulted in the increase in the carrying value of our investment in HIH to reflect our proportionate share of the underlying assets. Effective June 30, 1999, Huntsman Specialty, our consolidated subsidiary, transferred its PO business to HIH. The transfer of our PO business was recorded at the net book value of the assets and liabilities transferred. The carrying value of our investment in HIH was less than our proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Prior to the adoption of SFAS No. 141, this difference was being accreted to income over a 20-year period.

        The following table sets forth certain financial information for each of our operating segments:

	Historical Year Ended December 31,
	2003	2002	% Change
	(in millions)
Revenues
Polyurethanes	$1,562.4	$—	NM
Performance Products	1,507.7	1,028.2	47%
Pigments	678.9	—	NM
Polymers	1,155.5	840.2	38%
Base Chemicals	2,152.7	996.2	116%
Eliminations	(489.4)	(203.6)	140%

Total	$6,567.8	$2,661.0	147%

Segment EBITDA(1)
Polyurethanes	$176.0	$—	NM
Performance Products	125.6	164.4	(24)%
Pigments	64.7	—	NM
Polymers	80.8	74.7	8%
Base Chemicals	40.7	44.7	(9)%
Corporate and other	14.7	(132.6)	NM

Total	$502.5	$151.2	232%

(1)
Segment EBITDA is defined as net income (loss) from continuing operations before interest, income taxes and depreciation and amortization. Segment EBITDA for the year ended December 31, 2002 excludes the impacts of a cumulative effect of accounting change credit of $169.7 million.

Polyurethanes

        For the year ended December 31, 2003, Polyurethanes revenues increased by $1,562.4 million to $1,562.4 million from $0.0 million for 2002. The increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003.

        For the year ended December 31, 2003, Polyurethanes segment EBITDA increased by $176.0 million to $176.0 million from $0.0 million for 2002. The increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003.

Performance Products

        For the year ended December 31, 2003, Performance Products revenues increased by $479.5 million, or 47%, to $1,507.7 million from $1,028.2 million in 2002. Approximately 82% of the increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003. Excluding the impact of the HIH Consolidation Transaction, higher revenues resulted mainly from increases in average selling prices of 1% and sales volumes of 5%.

        For the year ended December 31, 2003, Performance Products segment EBITDA fell by $38.8 million to $125.6 million from $164.4 million in 2002, approximately 47% of which was due to our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003. Excluding the impact of the HIH Consolidation Transaction, lower EBITDA resulted mainly from lower contribution margins as average selling prices increased more slowly than raw material costs.

Pigments

        For the year ended December 31, 2003, Pigments revenues increased by $678.9 million to $678.9 million from $0.0 million for 2002. The increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003.

        For the year ended December 31, 2003, Pigments segment EBITDA increased by $64.7 million to $64.7 million from $0.0 million in 2002. The increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003.

Polymers

        For the year ended December 31, 2003, Polymers revenues increased by $315.3 million, or 38%, to $1,155.5 million from $840.2 million in 2002. Overall sales volumes increased by 9% and average selling prices increased by 13%. Polyethylene revenues increased by 22%, as average selling prices increased 19% primarily in response to higher underlying raw material and energy costs, and sales volumes increased 2%. After giving effect to the shutdown of a manufacturing line in Odessa, Texas, polypropylene revenues increased by 11%, as average selling prices increased by 11% primarily in response to higher raw material and energy costs and increased industry operating rates. APAO revenues increased by 29%, as average selling prices increased 5% due to changes in product mix, and sales volumes increased 24% as the result of increased export sales and increased sales into the roofing market. EPS revenues increased by 10%, as average selling prices increased 16% primarily in response to higher underlying raw material and energy costs, while sales volumes decreased 5% due to import competition. Australian styrenics revenues increased by 25%, resulting from an increase in average selling prices of 18%, 17% of which was attributable to the strength of the Australian dollar versus the U.S. dollar, and an increase in sales volumes of 6%.

        For the year ended December 31, 2003, Polymers segment EBITDA increased by $6.1 million to $80.8 million from $74.7 million in 2002. The increase in EBITDA is due to higher contribution margins as average selling prices increased more than raw material costs.

Base Chemicals

        For the year ended December 31, 2003, Base Chemicals revenues increased by $1,156.5 million, or 116%, to $2,152.7 million from $996.2 million in 2002. Approximately 79% of the increase was the result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003. Excluding the impact of the HIH Consolidation Transaction, higher revenues resulted mainly from increases in average selling prices of 28%, partially offset by a decrease in overall sales volumes of 3%. Average selling prices increased in response to higher raw material and energy costs.

        For the year ended December 31, 2003, Base Chemicals segment EBITDA decreased by $4.0 million to $40.7 million from $44.7 million in 2002. Segment EBITDA increased as a result of our consolidation of HIH for the remainder of 2003 following the HIH Consolidation Transaction effective May 1, 2003. Excluding the impact of the HIH Consolidation Transaction, EBITDA decreased by $50.7 million, primarily due to lower contribution margins as average selling prices decreased more than raw material and energy costs, and $19.9 million in costs related to a planned maintenance shutdown.

Corporate and Other

        Corporate and other includes corporate overhead, loss on the accounts receivable securitization program, minority interest in earnings of consolidated subsidiaries and unallocated foreign exchange gains and losses. For the year ended December 31, 2003, EBITDA from corporate and other items increased by $147.3 million to a loss of $132.6 million from a gain of $14.7 million in 2002. This increase was primarily due to increased unallocated foreign exchange gains resulting from the HIH Consolidation Transaction on May 1, 2003 and reduced restructuring costs of $25.7 million and a change in the minority interest in the income or losses of subsidiaries of $96.4 million.

Pro Forma Financial Information

        In order to present data that is useful for comparative purposes, the following has been prepared as if HIH was a consolidated subsidiary as of January 1, 2003. HIH became a consolidated subsidiary as of May 1, 2003. To complete the pro forma information we have consolidated the additional operations and elimination entries of related parties for HIH for the year ended December 31, 2003. We believe the use of pro forma results for the periods covered in this prospectus provides a more meaningful comparison of our results between the applicable periods. These results do not necessarily reflect the results that would have been obtained if we had consolidated HIH on the date indicated or that may be expected in the future.

Results of Operations (Pro Forma)

Year Ended December 31, 2004 (Historical) Compared to Year Ended December 31, 2003 (Pro Forma) (Dollars in Millions)

	Years ended December 31,
	2004	2003	Percent Change
	(Historical)	(Pro Forma)
Revenues	$10,331.2	$8,207.7	26%
Cost of goods sold	9,204.6	7,422.8	24%

Gross profit	1,126.6	784.9	44%
Operating expenses	543.0	497.5	9%
Restructuring and plant closing costs	290.3	55.0	NM

Operating income	293.3	232.4	26%
Interest expense, net	(548.5)	(505.0)	9%
Loss on sale of accounts receivable	(15.6)	(32.4)	(52)%
Equity in income of unconsolidated affiliates	3.9	2.2	77%
Other expense	(25.7)	(2.2)	NM

Loss before income taxes and minority interests	(292.6)	(305.0)	(4)%
Income tax benefit (expense)	50.8	(37.7)	NM
Minority interest in subsidiaries' loss	65.0	93.6	(31)%

Net loss	(176.8)	(249.1)	(29)%

Interest expense, net	548.5	505.0	9%
Income tax (benefit) expense	(50.8)	37.7	NM
Depreciation and amortization	445.2	410.0	9%

EBITDA(1)(2)	$766.1	$703.6	9%

NM—Not meaningful.

        Included in EBITDA are the following unusual items of income (expense):

	Years ended December 31,
	2004	2003
Early extinguishment of debt	$(25.6)	$—
Legal and contract settlement expense, net	(15.1)	(2.0)
Loss on sale of accounts receivable	(15.6)	(32.4)
Asset write down	—	(5.8)
Restructuring and plant closing costs:
Polyurethanes	$(36.9)	$(28.1)
Performance Products	(97.5)	(22.1)
Pigments	(123.3)	(6.5)
Polymers	(13.6)	(0.8)
Base Chemicals	(16.7)	—
Corporate and other	(2.3)	2.5

Total restructuring and plant closing costs	(290.3)	(55.0)

Total unusual items of (expense) income included in EBITDA	$(346.6)	$(95.2)

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

(2)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

Year Ended December 31, 2004 (Historical) Compared to Year Ended December 31, 2003 (Pro Forma)

        For the year ended December 31, 2004, we had a net loss of $176.8 million on revenues of $10,331.2 million compared to a net loss of $249.1 million on revenues of $8,207.7 million for the same period in 2003. The decrease of $72.3 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2004 increased by $2,123.5 million, or 26%, as compared to 2003 due to higher average selling prices in all of our operating segments and higher sales volumes in our Polyurethanes, Pigments, Polymers and Base Chemicals segments. For details of changes in our selling prices and sales volumes, see the discussion by operating segment below.

  •
  Gross profit for the year ended December 31, 2004 increased by $341.7 million, or 44%, as compared to 2003. This increase, which occurred in all our segments, was mainly the result of higher contribution margins in 2004 as average selling prices increased more than raw material and energy costs.

  •
  Operating expenses for the year ended December 31, 2004 increased by $45.5 million, or 9%, as compared to 2003 primarily resulting from a $29.6 million reduction in foreign exchange gains and a $15.1 million expense associated with the settlement of Discoloration Claims. Except for these items, operating expenses were relatively stable in U.S. dollar terms.

  •
  Restructuring and plant closing costs for the year ended December 31, 2004 increased by $235.3 million to $290.3 million from $55.0 million in the same period in 2003. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2004 increased by $43.5 million, or 9%, as compared to 2003 primarily due to additional debt and higher interest rates on our borrowings in 2004 as compared to 2003. In addition, interest expense increased as a result of the compounding of interest on the HIH Discount Notes (as defined below). Until maturity, accrued interest on the HIH Discount Notes is added to the principal balance, and not paid in cash.

  •
  In the year ended December 31, 2004, losses on the sale of our accounts receivable decreased by $16.8 million, or 52%, when compared with 2003. This decrease is mainly attributable to reduced losses on foreign currency hedge contracts in 2004 as compared to 2003, primarily in response to an amendment to our accounts receivable securitization program that permits euro-denominated debt, thereby reducing the need for foreign currency hedge contracts.

  •
  Other expense for the year ended December 31, 2004 increased by $23.5 million to $25.7 million from $2.2 million in the same period of 2003, primarily due to losses on early extinguishment of debt.

  •
  Income tax benefit increased by $88.5 million to a benefit of $50.8 million for the year ended December 31, 2004 as compared to an expense of $37.7 for 2003. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Increased tax benefit was largely due to changes in pre-tax income and the tax jurisdictions in which the changes to pre-tax income occurred. During the current period, additional pre-tax losses were recorded in jurisdictions where a tax benefit is provided and additional pre-tax income was recorded in jurisdictions where tax expense is not provided, net of valuation allowances. We have established valuation allowances against our U.S. operations. Accordingly, substantially all of the $50.8 million of benefit at December 31, 2004 is attributable to non-U.S. operations. In particular, during the year ended December 31, 2004, we recognized non-recurring benefits in Spain, France and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances.

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year ended December 31,
			Percentage Change
	2004	2003
		(Pro Forma)
	(in millions)
Revenues
Polyurethanes	$2,877.4	$2,297.5	25%
Performance Products	1,927.8	1,689.6	14%
Pigments	1,048.1	1,010.0	4%
Polymers	1,451.8	1,155.5	26%
Base Chemicals	3,859.0	2,639.9	46%
Eliminations	(832.9)	(584.8)	(42)%

Total	$10,331.2	$8,207.7	26%

Segment EBITDA
Polyurethanes	$364.0	$233.4	56%
Performance Products	91.0	128.3	(29)%
Pigments	(30.0)	105.4	NM
Polymers	77.6	80.8	(4)%
Base Chemicals	276.2	71.7	285%
Corporate and other	(12.7)	84.0	NM

Total	$766.1	$703.6	9%

NM—Not meaningful.

Polyurethanes

        For the year ended December 31, 2004, Polyurethanes revenues increased by $579.9 million, or 25%, as compared to 2003, primarily from higher average selling prices and higher sales volumes for

MDI. MDI revenues increased by 31%, resulting from 17% higher average selling prices and 12% higher sales volumes. The increase in MDI average selling prices resulted principally from improved market demand coupled with tighter supply, stronger major European currencies versus the U.S. dollar and in response to higher raw material and energy costs. Higher MDI volumes reflect further extension of markets for MDI and recent improvements in global economic conditions.

        For the year ended December 31, 2004, Polyurethanes segment EBITDA increased by $130.6 million, or 56%, as compared to 2003. Restructuring and plant closing costs of $36.9 million and $28.1 million for the years ended December 31, 2004 and 2003, respectively, were included in segment EBITDA. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding restructuring charges, segment EBITDA increased by $139.4 million in 2004, resulting mainly from higher contribution margins as average selling prices increased more than raw material and energy costs.

Performance Products

        For the year ended December 31, 2004, Performance Products revenues increased by $238.2 million, or 14%, as compared to 2003 primarily as a result of higher average selling prices for all products, offset somewhat by lower sales volumes in certain product lines. Overall, average selling prices increased by 16% in response to higher raw material and energy costs, improved market conditions and the strength of the European and Australian currencies versus the U.S. dollar. Sales volumes declined by 1% as higher sales volumes of amines and maleic anhydride were more than offset by lower sales volumes of surfactants and LAB. The reduction in surfactants sales volumes was due to reduced customer demand in certain product lines and increased competition in the marketplace.

        For the year ended December 31, 2004, Performance Products segment EBITDA decreased by $37.3 million, or 29%, as compared to 2003. During the years ended December 31, 2004 and 2003, the Performance Products segment recorded restructuring and plant closing charges of $97.5 million and $22.1 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding these restructuring charges, Performance Products segment EBITDA increased by $38.1 million resulting primarily from higher contribution margins as average selling prices increased more than raw material and energy costs.

Pigments

        For the year ended December 31, 2004, Pigments revenues increased by $38.1 million, or 4%, as compared to 2003, resulting principally from 4% higher average selling prices. Average selling prices benefited from the strengthening of the major European currencies versus the U.S. dollar.

        Pigments segment EBITDA for the year ended December 31, 2004 decreased by $135.4 million to a loss of $30.0 million from income of $105.4 million in 2003. The decrease is mainly the result of an increase in restructuring and plant closing costs of $116.8 million and charges of $15.1 million relating to the payment of costs and settlement amounts relating to Discoloration Claims recorded in 2004. The remaining decrease in segment EBITDA of $3.5 million resulted principally from a $14.5 million reduction in EBITDA primarily in response to the strengthening of the major European currencies versus the U.S. dollar, offset somewhat by lower fixed costs resulting from cost reduction initiatives. During 2004 and 2003, our Pigments segment recorded restructuring and plant closing charges of $123.3 million and $6.5 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

Polymers

        For the year ended December 31, 2004, Polymers revenues increased by $296.3 million, or 26%, as compared to 2003 due mainly to 22% higher average selling prices and 3% higher sales volumes.

Higher average selling prices were primarily in response to higher raw material and energy costs while sales volumes increased principally as a result of stronger customer demand.

        For the year ended December 31, 2004, Polymers segment EBITDA decreased by $3.2 million, or 4%, as compared to 2003. During the years ended December 31, 2004 and 2003, the Polymers segment recorded restructuring and plant closing charges of $13.6 million and $0.7 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below. Excluding these restructuring charges, Polymers segment EBITDA increased by $9.7 million resulting primarily from higher contribution margins as average selling prices increased more than raw material and energy costs.

Base Chemicals

        For the year ended December 31, 2004, Base Chemicals revenues increased $1,219.1 million, or 46%, as compared to 2003 due mainly to a 38% increase in average selling prices and a 6% increase in sales volumes. Higher average selling prices were primarily due to tighter supply conditions in the marketplace and in response to higher raw material and energy costs and the strengthening of major European currencies versus the U.S. dollar. Sales volumes increased for all key products driven by increased sales volumes of ethylene, propylene and cyclohexane of 9%, 13% and 14%, respectively, principally as a result of increased demand.

        For the year ended December 31, 2004, Base Chemicals segment EBITDA increased by $204.5 million, or 285%, as compared to 2003 primarily as a result of higher contribution margins, as average selling prices increased more than raw material and energy costs. During the year ended December 31, 2004, our Base Chemicals segment recorded restructuring charges of $16.7 million related to workforce reductions primarily at our Wilton and North Tees, U.K. facilities. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" below.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, other non-operating income and expense and minority interest in subsidiaries' loss. For the year ended December 31, 2004, EBITDA from corporate and other items decreased by $96.7 million to a loss of $12.7 million from earnings of $84.0 million in 2003. Lower EBITDA resulted primarily from a negative impact of $32.6 million from unallocated foreign currency losses which were $69.6 million in 2004 as compared to $102.2 million in 2003, a $28.6 million decrease in minority interest in subsidiaries' loss, and $25.6 million higher losses on early extinguishment of debt in the year ended December 31, 2004 as compared to 2003.

Liquidity and Capital Resources

        Historical financial information presented herein, unless otherwise designated, may not be comparative with prior periods. As discussed in "—Explanatory Note" and "Pro Forma Financial Information" above, effective May 2003, HIH's operations became consolidated in our financial statements.

Cash

        Net cash provided by operating activities for the year ended December 31, 2004 decreased by $69.4 million to $146.2 million from $215.6 million provided by operating activities in 2003. The variance is primarily attributable to the non-comparative nature of historical results as discussed above. Net loss decreased by $71.4 million to $176.8 million for the year ended December 31, 2004 as compared to $248.2 million for 2003. In addition, there were favorable variances in adjustments to reconcile net income (loss) to net cash provided by operating activities, including depreciation and amortization expense and non-cash interest expense increased by $126.4 million and $44.7 million, respectively, in the year ended December 31, 2004 as compared with 2003. In addition, in 2004, non-cash restructuring and plant closing costs increased $128.3 million. Offsetting these favorable variances, adjustments for deferred income taxes and equity in losses of investments in unconsolidated affiliates decreased by $87.8 million and $40.7 million, respectively. In addition, we had an unfavorable variance of $309.4 million in changes in net operating assets and liabilities for 2004 as compared to 2003.

        Net cash used in investing activities for the year ended December 31, 2004 increased to $211.4 million from $196.6 million for 2003. The increase was partly due to increased capital expenditures and investments associated with our Chinese joint ventures.

        Net cash provided by financing activities for the year ended December 31, 2004 increased to $86.5 million, as compared to $6.7 million in 2003. The variance is largely attributable to the non-comparative nature of the historical results discussed above. The financing activities for the year ending December 31, 2003 include (i) the issuance of $455.4 million in aggregate principal amount of the HLLC Senior Secured Notes, the net proceeds of which were used to repay indebtedness under the HLLC senior credit facilities and certain other indebtedness, and (ii) the issuance of $205 million of additional term loans under the HI senior credit facilities, the net proceeds of which were applied to pay down a portion of outstanding borrowings under the HI revolving credit facilities and other term debt under the HI senior credit facilities. The financing activities for the year ending December 31, 2004, include (i) the refinancing of the HI Credit Facilities (defined below), (ii) the refinancing of the HLLC Credit Facilities (defined below), (iii) the issuance of $175 million 7.50% and Euro 135 million 7.375% HI Senior Subordinated Notes due 2015 (defined below), the net proceeds of which were used to redeem in part the HI Senior Subordinated Notes (defined below), (iv) the issuance of the HLLC Senior Notes (defined below) in the aggregate principal amount of $400 million, the net proceeds of which were used to repay amounts outstanding under the HLLC Credit Facilities and the HCCA Facilities (each as defined below), (v) the refinancing of the Australian senior credit facilities, (vi) the repayment, in full, of $36.8 million on the senior unsecured notes of Huntsman Polymers Corporation ("Huntsman Polymers") with borrowings under the HLLC senior credit facilities, and (vii) the repayment of $59 million in the HI Credit Facilities on December 31, 2004 with excess cash flow.

Changes in Financial Condition

        The following information summarizes our working capital position as of December 31, 2004 and December 31, 2003 (dollars in millions):

	December 31, 2004	December 31, 2003	Difference
Current assets:
Cash, cash equivalents, and restricted cash	$158.6	$127.8	$30.8
Accounts and notes receivables	1,333.9	925.1	408.8
Inventories	1,074.4	892.9	181.5
Prepaid expenses	45.8	40.3	5.5
Deferred income taxes	10.9	3.0	7.9
Other current assets	65.7	87.0	(21.3)

Total current assets	2,689.3	2,076.1	613.2

Current liabilities:
Accounts payable	937.8	752.1	185.7
Accrued liabilities	675.6	585.7	89.9
Deferred income taxes	8.2	14.5	(6.3)
Current portion of long-term debt	35.8	134.0	(98.2)

Total current liabilities	1,657.4	1,486.3	171.1

Working capital	$1,031.9	$589.8	$442.1

        As of December 31, 2004, our working capital increased by $442.1 million as a result of the net impact of the following significant changes:

  •
  The increase in cash balances of $30.8 million resulted from the matters identified in the Consolidated Statement of Cash Flows included in our consolidated financial statements.

  •
  The increase in accounts receivable of $408.8 million was due primarily to higher average selling prices and higher sales volumes. In addition, accounts receivable increased due to lower proceeds from the sale of receivables under the HI A/R Securitization Program as of December 31, 2004 compared with December 31, 2003.

  •
  The increase in inventories of $181.5 million was mainly due to an increase in raw material and energy costs.

  •
  The decrease in other current assets of $21.3 million was due primarily to a decrease in tax receivables.

  •
  The increase in accounts payable of $185.7 million was due principally to higher raw material and energy costs.

  •
  The increase in accrued liabilities of $89.9 million resulted primarily from an increase in accruals for restructuring and plant closing costs.

  •
  The decrease in current portion of long-term debt of $98.2 million is primarily attributable to the repayment of the Huntsman Polymers Notes of $36.8 million on January 28, 2004, and the refinancing of the HCCA Facilities and the HCA Facilities (as defined below) resulting in substantially all of the Australia facilities' balances being classified as non-current at December 31, 2004. The entire balances of the HCA Facilities and the HCCA Facilities were classified as current as of December 31, 2003.

Debt and Liquidity

        Because HIH is financed separately it is not included in our restricted group, its debt is non-recourse to our restricted group and it is not a guarantor of our restricted group debt. The following discussion of our debt and liquidity contains separate discussions with respect to our restricted group and HIH. We have included this disaggregated information because we believe it provides investors with material and meaningful information with respect to our liquidity position and debt obligations.

Debt—Restricted Group

Secured Credit Facilities—Restricted Group

        Prior to the October 14, 2004 refinancing of our credit facilities discussed below, our credit facilities consisted of a revolving facility of up to $275 million maturing on June 30, 2006 and a term loan A of $606.3 million and a term loan B of $96.1 million maturing in March 2007.

        On October 14, 2004, we completed a $1,065 million refinancing of our credit facilities. Our credit facilities (as refinanced, the "HLLC Credit Facilities") consist of a $350 million revolving facility due 2009 (the "HLLC Revolving Facility"), with an outstanding balance on December 31, 2004 of $125.0 million, and a $715 million term loan B facility due 2010 (the "HLLC Term Facility"), all of which was outstanding at December 31, 2004. The HLLC Revolving Facility is secured by a first priority lien on substantially all of our current and intangible assets and the current and intangible assets of our restricted domestic subsidiaries and by a second priority lien on substantially all of our property, plant and equipment and the property, plant and equipment of our restricted domestic subsidiaries and by our equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all of our property, plant and equipment and the property, plant and equipment of our restricted domestic subsidiaries and by our equity interest in HIH and by a second priority lien on substantially all of our current and intangible assets and the current and intangible assets of our restricted domestic subsidiaries. The proceeds of the refinancing were used to repay in full our outstanding borrowings under our prior credit facilities.

        Borrowings under the new HLLC Revolving Facility are limited by a borrowing base consisting of eligible accounts receivable and inventory. The new HLLC Term Facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity. As of December 31, 2004, the HLLC Revolving Facility and HLLC Term Facility bore interest at LIBOR plus 2.25% per year and LIBOR plus 3.50% per year, respectively. In accordance with the HLLC Term Facility agreement, as a result of the initial public offering by Huntsman Corporation completed on February 16, 2005 and the amount of permanent reduction of indebtedness from the use of initial public offering proceeds at the restricted group, the HLLC Term Facility interest rate margin reduced to LIBOR plus 3.0% as of March 1, 2005. The agreements governing the HLLC Credit Facilities contain customary financial covenants, covenants relating to the incurrence of debt and the purchase and sale of assets, limitations on investments and affiliate transactions, change in control provisions, events of default and acceleration provisions. The HLLC Credit Facilities contain covenants that, as of December 31, 2004, require our restricted group to maintain a leverage ratio of consolidated net debt to EBITDA (as defined in the HLLC Credit Facilities) equal to or less than 8.00 to 1.00 and an interest coverage ratio of consolidated EBITDA to cash interest expense (as defined in the HLLC Credit Facilities) equal to or greater than 1.30 to 1.00. As of December 31, 2004, our leverage ratio of consolidated net debt to EBITDA was 6.73 to 1.00, and our interest coverage ratio of consolidated EBITDA to cash interest expense was 1.80 to 1.00. In addition, the HLLC Credit Facilities contain a limit on calendar year consolidated capital expenditures (as defined in the HLLC Credit Facilities) of $155 million ($135 million annual allowance plus $20 million in prior year carryover) for 2004. For the year ended December 31, 2004, our restricted group's consolidated capital expenditures for covenant purposes totaled $63.4 million.

Notes—Restricted Group

        On September 30, 2003, we sold $380 million aggregate principal amount of our HLLC Senior Secured Notes at an issue price of 98.8%. On December 3, 2003, we sold an additional $75.4 million aggregate principal amount of HLLC Senior Secured Notes at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semi-annually in April and October of each year. Net proceeds from the sale of these notes were used to repay amounts outstanding under our prior credit facilities and certain other indebtedness. The HLLC Senior Secured Notes rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified equity offering. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, we redeemed 35%, or approximately $159.4 million, of the aggregate principal amount on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes on February 28, 2005, there remain approximately $296.0 million in aggregate principal amount outstanding.

        On June 22, 2004, we sold $300 million of senior unsecured fixed rate notes that bear interest at 11.5% and mature on July 15, 2012 (the "HLLC Unsecured Fixed Rate Notes") and $100 million of senior unsecured floating rate notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011 (the "HLLC Unsecured Floating Rate Notes," and together with the HLLC Unsecured Fixed Rate Notes, the "HLLC Senior Notes"). Interest on the HLLC Unsecured Fixed Rate Notes is payable semi-annually in January and July of each year, and interest on the Unsecured Floating Rate Notes is payable quarterly in January, April, July and October of each year. As of December 31, 2004, the interest rate on the HLLC Unsecured Floating Rate Notes was approximately 9.3%. The net proceeds from the offering were used to repay amounts outstanding under our prior credit facilities and the HCCA Facilities (as defined below). The HLLC Senior Notes are unsecured obligations of our Company. The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, we may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Fixed Rate Notes, at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified equity offering. At any time prior to July 15, 2006, we may also redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Floating Rate Notes at a redemption price of 100% plus LIBOR plus 7.25% of the principal amount thereof plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified public offering. We used proceeds from Huntsman Corporation's initial public offering of common and preferred stock to repay, in part, the HLLC Unsecured Fixed Rate Notes. We redeemed 34%, or approximately $102.0 million of combined aggregate principal amount of the HLLC Unsecured Fixed Rate Notes on March 14 and 17, 2005, with combined call premiums of approximately $11.7 million. Following this partial redemption of the HLLC Unsecured Fixed Rate Notes, there remain approximately $198.0 million in aggregate principal amount outstanding.

        On December 31, 2004, we had outstanding $44.2 million of 9.5% fixed rate and $15.1 million of variable rate senior subordinated notes due 2007 (collectively the "HLLC Subordinated Notes"). The HLLC Subordinated Notes are unsecured subordinated obligations of our Company. Interest is payable on the HLLC Subordinated Notes semi-annually on January 1 and July 1 of each year at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. As of December 31, 2004, the interest rate on the variable rate HLLC Subordinated Notes was approximately 5.2%. The HLLC Subordinated Notes are redeemable at our option after July 1, 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005.

        On January 28, 2004, we used $37.5 million of the net cash proceeds from the December 2003 additional issuance of HLLC Senior Secured Notes to redeem, in full, notes of Huntsman Polymers representing principal of $36.8 million plus accrued interest (the "Huntsman Polymers Notes"). The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed interest rate of 11.75%, and an outstanding balance of $36.8 million as of December 31, 2003.

Other Debt—Restricted Group

        Certain of our Australian subsidiaries maintain credit facilities. Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold our Australian surfactants assets. On August 31, 2004, Huntsman Corporation Australia Pty Ltd ("HCA"), an indirect subsidiary of HAHC, refinanced the secured credit facility of HAHC with a A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory, and a A$44.0 million ($31.4 million) term facility (the "HCA Facilities"). As of December 31, 2004, borrowings under the HCA Facilities totaled A$55.5 million ($43.2 million).

        HCCA and certain Australian affiliates hold our Australian styrenics assets. On June 24, 2004, we used $25 million of proceeds from the offering of the HLLC Senior Notes to repay a portion of the secured credit facilities of HCCA (the "HCCA Facilities"), including repaying in full the working capital facility and reducing the term facility to $14.4 million (A$20.9 million). On August 31, 2004, HCCA refinanced the HCCA Facilities with a A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the "New HCCA Facility"). As of December 31, 2004, borrowings under the New HCCA Facility totaled A$20.6 million ($16.0 million).

        The HCA Facilities and the New HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate and mature in August 2007. As of December 31, 2004, the interest rate on the HCA Facilities and the New HCCA Facility was 8.3%.

        On March 21, 1997, Huntsman Specialty executed a 7.0% subordinated note in the amount of $75 million, payable to BASF Capital Corporation and maturing on April 30, 2008. Under the terms of the note, accrued interest from inception through April 30, 2002 was not paid in cash and was added to the note for a total principal amount of $106.6 million. Interest that accrued after April 30, 2002 is payable quarterly in cash, beginning on July 30, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates at that time. As of December 31, 2004 and December 31, 2003, the unamortized discount on the note is $5.4 million and $6.9 million, respectively.

        On July 2, 2001, we entered into a 15% note payable with an affiliated entity in the amount of $25.0 million (the "Affiliate Note"). The Affiliate Note is due and payable on the earlier of: (1) the tenth anniversary of the issuance date, or (2) the date of the repayment in full in cash of all indebtedness under our senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of the initial public offering completed by Huntsman Corporation.

        As of December 31, 2004, we had $13.6 million outstanding on short term notes payable for financing a portion of our insurance premiums. Such notes have monthly scheduled amortization payments through April 1, 2005, bear interest at rates ranging from 3.65% to 4.0%, and are secured by unearned insurance premiums.

Debt—HIH

Senior Credit Facilities—HIH

        On July 13, 2004, HI completed an amendment and restatement of its senior secured credit facilities (the "HI Credit Facilities"). Pursuant to the amendment and restatement, the revolving loan facility (the "HI Revolving Facility") was reduced from $400 million to $375 million and the maturity was extended from June 2006 to September 2008. The HI Revolving Facility includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars. As of December 31, 2004, there were no outstanding loans under the HI Revolving Facility and there were $7.4 million in letters of credit outstanding. In addition, pursuant to the amendment and restatement, term loans B and C, totaling $1,240.2 million, were repaid and replaced with the new term facility (the "HI Term Facility") consisting of a $1,305 million term portion and a €50 million (approximately $61.6 million as of July 13, 2004) term portion. The additional proceeds from the HI Term Facility of approximately $126.6 million were applied to repay the $82.4 million of outstanding borrowings as of July 13, 2004 on the HI Revolving Facility and for general corporate purposes and to provide a portion of the funds for the construction of a polyethylene production facility at our Wilton, U.K. facility. The HI Credit Facilities are secured by a first priority lien on substantially all the assets of HIH, HI's domestic subsidiaries, and certain of HI's foreign subsidiaries.

        In compliance with applicable provisions of the HI Credit Facilities, on December 31, 2004, HI prepaid $59 million on the HI Term Facility as a result of excess cash flow. This prepayment was applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility will be reduced on a pro rata basis. As of December 31, 2004, subsequent to this prepayment, the HI Term Facility had a balance of $1,314.1 million, consisting of a $1,248.9 million term portion and a €47.8 million ($65.2 million) term portion. On March 24, 2005, HI made a $75.0 million equivalent voluntary repayment on the HI Term Facility. As a result, the scheduled remaining maturities were reduced on a pro rata basis, and subsequent to this voluntary repayment, the HI Term Facility has a balance of $1,239.0 million, consisting of a $1,177.5 million term portion and a €45.1 million ($61.5 million) term portion.

        Pursuant to the July 13, 2004 amendment and restatement of the HI Credit Facilities, interest rates on the HI Revolving Facility and the HI Term Facility decreased from a weighted LIBOR spread of 3.50% and 4.125% to 3.25% and 3.25%, respectively. In addition, scheduled amortization of the HI Term Facility, subsequent to the excess cash payment discussed above, is approximately $13.3 million per year, commencing June 30, 2006, with the remaining unpaid balance due at maturity on December 31, 2010. Maturity will be accelerated to December 31, 2008 if HI has not refinanced all of its outstanding HI Senior Notes (as defined below) and HI Senior Subordinated Notes due 2009 (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities. On December 21, 2004, HI further amended the HI Credit Facilities to, among other things, reduce the applicable base (prime) rate margin for the term loan B dollar loans from a range of 1.75% to 2.00% to a range of 1.00% to 1.25% and to reduce the applicable Eurocurrency (LIBOR) rate margin for the term loan B dollar loans from a range of 3.00% to 3.25% to a range of 2.25% to 2.50%.

        The HI Credit Facilities contain customary financial covenants, covenants relating to the incurrence of debt and the purchase and sale of assets, limitations on investments and affiliate transactions, change in control provisions, events of default and acceleration provisions. The amendment and restatement of the HI Credit Facilities amended certain financial covenants. These amendments, among other things, included changes to the maximum leverage ratio, the minimum interest coverage ratio, and provided for an increase in the permitted amount of annual consolidated capital expenditures from $250 million to $300 million, with a provision for carryover to subsequent years. In addition, the mandatory prepayment level in connection with our accounts receivable securitization program was increased from $310 million to $325 million. For more information, see "—Liquidity and Capital Resources—Off-Balance Sheet Arrangements" below. The HI Credit Facilities contain covenants that, as of December 31, 2004, require HI to maintain a leverage ratio of consolidated net debt to consolidated EBITDA (as defined in the HI Credit Facilities) equal to or less than 6.75 to 1.00 and an interest coverage ratio of consolidated EBITDA to consolidated cash interest expense (as defined in the HI Credit Facilities) equal to or greater than 1.80 to 1.00. As of December 31, 2004, HI's leverage ratio of consolidated net debt to consolidated EBITDA was 4.29 to 1.00, and its interest coverage ratio of consolidated EBITDA to consolidated cash interest expense was 2.88 to 1.00. In addition, the HI Credit Facilities contain a limit on calendar year consolidated capital expenditures (as defined in the HI Credit Facilities) of $400 million ($300 million annual allowance plus $100 million in prior year carryover) for 2004. For the year ended December 31, 2004, HI's consolidated capital expenditures for covenant purposes totaled $147.1 million.

Notes—HIH

        In March 2002, HI sold $300 million aggregate principal amount of its 9.875% senior unsecured notes due 2009 (the "HI Senior Notes"). On April 11, 2003, HI sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semi-annually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, HI completed an offering of $175 million of its 7.375% senior subordinated notes due 2015 and €135 million of our 7.5% senior subordinated notes due 2015 (the "HI Senior Subordinated Notes due 2015"). HI used all of the net proceeds to redeem part of its outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the HI Senior Subordinated Notes due 2015, the "HI Senior Subordinated Notes"). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, HI had outstanding $600 million and €450 million ($559.6 million, which includes $5.2 million of unamortized premium) of HI Senior Subordinated Notes due 2009 outstanding. The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. In advance of the issuance of the HI Senior Subordinated Notes due 2015, HI gave notice that it would redeem $231 million and €77 million of HI Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of HI Senior Subordinated Notes due 2009 on January 3, 2005. HI completed these redemptions as scheduled. In connection with these redemptions, HI paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, HI had outstanding $369 million and €373 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. Following the January 3, 2005 partial redemption, HI has outstanding $366.1 million and €372 million of HI Senior Subordinated Notes due 2009 and

$175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. The $175 million and €135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, HI may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million HI Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.500% plus accrued and unpaid interest, respectively with the net cash proceeds of a qualified equity offering. The HI Senior Subordinated Notes are unsecured and interest is payable semi-annually in January and July of each year. On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

        On June 30, 1999, HIH issued the HIH Senior Discount Notes with initial stated value of $242.7 million. The HIH Senior Discount Notes are due December 31, 2009. Interest on the HIH Senior Discount Notes accrues at 13.375% per year and is paid in kind. As of December 31, 2004, the accreted value of the HIH Senior Discount Notes was $494.7 million. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, we redeemed approximately 89.5%, or approximately $452.3 million, of accreted value as of February 28, 2005 and paid call premiums of approximately $30.2 million. In order to make this partial redemption, HIH received a contribution of $447.5 million from Huntsman Corporation resulting from proceeds of the initial public offering and HIH received $35.0 million as a dividend payment made by HI. On March 14, 2005, HIH redeemed the remaining HIH Senior Discount Notes, in full, at an accreted value of approximately $53.4 million and paid call premiums of approximately $3.6 million. In order to make this redemption, HIH received a contribution from Huntsman Corporation resulting from proceeds of its initial public offering.

Other Debt—HIH

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of December 31, 2004. As of December 31, 2003, HI had approximately $7.5 million outstanding under the HI European Overdraft Facility included within trade payables. The HI European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with the Consolidated Chinese Splitting JV. For more information on HI's Chinese MDI joint ventures, see "—Off Balance Sheet Arrangements—Financing Chinese MDI Joint Ventures" below. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of December 31, 2004, there were $8.0 million outstanding in U.S. dollar borrowings and 20.0 million in RMB borrowings ($2.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2004, the interest rate for U.S. dollar borrowings was approximately 3.1% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1.

Short-Term and Long-Term Liquidity; Compliance with Covenants

        We depend upon the HLLC Revolving Facility to provide liquidity for our operations and working capital needs. As of December 31, 2004, our restricted group had $125.0 million of outstanding borrowings and approximately $16.2 million of outstanding letters of credit under our $350 million HLLC revolving facility. At our restricted group, we had $20.6 million of cash on our balance sheet as of December 31, 2004. Accordingly, as of December 31, 2004, our restricted group had cash and unused borrowing capacity of approximately $229.4 million.

        HI depends upon the HI Revolving Facility and its off-balance sheet accounts receivable securitization facility (the "HI A/R Securitization Program") to provide liquidity for its operations and working capital needs. For further discussion of the HI A/R Securitization Program, see "—Off-Balance Sheet Arrangements" below. As of December 31, 2004, HI had no outstanding borrowings and approximately $7.4 million of outstanding letters of credit under the HI Revolving Facility, and HI had $138.0 million in cash. HI also maintain $25.0 million of short-term overdraft facilities, of which the entire amount was available at December 31, 2004. Furthermore, as of December 31, 2004, HI had available capacity of approximately $116.6 million under the HI A/R Securitization Program. HI's total cash and unused borrowing capacity as of December 31, 2004 was approximately $647.2 million.

        On February 28, 2005 HI declared and paid a dividend of $35.0 million to HIH. The $35.0 was used by HIH, along with $447.5 million of proceeds from an equity contribution made by Huntsman Corporation resulting from its initial public offering, to partially redeem the HIH Senior Discount Notes. On March 24, 2005, HI made a $75.0 million equivalent voluntary repayment on the HI Term Facility. As a result, the scheduled remaining maturities were reduced on a pro rata basis, and subsequent to this voluntary repayment, the HI Term Facility has a balance of $1,239.0 million, consisting of a $1,177.5 million term portion and a €45.1 million ($61.5 million) term portion.

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course. We believe that we are currently in compliance with the covenants contained in our credit agreements and the indentures governing our notes.

Certain Credit Support Issues

        HIH and HI, which are unrestricted subsidiaries, have not guaranteed or provided any other credit support to our restricted group's obligations under the HLLC Credit Facilities, the HLLC Notes or the HLLC Secured Notes, and Huntsman LLC has not guaranteed or provided any other credit support to the obligations of HI under the HI Credit Facilities, or to the obligations of HI and HIH under their outstanding high-yield notes. Because of restrictions contained in the financing arrangements of HIH and HI, these subsidiaries are presently unable to make any "restricted payments" to our Company, including dividends, distributions or other payments in respect of equity interests or payments to purchase, redeem or otherwise acquire or retire for value any of their equity interests, subject to exceptions contained in such financing arrangements. Events of default under the HI Credit Facilities, or under the high-yield notes of HIH and HI or the exercise of any remedy by the lenders thereunder will not cause any cross-defaults or cross-accelerations under the HLLC Credit Facilities, the HLLC Notes or the HLLC Secured Notes. Additionally, any events of default under the HLLC Credit Facilities, the HLLC Notes or the HLLC Secured Notes, or the exercise of any remedy by the lenders thereunder, will not cause any cross-defaults or cross-accelerations under the outstanding high-yield notes of HIH or HI or the HI Credit Facilities, except insofar as foreclosure on the stock of Huntsman Specialty Chemicals Holdings Corporation, the stock of Huntsman Specialty or the HIH Membership Interests pledged to secure our obligations under the HLLC Credit Facilities or the HLLC Secured Notes, would constitute a "change of control" and an event of default under the HI Credit Facilities and would give certain put rights to the holders of the high-yield notes of HI or HIH.

Off-Balance Sheet Arrangements

Receivables Securitization

        HI maintains an off-balance sheet accounts receivable securitization facility (the "HI A/R Securitization Program") to provide liquidity for its operations and working capital needs. Under the HI A/R Securitization Program, interests in certain of HI's trade receivables are transferred to a qualified off-balance sheet entity (the "Receivables Trust"). The Receivables Trust is not our affiliate. The acquisitions of these receivables by the Receivables Trust are financed through the issuance of dollar- or euro-denominated commercial paper and/or medium term notes of the Receivables Trust. The debt associated with the commercial paper and medium term notes is not reflected on our balance sheet. The HI A/R Securitization Program is an important source of liquidity to HI.

        A portion of the medium term notes (€90.5 million) is denominated in euros and is subject to fluctuation in currency rates versus the U.S. dollar. The total outstanding balance of medium term notes was approximately $208.4 million and $198.4 million in U.S. dollar equivalents as of December 31, 2004 and December 31, 2003, respectively. In addition to medium term notes, the Receivables Trust also maintains an annual commitment with a third party to issue commercial paper for an amount up to $125 million. As of December 31, 2004, HI had no commercial paper issued and outstanding under the facility. As of December 31, 2003, HI had $100 million of commercial paper outstanding under the facility. The commercial paper facility matures on March 31, 2007, and the medium term notes mature in June 2006.

        Subject to the annual seasonality of HI's accounts receivable, we estimate that the total availability from the sale of accounts receivable under the HI A/R Securitization Program will be approximately $325 million (the mandatory prepayment limit under the HI Credit Facilities, as discussed below) during the calendar year. The weighted average interest rates on the medium term notes and commercial paper was approximately 2.7% as of December 31, 2004. Losses on the HI A/R Securitization Program in the year ended December 31, 2004 were $15.6 million. Losses on the HI A/R Securitization Program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued. For the year ended December 31, 2004, losses on the HI A/R Securitization Program include losses of $2.4 million on foreign currency hedge contracts mandated by the HI A/R Securitization Program. We believe that the multicurrency commercial paper facility discussed above has enabled HI to better naturally hedge the off-balance sheet debt to the underlying collateral supporting such debt and thereby reduce the impact on, and need for, foreign currency hedges as experienced in prior periods under the HI A/R Securitization Program.

        The HI Credit Facilities require a mandatory prepayment to the extent that the proceeds from the sale of accounts receivable under the HI A/R Securitization Program exceed $325 million at any time, except if such excess is attributed to the change in foreign currency rates within a 30-day period. HI does not guarantee the medium term notes or commercial paper issued under the program, but HI is responsible for dilution adjustments and insuring that the collection policies relating to the receivables are followed. HI also indemnifies the Receivables Trust if account debtors raise defenses, disputes, offsets or counterclaims, HI breaches its administrative or other obligations with respect to accounts or any account ceases to be an eligible receivable for purposes of the program. In addition, while HI does not anticipate it, if at any time it were unable to sell sufficient receivables into the program to support the volume of commercial paper and medium term notes issued under the program, HI would be required to inject cash into the program as collateral. Under such circumstance, and depending on the timing of such circumstance, the requirement to provide cash collateral to the program could have a negative effect on HI's liquidity.

Financing Chinese MDI Joint Ventures

        In 2003, HI entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. HI's Unconsolidated Chinese Manufacturing JV, with BASF AG and three Chinese chemical companies, will build three plants to manufacture MNB, aniline, and crude MDI. HI effectively owns 35% of the Unconsolidated Chinese Manufacturing JV. HI's Consolidated Chinese Splitting JV, with Shanghai Chlor-Alkali Chemical Company, Ltd., will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Consolidated Chinese Splitting JV.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. The Consolidated Chinese Splitting JV is our consolidated subsidiary, and the details of its financing are described in "—Debt and Liquidity—Other Debt" above. The Unconsolidated Chinese Manufacturing JV is not our consolidated subsidiary. The Unconsolidated Chinese Manufacturing JV obtained various committed loans in the aggregate amount of approximately $224 million in U.S. dollar equivalents. As of December 31, 2004, there were $4.0 million outstanding in U.S. dollar borrowings and 172 million in outstanding RMB ($20.8 million) borrowings under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. The loans are secured by substantially all the assets of the Unconsolidated Chinese Manufacturing JV and will be paid in 16 semi-annual installments, beginning no later than June 30, 2007. Huntsman Corporation, as successor to Huntsman Holdings unconditionally guarantee 35% of any amounts due and unpaid by the Unconsolidated Chinese Manufacturing JV under the loans described above (except for a VAT facility of approximately $1.5 million which is not guaranteed). Huntsman Corporation's guarantee remains in effect until the Unconsolidated Chinese Manufacturing JV has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service coverage ratio of at least 1:1. As noted above in "Debt and Liquidity—Other Debt," we also unconditionally guarantee 70% of the amounts due and unpaid by the Consolidated Chinese Splitting JV.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt, lease agreements and other contractual commitments as of December 31, 2004 are summarized below (dollars in millions):

	2005	2006 - 2007	2008 - 2009	After 2009	Total
Long term debt(1)	$33.4	$164.3	$2,514.6	$3,213.5	$5,925.8
Capital lease obligations	2.4	4.6	5.3	3.2	15.5
Operating leases	42.9	66.7	45.6	105.6	260.8
Purchase commitments(2)	1,854.9	1,956.1	575.0	394.3	4,780.3

Total(3)	$1,933.6	$2,191.7	$3,140.5	$3,716.6	$10,982.4

(1)
On a pro forma as adjusted basis, our obligations under our long-term debt (including current portion) and capital lease obligations as of December 31, 2004 would be as follows:

	2005 - 2007	2008 - 2009	After 2009	Total
Long term debt and capital lease obligations	$204.7	$1,611.5	$2,915.9	$4,732.1
Interest on long-term debt (assuming December 31, 2004 interest rates on variable rate debt obligations)	$1,128.7	$630.3	$460.5	$2,219.5
(2)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2004. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2004 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. These contracts approximate $157 million in 2005, declining to approximately $26 million after 2008, and are included in the table above. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future obligations are as follows (dollars in millions):

	2005 - 2007	2008 - 2009	Average Annual Amount for Next Five years
Pension plans	$70.1	$55.4	$36.0
Other postretirement obligations	30.7	19.9	9.7

Total	$100.8	$75.3	$45.7

Restructuring and Plant Closing Costs

        As of December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Noncancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2001	$44.2	$2.8	$6.9	$6.4	$60.3
2002 charges (credits) for 2001 initiatives	—	1.0	(4.6)	(1.7)	(5.3)
2002 charges for 2002 initiatives	1.6	2.7	—	—	4.3
2002 payments for 2001 initiatives(3)	(40.3)	(0.5)	(1.7)	(4.7)	(47.2)
2002 payments for 2002 initiatives(3)	(1.6)	(2.7)	—	—	(4.3)

Accrued liabilities as of December 31, 2002	3.9	3.3	0.6	—	7.8
HIH balance at consolidation on May 1, 2003(4)	24.2	—	—	—	24.2
2003 credits for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 charges for 2003 initiatives	28.2	—	—	—	28.2
2003 payments for 2001 initiatives(3)	(1.9)	(0.4)	(0.2)	—	(2.5)
2003 payments for 2003 initiatives(3)	(29.9)	—	—	—	(29.9)

Accrued liabilities as of December 31, 2003	22.5	2.6	0.2	—	25.3
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	98.6	5.1	5.1	18.0	126.8
2004 payments for 2001 initiatives	—	—	(0.2)	—	(0.2)
2004 payments for 2003 initiatives	(25.4)	—	—	—	(25.4)
2004 payments for 2004 initiatives	(31.3)	(0.4)	—	(4.6)	(36.3)
Foreign currency effect on reserve balance	4.4	—	—	—	4.4

Accrued liabilities as of December 31, 2004	$93.9	$7.3	$5.1	$13.8	$120.1

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Post employment Benefits."

(2)
Accrued liabilities by initiatives are as follows:

	December 31,
	2004	2003
2001 initiatives	$2.8	$2.8
2002 initiatives	—	—
2003 initiatives	22.6	22.5
2004 initiatives	90.3	—
Foreign currency effect on reserve balance	4.4	—

Total	$120.1	$25.3

(3)
Includes impact of foreign currency translation.

(4)
Prior to May 1, 2003, our investment in HIH was recorded on the equity method. Effective May 1, 2003, HIH is recorded as a consolidated subsidiary. HIH accrued liabilities for workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003, offset by $2.0 million in cash payments through May 1, 2003.

        Details with respect to our reserves for restructuring and plant closing costs are provided below by segments and initiative (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of December 31, 2001	$—	$—	$—	$25.1	$35.2	$—	$60.3
2002 credits for 2001 initiatives	—	—	—	(5.3)	—	—	(5.3)
2002 charges for 2002 initiatives	—	4.3	—	—	—	—	4.3
2002 payments for 2001 initiatives(2)	—	—	—	(17.0)	(30.2)	—	(47.2)
2002 payments for 2002 initiatives(2)	—	(4.3)	—	—	—	—	(4.3)

Accrued liabilities as of December 31, 2002	—	—	—	2.8	5.0	—	7.8
HIH balance at consolidation on May 1, 2003(4)	24.2						24.2
2003 credits for 2001 initiatives	—	—	—	—	(2.5)	—	(2.5)
2003 charges for 2003 initiatives	11.0	10.7	6.5	—	—	—	28.2
2003 payments for 2001 initiatives(2)	—	—	—	—	(2.5)		(2.5)
2003 payments for 2003 initiatives(2)	(19.4)	(8.3)	(2.2)	—	—	—	(29.9)

Accrued liabilities as of December 31, 2003	15.8	2.4	4.3	2.8	—	—	25.3
2004 charges for 2003 initiatives	10.0	0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives(1)	16.4	56.6	27.3	9.4	16.7	0.4	126.8
2004 payments for 2001 initiatives	—	—	—	(0.2)	—	—	(0.2)
2004 payments for 2003 initiatives	(11.5)	(2.4)	(10.9)	(0.6)	—	—	(25.4)
2004 payments for 2004 initiatives	(11.8)	(1.4)	(14.3)	(6.2)	(2.2)	(0.4)	(36.3)
Foreign currency effect on reserve balance	0.1	2.6	1.1	—	0.6	—	4.4

Accrued liabilities as of December 31, 2004	$19.0	$58.2	$22.0	$5.8	$15.1	$—	$120.1
Current portion of restructuring reserve	$19.0	$39.2	$22.0	$5.8	$15.1	$—	$101.1
Noncurrent portion of restructuring reserve	—	19.0	—	—	—	—	19.0
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$5.5	$—	$6.0	$2.2	$3.5	$0.3	$17.5
Noncash charges	—	—	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$4.7	$—	$—	$—	$4.7
Noncash charges	—	—	—	—	—	—	—

(1)
Does not include non-cash charges of $138.0 million for asset impairments and write downs.

(2)
Includes impact of foreign currency translation.

        The following table sets forth the expected effects from our restructuring and plant closing activities in process as of December 31, 2004:

	Year Ended December 31,
	2005	2006
	(in millions)
Expected increase (decrease) from restructuring and plant closing activities on:
Revenues	$—	$—
Cost of goods sold	$(6)	$(9)
Gross profit	$6	$9
Selling, general and administrative expenses	$(1)	$1
Operating income	$7	$10

Net cash provided by operating activities	$—	$10

        The foregoing are estimates and are subject to risks and uncertainties. We cannot assure you that the actual effects from our restructuring and plant closing activities will be consistent with the foregoing estimates.

2004 Restructuring Activities

        As of December 31, 2004 and December 31, 2003, we had reserves for restructuring and plant closing costs of $120.1 million and $25.3 million, respectively. During the year ended December 31, 2004, we, on a consolidated basis, recorded additional charges of $290.3 million, including $138.0 million of charges for asset impairment and write downs, and $152.3 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the 2004 period, we made cash payments against these reserves of $61.9 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2003, our Polyurethanes segment reserve consisted of $15.8 million related to the restructuring activities at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the year ended December 31, 2004, our Polyurethanes segment recorded additional restructuring charges of $36.9 million consisting of $26.4 million of cash charges and $10.5 of asset impairment and made cash payments of $23.3 million. These restructuring activities are expected to result in additional restructuring charges of approximately $5.5 million through 2005 and result in workforce reductions of approximately 160 positions, of which 86 positions have been reduced during the year ended December 31, 2004. As of December 31, 2004, the balance of our Polyurethanes segment reserve totaled $19.0 million.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $97.5 million consisting of $57.0 million of charges payable in cash and $40.5 million of asset impairment charges. During 2004, we adopted a plan to reduce the workforce across all locations in our European surfactants business by approximately 320 positions over a period of 15 months. This plan included the closure of substantially all of our Whitehaven, U.K. surfactants facility. In connection with the rationalization of the Whitehaven facility, we recognized a restructuring charge of $55.4 million in the fourth quarter of 2004, of which approximately $31.1 million is payable in cash and $24.3 million is impairment of assets. We recorded a restructuring charge of $17.5 million, all payable in cash, in respect to workforce reductions across a number of our European facilities. During 2004, the Performance Products segment announced the closure of our Guelph, Ontario, Canada Performance Products manufacturing facility, involving a restructuring charge of $20.4 million consisting of a $15.5 million asset impairment and $4.9 million of charges payable in cash. Production will be moved to our other larger, more efficient facilities. Workforce reductions of approximately 66 positions are anticipated. During 2004, the Performance Products segment also announced the closure of our maleic anhydride briquette facility in Queeny, Missouri and recorded a restructuring charge of $1.5 million which consisted of $0.7 million in asset impairment charges and $0.8 million in charges payable in cash. During 2004, this segment also announced the closure of our technical facility in Austin, Texas and recorded a restructuring charge of $2.0 million which is payable in cash. Restructuring charges of $0.7 million were recorded relating to various other cost reduction efforts. During the year ended December 31, 2004, the Performance Products segment made cash payments of $3.8 million related to restructuring activities. As of December 31, 2004, the balance of the Performance Products segment reserve totaled $58.2 million.

        As of December 31, 2003, our Pigments segment reserve consisted of $4.3 million relating to global workforce reductions announced in August 2003. During the year ended December 31, 2004, our Pigments segment recorded additional restructuring charges of $123.3 million and made cash payments of $25.2 million. During 2004, our Pigments segment recorded restructuring expenses of $17.3 million related to global workforce reductions, all of which are payable in cash. In addition, in April 2004, we announced that, following a review of our Pigments business, we would idle approximately 55,000 tonnes, or about 10%, of our total TiO2 production capacity in the third and fourth quarters of 2004. As a result of this decision, we recorded a restructuring charge of $24.5 million to be paid in cash, a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets. These combined restructuring activities are expected to result in additional restructuring charges of approximately $10.7 million through 2010 and result in workforce reductions of approximately 600 positions, of which approximately 400 positions have been reduced as of December 31, 2004. As of December 31, 2004, the balance of our Pigments segment reserve totaled $22.0 million.

        As of December 31, 2003, our Polymers segment reserve consisted of $2.8 million related to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility and non-cancelable lease costs. During 2004, our Polymers segment recorded restructuring expenses related to the closure of an Australian manufacturing unit of $5.4 million, consisting of $3.6 million in non-cash charges and $1.8 million of charges payable in cash. During 2004, our Polymers segment announced additional restructuring activities at our Odessa, Texas and Mansonville, Canada facilities and recorded a restructuring charge of $8.2 million, all of which is payable in cash. These restructuring activities are expected to result in additional charges of approximately $2.2 million through 2005 and in workforce reductions of approximately 100 positions. During 2004, our Polymers segment made cash payments of $7.0 million related to restructuring activities. Our Polymers segment reserve totaled $5.8 million as of December 31, 2004.

        As of December 31, 2004, our Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities. During the year ended December 31, 2004, our Base Chemicals segment recorded restructuring charges of $16.7 million, all of which are payable in cash. Also during 2004, our Base Chemicals segment made cash payments of $2.2 million related to these restructuring activities. These restructuring activities are expected to result in additional charges of approximately $3.5 million and in workforce reductions of approximately 100 positions through 2005.

        During 2004, we recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

2003 Restructuring Activities

        On March 11, 2003 (before HIH was consolidated into our Company), our Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $11.0 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, we announced that our Performance Products segment would close a number of plants at our Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. We also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of our surfactants technical center in Oldbury, U.K., and the restructuring of our facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented through 2005.

        In August 2003, we recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across our global Pigments operations. The overall cost reduction program to be completed through 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remained in the reserve for restructuring and plant closing costs related to these restructuring activities.

2002 Restructuring Activities

        During 2002, we announced that we would be closing certain units at our Jefferson County and Canadian plants, primarily in our Performance Products business. As a result, we recorded accrued severance and shutdown costs of $4.3 million, substantially all of which had not been paid at December 31, 2002.

Capital Expenditures

Estimates for 2005

        During 2005, we expect to spend approximately $365 million on capital projects, including capital expenditures on our LDPE facility at Wilton, U.K., plus an additional $57 million in capital expenditures associated with our Consolidated Chinese Splitting JV. During 2005, we expect HI to invest, as equity, approximately $14 million in the Unconsolidated Chinese Manufacturing JV. In addition, during 2005, HI expects to invest approximately $8 million in the Consolidated Chinese Splitting JV, which expects to have capital expenditures of approximately $57 million. The remaining funding of the Consolidated Chinese Splitting JV's capital expenditures will be financed through equity investments by the other joint venture partners and loans from local Chinese lenders. We expect that HI's total equity investment in the Chinese joint ventures will be approximately $85 million, of which approximately $42 million will be in the Unconsolidated Chinese Manufacturing JV and approximately $43 million in the Consolidated Chinese Splitting JV. We expect that the total project capital expenditures by the Consolidated Chinese Splitting JV will be approximately $126 million, of which approximately $43 million will be funded from HI's equity investment and the remainder from equity investments by joint venture partners and loans from local Chinese lenders. We expect completion of HI's Chinese joint ventures in 2006.

        We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While we export approximately one-third of our ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, as supported by a feasibility study that was conducted with respect to the construction of a world-scale LDPE facility at our Wilton site. The LDPE facility will have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost $300 million to construct net of any grant proceeds obtained. HI has been awarded a grant of £16.5 million (approximately $30 million) from the U.K. Government's Department of Trade and Industry to finance a portion of the construction of the LDPE facility. We expect construction of the LDPE facility to be complete in late 2007. During 2005, we expect to spend approximately $80 million in capital expenditures associated with the LDPE facility at Wilton, U.K.

        We expect to finance our capital expenditure commitments through a combination of our financing arrangements and cash flow from operations.

Year Ended December 31, 2004

        Capital expenditures for the year ended December 31, 2004 were $209.6 million as compared to $185.2 million for the same period in 2003. The variance is largely attributable to the non-comparative nature of historical results due to the consolidation of HIH effective May 1, 2003. In 2004, HI spent $11.8 million to fund the Unconsolidated Chinese Manufacturing JV as an investment in unconsolidated affiliates. In 2004, HI also invested $12.5 million in the Consolidated Chinese Splitting JV, which had $23.4 million in total capital expenditures. The remaining funding for the Consolidated Chinese Splitting JV's capital expenditures was financed through equity investments by the other joint venture partners and loans from local Chinese lenders.

        In connection with our agreements with our Rubicon and Louisiana Pigment joint ventures, we are obligated to fund our proportionate share of capital expenditures. During the year ended December 31, 2004 and 2003, we invested $1.8 million and $2.2 million, respectively, in Rubicon. With respect to Louisiana Pigment, during the year ended December 31, 2004 and 2003, we received $9.1 million and $2.1 million, respectively.

Environmental, Health and Safety Matters

        For information on environmental, health and safety matters, see "Business—Environmental, Health and Safety Matters."

Employee Benefit Plans

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time employees. The Plan provides benefits based on years of service and final average salary. However, effective July 1, 2004, the existing Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. For participating employees, benefits accrued as of June 30, 2004 under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The change to a cash balance formula for certain of our employees will not have a material impact on our future pension expense or contribution requirements.

        In May 2004, the FASB issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP No. 106-2 provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan. On July 1, 2004, we adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced our non-pension postretirement accumulated benefit obligation by approximately $4.4 million, which has been recognized as a change in our unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 increased the net periodic postretirement benefit cost recognized during the six months ended December 31, 2004 by approximately $0.5 million.

Recently Issued Financial Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. We adopted this financial interpretation on January 1, 2005, as required. The impact of FIN 46R on our financial statements will not be significant.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43." SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are reviewing SFAS No. 151 to determine the statement's impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We will apply this standard prospectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees."

This standard is effective for us beginning in January 2006. We are reviewing SFAS No. 123R to determine the statement's impact on our consolidated financial statements.

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, "Accounting for Asset Retirement Obligations," and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of December 31, 2005. We are reviewing FIN 47 to determine its impact on our financial statements.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2—Summary of Significant Accounting Policies" to our consolidated financial statements. Summarized below are our critical accounting policies:

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. This occurs at the time shipment is made.

Long-Lived Assets

        The determination of useful lives of our property, plant and equipment is considered a critical accounting estimate. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 30 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency of our assets would decline and the useful lives of our assets would be shorter.

        Until January 1, 2003, approximately $1.3 billion of our total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, we changed our method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change decreased depreciation for the year ended December 31, 2003 by $43.0 million.

        Management uses judgment to estimate the useful lives of our long-lived assets. If the useful lives of our property, plant and equipment as of December 31, 2004 were to have been estimated to be one year greater or one year less, then depreciation expense for the year ending December 31, 2004 would have been approximately $31 million less or approximately $26 million greater, respectively.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management's estimates on a project-by-project basis have not varied to a material degree. See "Note 10—Restructuring and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus for further discussion of our restructuring activities.

Income Taxes

        Deferred income taxes are provided for temporary differences between financial statement income and taxable income using the asset and liability approach. We have significant NOLs in various non-U.S. jurisdictions. While the majority of the NOLs have no expiration date, certain NOLs have a limited life and begin to expire in 2006. We record valuation allowances based upon our evaluation of positive and negative evidence about realization of such deferred tax assets. Such evaluations require us to consider future taxable income in the related jurisdictions. Significant judgment is required due to the nature of our operations and the complexity of the numerous tax jurisdictions in which we operate. As of December 31, 2004, we have provided a valuation allowance of $418.6 million.

Employee Benefit Programs

        We sponsor various contributory and non-contributory defined benefit plans covering employees in the U.S., U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded post-retirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in the notes to the consolidated financial statements.

        During 2004, we did not revise our expected return on plan assets and rate of compensation increases for our U.S. defined benefit plans from the 2003 assumptions. We revised the discount rate on our U.S. defined benefit plans to 6.00% from 6.75% as a result of current economic conditions based upon discussions with our actuaries, the historical long-term returns of our pension assets, recent market information related to interest rates and equity performance.

        Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee benefit plan liabilities and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumption	Income Statement Impact(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(26.1)	$(108.3)
—1% decrease	32.5	219.1
Expected return on assets
—1% increase	(13.8)	—
—1% decrease	13.8	—
Rate of compensation increase
—1% increase	25.1	—
—1% decrease	(17.1)	—

(1)
Estimated impact on 2004 net periodic benefit cost.

(2)
Estimated impact on 2004 "Additional Minimum Liability" and "Reduction in Shareholder Equity."

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Business—Environmental Regulation" and "Note 18—Environmental Matters" to the consolidated financial statements.

SUPPLEMENTAL DISCUSSION OF RESULTS OF OPERATIONS FOR THE RESTRICTED GROUP FOR THE YEAR ENDED DECEMBER 31, 2004

Explanatory Note

        Notwithstanding that HIH is a consolidated subsidiary for purposes of United States generally accepted accounting principles ("GAAP"), it is financed separately from Huntsman LLC, its debt is non-recourse to Huntsman LLC and it is not a guarantor of Huntsman LLC's debt. The indentures and other agreements governing Huntsman LLC's outstanding notes and the HLLC Credit Facilities contain financial covenants and other provisions that relate to Huntsman LLC's restricted group and exclude HIH. Accordingly, the following section contains certain supplemental non-GAAP information with respect to Huntsman LLC and its subsidiaries, excluding HIH and its subsidiaries, and, with the exception of the following condensed consolidating financial statements, excluding Huntsman Specialty's equity income (loss) in its ownership interest in HIH. Within this supplemental disclosure, the restricted group includes certain unrestricted subsidiaries, other than HIH. The results of operations and financial condition of these unrestricted subsidiaries do not materially impact the results of operations and financial condition of the restricted group. We believe this supplemental non-GAAP information provides investors with material and meaningful information with respect to the financial results of the business and operations which provide the primary source of cash flow to meet our debt obligations and which are subject to the restrictive covenants in the agreements governing our debt.

        The following condensed consolidating financial statements present, in separate columns, financial information of the following: Huntsman LLC restricted group (on a consolidated basis as if Huntsman LLC did not have operational control of HIH as of December 31, 2004); and HIH (on a consolidated basis). Additional columns present eliminating adjustments and consolidated totals as of December 31, 2004 and 2003.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS AS OF DECEMBER 31, 2004

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
ASSETS
Current Assets:
Cash and cash equivalents	$11.7	$138.0	$—	$149.7
Restricted cash	8.9	—	—	8.9
Accounts and notes receivables, net	618.4	806.0	(90.5)	1,333.9
Inventories	338.8	735.6	—	1,074.4
Prepaid expenses	21.9	30.8	(6.9)	45.8
Deferred income taxes	0.7	10.2	—	10.9
Other current assets	15.2	50.5	—	65.7

Total current Assets	1,015.6	1,771.1	(97.4)	2,689.3
Property, plant and equipment, net	1,232.1	3,183.7	19.8	4,435.6
Investment in unconsolidated affiliates	199.5	146.2	(174.8)	170.9
Intangible assets, net	32.4	220.0	—	252.4
Goodwill	3.3	—	—	3.3
Receivable from affiliates	12.8	10.8	—	23.6
Other noncurrent assets	187.4	483.6	(1.2)	669.8

Total Assets	$2,683.1	$5,815.4	$(253.6)	$8,244.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$340.0	$688.3	$(90.5)	$937.8
Accrued liabilities	261.0	421.5	(6.9)	675.6
Deferred income taxes	8.2	—	—	8.2
Current portion of long-term debt	25.3	10.5	—	35.8

Total current liabilities	634.5	1,120.3	(97.4)	1,657.4
Long-term debt	1,912.0	3,538.9	—	5,450.9
Long-term debt affiliate	40.9	413.7	—	454.6
Deferred income taxes	1.0	179.2	—	180.2
Other noncurrent liabilities	271.9	299.4	(1.2)	570.1

Total liabilities	2,860.3	5,551.5	(98.6)	8,313.2

Minority interests	—	8.8	103.6	112.4
Member's equity (deficit):
Member's equity	1,095.2	—	—	1,095.2
Subsidiary members' equity	—	565.5	(565.5)	—
Accumulated deficit	(1,355.8)	(476.9)	473.4	(1,359.3)
Accumulated other comprehensive loss	83.4	166.5	(166.5)	83.4

Total member's (deficit) equity	(177.2)	255.1	(258.6)	(180.7)

Total liabilities and member's equity (deficit)	$2,683.1	$5,815.4	$(253.6)	$8,244.9

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2003

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
ASSETS
Current Assets:
Cash and cash equivalents	$19.5	$97.8	$—	$117.3
Restricted cash	10.5	—	—	10.5
Accounts and notes receivables, net	428.7	564.4	(68.0)	925.1
Inventories	296.0	596.9	—	892.9
Prepaid expenses	25.0	23.6	(8.3)	40.3
Deferred income taxes	—	3.0	—	3.0
Other current assets	3.4	83.6	—	87.0

Total current Assets	783.1	1,369.3	(76.3)	2,076.1
Property, plant and equipment, net	1,294.0	3,256.2	21.9	4,572.1
Investment in unconsolidated affiliates	235.0	138.7	(215.7)	158.0
Intangible assets, net	34.9	247.0	—	281.9
Goodwill	3.3	—	—	3.3
Receivable from affiliates	11.7	13.6		25.3
Deferred income tax	12.0	—	—	12.0
Other noncurrent assets	156.7	432.1	(2.6)	586.2

Total Assets	$2,530.7	$5,456.9	$(272.7)	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$258.8	$561.3	$(68.0)	$752.1
Accrued liabilities	204.6	389.5	(8.4)	585.7
Deferred income taxes	14.5	—	—	14.5
Current portion of long-term debt	132.2	1.8	—	134.0

Total current liabilities	610.1	952.6	(76.4)	1,486.3
Long-term debt	1,699.9	3,359.9	—	5,059.8
Long-term debt affiliate	35.5	358.3	—	393.8
Deferred income taxes	—	234.8	—	234.8
Other noncurrent liabilities	234.3	224.5	(2.6)	456.2

Total liabilities	2,579.8	5,130.1	(79.0)	7,630.9

Minority interests	—	3.6	130.9	134.5
Member's equity (deficit):
Member's equity	1,095.2	—	—	1,095.2
Subsidiary members' equity	—	565.5	(565.5)	—
Accumulated deficit	(1,181.1)	(314.3)	312.9	(1,182.5)
Accumulated other comprehensive loss	36.8	72.0	(72.0)	36.8

Total member's (deficit) equity	(49.1)	323.2	(324.6)	(50.5)

Total liabilities and member's (deficit) equity	$2,530.7	$5,456.9	$(272.7)	$7,714.9

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
Revenues:
Trade sales	$3,963.4	$6,312.1	$—	$10,275.5
Related party sales	228.2	191.3	(363.8)	55.7

Total revenues	4,191.6	6,503.4	(363.8)	10,331.2
Cost of goods sold	3,875.9	5,678.5	(349.8)	9,204.6

Gross profit	315.7	824.9	(14.0)	1,126.6
Expenses:
Selling, general and administrative	154.2	365.3	(12.0)	507.5
Research and development	20.6	40.9	—	61.5
Other operating income	(11.7)	(14.3)	—	(26.0)
Restructuring and plant closing costs	40.8	249.5	—	290.3

Total expenses	203.9	641.4	(12.0)	833.3

Operating income	111.8	183.5	(2.0)	293.3
Interest expense, net	(178.8)	(369.7)	—	(548.5)
Loss on sale of accounts receivable	—	(15.6)	—	(15.6)
Equity in (losses) earnings of unconsolidated affiliates	(93.7)	—	97.6	3.9
Other expense	(6.2)	(19.5)	—	(25.7)

Loss before income tax benefit, and minority interests	(166.9)	(221.3)	95.6	(292.6)
Income tax (expense) benefit	(7.8)	58.6	—	50.8
Minority interest in subsidiaries' loss	—	—	65.0	65.0

Net loss	(174.7)	(162.7)	160.6	(176.8)
Other comprehensive income	46.6	94.5	(94.5)	46.6

Comprehensive loss	$(128.1)	$(68.2)	$66.1	$(130.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH(1)	Total(1)	HIH(2)	Eliminations	Huntsman LLC
Revenues:
Trade sales	$3,028.0	$5,041.7	$8,069.7	$(1,597.3)	$—	$6,472.4
Related party sales	205.6	203.8	409.4	(136.1)	(177.9)	95.4

Total revenues	3,233.6	5,245.5	8,479.1	(1,733.4)	(177.9)	6,567.8
Cost of goods sold	3,019.1	4,661.1	7,680.2	(1,551.9)	(168.5)	5,959.8

Gross profit (loss)	214.5	584.4	798.9	(181.5)	(9.4)	608.0
Expenses:
Selling, general and administrative	143.9	368.0	511.9	(116.9)	(8.0)	387.0
Research and development	22.0	49.4	71.4	(16.6)	—	54.8
Other operating (income) expense	(8.3)	(65.6)	(73.9)	28.9	—	(45.0)
Restructuring and plant closing (credits) costs	(1.7)	56.7	55.0	(17.1)	—	37.9

Total expenses (credits)	155.9	408.5	564.4	(121.7)	(8.0)	434.7

Operating income (loss)	58.6	175.9	234.5	(59.8)	(1.4)	173.3
Interest (expense) income, net	(150.3)	(354.7)	(505.0)	113.2	—	(391.8)
(Loss) gain on sale of accounts receivable	—	(32.4)	(32.4)	12.0	—	(20.4)
Equity in losses of unconsolidated affiliates	(138.1)	—	(138.1)	—	101.3	(36.8)
Other (expense) income	(0.9)	(1.3)	(2.2)	2.2	—	—

(Loss) income before income tax benefit, and minority interests	(230.7)	(212.5)	(443.2)	67.6	99.9	(275.7)
Income tax expense	(16.1)	(21.6)	(37.7)	(2.4)	—	(40.1)
Minority interest in subsidiaries' loss	—	—	—	—	67.6	67.6

Net (loss) income	(246.8)	(234.1)	(480.9)	65.2	167.5	(248.2)
Other comprehensive income (loss)	167.6	219.4	387.0	(24.2)	(195.2)	167.6

Comprehensive (loss) income	$(79.2)	$(14.7)	$(93.9)	$41.0	$(27.7)	$(80.6)

(1)
For the year ended December 31, 2003

(2)
For the four months ended April 30, 2003

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Huntsman LLC (excluding HIH)	HIH	Eliminations	Huntsman LLC
Cash flows from operating activities:
Net loss	$(174.7)	$(162.7)	$160.6	$(176.8)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in losses (income) of investment in unconsolidated affiliates	93.7	—	(97.6)	(3.9)
Depreciation and amortization	133.1	310.0	2.1	445.2
Provision for losses on accounts receivable	—	2.0	—	2.0
Noncash restructuring and plant closing costs	21.6	116.4	—	138.0
Loss on disposal of plant and equipment	2.7	—	—	2.7
Loss on early extinguishment of debt	6.1	19.5	—	25.6
Noncash interest expense	10.5	132.1	—	142.6
Deferred income taxes	(4.4)	(75.3)	—	(79.7)
Gain on foreign currency transactions	(5.3)	(61.5)	—	(66.8)
Minority interest in subsidiaries loss	—	—	(65.0)	(65.0)
Other	(1.0)	—	—	(1.0)
Net changes in operating assets and liabilities:
Receivables	(118.0)	(94.2)	21.0	(191.2)
Change in receivables sold, net	—	(90.0)	—	(90.0)
Inventories	(42.4)	(93.6)	—	(136.0)
Prepaid expenses	36.5	(4.2)	(1.4)	30.9
Other current assets	(14.3)	59.7	—	45.4
Other noncurrent assets	(34.1)	(1.1)	(1.5)	(36.7)
Accounts payable	33.1	46.0	(21.0)	58.1
Accrued liabilities	54.8	41.9	1.4	98.1
Other noncurrent liabilities	2.5	0.8	1.4	4.7

Net cash provided by operating activities	0.4	145.8	—	146.2

Investing activities:
Capital expenditures	(68.3)	(141.3)	—	(209.6)
Proceeds from sale of plant & equipment	0.4	—	—	0.4
Change in restricted cash	1.6	—	—	1.6
Net borrowings (repayments) on intercompany debt	2.2	—		2.2
Investment in unconsolidated affiliate	(0.2)	(11.8)	—	(12.0)
Net cash received from unconsolidated affiliates	—	8.6	—	8.6
Advances to unconsolidated affiliates	—	(2.6)	—	(2.6)

Net cash used in investing activities	(64.3)	(147.1)	—	(211.4)

Financing activities:
Net borrowings under revolving loan facilities	135.8	(22.0)	—	113.8
Net borrowings on overdraft	—	(7.5)	—	(7.5)
Repayment of long term debt	(1,187.0)	(1,302.4)	—	(2,489.4)
Proceeds from long-term debt	1,145.7	1,369.6	—	2,515.3
Issuance of Senior Notes	—	354.5		354.5
Repayment of Senior Notes	—	(333.4)		(333.4)
Shares of subsidiaries issued to minorities for cash	—	5.4	—	5.4
Payments on notes payable	(19.6)	—	—	(19.6)
Cost of early extinguishment of debt	—	(17.0)	—	(17.0)
Debt issuance costs	(18.4)	(17.2)	—	(35.6)

Net cash provided by financing activities	56.5	30.0	—	86.5

Effect of exchange rate changes on cash	(0.4)	11.5	—	11.1

(Decrease) increase in cash and cash equivalents	(7.8)	40.2	—	32.4
Cash and cash equivalents at beginning of period	19.5	97.8	—	117.3

Cash and cash equivalents at end of period	$11.7	$138.0	$—	$149.7

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Huntsman LLC (excluding HIH)(1)	HIH(1)	Total(1)	HIH(2)	Eliminations	Huntsman LLC(1)
Cash flows from operating activities:
Net (loss) income	$(246.8)	$(234.1)	$(480.9)	$65.2	$167.5	(248.2)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in losses (income) of investment in unconsolidated affiliates	138.1	—	138.1	—	(101.3)	36.8
Depreciation and amortization	130.0	277.9	407.9	(90.5)	1.4	318.8
Provision for loss on sale of accounts receivable	1.3	10.2	11.5	(0.2)	—	11.3
Noncash restructuring and plant closing costs	(1.7)	11.4	9.7	—	—	9.7
Non cash interest on affiliate debt	—	—	—	—	—
Loss on disposal of plant and equipment	1.5	—	1.5	—	—	1.5
Noncash interest expense	13.4	119.4	132.8	(34.9)	—	97.9
Deferred income taxes	2.8	—	2.8	5.3	—	8.1
Gain on foreign currency transactions	(2.5)	(64.3)	(66.8)	20.1	—	(46.7)
Minority interest in subsidiaries loss	—	—	—	—	(67.6)	(67.6)
Net changes in operating assets and liabilities:
Receivables	(22.5)	(6.6)	(29.1)	93.2	(3.3)	60.8
Change in receivables sold, net	—	18.6	18.6	(30.1)	—	(11.5)
Inventories	2.1	26.6	28.7	31.1	—	59.8
Prepaid expenses	6.9	1.1	8.0	(5.4)	(5.0)	(2.4)
Other current assets	(0.6)	(29.2)	(29.8)	13.9	—	(15.9)
Other noncurrent assets	(30.0)	—	(30.0)	1.8	2.6	(25.6)
Accounts payable	16.2	(58.5)	(42.3)	(13.3)	3.3	(52.3)
Accrued liabilities	5.9	32.6	38.5	27.7	5.0	71.2
Other noncurrent liabilities	9.1	(6.6)	2.5	10.0	(2.6)	9.9

Net cash provided by operating activities	23.2	98.5	121.7	93.9	—	215.6

Investing activities:
Capital expenditures	(89.7)	(127.4)	(217.1)	31.9	—	(185.2)
Proceeds from sale of plant & equipment	0.2	—	0.2	—	—	0.2
Cash paid for intangible asset	(2.3)	—	(2.3)	—	—	(2.3)
Change in restricted cash	(1.4)	—	(1.4)	—	—	(1.4)
Advances to unconsolidated affiliates	—	(8.3)	(8.3)	0.4	—	(7.9)

Net cash (used in) provided by investing activities	(93.2)	(135.7)	(228.9)	32.3	—	(196.6)

Financing activities:
Net borrowings under revolving loan facilities	(19.9)	(45.0)	(64.9)	(134.2)	—	(199.1)
Net borrowings on overdraft	—	7.5	7.5	—	—	7.5
Repayment of long term debt	(339.3)	(264.0)	(603.3)	177.7	—	(425.6)
Proceeds from long-term debt	450.5	362.9	813.4	(157.9)	—	655.5
Shares of subsidiaries issued to minorities for cash	—	2.7	2.7	(1.0)	—	1.7
Debt issuance costs	(27.9)	(9.7)	(37.6)	4.3	—	(33.3)

Net cash provided by (used in) financing activities	63.4	54.4	117.8	(111.1)	—	6.7

Effect of exchange rate changes on cash	3.8	5.2	9.0	(1.9)	—	7.1

Decrease (increase) in cash and cash equivalents	(2.8)	22.4	19.6	13.2	—	32.8
Cash and cash equivalents at beginning of period	22.3	—	22.3	—	—	22.3
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	75.4	75.4	(13.2)	—	62.2

Cash and cash equivalents at end of period	$19.5	$97.8	$117.3	$—	$—	117.3

(1)
For the year ended December 31, 2003

(2)
For the four months ended April 30, 2003

Results of Operations (Excluding HIH)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 (Dollars in Millions)

	Year ended December 31,
			Percent change 2004 vs. 2003
	2004	2003
Revenues	$4,191.6	$3,233.6	30%
Cost of goods sold	3,875.9	3,019.1	28%

Gross profit	315.7	214.5	47%
Expenses of selling, general and administrative, research and development, and other operating income (expense)	163.1	157.6	3%
Restructuring, impairment and plant closing costs (credits)	40.8	(1.7)	NM

Operating income	111.8	58.6	91%
Interest expense, net	(178.8)	(150.3)	19%
Equity income on investments in unconsolidated affiliates	3.9	2.2	77%
Other expense	(6.2)	(0.9)	NM

Loss before income tax benefit, minority interests, and cumulative effect of accounting change	(69.3)	(90.4)	(23)%
Income tax expense	(7.8)	(16.1)	(52)%

Net loss	(77.1)	(106.5)	(28)%

Interest expense, net	178.8	150.3	19%
Income tax expense	7.7	16.1	(52)%
Depreciation and amortization	133.1	130.0	2%

EBITDA(1)	$242.5	$189.9	28%

NM—Not meaningful

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

  Included in EBITDA are the following unusual items of (expense) income:

	Year ended December 31,
	2004	2003
Contract Termination	$—	$(2.0)
Early extinguishment of debt	(6.1)	—
Restructuring and plant closing costs:
Performance Products	$(24.5)	$—
Polymers	(13.6)	(0.8)
Base Chemicals	(0.4)	—
Corporate and other	(2.3)	2.5

Total restructuring and plant closing (costs) credits	(40.8)	1.7

Total unusual items of (expense) income included in EBITDA	$(46.9)	$(0.3)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        For the year ended December 31, 2004 we had a net loss of $77.1 million on revenues of $4,191.6 million compared to a net loss of $106.5 million on revenues of $3,233.6 million for the year ended December 31, 2003. The decrease of $29.4 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2004 increased by $958.0 million, or 30%, as compared to 2003. The increase was largely attributable to higher average selling prices for all of our business segments and higher sales volumes in our Polymers and Base Chemicals segments.

    For details of our changes in selling prices and sales volumes, see the discussion by operating segments below.

  •
  Gross profit for the year ended December 31, 2004 increased by $101.2 million, or 47%, as compared to 2003 due principally to higher contribution margins in 2004 as average selling prices increased more than raw material and energy costs.

  •
  Operating expenses for the year ended December 31, 2004 increased by $5.5 million, or 3%.

  •
  Restructuring and plant closing costs for the year ended December 31, 2004 increased by $42.5 million to $40.8 million of expense from a credit of $1.7 million in 2003. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" above.

  •
  Net interest expense for the year ended December 31, 2004 increased by $28.5 million, or 19%, primarily due to increased debt and higher interest rates on our borrowings in 2004.

  •
  Other expense for the year ended December 31, 2004 increased by $5.3 million to $6.2 million from $0.9 million in 2003, primarily as a result of the write off of deferred debt issuance costs in 2004.

  •
  Income tax expense decreased by $8.3 million to an expense of $7.8 million for the year ended December 31, 2004 as compared to expense of $16.1 million for 2003. Decreased tax expense was primarily due to losses in jurisdictions where valuation allowances are not required to be placed against net deferred tax assets and the results of an Internal Revenue Service examination recorded in the prior year.

        The following table sets forth the revenues and EBITDA for each of our operating segments:

Huntsman LLC (Excluding HIH)

	Year ended December 31, 2004	Year ended December 31, 2003	Percent Change
Revenues
Performance Products	1,282.7	1,112.2	15%
Polymers	1,451.8	1,155.5	26%
Base Chemicals	1,764.4	1,238.3	42%
Eliminations	(307.3)	(272.4)	(13)%

Total	$4,191.6	$3,233.6	30%

Segment EBITDA
Performance Products	160.0	144.0	11%
Polymers	77.6	80.8	(4)%
Base Chemicals	69.3	(6.0)	NM
Corporate and other	(64.4)	(28.9)	(123)%

Total	$242.5	$189.9	28%

NM—Not meaningful

Performance Products

        For the year ended December 31, 2004, Performance Products revenues increased by $170.5 million, or 15%, as compared to 2003 primarily as a result of higher average selling prices for all products, offset somewhat by lower sales volumes in certain product lines. Overall, average selling prices increased by 17% in response to higher raw material and energy costs, improved market conditions and the strength of the Australian dollar versus the U.S. dollar. Sales volumes declined by 1% as higher volumes of amines and maleic anhydride were more than offset by lower sales of surfactants and LAB. The reduction in surfactants sales volumes was due principally to increased competition in the marketplace.

        For the year ended December 31, 2004, Performance Products segment EBITDA increased by $16.0 million, or 11%, as compared to 2003. During the year ended December 31, 2004, we recorded restructuring charges of $24.5 million related primarily to the closure of our Guelph, Canada, Queeny, Missouri and Austin, Texas facilities. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" above. Excluding these restructuring charges, Performance Products segment EBITDA increased by $8.5 million resulting primarily from higher contribution margins as average selling prices increased more than raw material and energy costs.

Polymers

        For the year ended December 31, 2004, Polymers revenues increased by $296.3 million, or 26%, as compared to 2003 due mainly to 22% higher average selling prices and 3% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs while sales volumes increased principally as a result of stronger customer demand.

        For the year ended December 31, 2004, Polymers segment EBITDA decreased by $3.2 million, or 4%, as compared to 2003. During the years ended December 31, 2004 and 2003, the Polymers segment recorded restructuring and plant closing charges of $13.6 million and $0.8 million, respectively. For further discussion of restructuring activities, see "—Restructuring and Plant Closing Costs" above. Excluding these restructuring charges, Polymers segment EBITDA increased by $9.6 million resulting primarily from higher contribution margins as average selling prices increased more than raw material and energy costs.

Base Chemicals

        For the year ended December 31, 2004, Base Chemicals revenues increased $526.1 million, or 42%, as compared to 2003 due mainly to 34% higher average selling prices and 6% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs. Sales volumes increases were driven by increases for ethylene, propylene and cyclohexane of 12%, 14% and 29%, respectively, principally as a result of increased demand.

        For the year ended December 31, 2004, Base Chemicals segment EBITDA increased by $75.3 million as compared to 2003, primarily as a result of higher average selling prices and increased sales volumes, partially offset higher raw material and energy costs and higher maintenance costs on furnaces in the U.S.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, unallocated foreign exchange gains and losses and other non-operating income and expense. For the year ended December 31, 2004, EBITDA from corporate and other items decreased by $35.5 million, or 123%, as compared to 2003, primarily as a result of lower unallocated foreign currency exchange gains in 2004 and costs associated with the early extinguishment of debt.

Liquidity and Capital Resources (Excluding HIH)

Cash

        Net cash provided by operating activities for the year ended December 31, 2004 was $0.4 million as compared to net cash provided by operating activities of $23.2 million for the year ended

December 31, 2003. This decrease is primarily attributable to a reduced net loss of $72.1 million partially offset by an increase in net operating assets and liabilities of $67.7 million. In addition, there were net offsetting variances in adjustments to reconcile net income (loss) to net cash from operating activities including an unfavorable variance of $44.4 million in equity in losses of investments in unconsolidated affiliates, partially offset by a favorable variance of $23.3 million in non-cash restructuring and plant closing costs.

        Capital expenditures for the year ended December 31, 2004 were $68.3 million as compared to $89.7 million for 2003. This decrease was largely attributable to increased capital spending in 2003 relating to the implementation of our North American SAP system and capital spending associated with the scheduled T&I at our Port Arthur, Texas olefins unit.

        Net cash provided by financing activities for the year ended December 31, 2004 was $56.5 million as compared to $63.4 million in the year ended December 31, 2003.

Changes in Financial Condition (Excluding HIH)

        The following information summarizes our net working capital position as of December 31, 2004 and 2003 (dollars in millions):

	December 31,
				Percentage Change
	2004	2003	Difference
Current assets:
Cash, cash equivalents and restricted cash	$20.6	$30.0	$(9.4)	(31)%
Accounts and notes receivables	618.4	428.7	189.7	44%
Inventories	338.8	296.0	42.8	14%
Prepaid expenses	21.9	25.0	(3.1)	(12)%
Deferred income taxes	0.7	—	0.7	NM
Other current assets	15.2	3.4	11.8	347%

Total current assets	1,015.6	783.1	232.5	30%

Current liabilities:
Accounts payable	340.0	258.8	81.2	31%
Accrued liabilities	261.0	204.6	56.4	28%
Deferred income taxes	8.2	14.5	(6.3)	(43)%
Current portion of long-term debt	25.3	132.2	(106.9)	NM

Total current liabilities	634.5	610.1	24.4	4%

Working capital	$381.1	$173.0	$208.1	120%

NM—Not meaningful

        At December 31, 2004 our net working capital position was $381.1 million as compared to $173.0 million at December 31, 2003, resulting in an increase of $208.1 million. The changes in working capital can be explained as follows:

  •
  The decrease in cash, cash equivalents and restricted cash is primarily the result of matters identified in the Condensed Consolidating Statement of Cash Flows.

  •
  The increase in receivables of $189.7 million is primarily due to higher average selling prices and increased sales volumes.

  •
  The increase in inventories of $42.8 million is due primarily to higher raw materials and energy costs.

  •
  The increase of $81.2 million in accounts payable is primarily due to an increase in raw materials and energy costs.

  •
  Accrued liabilities increased by $56.4 million, partly due to an increase in interest accruals largely associated with the timing of payments due on the HLLC Senior Notes. In addition accruals for restructuring and plant closing costs increased in 2004.

  •
  The decrease in the current portion of long-term debt of $106.9 million is primarily attributable to the repayment of the Huntsman Polymers Notes of $36.8 million on January 28, 2004, the payment of $25 million made on our HCCA Facility with proceeds from our HLLC Senior Secured Notes, and the refinancing of our Australian credit facilities on August 31, 2004 which resulted in substantially all the remaining debt under the Australian credit facilities being classified as non-current. The entire balances of the HCA Facilities and the HCCA Facilities were classified as current as of December 31, 2003.

Debt and Liquidity

        For a discussion of our restricted group's debt and liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt and Liquidity—Debt—Restricted Group" above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

Currency Exchange Rates

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Short-term exposures to changing foreign currency exchange rates at certain foreign subsidiaries are generally netted where practicable with exposures of other subsidiaries and the remaining exposures then, from time to time, may be managed through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (with maturities of nine months or less) with various financial institutions, to reflect the currency denomination of our cash flows. We do not hedge our currency exposures in a manner that would entirely eliminate the effect of changes in exchange rates on our cash flows and earnings. Our hedging activity from time to time comprises selling forward surpluses of non-dollar receivables for U.S. dollars. In addition, HI's accounts receivable securitization program requires in certain circumstances that we enter into certain forward foreign currency hedges intended to hedge currency exposures on the collateral supporting the off-balance sheet debt issued in the program. As of December 31, 2004, our outstanding forward foreign exchange contracts were not considered material.

        On December 10, 2004, HI entered into a cross currency swap of fixed rate debt with several financial institutions in order to more effectively hedge its overall underlying euro long-term net asset and euro cash flow exposures. In this transaction, HI agreed to swap $175 million of 7.375% fixed rate debt for €132.4 million of 6.63% fixed rate debt. As a result, HI will pay fixed rate interest at an annual rate of 6.63% on €132.4 million of principal and will receive fixed rate interest at an annual rate of 7.375% on $175 million of principal through January 1, 2010. At maturity on January 1, 2010, HI is required to pay principal of €132.4 million and will receive principal of $175 million. Interest installments are paid semi-annually on January 1 and July 1 of each year beginning July 1, 2005 through maturity. The swap will receive effective treatment as a net investment hedge under GAAP.

        As of December 31, 2004, HLLC had entered into approximately $184.3 million notional amount of interest rate swap transactions, which have remaining terms ranging from approximately twelve to thirty months. The majority of these transactions hedge against movements in U.S. dollar interest rates. The U.S. dollar swap transactions obligate HLLC to pay fixed amounts ranging from 4.3% to 6.6% of the notional amount in exchange for LIBOR-based floating amounts. As of December 31, 2004, Advanced Materials had not entered into any interest rate agreements. We do not hedge our interest rate exposure in a manner that would eliminate the effects of changes in market interest rates on our cash flow and earnings.

        We finance certain of our non-U.S. subsidiaries with intercompany loans. In some cases, these loans are denominated in currencies other than the subsidiaries' functional currency. Foreign currency transaction gains and losses on intercompany loans that are expected to be repaid in the foreseeable future are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are not expected to be repaid in the foreseeable future ("Permanent Loans") are recorded in other comprehensive income. As a result of our review of certain of our intercompany loans in the first quarter of 2005, we have increased the amount of our Permanent Loans. We expect that this will result in less foreign currency transaction gains and losses reflected in earnings.

Interest Rates

        As of December 31, 2004, the estimated value of our consolidated debt was approximately $6.2 billion and the weighted average interest rate of our combined borrowings was approximately 8.7%. As of December 31, 2004, we had combined outstanding variable rate borrowings at HLLC and HI of approximately $2.4 billion. The weighted average interest rate of these borrowings was approximately 5.5%. This weighted average rate does not consider the effects of interest rate hedging activities. Assuming a 1.0% increase in interest rates, without giving effect to interest rate hedges, the effect on the annual interest expense would be an increase of approximately $24 million. This increase would be reduced by approximately $1.8 million on an annualized basis, as a result of the effects of the interest rate swap transactions described above.

Commodity Prices

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time we enter into various commodity contracts to hedge our purchase of commodity products. We do not hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings. At December 31, 2004, we had forward purchase and sale contracts for 66,000 tonnes of naphtha and 124,000 tonnes of other hydrocarbons, which do not qualify for hedge accounting. Assuming a 10% increase or a 10% decrease in the price per tonne of naphtha, the impact on the forward purchase contracts would result in losses or gains of approximately $2.2 million, respectively.

BUSINESS

History

        Our Company is a Utah limited liability company. Jon M. Huntsman founded the predecessor to our Company in the early 1970s as a small packaging company. Since then, we have grown through a series of significant acquisitions and now own a global portfolio of commodity and differentiated businesses. In 1993, we purchased the LAB and maleic anhydride businesses of The Monsanto Company. In 1994, we purchased the global chemical business from what was formerly Texaco Inc. In 1997, we purchased our PO business from Texaco. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our Polymers business. In 1999, we acquired certain polyurethanes, pigments and European petrochemicals businesses from ICI. In 2000, we completed the acquisition of the Morton global TPU business from The Rohm and Haas Company. In 2001, we completed our acquisition of the global ethyleneamines business of Dow Chemical Company, and we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia S.A. Due in part to the financing of these acquisitions, both we and our subsidiaries have accumulated a significant amount of indebtedness, which totaled $5,941.3 million as of December 31, 2004. We have also divested certain non-core businesses, including our packaging subsidiary in 1997 and our global styrenics business in 1998.

Recent Development

        On February 16, 2005, Huntsman Corporation, our parent corporation, completed an initial public offering of 55,681,819 shares of its common stock sold by Huntsman Corporation and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by Huntsman Corporation at a price to the public of $50 per share. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which are being used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP, our Company and HIH as follows:

  •
  On February 16, 2005, we used $41.6 million of the net cash proceeds from the offering to redeem in full the subordinated note due Horizon Ventures LLC.

  •
  On February 28, 2005, Huntsman Corporation used $1,216.7 million of the net cash proceeds from the offering, along with $35.0 million in available cash, to redeem

  •
  all of the outstanding senior secured discount notes due 2008 of HMP,

  •
  $452.3 million of the outstanding HIH Senior Discount Notes, and

  •
  $159.4 million of our HLLC Senior Secured Notes.

  •
  On March 14, 2005, Huntsman Corporation used $151.7 million of the net cash proceeds from the offering to redeem the remaining outstanding HIH Senior Discount Notes, $78.0 million of the fixed rate notes and to pay $7.8 million to HMP warrant holders for a certain consent fee. On March 17, 2005, Huntsman Corporation used $26.8 million of net cash proceeds from the offering to redeem an additional $24.0 million of the fixed rate notes.

        In connection with the repayment of the indebtedness discussed above, Huntsman Corporation expects to report a loss on early extinguishment of debt during the first quarter of 2005 of approximately $235 million, of which approximately $71 million of loss is expected to pertain to our Company.

        In connection with Huntsman Corporation's initial public offering of common and preferred stock on February 16, 2005 and the related reorganization transactions among certain affiiates, our ownership of HIH was reduced to 42% effective February 16, 2005 from 60% as of December 31, 2004. Accordingly, we will no longer consolidate HIH with our results of operations beginning in 2005.

Ownership

        All of our units of membership interest are owned by Huntsman Corporation. The chart below shows our current company organizational structure:

Overview

        We are among the world's largest global manufacturers of differentiated and commodity chemical products. We manufacture a broad range of chemical products and formulations, which are marketed globally to a diversified group of consumer and industrial customers. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride and titanium dioxide. We operate 53 manufacturing facilities located around the world and employ over 9,100 associates. Our businesses benefit from significant integration, large production scale and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

Our Products and Segments

        Our business is organized around our five segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes, Advanced Materials and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our petrochemical-based commodity products is cyclical and has been experiencing a down cycle for the last several years, resulting primarily from significant new capacity additions, a decrease in demand reflecting weak global economic conditions and high raw material costs. Certain industry fundamentals have recently improved and, we believe, point to increased profitability in the markets for the major commodity products that we manufacture.

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI, PO, polyols, PG, TDI and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate four primary Polyurethanes manufacturing facilities in the U.S. and Europe. We also operate 14 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide. We have a significant interest in a manufacturing joint venture that has recently begun construction of a low-cost, world-scale, integrated MDI production facility near Shanghai, China. We expect production at this facility to commence in 2006.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end-use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are a leading North American producer of PO. We and some of our customers process PO into derivative products such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" for a further discussion of legal and regulatory developments that may curtail or eliminate the use of MTBE in gasoline in the U.S. and elsewhere in the future.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production facilities near Shanghai, China. Our MDI joint ventures will enable us to strengthen our long-standing presence in China and to further capitalize on the growth in demand for MDI in Asia.

Industry Overview

        MDI is used primarily in rigid foam applications and in a wide variety of customized higher-value flexible foam and coatings, adhesives, sealants and elastomers; conversely, TDI is used primarily in commodity flexible foam applications. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. PO is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals:

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to produce and develop a breadth and variety of polyurethane products

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        The U.S. and European markets currently consume the largest quantities of MDI. With the recent rapid growth of the developing Asian economies, the Asian markets are becoming an increasingly important market for MDI, and we currently believe that per-capita demand for MDI in Asia will continue to increase as its less-developed economies continue to grow.

        There are four major global producers of MDI: Bayer, our Company, BASF and Dow. We believe it is unlikely that any new global producers of MDI will emerge in the foreseeable future due to the substantial requirements for entry such as the limited availability of licenses for MDI technology and the substantial capital commitment and integration that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        TDI.    The consumers of TDI consist primarily of numerous manufacturers of flexible foam blocks sold for use as furniture cushions and mattresses. Flexible foam is typically the first polyurethane market to become established in developing countries because smaller local plants can be constructed using technology and intermediate chemicals that are easier to obtain than those required for MDI production. As a result, TDI production typically precedes MDI production in developing markets.

        TPU.    TPU is a high-quality fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, most aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

        PO.    PO is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    We currently use our entire production of TBA, a co-product of our PO production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. MTBE has experienced historical growth due to its ability to satisfy the oxygenation requirement of amendments to the Clean Air Act of 1990 (the "Clean Air Act") with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the U.S. adopted this oxygenate requirement to improve air quality even though they were not mandated to do so by the Clean Air Act. The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. See "—Environmental, Health and Safety Matters—MTBE Developments."

Sales and Marketing

        We manage a global sales force, with 40 locations in 35 countries, which sells our polyurethane chemicals to over 2,000 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers' needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture TDI and polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana and Rozenburg, Netherlands. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana and Wilton, U.K. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices. Since 1996, we have invested over $600 million to significantly enhance our production capabilities through the rationalization of our older, less efficient facilities and the modernization of our newer facilities at Rozenburg and Geismar.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI	TDI	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE(1)
	(millions of pounds)
Geismar, Louisiana	860	90	160		715	(2)	935	(2)
Port Neches, Texas									525	145	260
Ringwood, Illinois				20
Rozenburg, Netherlands	660		120
Wilton, U.K.					670		880
Osnabrück, Germany			20	30

Total	1,520	90	300	50	1,385		1,815		525	145	260

(1)
Millions of gallons.

(2)
Represents our approximately 78% share of capacity under our Rubicon LLC manufacturing joint venture with Crompton Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which will be used in our world scale joint venture in Shanghai, China, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        We also operate polyurethane systems houses in Deerpark, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; and Samuprakam, Thailand.

        We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. If the use of MTBE in gasoline in the U.S. is further curtailed or eliminated in the future, we believe that we will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

Joint Ventures

        Rubicon Joint Venture.    We and Crompton Corporation own Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Crompton Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's owned aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI, TDI and polyol facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain.

        Chinese MDI Joint Ventures.    In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. The manufacturing joint venture with BASF and three Chinese chemical companies (the "Unconsolidated Chinese Manufacturing JV") will build three plants to manufacture MNB, aniline, and crude MDI. We effectively own 35% of the Unconsolidated Chinese Manufacturing JV. The other joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd. (the "Consolidated Chinese Splitting JV"), will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of the Consolidated Chinese Splitting JV. A feasibility study for the project has been approved by the appropriate Chinese authorities, preliminary engineering work has commenced and a business license was issued in March 2003, making the joint ventures the first entities with foreign investors to receive a license to construct an integrated MDI plant in China.

        The project is funded by a combination of equity invested by the joint venture partners and borrowed funds. We anticipate that our equity investment in the joint ventures will be approximately $85 million, and of this amount approximately $42 will be an investment in an unconsolidated affiliate. The remaining approximately $43 million will be invested in a consolidated affiliate, which we expect will have approximately $125 million of total capital expenditures through project completion. Upon expected completion in 2006, the production capacity of this facility will be 525 million pounds per year.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We use the benzene produced in our Base Chemicals segment and purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI. Our vertical integration provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 55%, 29%, 14% and 2%, respectively, of total raw material costs in 2004. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through a pipeline connected to our PO facility.

Competition

        Our competition in the polyurethane chemicals business includes BASF, Bayer, Dow and Lyondell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service and product reliability. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

Performance Products

General

        Our Performance Products segment is organized around three business groups, performance specialties, performance intermediates, and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties business tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 13% in the last ten years due to strong demand in a number of industrial applications, such as epoxy curing agents, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergent and consumer products applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging, and EO, all of which is consumed internally in the production of our downstream products. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of catalyst used in the manufacture of maleic anhydride. We operate 16 Performance Products manufacturing facilities in North America, Europe and Australia.

        Our Products.    We have the annual capacity to produce approximately 960 million pounds of more than 250 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, propylene carbonates, ethylene carbonates and morpholine, the second-largest global producer of ethyleneamines and the third-largest North American producer of ethanolamines. We also produce DGA™ and substituted propylamines. These products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. and Petfurdo, Hungary. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, solvents and catalysts. Our key amines customers include Akzo, ChevronTexaco, Cognis, Hercules, Monsanto and PPG.

        We have the capacity to produce approximately 2.8 billion pounds of surfactant products annually at our 10 facilities located in North America, Europe and Australia. Our surfactants business is a leading global manufacturer of nonionic, anionic, cationic and amphotenic surfactants products and is characterized by its breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading European producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings. Our key surfactants customers include Ecolab, Huish, L'Oreal, Monsanto, Nufarm, Procter & Gamble and Unilever.

        We are North America's second-largest producer of LAB, with capacity of 400 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We have also developed a process for the manufacture of a higher-molecular-weight LAB product to be used as an additive to lubricants. Our key customers for LAB include Colgate, Henkel, Lubrizol, Procter & Gamble and Unilever.

        We are North America's largest producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We have the capacity to produce approximately 240 million pounds annually at our facility located in Pensacola, Florida. We also own a 50% interest in Sasol-Huntsman GmbH & Co. KG, which owns and operates a facility in Moers, Germany with an annual capacity of 125 million pounds. We supply our catalysts to licensees and to worldwide merchant customers, including supplying catalyst to two of the three other U.S. maleic anhydride producers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced six generations of our maleic anhydride catalysts. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AOC, ChevronTexaco, Cook Composites, Dixie, Lubrizol and Reichhold.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Botany, Australia and Port Neches, Texas.

Industry Overview

        Performance Specialties.    The following table shows the end-market applications for our performance specialties products:

Product Group	Applications
Specialty Amines	liquid soaps; personal care; lubricant and fuel additives; polyurethane foams; fabric softeners; paints and coatings; refinery processing; water treating
Polyetheramines	polyurethane foams and insulation; construction and flooring; paints and coatings; lubricant and fuel additives; adhesives
Ethyleneamines	lubricant and fuel additives; epoxy hardeners; wet strength resins; chelating agents; fungicides
Morpholines/DGA™ and Gas Treating	hydrocarbon processing; construction chemicals; synthetic rubber; water treating; electronics applications; gas treatment and agriculture
Carbonates	lubricant and fuel additives; agriculture; electronics applications; textile treatment
Specialty Surfactants	agricultural herbicides; construction; paper de-inking

        Our performance specialties products are organized around the following end markets: coatings, polymers and resins; process additives; resources, fuels and lubricants; and agrochemicals.

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling the customers to penetrate new markets and substitute for traditional curing materials. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing does not generally fluctuate with movements in underlying raw materials.

        Morpholine/ DGA™.    Morpholine and DGA™ are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA™ is primarily used in gas treating, electronics, herbicides and metalworking end-use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards and the production of lithium batteries. Also, propylene carbonates have recently received EPA approval for use as a solvent in certain agricultural applications. We expect these solvents to replace traditional aromatic solvents that are increasingly subject to legislative restrictions and prohibitions.

        Performance Intermediates.    The following table sets forth the end markets for products made in our performance intermediates business:

Product Group	End Markets
Surfactants
Alkoxylates	household detergents; industrial cleaners; anti-fog chemicals for glass; asphalt emulsions; shampoos; polymerization additives; de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents; liquid detergents; shampoos; body washes; dishwashing liquids; industrial cleaners; emulsion polymerization; concrete superplasticizers; gypsum wallboard
Esters and Derivatives	shampoo; body wash; textile and leather treatment
Nitrogen Derivatives	bleach thickeners; baby shampoo; fabric conditioners; other personal care products
Formulated Blends	household detergents; textile and leather treatment; personal care products; pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents
Ethanolamines	wood preservatives; herbicides; construction; gas treatment; metalworking
LAB	consumer detergents; industrial and institutional detergents; synthetic lubricants
EG	polyester fibers and PET bottle resins; antifreeze

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements. However, pricing in recent years has also been adversely affected by the growing purchasing power of "soapers," such as Procter & Gamble and Unilever. The "big box" stores, such as Wal-mart and Costco have also placed pricing pressure along the surfactant value chain.

        Ethanolamines.    Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used as intermediates in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due the technical and cost barriers to entry. Growth in this sector has typically been higher than GDP and in the last few years has benefited in particular from the conversion to ethanolamines in the formulation of wood treatment products. We believe the ethanolamine market in North America is tight with industry operating rates currently running in excess of 90% of stated capacity. Despite these high operating rates in ethanolamines, there are no new announced capacity expansions. We expect all producers to evaluate debottlenecking initiatives to meet the expected market demand.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Four major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel, Unilever and Colgate Palmolive. We believe that two thirds of the capacity lies in the hands of seven producers, with two or three major players in each of the three regional markets. Although the North American market for LAB is mature, we expect the South American market to grow as detergent demand grows at a faster rate than in more developed countries. We expect any excess LAB capacity in North America to be sold into the growing South American markets.

        For several years through 2002, our LAB business benefited from a market environment where the supply/demand balance for LAB in the Americas was favorable for producers and prices for alternate products had not been very competitive. From a competition perspective, compounds derived from alcohol and its derivatives can be used in place of LAB in certain detergent formulations. In the past several years, a significant amount of new alcohol production capacity has come on stream resulting in lower prices for these alcohol-based compounds. As a result, LAB has become less attractive to buyers who have the option to formulate their products with either of these two raw materials and as a result, margins for LAB producers have come under pressure.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets. EG is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers.

        Maleic Anhydride and Licensing.    The following table sets forth the end markets for products made in our maleic anhydride business:

Product Group	End Markets
Maleic anhydride	boat hulls; automotive; construction; lubricant and fuel additives; countertops; agrochemicals; paper; and food additives
Maleic anhydride catalyst and technology licensing	maleic anhydride and BDO manufacturers

        Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 57% of U.S. maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial, and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy-efficient, high-percentage-recovery solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology.

        Total U.S. demand for maleic anhydride is approximately 525 million pounds. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, demand can be cyclical. Pricing for maleic anhydride in North America over the past several years has been stable.

Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our marketing group, which has extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        Our performance specialties businesses are organized around end-use market applications, such as coatings, polymers and resins and agrochemical. In these end uses, our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for on-going differentiation in our development activities with our customers. Our performance intermediates and maleic anhydride businesses organize their marketing efforts around their products and geographic regions served. We also provide extensive pre-and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers' unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies.

        In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot cost effectively be served by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce approximately 6.5 billion pounds annually of a wide variety of specialty, intermediate and commodity products and formulations at 16 manufacturing locations in North America, Europe and Australia.

        These production capacities are as follows:

	Current capacity
Product Area	North America	Europe		Australia	Total
	(millions of pounds)
Performance Specialties
Amines	415	130	(1)		545
Specialty surfactants	100	100		100	300
Carbonates	75				75
Performance Intermediates
EO	1,000			100	1,100
EG	890			55	945
Surfactants	860	1,590			2,450
Ethanolamines	340				340
LAB	400				400
Maleic anhydride	240	125	(2)		365

(1)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, Netherlands facility by way of a long-term tolling arrangement.

(2)
Represents total capacity of a facility owned by Sasol-Huntsman GmbH & Co. KG, of which we own a 50% interest and Sasol owns the remaining 50% interest.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation.

        Our primary EO, EG and ethanolamines facilities are located in Port Neches, Texas and adjacent to the olefins facility operated by our Base Chemicals segment, which results in a stable, cost-effective source of raw material for these ethylene derivatives. The Port Neches, Texas facility also benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        Our LAB facility in Chocolate Bayou, Texas and our maleic anhydride facility in Pensacola, Florida are both located within large, integrated petrochemical manufacturing complexes operated by Solutia. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations.

        We have recently announced our intention to restructure our European surfactants business. This restructuring is expected to result in a significant downsizing of our Whitehaven, U.K. facility. This downsizing, along with actions at other European facilities, is expected to result in the reduction of approximately 320 employees throughout Europe over the next 15 months.

Raw Materials

        We currently use approximately 850 million pounds of ethylene produced each year at our Port Arthur and Port Neches, Texas facilities in the production of EO and ethyleneamines. We consume all of our EO in the manufacture of our EG, surfactants and amines products. We also use internally produced PO and DEG in the manufacture of these products.

        In addition to internally produced raw materials, our performance specialties business purchases over 250 compounds in varying quantities, the largest of which includes ethylene dichloride, caustic soda, synthetic alcohols, paraffin, nonyl phenol, ammonia, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In our performance intermediates business, our primary raw materials, in addition to internally produced and third-party sourced EO, are synthetic and natural alcohols, paraffin, benzene and nonyl phenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge. Our maleic anhydride catalyst is toll-manufactured by Engelhard under a long-term contract according to our proprietary methods.

Competition

        In our performance specialties business, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow, and Akzo. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price.

        There are numerous global producers of many of our performance intermediates products. Our main competitors include global companies such as Dow, Sasol, BASF, Petresa, Equistar, Shell, Cognis, Stepan and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        In our maleic anhydride business, we compete primarily on the basis of price, customer service and plant location. Our competitors include Lanxess, Koch, Ashland, Lonza and BASF. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst business include Scientific Design and BP. In our maleic anhydride technology licensing business, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

Pigments

General

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. The global titanium dioxide market is characterized by a small number of large, global producers. We operate eight chloride-based and sulfate-based titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa.

        We offer an extensive range of products that are sold worldwide to approximately 1,500 customers in all major titanium dioxide end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments segment to service local customers, as well as global customers that require delivery to more than one location. Our diverse customer base includes Ampacet, A. Schulman, Akzo Nobel, Atofina, BASF, Cabot, Clariant, ICI, Jotun and PolyOne. Our pigments business has an aggregate annual nameplate capacity of approximately 550,000 tonnes at our eight production facilities. Five of our titanium dioxide manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with Kronos Worldwide, Inc.

        Our Pigments segment is focused on cost control and productivity. In July 2004, we idled 15,000 tonnes of nameplate capacity at our Umbogintwini, South Africa facility, and in November 2004 we idled 40,000 tonnes of nameplate capacity at our Grimsby, U.K. facility, which together represent about 10% of our total titanium dioxide production capacity. Through these closures and other cost saving measures, we will improve our cost position and enhance our ability to compete in the global marketplace. Our other cost saving measures include the optimization of the geographic distribution of our sales, the consolidation of back-office functions and the continued reduction of our fixed and variable costs at each of our manufacturing facilities.

Industry Overview

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, the demand growth rate and its relationship with the GDP growth rate varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, we believe that the chloride process accounts for approximately 70% of global production capacity. However, the global distribution of sulfate- and chloride-based titanium dioxide capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America, and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available. We believe the chloride and sulfate manufacturing processes compete effectively in the marketplace.

        The global titanium dioxide market is characterized by a small number of large global producers. The titanium dioxide industry currently has five major producers. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks and efficiency improvements. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Because pricing in the industry is driven primarily by supply/demand balance, prices have tended to be driven down by lower capacity utilization during periods of weak demand. The last major greenfield titanium dioxide capacity addition was in 1994. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we do not expect significant additional greenfield capacity in the near future.

        We believe that demand has recovered in 2004. In addition, capacity additions have been limited. These factors have resulted in higher industry operating rates and lower inventory levels.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our pigments business is well-positioned to benefit from the projected growth in the plastics sector which, we expect to grow faster than the overall titanium dioxide market over the next several years.

Manufacturing and Operations

        Our pigments business has eight manufacturing sites in seven countries with a total capacity of approximately 550,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe. The following table presents information regarding our titanium dioxide facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Greatham, U.K Calais, France Huelva, Spain Scarlino, Italy Grimsby, U.K.(1)	100,000 95,000 80,000 80,000 40,000	Chloride Sulfate Sulfate Sulfate Sulfate
North America	Lake Charles, Louisiana(2)	70,000	Chloride
Asia	Teluk Kalung, Malaysia	60,000	Sulfate
Southern Africa	Umbogintwini, South Africa(3)	25,000	Sulfate
Total		550,000

(1)
Reflects the idling of 40,000 tonnes of nameplate capacity at our Grimsby, U.K. facility in November 2004.

(2)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company L.P.

(3)
Reflects the idling of 15,000 tonnes of nameplate capacity at our Umbogintwini, South Africa facility in July 2004.

        We are well positioned to implement a number of low cost expansions of our Greatham, U.K. and Huelva, Spain plants. We are also well positioned to selectively invest in new plant capacity based upon our ICON chloride technology. ICON technology allows for the construction of new capacity with world-scale economics at a minimum nameplate size of 65,000 tonnes. We believe competing chloride technologies typically require a minimum capacity of 100,000 tonnes to achieve comparable economics. Our chloride additions can be more easily absorbed into the market, which provides higher investment returns than larger capacity additions.

Joint Ventures

        We own a 50% interest in Louisiana Pigment Company L.P., a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner, Kronos Worldwide. We share production offtake and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation.

Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. We purchase the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium-bearing ores are sourced from Australia, South Africa and Canada. Ore accounts for approximately 40% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 25% of our variable manufacturing costs.

        The world market for titanium-bearing ores is dominated by Rio Tinto and Iluka, which account for approximately 55% of global supply. Both companies produce a range of ores for use in chloride and sulfate processes. We purchase approximately 75% of our ore from these two producers. New players, such as Taicor in South Africa and VV Minerals in India, have recently entered the market, however, creating an oversupply of most products. Consequently, the price of most titanium-bearing ores has declined in the last five years, and the ability of major producers to control prices has diminished. Given the small number of suppliers and end-users of titanium-bearing ores, we typically enter into longer-term supply agreements with beneficial terms. Approximately 80% of our ore purchases are made under agreements with terms of three to five years.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based primarily on price. In addition, we also compete on the basis of product quality and service. The major global producers against whom we compete are DuPont, Kerr McGee, Kronos and Lyondell. We believe that our competitive product offerings, combined with our presence in numerous local markets, makes us an effective competitor in the global market, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Polymers

General

        We manufacture and market polypropylene, polyethylene, EPS, EPS packaging and APAO. We consume internally produced and third-party-sourced base petrochemicals, including ethylene and propylene, as our primary raw materials in the manufacture of these products. In our polyethylene, APAO and certain of our polypropylene product lines, we pursue a targeted marketing strategy by focusing on those customers and end use applications that require customized polymer formulations. We produce these products at our smaller and more flexible Polymers manufacturing facilities and generally sell them at premium prices. In our other product lines, including the balance of our polypropylene, EPS and EPS packaging, we maintain leading regional market positions and operate cost-competitive manufacturing facilities. We operate six primary Polymers manufacturing facilities in North America and Australia. We are expanding the geographic scope of our polyethylene business and improving the integration of our European Base Chemicals business through the construction of an integrated, low-cost, world-scale LDPE plant to be located adjacent to our existing olefins facility in Wilton, U.K. Upon completion of this facility, which we expect will occur in late 2007, we will consume approximately 50% of the output from our U.K. ethylene unit in the production of LDPE.

Our Products

        We have the capacity to produce approximately 430 million pounds of LDPE and 270 million pounds of LLDPE annually at our integrated Odessa, Texas facility. Our polyethylene customer base includes Ashland, Pliant and Sealed Air.

        We produce a variety of grades of LDPE using both the tubular and autoclave processes. Many of the resins are designed to meet specific requirements of particular end users. Various types of conversion equipment, including extension coating, blown and cast film extrusion, injection and blow molding, and other proprietary methods of extrusion, use these differentiated polyethylene resins to provide high clarity, durability and sealability performance characteristics. Liner grade (general-purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. We participate in both market areas, but concentrate our efforts primarily in more differentiated areas.

        Our LLDPE products contain octene copolymers and are sold into applications that require high performance properties such as strength, clarity, processability, and contains few resin imperfections (low gel). These products are used in wide variety of applications such as high performance flexible packaging, high clarity shrink films, barrier films, medical, artificial turf, and irrigation tubing. With our higher-performing product line, we compete with a limited number of competitors on the basis of product performance, and to a lesser extent, price.

        We have the capacity to produce approximately 1 billion pounds of polypropylene annually at three production facilities: Longview, Texas with a capacity of approximately 720 million pounds per year; Marysville, Michigan with a capacity of approximately 185 million pounds per year; and Odessa, Texas with a capacity of approximately 120 million pounds per year. Our polypropylene customer base includes Advanced Composites, Ashland, Kerr, PolyOne and Precise Technologies.

        We employ a variety of technologies to produce different grades of polypropylene, allowing us to participate in a wide range of polypropylene applications. We provide product solutions to processors and OEMs that require special or unique formulations or characteristics. Our products are used extensively in medical applications, caps and closures, higher value automotive parts, consumer durables, and furniture. Our in-reactor TPO products produced at our Marysville, Michigan facility have replaced more expensive compounded plastics. Our Odessa, Texas facility produces grades of polypropylene utilized for medical applications, specialty films and sheets and electronics packaging. These applications have allowed us to realize substantial premium prices over commodity polypropylene.

        We have the capacity to produce approximately 95 million pounds of Rextac® APAO annually at our facility in Odessa, Texas. We are one of only two on-purpose producers of APAO in the U.S. Rextac® APAO is a proprietary, patented, low molecular weight, amorphous material that utilizes polypropylene as its primary raw material. It is used extensively in roofing materials, hot melt adhesives, laminations and wire and cable coatings. Our products are sold primarily in the U.S., although we also participate in the rapidly growing Asian market. Our APAO customer base includes Firestone Building Products, Kimberly-Clark and Johns Manville.

        We have the capacity to produce approximately 250 million pounds of EPS annually at our facilities in North America and Australia. We sell into the construction industry, where the product is used for insulation, and into the small but rapidly growing insulated concrete form business. The products also are used in electronics and produce packaging applications. Our specialty grades include R-mer™ rubber modified EPS, fire retardant grades and low-pentane formulations. Our EPS customer base includes Aptco, Cellofoam, Life Like Products and Premier Industries.

        We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a world-scale polyethylene production facility. While we export approximately one-third of our ethylene production each year from Wilton, U.K. to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating position and extensive petrochemical infrastructure and logistics at the Wilton site. The announced LDPE facility is planned to have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost approximately $330 million to construct. A grant of approximately $30 million has been awarded by the U.K. government, leaving a cost of $300 million to be borne by us. The facility is expected be operational in late 2007.

Industry Overview

        Polymers markets are global commodity markets. Demand for polymers tends to be less susceptible to economic cycles than some of our base petrochemicals, as the products are generally sold into the packaging and consumer markets. Demand for LLDPE, which represents the growth segment of the polyethylene sector, and polypropylene has grown at rates well in excess of GDP growth as these products have replaced other polymers and materials (including wood, paper, glass and aluminum) due to their superior performance characteristics. Our polymers are subject to fluctuations in price as a result of supply and demand imbalances and feedstock price movements.

        Competition is based on price, product performance, product quality, product deliverability and customer service. Polymers profitability is affected by the worldwide level of demand for polymers, along with vigorous price competition that may result from, among other things, new domestic and foreign industry capacity. In general, demand is a function of economic growth in the U.S., Europe and elsewhere around the world.

        Polypropylene is one of the most versatile and among the fastest growing of the major polymers. Polypropylene is used in a wide variety of applications including toys, housewares, bottle caps, outdoor furniture, utensils and packaging film. Although polypropylene comes in many formulations, there are three basic grades: homopolymers (derived from the polymerization of propylene), random copolymers (derived from the polymerization of propylene and a small amount of ethylene), and impact copolymers (derived by first polymerizing propylene and then adding a small amount of polymerized ethylene). Polypropylene is rising in popularity relative to other higher cost polymers due to its overall product performance and its relatively low cost of production. Different polypropylene formulations are custom manufactured with a variety of characteristics to accommodate end users. These characteristics include high stiffness, dimensional stability, low moisture absorption, good electrical insulation and optical properties and resistance to acids, alkalis and solvents. New applications have accounted for significant growth in the past decade in areas such as polypropylene film and automotive parts for the replacement of heavier, more expensive materials.

        Polyethylene represents by sales volume the most widely produced thermoplastic resin in the world. There are two basic grades of polyethylene resin, high density and low density. Within low density, there is a further differentiation between LDPE and LLDPE. LDPE is used in a wide variety of applications, including film packaging, molded furniture, toys, wire and cable insulation. While LLDPE is used in many of the same applications as LDPE, it is also used in caps and closures, stretch and shrink binding films and heavy duty shipping sacks due to its high strength characteristics. LLDPE and LDPE are used in a wide variety of industrial and consumer applications, the largest of which is the film market. Flexible films are used in food and consumer packaging, medical applications and wrap film. Liner grade (general purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price.

        EPS serves two primary end markets: the "block" EPS market and the "shape" EPS market. Block EPS is used largely by the construction industry and shape EPS is used largely in packaging applications. Historically, EPS has not been traded as an international commodity. As a result, we believe EPS prices have generally been significantly less volatile than those of other petrochemicals. Producers typically maintain strong links to the approximately 400 domestic molders, leading to product differentiation and customization for clients. Molders are typically small, privately held companies that rely on strong supplier relationships.

Sales and Marketing

        Our polymers business markets over 85% of its products through a direct, salaried sales force. Our sales force is organized by product line and by geographic region. We also utilize distributors to market certain of our products to smaller customers. Due to the diversity of products, technologies, and grades, we are able to compete across a broad range of markets without relying upon a few large customers. Approximately 6% of our polymers sales are channeled through two large distributors, which market to many small customers. No one customer constitutes more than 3% of sales.

Manufacturing and Operations

        We have the capacity to produce approximately 2.3 billion pounds of polymers at our six plants located in North America and Australia.

        Information regarding these facilities is set forth in the following chart:

	Odessa, Texas	Longview, Texas	Marysville, Michigan	Peru, Illinois	Mansonville Quebec,	West Footscray, Australia	Total
	(millions of pounds)
Ethylene	800						800
Propylene	300						300
LDPE	430						430
LLDPE	270						270
Polypropylene	120	720	185				1,025
APAO	95						95
EPS				185	40	25	250
Styrene						250	250

        Our Odessa, Texas olefins plant produces both ethylene and propylene. Ethylene is transferred to LDPE and LLDPE for polymerization, and is also utilized in polypropylene and APAO copolymer production. Ethylene capacity is greater than current polymer capacity. To maximize ethylene production, we produce cryogenic ethylene and sell it via tank car to customers without pipeline access. There are only two significant sellers of liquid ethylene, Sunoco and ourselves. This product is sold at a significant premium to market pricing for pipeline delivered ethylene.

        Our Longview, Texas facility is among the newest, most technologically advanced and lowest cost facilities in North America. Incorporating the UNIPOL® gas phase production technology, this facility has the capability to produce a broad range of polypropylene grades. This facility is connected by pipeline to the Mont Belvieu, Texas propylene supply grid and has recently added railcar unloading infrastructure, giving it maximum raw material supply flexibility.

        Our Marysville, Michigan facility's technology is ideally suited to produce special grades of co-polymer polypropylene. This technology allows the plant to produce higher value TPOs, which are used extensively in high-value specialty-automotive applications.

        Our Peru, Illinois EPS facility is one of the world's largest EPS production facilities, with five reactors. The use of our proprietary one-step EPS production technology keeps production costs at the Peru facility among the lowest in the industry. Our Mansonville, Quebec EPS plant is a smaller plant with three reactors. The EPS is used primarily to produce packaging, which has historically been a premium market.

        Our West Footscray, Australia facility, located near Melbourne, is Australia's only producer of styrene and EPS. We also produce phenolic and polyester resins and, in a 50% joint venture with Dow, polystyrene. We also own Australia's largest EPS/EPP molding business, with seven operations around the country.

Raw Materials

        Our Odessa, Texas facility has access to numerous sources of NGL feedstocks. We operate a feedstock fractionator which separates ethane from other feedstock streams for use in our olefins unit.

        Propylene is the most significant raw material used in the production of polypropylene. At our Longview, Texas and Marysville, Michigan sites we purchase chemical-grade propylene from third parties.

        The primary raw material in the production of EPS is styrene. We purchase styrene for our Peru, Illinois and Mansonville, Quebec facilities at market price from unaffiliated third parties.

Competition

        In 2004, there were approximately nine domestic producers of LDPE resins, either as LDPE or as LLDPE. The five largest domestic producers of both LDPE and LLDPE in 2004 were ExxonMobil, Dow, Equistar, Westlake and ChevronPhillips.

        There are currently 14 U.S. producers of polypropylene, operating 24 plants. The largest producer and marketer is ExxonMobil, followed by BP, Basell and Atofina. We are the eighth-largest U.S. producer of polypropylene.

        There are ten producers of EPS in North America. We are the second-largest producer of EPS in North America. The other major EPS producers are BASF, NOVA Chemicals, Polioles SA and Styrochem.

Base Chemicals

General

        We are a highly integrated North American and European producer of olefins and aromatics. We consume a substantial portion of our Base Chemicals products, such as ethylene, propylene and benzene, in our Performance Products and Polyurethanes segments. We believe this integration leads to higher operating rates for our Base Chemical assets, improved reliability of raw material supply for our other segments and reduced logistics and transportation costs. We operate four Base Chemicals manufacturing facilities located on the Texas Gulf Coast and in northeast England. These facilities are equipped to process a variety of oil- and natural gas-based feedstocks and benefit from their close proximity to multiple sources of these raw materials. This flexibility allows us to optimize our operating costs. These facilities also benefit from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities.

Olefins

        In the U.S., we produce ethylene and propylene at our Port Arthur and Port Neches, Texas olefins manufacturing facilities. The Port Arthur steam cracker has the capacity to produce approximately

1.4 billion pounds of ethylene and approximately 800 million pounds of propylene per year and has the capability to process both light and heavy feedstock, giving us the opportunity to maximize profitability with an optimal selection of raw materials. The Port Neches facility has the capacity to produce approximately 400 million pounds of ethylene and approximately 400 million pounds of propylene per year and has the capability to process ethane and propane and to recover ethylene and propylene from refinery off-gas. Ethylene production at our Port Neches facility was idled in June 2001 and has been recently restarted, with full production beginning in the fourth quarter of 2004. Substantial portions of our ethylene and propylene are used downstream in our Performance Products and Polyurethanes segments.

        We believe that our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. The Wilton olefins facility benefits from its North Sea location and significant feedstock flexibility, which allows for processing of naphthas, condensates and NGLs. In addition, the facility benefits from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities.

        We are among the largest U.S. producers of butadiene with annual capacity of approximately 900 million pounds. We sell all the butadiene we produce to several large consumers, including Bayer, Bridgestone/Firestone, Invista and Goodyear, who process it further into products such as synthetic rubber for tires, fiber for nylon carpet and foam for carpet backing. Feedstock for our large U.S. butadiene plant includes all of the crude butadiene produced as a byproduct in our olefins unit and crude butadiene purchased on long-term contracts from other olefin producers. Our U.S. butadiene production facility is located in close proximity to a number of our customers' plant locations, allowing us to connect to these customers by pipelines. Our smaller U.K. butadiene facility mainly processes our byproduct mixed C4s butadiene and ships this product almost entirely to customers located in the U.K.; however, butadiene from this facility is also shipped to customers which are primarily located in the U.K., but also to Europe and the U.S.

Aromatics

        We are among the largest U.S. producers of cyclohexane and have the capacity to produce approximately 630 million pounds of cyclohexane annually at our Port Arthur, Texas facility. Virtually all cyclohexane is converted to other intermediate chemicals used to produce Nylon 6 and Nylon 6,6 synthetic fibers and resins. The nylon fibers are used to manufacture products such as hosiery, upholstery, carpet and tire cord, and the resins are used in engineered plastic applications. The Port Arthur facility extracts benzene from byproduct streams produced by our olefins facility. We also purchase byproduct streams from neighboring facilities.

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. We are a leading European producer of cyclohexane with 725 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,200 million pounds of annual capacity. We use most of the benzene produced by our aromatics operations internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our European aromatics production is sold to several key customers.

        We also have the capacity to produce approximately 160 million gallons of MTBE annually at our Port Neches, Texas facility. In 2004, we produced approximately 123 million gallons of MTBE from the conversion of byproduct isobutylenes that we extracted from our unit and neighboring refineries. MTBE is blended into gasoline as an octane enhancer and as an oxygenate, which reduces carbon monoxide and other harmful motor vehicle emissions. See "—Environmental, Health and Safety Matters—MTBE Developments."

Industry Overview

        Petrochemical markets are global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil and natural gas prices) and general economic conditions.

        The olefins markets in both North America and Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Major producers include BP, Dow, Equistar, ExxonMobil, Sabic and Shell.

        The aromatics market, which is primarily composed of cyclohexane, benzene and paraxylene, is characterized by several major producers, including BP, ChevronPhillips, Dow, ExxonMobil and Shell. We believe the global markets for most aromatics products have recently recovered from the cyclical lows experienced over the last several years as demand has increased due to recent growth in demand for certain derivative products, including polyester fibers and PET packaging resins. Also, new capacity additions have been limited, which has resulted in higher industry operating rates.

Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to operate our facilities at maximum rates, while maintaining very low selling expenses and administration costs. In 2004, over 81% and 83% of our external primary petrochemicals sales volume in North America and Europe, respectively, was made under contracts of a year or more. In addition, we delivered over 78% and 52% of our primary external petrochemical products volume in North America and Europe, respectively, in 2004 by pipeline. Major aromatics customers include BASF, Bayer, Dupont SA, Invista, Rhodia and Solutia. Major olefins customers include BP, Dow, DuPont, EVC, Nova, Shell and Solvay.

        In North America, we benefit from our pipeline system that extends over 600 miles, which we use to transport feedstocks and intermediate and finished products. In the U.K., we own or have access to major pipeline systems connecting our plants to our customers. Our finished product pipelines allow us to ship ethylene, propylene and butadiene directly to our customers at very low cost. Addition of new pipeline connections represents a significant barrier to potential competitors. We believe that the wide coverage of our pipeline system, coupled with the proximity of both customers and suppliers, gives us a competitive advantage both in receiving raw materials and in delivering ethylene and propylene to our key customers.

Manufacturing and Operations

        The annual production capacities of our olefins and aromatics facilities is set forth below:

	Port Arthur, Texas	Port Neches, Texas		Odessa, Texas(1)	Wilton, U.K.	North Tees, U.K.	Total
	(millions of pounds)
Ethylene	1,400	400	(2)	800	1,900		4,500
Propylene	800	400	(2)	300	880		2,380
Butadiene		900			225		1,125
Paraxylene					800		800
Benzene	480					1,200	1,680
Cyclohexane	630					725	1,355
MTBE(3)		160					160

(1)
Our Odessa, Texas olefins unit primarily provides raw materials for our Polymers segment. As such, the operations of this unit are accounted for in the Polymers segment. See "—Polymers—Manufacturing and Operations" and "—Polymers—Raw Materials."

(2)
Our Port Neches, Texas olefins plant was idled in June 2001 and has been recently restarted with full production beginning in the fourth quarter of 2004.

(3)
Millions of gallons.

Raw Materials

        The primary raw materials that we use as feedstocks in our Base Chemicals business are hydrocarbons produced as byproducts of the refining crude oil and natural gas, such as ethane, propane and butane. These materials are actively traded on the spot and futures markets and are readily available from multiple sources. We benefit from our locations in Texas, where we neighbor Mont Belvieu, which is a hub for the distribution of these feedstocks, and in the U.K., where we are able to take advantage of our pipeline system and our proximity to refineries located near the North Sea.

        In the U.S., pipelines allow us to transport liquid hydrocarbon feedstocks from Mont Belvieu, Texas to our Port Arthur and Port Neches facilities. We are tied into the extensive industry pipeline grid for receipt of natural gases and NGLs, and have dock and tank facilities for receipt of feedstocks by tanker and barge.

        Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, natural gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks.

Competition

        The markets in which our base chemicals business operates are highly competitive. Our competitors in the olefins and aromatics business include BP, Dow, Equistar, ExxonMobil, Sabic and Shell. While the market for most of these products is global, prices tend to be set regionally. These industries are characterized by companies that have large market shares in specific regions. The primary factors for competition in this business are price, reliability of supply and customer service. The technology used in these businesses is mature and widely available.

Research and Development

        On a historical basis, for the years ended December 31, 2004, 2003 and 2002, we spent $61.5 million, $54.8 million and $23.8 million, respectively, on research and development of our products.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are currently located in Austin, Texas and Everberg, Belgium. Other regional development/technical service centers are located in Odessa, Texas (polymers); Billingham, England (pigments); Auburn Hills, Michigan (polymers and polyurethanes for the automotive industry); West Deptford, New Jersey, Derry, New Hampshire, Shanghai, China, Deggendorf, Germany and Ternate, Italy (polyurethanes); Ascot Vale, Australia and Oldbury, U.K. (surfactants), and Port Neches, Texas and Wilton, U.K. for process engineering support. We have announced that we intend to close our Austin facility in mid-2005 and our West Deptford and Oldbury facilities in late 2005. We intend to relocate the research and development capabilities of the Austin and West Deptford facilities to a new research and development center in The Woodlands, Texas that we expect to open in 2005.

        We have leading technology positions, which contribute to our status as a low cost producer. Coordinated research, engineering and manufacturing activities across production and research and development locations facilitate these low cost positions.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 232 unexpired U.S. patents, approximately 49 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 681 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 47 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 480 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

Employees

        As of December 31, 2004, we employed approximately 9,100 people in our operations around the world. Approximately 2,700 of these employees are located in the U.S., while approximately 6,400 are located in other countries. We believe our relations with our employees are good.

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Business Segment	Description of Facility
Salt Lake City, Utah	—	Executive Offices
The Woodlands, Texas(1)	—	Operating Headquarters
Geismar, Louisiana(2)	Polyurethanes	MDI, TDI, Nitrobenzene(5), Aniline(5) and Polyols Manufacturing Facilities and Polyurethanes Systems House
Rozenburg, Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Polyurethanes Systems House
West Deptford, New Jersey(3)	Polyurethanes	Polyurethane Systems House and Research Facility
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Research Facility
Deerpark, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Everberg, Belgium	Polyurethanes	Polyurethane Research Facility
Gateway West, Singapore(1)	Polyurethanes	Polyurethane Commercial Center
Derry, New Hampshire(1)	Polyurethanes	TPU Research Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility
Port Neches, Texas(4)	Polyurethanes, Performance Products and Base Chemicals	Olefins, Aromatics, EO, EG, Amines and PO Manufacturing Facilities
Wilton, U.K.	Polyurethanes and Base Chemicals	Olefins and Aromatics Manufacturing Facilities and Aniline and Nitrobenzene Manufacturing Facilities

Austin, Texas(6)	Performance Products	Research Facility
Conroe, Texas	Performance Products	Amines Manufacturing Facility
Dayton, Texas	Performance Products	Surfactant Manufacturing Facility
Chocolate Bayou, Texas(1)(7)	Performance Products	LAB Manufacturing Facility
Pensacola, Florida(1)(7)	Performance Products	Maleic Anhydride Manufacturing Facility
Petfurdo, Hungary	Performance Products	Amines Manufacturing Facility
Botany, Australia	Performance Products	Surfactant Manufacturing Facility
Llanelli, U.K.	Performance Products	Amines Manufacturing Facility
Guelph, Ontario(8)	Performance Products	Surfactant Manufacturing Facility
St. Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Patrica/Frosinone, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain	Performance Products	Surfactant Manufacturing Facility
Oldbury, U.K(1)(8)	Performance Products	Surfactants Research Facility
Warley, U.K(1)(8)	Performance Products	Surfactants Regional Headquarters
Whitehaven, U.K.(9)	Performance Products	Surfactant Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Greatham, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Grimsby, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Calais, France	Pigments	Titanium Dioxide Manufacturing Facility
Huelva, Spain	Pigments	Titanium Dioxide Manufacturing Facility
Scarlino, Italy	Pigments	Titanium Dioxide Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	Titanium Dioxide Manufacturing Facility
Lake Charles, Louisiana(10)	Pigments	Titanium Dioxide Manufacturing Facility
Umbogintwini, South Africa	Pigments	Titanium Dioxide Manufacturing Facility
Billingham, U.K.	Pigments	Titanium Dioxide Research and Technical Facility
Warrenville, IL(1)	Pigments	Titanium Dioxide North American Technical and Commercial Center
Peru, Illinois	Polymers	EPS Manufacturing Facility
Marysville, Michigan	Polymers	Polypropylene Manufacturing Facility
Longview, Texas(1)	Polymers	Polypropylene Manufacturing Facility
Odessa, Texas	Polymers	Polyethylene Manufacturing Facility
Mansonville, Quebec	Polymers	EPS Manufacturing Facility
West Footscray, Australia	Polymers	Polymers Manufacturing Facility
Port Arthur, Texas	Base Chemicals	Olefins and Aromatics Manufacturing Facility
Sour Lake, Texas	Base Chemicals	Various finished raw materials pipelines and storage facilities

North Tees, U.K.(1)	Base Chemicals	Aromatics Manufacturing Facility and Logistics & Storage Assets

(1)
Leased land and/or building.

(2)
The Geismar facility is owned as follows: we own 100% of the MDI, TDI and polyol facilities, and Rubicon LLC, a manufacturing joint venture with Crompton Corporation in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon LLC is a separate legal entity that operates both the assets that we own jointly with Crompton Corporation and our wholly-owned assets at Geismar.

(3)
We intend to close this facility in late 2005.

(4)
The Port Neches ethylene plant was idled in 2001 and was recently re-started, with full production beginning in the fourth quarter of 2004.

(5)
95%-owned manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(6)
We intend to close this facility in mid-2005. We will relocate the operations to a new facility in The Woodlands, Texas. Please see "—Research and Development."

(7)
These plants are operated by Solutia under long-term operating agreements. Solutia and certain of its affiliates have filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We expect that Solutia will continue to operate these plants, although no assurance can be given at this time. During the course of the bankruptcy proceeding, it is possible that Solutia may reject any of the agreements under which it operates the plants. It is also possible that Solutia's reorganization under Chapter 11 may fail and that it would proceed to a liquidation under Chapter 7. If Solutia were to discontinue operation of any of these plants, it may be difficult to arrange for uninterrupted operation.

(8)
We intend to close this facility in the second half of 2005.

(9)
We intend to substantially reduce our operations at this site.

(10)
50%-owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of Kronos Worldwide, Inc.

Environmental, Health and Safety Matters

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2004, 2003 and 2002, our capital expenditures for EHS matters totaled $54.2 million, $46.8 million and $30.3 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our results of operations, financial position or liquidity.

        In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. As of December 31, 2004, we have paid $1.8 million toward the penalty and $375,000 for the attorney's fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our results of operations, financial position or liquidity.

        In the third quarter of 2004, our Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality ("TCEQ") of potential air emission violations relating to the operation of cooling towers at two of our plants, alleged nuisance odors, and alleged upset air emissions. We have investigated the allegations and responded in writing to TCEQ. TCEQ has proposed a penalty of $9,300 for the alleged nuisance odor violations, $174,219 for the alleged upset violations and $83,250 for the alleged cooling tower violations. Negotiations are anticipated between us and TCEQ with respect to the resolution of these alleged violations. We do not believe that the final cost to resolve these matters will be material.

        By letter dated November 29, 2004, the TCEQ notified us that it intends to pursue an enforcement action as a result of approximately 25 separate upset emission events occurring at our Port Arthur facility between August 2003 and September 2004. TCEQ alleges that each upset event is a separate violation of its air emission rules. TCEQ has not yet proposed a penalty associated with these alleged violations. In a similar vein, the TCEQ issued a Notice of Enforcement to us on February 16, 2005 for alleged violations at our Port Neches plants arising out of upset emission events on various dates in

2004. TCEQ has not yet proposed a penalty in this second matter, although we anticipate that it will. We will seek to negotiate a settlement with TCEQ on all of the alleged violations. We do not believe that the resolution of these matters will result in the imposition of costs material to our results of operations, financial position or liquidity.

        See "—Legal Proceedings" for a discussion of environmental lawsuits brought by private party plaintiffs.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        We have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, we do not expect any of these third-party claims to result in material liability to us.

        One of these sites, the North Maybe Canyon CERCLA site, includes an abandoned phosphorous mine located in a U.S. National Forest in Idaho. The North Maybe Canyon mine may have been operated by one of our predecessors for approximately two out of the eight years (1964 to 1972) during which it held mining leases in the area. In 2004, we received from the Forest Service a notice of potential liability for the mine under CERCLA. According to information from the U.S. government, North Maybe Canyon was actively mined for a total of about 20 years. The current owner, NuWest Industries, Inc., a subsidiary of Agrium, Inc., operated the mine for at least six of those years. Under an administrative order with the Forest Service and other governmental agencies, NuWest is currently undertaking an investigation of the site, with a specific focus on the release of selenium-contaminated surface water into streams in the area. To date, no emergency removal action or other high priority cleanup has been proposed. One of the previous operators of the site, Washington Group International, Inc., has been the subject of bankruptcy proceedings in which the U.S. Department of Justice asserted a claim for investigation and remediation costs at North Maybe Canyon and South Maybe Canyon (which we did not own or operate), a similar nearby mine that also is currently under investigation. The government claimed $15.7 million in investigation and remediation costs for South Maybe Canyon and $3 million in investigation costs for North Maybe Canyon. The government stated

that cleanup costs at North Maybe Canyon had not yet been estimated. We do not currently have sufficient information to estimate actual remediation costs or our actual liability, if any, for investigation and cleanup of the North Maybe Canyon site.

Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, we have accrued approximately $35.1 million and $34.9 million for environmental liabilities as of December 31, 2004 and 2003, respectively. Of these amounts, approximately $7.7 million and $8.6 million are classified as accrued liabilities on our consolidated balance sheets as of December 31, 2004 and 2003, respectively, and approximately $27.4 million and $26.3 million are classified as other noncurrent liabilities on our consolidated balance sheets as of December 31, 2004 and 2003, respectively. These accruals include approximately $13.9 million and $6.5 million, respectively, for environmental remediation liabilities. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such losses.

Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our results of operations, financial position or liquidity.

        In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by us. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still being actively debated.

MTBE Developments

        The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

        The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of several years. To date, no such legislation has become law. If it were to become law it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent us from manufacturing MTBE in our plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

        We currently market approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for our MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., we believe we will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our results of operations, financial position or liquidity.

Legal Proceedings

        We have settled certain claims relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims") during and prior to the second quarter of 2004. Substantially all of the titanium dioxide that was the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid approximately £8 million ($14.9 million) in costs and settlement amounts for Discoloration Claims as of December 31, 2004.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Claims filed during period	1	1	0
Claims resolved during period	2	2	0
Claims unresolved at end of period	3	4	5

        The five Discoloration Claims unresolved at the end of 2002 included three claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2003, we settled claims for approximately $77.7 million, all of which was paid by our insurers or ICI. The four Discoloration Claims unresolved at the end of 2003 included two claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2004, we settled claims for approximately $45.3 million, approximately $30.4 million of which was paid by our insurers or ICI and approximately $14.9 million of which was paid by us. During 2004, we recorded charges of $15.1 million relating to Discoloration Claims. The three Discoloration Claims unresolved on December 31, 2004 asserted aggregate damages of approximately $6.7 million. A liability has been accrued for these Discoloration Claims. In March 2005, one of these Discoloration Claims was amended to assert additional damages of approximately $56 million. Based on our understanding of the merits of this claim and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on our financial condition, results of operations or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted possible claims, we have made no accruals in our financial statements as of December 31, 2004 for costs associated with unasserted possible Discoloration Claims, if any.

        Certain insurers have denied coverage with respect to certain Discoloration Claims. We brought suit against these insurers to recover the amounts we believe are due to us. The court found in favor of the insurers, and we lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. We expect the appeal to be heard during the third quarter of 2005.

        We are a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including our subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits allege that the refineries and chemical plants located in the vicinity of the plaintiffs' homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages. None of these lawsuits includes the amount of damages being sought. Because these cases are still in the initial stages, we do not have sufficient information at the present time to estimate the amount or range of reasonably possible loss. The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year ended December 31, 2004	Year ended December 31, 2003
Claims filed during period	153	721
Claims resolved during period	51	0
Claims unresolved at end of period	823	721

        We believe that we have valid defenses to these claims and, to the extent that we are not able to otherwise reach an appropriate resolution of these claims, we intend to defend them vigorously.

        In addition, we have been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. These cases typically involve multiple plaintiffs bringing actions against multiple defendants, and the complaint does not indicate which plaintiffs are making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claims. These facts, which are central to any estimate of probable loss, can be learned only through discovery.

        Where the alleged exposure occurred prior to our ownership or operation of the relevant "premises," the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our ten-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners or operators have the intention and ability to continue to honor their indemnities, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner or operator, all of which have been accepted.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Tendered during the period	82	91	70
Resolved during the period	65	51	46
Unresolved at end of the period	360	343	303

        We have never made any payments with respect to these cases. As of December 31, 2004, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Filed during period	22	28	15
Resolved during period	39	6	2
Unresolved at end of period	31	48	26

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $1.1 million in 2002, approximately $0.25 million in 2003 and approximately $0.9 million in 2004.

        As of December 31, 2004, we had accrued reserves of $0.9 million relating to three of these 31 cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See "Business—Environmental, Health and Safety Matters" for a discussion of environmental proceedings.

MANAGEMENT

        The current members of Huntsman LLC's board of managers and Huntsman LLC's current executive officers are listed below. The members of the board of managers are appointed by the owner of our membership interest and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

Board of Managers and Executive Officers

Name	Age	Position
Jon M. Huntsman*	67	Chairman of the Board and Manager
David H. Huntsman*	37	Vice Chairman of the Board and Manager
Peter R. Huntsman*	42	President, Chief Executive Officer and Manager
J. Kimo Esplin**	42	Executive Vice President and Chief Financial Officer
Samuel D. Scruggs**	45	Executive Vice President, General Counsel and Secretary
Anthony P. Hankins	47	Division President, Polyurethanes
Paul G. Hulme	48	Division President, Advanced Materials
Thomas J. Keenan	52	Division President, Pigments
Kevin J. Ninow	41	Division President, Base Chemicals and Polymers
Donald J. Stanutz	54	Division President, Performance Products
Michael J. Kern	55	Senior Vice President, Environmental, Health & Safety and Chief Information Officer
Don H. Olsen	59	Senior Vice President, Global Public Affairs
Brian V. Ridd	47	Senior Vice President, Purchasing
L. Russell Healy	49	Vice President and Controller
James H Huntsman*	34	Vice President, Petrochemicals and Manager
Karen H. Huntsman*	67	Vice President and Manager
Paul C. Huntsman*	35	Vice President and Manager
David S. Parkin*	32	Vice President, Surface Sciences Intermediates; Manager
David J. Matlin	43	Manager
Richard Michaelson	53	Manager
Christopher R. Pechock	40	Manager
Richard P. Durham*	40	Manager
James A. Huffman*	36	Manager

*
Such persons are related as follows: Karen H. Huntsman is the wife of Jon M. Huntsman. Jon M. Huntsman and Karen H. Huntsman are the parents of Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman. Richard P. Durham, James A. Huffman and David S. Parkin are sons-in-law of Jon M. Huntsman and Karen H. Huntsman and brothers-in-law of Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman and James H. Huntsman.

**
Such persons have been chosen to become managers.

        Jon M. Huntsman is Chairman of the Board of Managers of our Company and has held this position since our Company was formed. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman Corporation and its affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman Corporation, HIH, HI and certain of Huntsman Corporation's other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council.

Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute.

        David H. Huntsman is Vice Chairman of the Board and Manager. Mr. Huntsman has served as a Manager of the Company and as Vice Chairman of the Board since our Company was formed. Mr. Huntsman has also served as a Vice President, Expandable Polystyrene.

        Peter R. Huntsman is President, Chief Executive Officer and a Manager of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of Huntsman Corporation. Mr. Huntsman is a director or manager, as applicable, of Huntsman Corporation, HIH, HI and certain of Huntsman Corporation's other subsidiaries.

        J. Kimo Esplin is Executive Vice President and Chief Financial Officer. Mr. Esplin has served as chief financial officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as Huntsman Corporation's Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        Samuel D. Scruggs is Executive Vice President, General Counsel and Secretary. Mr. Scruggs served as Vice President and Treasurer from 2000 to 2002 and as Vice President and Associate General Counsel from 1999 to 2000. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Anthony P. Hankins is Division President, Polyurethanes. Mr. Hankins was appointed to this position in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for Huntsman Corporation's Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for Huntsman Corporation's Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia Pacific for Huntsman Corporation's Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined Huntsman Corporation. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme is Division President, Advanced Materials, and has served in that role since June 2003. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Thomas J. Keenan is Division President, Pigments, and has served in that role since August 2003. From January 2000 to August 2003, Mr. Keenan served as President, North American Petrochemicals and Polymers, and from January 1998 to January 2000, he served as Senior Vice President of Huntsman Chemical Company LLC. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager, Olefins and Polyolefins for Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow is Division President, Base Chemicals and Polymers, and has served in that role since July 2003. From July 1999 to July 2003, Mr. Ninow served as Senior Vice President, European Petrochemicals. Mr. Ninow joined Huntsman in 1989.

        Donald J. Stanutz is Division President, Performance Products. Mr. Stanutz was appointed to this position in March 2004. Mr. Stanutz served as Executive Vice President and Chief Operating Officer of our Company from December 2001 to February 2004, as Executive Vice President, Global Sales and Marketing from July 2000 to November 2001 and as Executive Vice President, Polyurethanes, PO and Performance Chemicals from July 1999 to June 2000. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        Michael J. Kern is Senior Vice President—Environmental, Health & Safety, and Chief Information Officer. Mr. Kern has held this position since December 2003. Mr. Kern has served in several senior management positions of Huntsman Corporation, including Senior Vice President, Environmental, Health & Safety from July 2001 to December 2003 and Senior Vice President, Manufacturing from December 1995 to July 2001. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining Huntsman Corporation, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PO/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Don H. Olsen is Senior Vice President, Global Public Affairs. Mr. Olsen served as Senior Vice President, Public Affairs from August 1993 until he was appointed to his current position in June 2003 and as Vice President, Communications from November 1988 until August 1993. Prior to joining Huntsman in 1988, Mr. Olsen had a 17-year career in broadcast journalism. He also spent three years in Washington, D.C. as Director of Communications for former U.S. Senator Jake Garn.

        Brian V. Ridd is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        L. Russell Healy is Vice President and Controller. Mr. Healy is also Vice President and Controller of Huntsman Corporation, HIH, HI and Advanced Materials and has served in these capacities since April 2004. From August 2001 to April 2004, Mr. Healy served as Vice President, Finance, and from July 1999 to July 2001, he served as Vice President and Finance Director for HI. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a Certified Public Accountant and holds a master's degree in accounting.

        James H. Huntsman is Vice President, Petrochemicals and Manager. Mr. Huntsman has served as a Vice President and a Manager of our Company since 1995. Mr. Huntsman has also served as Vice President, European Base Chemicals Sales for Huntsman International LLC and the boards of directors or managers of other Huntsman companies.

        Karen H. Huntsman is Vice President and Manager. Mrs. Huntsman has served on the Board of the Company since 1995 and as Vice President since 1999. Mrs. Huntsman performs an active role in all the Companies businesses and currently serves as an officer and/or board member for many of the Huntsman companies. Mrs. Huntsman has served as a member of the Utah State Board of Regents and on the board of directors of First Security Corporation. She also serves on the board of directors of various not-for-profit entities.

        Paul C. Huntsman is Vice President and Manager. Since becoming a member of the Board of the Company in 1996, Mr. Huntsman has served in various positions as an officer or director of many of the Huntsman companies, including Vice President of Huntsman Petrochemical Corporation.

        David S. Parkin is Vice President, Surface Sciences Intermediates and Manager of our Company. Mr. Parkin has served in this position since 2002. Mr. Parkin is also the Vice President, Purchasing of HI. Since 1995, Mr. Parkin has served in a number of management roles for Huntsman companies.

        David J. Matlin is a Manager. Mr. Matlin also serves as the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $3.8 billion private equity firm which he co-founded in 2002 in a spin-off from Credit Suisse First Boston. Prior to the formation of MatlinPatterson in 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston and the head of its Distressed Securities Group since its formation in 1994. Prior to joining Credit Suisse First Boston, Mr. Matlin was Managing Director of distressed securities and co-founder of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. from 1988 to 1994. From 1986 to 1988, he was a securities analyst at Halcyon Investments. Mr. Matlin is a director or manager, as applicable, of Huntsman Corporation, HIH and certain of Huntsman Corporation's other subsidiaries.

        Richard Michaelson is a Manager. Mr. Michaelson is the Chief Financial Officer and Secretary of Life Sciences Research Inc, a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining LSR in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr. Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services, from 1993 to 1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982 and 1993. Mr. Michaelson was a financial analyst at IBM from 1979 to 1982. Mr. Michaelson is a director or manager, as applicable, of Huntsman Corporation, HIH and certain of Huntsman Corporation's other subsidiaries.

        Christopher R. Pechock is a Manager. Mr. Pechock has served as an employee of MatlinPatterson Global Advisers LLC since July 2002. Mr. Pechock has been active in the distressed securities markets for 14 years. Prior to July 2002, Mr. Pechock was a member of Credit Suisse First Boston's Distressed Group which he joined in 1999. Before joining Credit Suisse First Boston, Mr. Pechock was a Portfolio Manager and Research Analyst in distressed securities at Turnberry Capital Management, L.P. from 1997 to 1999, a Portfolio Manager in distressed securities and special situations at Eos Partners, L.P. from 1996 to 1997, a Vice President and high yield analyst at PaineWebber Inc. from 1993 to 1996 and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated from 1987 to 1991. Mr. Pechock is a director or manager, as applicable, of Huntsman Corporation, HIH and certain of Huntsman Corporation's other subsidiaries.

        Richard P. Durham is a Manager. Mr. Durham is a partner with Peterson Partners LLC, a private investment company. Mr. Durham serves or has served in a number of executive positions for Huntsman affiliated companies, including as President of Huntsman Corporation from 1994 through 1997 and as Chairman and Chief Executive Officer of Pliant Corporation, formerly Huntsman Packaging Corporation, until 2002.

        James A. Huffman is a Manager. Mr. Huffman serves or has served in a number of executive positions for Huntsman affiliated companies since 1998, including Vice President, Strategic Planning of the Company and Vice President of Huntsman Genomics Company. Prior to joining Huntsman, Mr. Huffman worked for the global management consulting firm of McKinsey & Company as an engagement manager. Mr. Huffman also worked for Huntsman in a variety of positions from 1991 to 1994, including Director, New Business Development and Manager, Credit for Huntsman Packaging Corporation, a former Huntsman subsidiary.

Audit Committee Financial Expert

        The board of managers of our Company has determined that Richard Michaelson, who serves as the Chairman of our Audit Committee, is an audit committee financial expert as defined by Item

401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and that Richard Michaelson is independent as defined under the standards adopted by the New York Stock Exchange.

Code of Ethics

        Huntsman Corporation has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K under the Exchange Act, that applies to our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of the code of ethics is posted on our website, at www.huntsman.com. We intend to disclose any amendments to, or waivers from, the code of ethics on our website.

Summary of Compensation

        The following summary compensation table sets forth information concerning compensation earned in the fiscal years ended December 31, 2004, 2003 and 2002 by our chief executive officer and our four other most highly compensated executive officers at the end of 2004. Information is also included for the former president of our polyurethanes business, who would have been among the most highly compensated executive officers if he had not ceased to be an executive officer during 2004. We refer to these six persons collectively as the "named executive officers."

SUMMARY COMPENSATION TABLE

Annual Compensation(1)
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(2)			All Other Compensation
Peter R. Huntsman President, Chief Executive Officer and Director	2004 2003 2002	$ $ $	1,359,085 1,329,249 1,144,000	$ $ $	550,000 500,000 750,000	$ $	1,538,136 452,434	(4) (5)	$ $ $	158,022 172,340 135,520	(3) (3) (3)
J. Kimo Esplin Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	420,007 410,775 397,318	$ $ $	360,000 300,000 400,000				$ $ $	72,001 49,336 23,464	(6) (6) (6)
Samuel D. Scruggs Executive Vice President and General Counsel	2004 2003 2002	$ $ $	350,175 342,448 332,350	$ $ $	325,000 450,000 400,000				$ $ $	42,941 37,122 22,970	(7) (7) (7)
Anthony P. Hankins Division President, Polyurethanes	2004 2003 2002	$ $ $	423,466 360,630 339,446	$ $ $	350,000 200,000 157,021	$ $ $	92,564 147,518 121,597	(8) (10) (11)	$ $ $	23,327 5,063 3,440	(9) (9) (9)
Paul G. Hulme Division President, Advanced Materials	2004 2003 2002	$ $ $	395,605 332,040 179,942	$ $ $	300,000 329,691 167,555	$ $	84,457 91,105 107,714	(12) (13) (14)
Patrick W. Thomas(15) Former Division President, Polyurethanes	2004 2003 2002	$ $ $	335,847 554,792 484,544	$ $	233,000 452,136	$ $ $	3,317,789 168,476 143,329	(16) (17) (18)

(1)
All compensation for Messrs. Huntsman, Esplin and Scruggs was paid entirely by our Company. All compensation for Messrs. Hankins, Hulme and Thomas was paid entirely by Huntsman Corporation's subsidiary HI or one of its subsidiaries. Compensation figures for these executives shown on the table represent 100% of the compensation paid by Huntsman Corporation and all of its affiliates to such executives.

(2)
Excludes perquisites and other personal benefits, securities or property received by the named executive officer which are less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(3)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $5,195 and $2,000 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $16,400, $16,000 and $16,000 employer's contribution to the Money Purchase Plan for 2004, 2003 and 2002, respectively, and $132,327, $150,340 and $115,520 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(4)
Perquisites and other personal benefits in the amount of $1,538,136 were provided for the named executive officer, including $1,190,763 for taxes and tax gross-ups paid in connection with foreign assignment.

(5)
Perquisites and other personal benefits in the amount of $452,434 were provided for the named executive officer, including $345,244 for taxes paid in connection with foreign assignment.

(6)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $10,300 and $12,215 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $16,400, $6,000 and $6,000 employer's contribution to the Money Purchase Plan for 2004, 2003 and 2002, respectively, and $41,201, $27,121 and $13,464 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(7)
Consists of $4,100, $4,000 and $4,000 employer's contribution to the 401(k) Plan for 2004, 2003 and 2002, respectively, $11,903 and $10,849 employer's contribution to the Supplemental 401(k) Plan for 2004 and 2003, respectively, $6,150, $6,000 and $6,000 employer's contribution to the Money Purchase Plan for 2004, 2003 and 2002, respectively, and $20,788, $16,273 and $12,970 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(8)
Perquisites and other personal benefits in the amount of $92,564 were provided for the named executive officer, including $52,175 as a housing allowance and $40,390 for location and other allowances for foreign assignment.

(9)
Consists of $9,225 employer's contribution to the 401(k) Plan for 2004, $7,477 employer's contribution to the Supplemental 401(k) Plan for 2004, $6,085 employer's contribution to the Money Purchase Plan for 2004, and $540, $5,063 and $3,440 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2004, 2003 and 2002, respectively.

(10)
Perquisites and other personal benefits in the amount of $147,518 were provided for the named executive officer, including $52,609 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $44,737 for other allowances for foreign assignment.

(11)
Perquisites and other personal benefits in the amount of $121,597 were provided for the named executive officer, including $27,842 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $34,388 for other allowances for foreign assignment.

(12)
Perquisites and other personal benefits in the amount of $84,457 were provided for the named executive officer, including $51,737 as a housing allowance and $24,809 for location and other allowances for foreign assignment.

(13)
Perquisites and other personal benefits in the amount of $91,105 were provided for the named executive officer, including $46,006 as a housing allowance and $38,458 for location and other allowances for foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $107,714 were provided for the named executive officer, including $64,380 as a temporary allowance and $27,585 as a housing allowance.

(15)
Mr. Thomas ceased to be an executive officer on February 29, 2004.

(16)
Perquisites and other personal and severance benefits in the amount of $3,317,789 were provided for the named executive officer, including $48,610 as a housing allowance, $17,009 for location and other allowances, $8,653 for school fees and $3,237,771 for various severance payments.

(17)
Perquisites and other personal benefits in the amount of $168,476 were provided for the named executive officer, including a payment of $98,593 as a housing allowance and $58,788 for location and other allowances for foreign assignment.

(18)
Perquisites and other personal benefits in the amount of $143,329 were provided for the named executive officer, including a payment of $82,180 for housing expenses and $39,260 for location and other allowances for foreign assignment.

Cost Reduction Incentive Plan

        In connection with Huntsman Corporation's Project Coronado cost reduction program, Huntsman Corporation adopted the Huntsman Cost Reduction Incentive Plan. The purpose of the plan is to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. Fixed costs are calculated in accordance with the plan, on a constant currency basis. There are approximately 63 participants in the plan, including Huntsman Corporation's Chairman of the Board and all of Huntsman Corporation's executive officers. Plan participants will receive a bonus for 2005 if Huntsman Corporation's annualized fixed costs as measured at the end of the second half of 2005 are at least $150 million less than Huntsman Corporation's fixed costs for 2002 and will receive a bonus for 2006 if Huntsman Corporation's annualized fixed costs as measured at the end of the first half of 2006 are at least $150 million less than Huntsman Corporation's fixed costs for 2002. The aggregate bonus pool amount for each of 2005 and 2006 will be between 5% and 10% of the fixed cost reduction for the applicable period, depending on the amount of the reduction. No bonus will be paid for a period if the amount of the fixed cost reduction for that period is less than $150 million. Each participant's share of the aggregate bonus pool was determined by the compensation committee of Huntsman Corporation. In general, in order to receive a bonus for 2005 or 2006, a participant must be employed at the end of that year or either have been terminated by Huntsman Corporation other than for reasonable cause or have voluntarily terminated for good reason. Bonuses for 2005 will be payable no later than March 31, 2006, and bonuses for 2006 will be payable no later than January 7, 2007. However, Huntsman Corporation has the right to defer payments under certain circumstances. Bonuses will be payable in lump-sum cash payments, subject to Huntsman Corporation's right to pay all or part of a bonus in shares of Huntsman Corporation's common stock.

        The bonuses will be taxable to the participants as ordinary income, and Huntsman Corporation will be entitled to a corresponding tax deduction, for the year in which such bonuses are paid. Huntsman Corporation intends to operate the plan in a manner that complies with Section 409A of the Internal Revenue Code so that the participants are not subject to the additional 20% tax imposed on certain deferred compensation.

Retirement Plans

Huntsman Pension Plan and Huntsman SERP

        Huntsman Corporation sponsors the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan, and a non-qualified supplemental pension plan (the "Huntsman SERP"). Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan and the Huntsman SERP was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts.

        Huntsman Pension Plan.    Of the named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2004. The Huntsman Pension Plan expresses benefits as a hypothetical cash balance account established in each participant's name. A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the summary compensation table, but subject to the compensation limit applicable to tax-qualified plans ($205,000 for 2004). The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004.

        At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004.

        Huntsman SERP.    The Huntsman SERP provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of the named executive officers, Messrs. Peter Huntsman, Esplin, and Scruggs were participants in the Huntsman SERP in 2004. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include compensation in excess of the qualified plan limitations. The Huntsman SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations. Upon a change in control (as defined in the Huntsman SERP), participants will receive the present value of the benefits payable to them under the Huntsman SERP.

        The number of completed years of credited service as of December 31, 2004 for Messrs. Peter Huntsman, Esplin and Scruggs under the Huntsman Pension Plan and Huntsman SERP were 21 years, 10 years and 9 years, respectively. At December 31, 2004, these named executive officers were 41, 42 and 45 years of age, respectively.

        Estimated Annual Benefits Payable to Named Executive Officers.    The following table provides the estimated projected annual benefits from the Huntsman Pension Plan and the Huntsman SERP,

payable as a lifetime annuity, commencing at normal retirement age (age 65) for Messrs. Huntsman, Esplin and Scruggs. These projections are based on continued employment to age 65 and a 5.12% interest credit rate (the rate in effect for 2004).

Name	Year of 65th Birthday	Estimated Annual Benefit
Peter Huntsman	2028	$1,585,000
Kimo Esplin	2027	375,000
Sam Scruggs	2024	313,000

        The Huntsman SERP also provides benefits not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter Huntsman, Esplin and Scruggs participate) because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for these named executive officers is included in the summary compensation table in the "All Other Compensation" column.

Huntsman Belgium Pension Fund

        Messrs. Hulme and Thomas participate in the Huntsman Pension Fund VZW in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated annual benefit payable under the Huntsman Belgium Pension Fund on reaching age 60 in specified final pensionable earnings and years-of-benefit service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$ 200,000	12,609	25,217	37,826	50,434	63,043	75,651	88,260	100,869
250,000	16,364	32,728	49,092	65,456	81,820	98,184	114,548	130,912
300,000	20,119	40,239	60,358	80,478	100,597	120,717	140,836	160,955
350,000	23,875	47,750	71,625	95,499	119,374	143,249	167,124	190,999
400,000	27,630	55,261	82,891	110,521	138,151	165,782	193,412	221,042
450,000	31,386	62,771	94,157	125,543	156,929	188,314	219,700	251,086
500,000	35,141	70,282	105,423	140,565	175,706	210,847	245,988	281,129
550,000	38,897	77,793	116,690	155,586	194,483	233,379	272,276	311,173
600,000	42,652	85,304	127,956	170,608	213,260	255,912	298,564	341,216
650,000	46,407	92,815	139,222	185,630	232,037	278,445	324,852	371,259
700,000	50,163	100,326	150,489	200,651	250,814	300,977	351,140	401,303
750,000	53,918	107,837	161,755	215,673	269,591	323,510	377,428	431,346
800,000	57,674	115,347	173,021	230,695	288,369	346,042	403,716	461,390
850,000	61,429	122,858	184,287	245,717	307,146	368,575	430,004	491,433
900,000	65,185	130,369	195,554	260,738	325,923	391,107	456,292	521,477
950,000	68,940	137,880	206,820	275,760	344,700	413,640	482,580	551,520
1,000,000	72,695	145,391	218,086	290,782	363,477	436,173	508,868	581,563

        Participants in the Huntsman Belgium Pension Fund may elect a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is 12 times the monthly base salary for the final year of employment. Covered compensation for Messrs. Hulme and Thomas under the plan is reflected in the "Salary" column of the summary compensation table. As of December 31, 2004, Mr. Hulme had approximately 16 years of service in Belgium and was 48 years of age. On July 31, 2004, the date of his separation, Mr. Thomas had

15 years of service in Belgium (in addition to 39 months that were credited in connection with his termination) and was 47 years of age. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not include Belgian Social Security benefits, which are payable in addition to such benefit amounts.

Huntsman Pension Scheme

        Messrs. Hankins, Hulme and Thomas participate in the Huntsman Pension Scheme in the U.K. The following table shows the estimated annual benefit payable under the Huntsman Pension Scheme on reaching age 62 in specified final pensionable earnings and years-of-service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$ 200,000	17,920	35,840	53,760	71,680	89,599	107,519	125,439	133,333
250,000	22,495	44,990	67,485	89,980	112,474	134,969	157,464	166,667
300,000	27,070	54,140	81,210	108,280	135,349	162,419	189,489	200,000
350,000	31,645	63,290	94,935	126,580	158,224	189,869	221,514	233,333
400,000	36,220	72,440	108,660	144,880	181,099	217,319	253,539	266,667
450,000	40,795	81,590	122,385	163,180	203,974	244,769	285,564	300,000
500,000	45,370	90,740	136,110	181,480	226,849	272,219	317,589	333,333
550,000	49,945	99,890	149,835	199,780	249,724	299,669	349,614	366,667
600,000	54,520	109,040	163,560	218,080	272,599	327,119	381,639	400,000
650,000	59,095	118,190	177,285	236,380	295,474	354,569	413,664	433,333
700,000	63,670	127,340	191,010	254,680	318,349	382,019	445,689	466,667
750,000	68,245	136,490	204,735	272,980	341,224	409,469	477,714	500,000
800,000	72,820	145,640	218,460	291,280	364,099	436,919	509,739	533,333
850,000	77,395	154,790	232,185	309,580	386,974	464,369	541,764	566,667
900,000	81,970	163,940	245,910	327,880	409,849	491,819	573,789	600,000
950,000	86,545	173,090	259,635	346,180	432,724	519,269	605,814	633,333
1,000,000	91,120	182,240	273,360	364,480	455,599	546,719	637,839	666,667

        The Huntsman Pension Scheme provides benefits equal to 2.2% (1/45th) of final pensionable compensation up to $20,072 (£11,250), plus 1.83% of final pensionable compensation above $20,072 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2004, Mr. Hankins had approximately 25 years of service in the U.K. and Mr. Hulme had approximately 5 years of service in the U.K. As of July 31, 2004, Mr. Thomas had approximately 10 years of service in the U.K.

International Pension Plan

        Messrs. Hulme and Thomas also participate in the International Pension Plan (the "IPP"), which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the IPP, each of Messrs. Hulme and Thomas at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the

Huntsman Belgium Pension Fund is the most beneficial for both Mr. Hulme, who had 21 years of total service as of December 31, 2004, and Mr. Thomas, who had approximately 25 total years of service (in addition to 39 months that were credited in connection with his termination) as of July 31, 2004.

Stock Incentive Plan

        The following contains a summary of the material terms of the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"), which was adopted by Huntsman Corporation's Board of Directors and approved by Huntsman Corporation's stockholders.

        The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards ("Awards") to Huntsman Corporation's employees, directors and consultants and to employees and consultants of Huntsman Corporation's subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of common stock may be delivered pursuant to Awards under the Stock Incentive Plan. The number of shares deliverable pursuant to the Awards under the Stock Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in Huntsman Corporation's common stock. Shares of common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to Awards as well as shares covered by Awards that expire, terminate or lapse will again be available for Awards under the Stock Incentive Plan.

Administration

        The Stock Incentive Plan is administered by a committee, which will be Huntsman Corporation's board of directors or a committee of Huntsman Corporation's board of directors designated by Huntsman Corporation's board of directors to serve as the committee, which will satisfy independence requirements under applicable law. The committee has the sole discretion to determine the employees, directors and consultants to whom Awards may be granted under the Stock Incentive Plan and the manner in which such Awards will vest, although the committee may delegate to officers of Huntsman Corporation the authority to grant Awards to employees and consultants who are not, and whose family members are not, subject to Section 16(b) of the Exchange Act. Awards are granted by the committee to employees, directors and consultants in such numbers and at such times during the term of the Stock Incentive Plan as the committee shall determine. The committee is authorized to interpret the Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Incentive Plan. The committee may correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the committee deems necessary or desirable.

Options

        The committee determines the exercise price for each option. However, options must generally have an exercise price at least equal to the fair market value of the common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price:

  •
  in cash;

  •
  through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to Huntsman Corporation an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased; or

  •
  another method approved by the committee.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation granted to certain of Huntsman Corporation's employees options to purchase an aggregate of 2,372,740 shares of common stock at an exercise price per share equal to the initial public offering price per share of common stock. Huntsman Corporation granted a portion of such options to Huntsman Corporation's named executive officers. The options will vest one-third on each of the first, second and third anniversaries of the date of grant. The options will expire on the tenth anniversary of the date of grant.

Stock Appreciation Rights

        The exercise price per share of a stock appreciation right will be an amount determined by the committee. However, stock appreciation rights must generally have an exercise price at least equal to the fair market value of the common stock on the date the stock appreciation right is granted. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to (i) the excess of (1) the fair market value on the exercise date of one share of common stock over (2) the exercise price, times (ii) the number of shares of common stock covered by the stock appreciation right. The committee will determine whether payment will be made in cash, shares of common stock, or a combination of both, provided however that recipients who are subject to U.S. tax will not receive cash in either full or partial payment.

Performance Awards

        The committee may grant performance awards denominated in dollars or other currencies that vest upon such terms and conditions as the committee may establish, including the achievement of performance criteria. To the extent earned, performance awards may be paid in common stock or in cash or any combination thereof as determined by the committee.

Other Stock-Based Awards

        The committee may grant Awards of restricted stock, phantom stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock, including shares of stock in lieu of cash compensation. Other stock-based awards will be subject to the terms and conditions established by the committee.

        In connection with Huntsman Corporation's initial public offering, Huntsman Corporation granted an aggregate of 749,513 shares of restricted stock to certain of its employees. Huntsman Corporation granted a portion of such restricted stock to the named executive officers. The restrictions will lapse with respect to one-third of the restricted shares on each of the first, second and third anniversaries of the date of grant.

Transferability

        Unless otherwise determined by the committee, Awards granted under the Stock Incentive Plan are not transferable other than, in some cases, by will or by the laws of descent and distribution.

Change of Control

        In the event of a change of control of Huntsman Corporation, the committee may provide for:

  •
  assumption by the successor company of the Award, or the substitution therefor of similar options, rights or awards with respect to the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an Award;

  •
  changing the period of time during which vested Awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested Awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an Award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

Amendment and Termination

        The board of directors or the committee may amend, alter or discontinue the Stock Incentive Plan in any respect at any time, but no such action may be taken without stockholder approval to the extent required by applicable law or stock exchange regulations, and no amendment may materially adversely affect the rights of a participant under any Awards previously granted without his or her consent, except as may be necessary to comply with applicable laws, or advisable in order to preserve or achieve the intended tax treatment, provided that such amendments shall result in substantially equivalent value to the affected participants.

Compliance with New Deferred Compensation Law

        The recently enacted American Jobs Creation Act of 2004 has added legislation concerning deferred compensation, which may require amendments to the Stock Incentive Plan to comply with this legislation. In addition, it is unclear how this legislation and future guidance will change the tax consequences set forth below. In this regard, it is Huntsman Corporation's intent that the Stock Incentive Plan and Awards granted thereunder avoid adverse tax consequences by reason of the application of this legislation and it is likely that Awards will be structured to comply with this legislation.

U.S. Federal Income Tax Consequences of Awards Under the Stock Incentive Plan

        The discussion set forth below is a general description of the U.S. federal income tax consequences of Awards under the Stock Incentive Plan applicable to participants that are U.S. citizens or residents but does not address the recently enacted deferred compensation legislation. It is unclear how this legislation and future guidance will affect the tax consequences discussed below. Participants in the Stock Incentive Plan should consult their tax adviser about the tax consequences of such legislation. Non-U.S. participants in the Stock Incentive Plan should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan. In addition, U.S. citizens that reside in foreign jurisdictions may also be subject to tax in such jurisdictions as a result of participation in the Stock Incentive Plan and should consult their tax adviser about the tax consequences of participation in the Stock Incentive Plan.

        When a non-qualified stock option is granted, there are no U.S. federal income tax consequences for the option holder or Huntsman Corporation. When a non-qualified stock option is exercised, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock subject to the option that was exercised. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for Huntsman Corporation's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no U.S. federal income tax consequences for the option holder or Huntsman Corporation. When an incentive stock option is exercised, the option holder does not recognize income and Huntsman Corporation does not receive a deduction for U.S. federal income tax purposes. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the common stock received upon exercise after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for U.S. federal income tax purposes for the option holder. Huntsman Corporation is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the common stock by disposing of the common stock before it has been held for at least two years after the date the incentive option was granted and one year after the date the incentive option was exercised, the option holder recognizes compensation income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the common stock on the date the incentive option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. In general, if an option holder makes a disqualifying disposition, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the option holder for Huntsman Corporation's taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When a stock appreciation right is granted, there are no U.S. federal income tax consequences for the participant or Huntsman Corporation. When a stock appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the participant with respect to a stock appreciation right.

        Generally, when phantom stock, a share of restricted stock, a performance award or other stock-based award (other than unrestricted stock in lieu of cash compensation) is granted, there are no U.S. federal income tax consequences for the participant or Huntsman Corporation. Upon the payment to the participant of common shares and/or cash in respect of the Award or the release of restrictions on restricted stock, the participant recognizes compensation equal to the fair market value of the cash and/or shares as of the date of delivery or release. Upon the grant of unrestricted stock, a participant will recognize compensation for U.S. federal income tax purposes equal to the fair market value of the shares as of the grant date. In general, Huntsman Corporation is entitled to a deduction for U.S. federal income tax purposes equal to the compensation recognized by the participant with respect to other stock-based awards.

Executive Severance Plan

        The following contains a summary of the material terms of the Huntsman Executive Severance Plan (the "Severance Plan"), which was adopted by Huntsman Corporation's Board of Directors.

        Under the Severance Plan, if Huntsman Corporation terminates a participant's employment without reasonable cause, or the participant terminates employment for good reason, Huntsman Corporation will provide the participant with severance benefits in the form of a cash payment, medical coverage, and outplacement services. "Participants" in the Severance Plan include such employees as may be designated as participants by the Compensation Committee of the Board of Directors, provided that, unless the Compensation Committee provides otherwise with respect to a particular employee, officers with a title of Vice President or higher will be participants. Under the Severance Plan, termination for "reasonable cause" means termination on account of gross negligence, fraud, dishonesty, willful violation of any law or material violation of any significant company policy, or on account of failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to the position, consistent with prior practice. Termination for "good reason" means a voluntary termination of employment by a participant as a result of Huntsman Corporation's making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the participant, which action is not remedied within ten days of written notice to Huntsman Corporation.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President or below, an amount equal to one and one-half times the participant's base compensation at termination. Medical coverage will continue for the participant and his or her dependents for the period of time determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President or below.

        The Severance Plan will be administered by the Compensation Committee of the Board of Directors. Huntsman Corporation may amend or terminate the Severance Plan at any time. Any such amendment or termination will not affect benefits payable to a participant whose termination of employment occurred prior to the amendment or termination of the Severance Plan.

Employment Agreements

        Mr. Hulme is party to an employment agreement with Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement provides for customary expatriation arrangements. For 2003, this agreement entitled Mr. Hulme to an annual U.K. base salary of £210,000 or an annual Belgian base salary of €260,000 and a bonus of up to € 130,000. The actual amounts paid to Mr. Hulme in 2004, 2003 and 2002 are disclosed above in the summary compensation table.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The agreement, which Huntsman may terminate at any time with two months' notice, expires on October 31, 2005. This agreement provides for customary expatriation arrangements. Under the terms of the agreement, Mr. Hankins' compensation included an initial U.S. base salary of $300,000, subject to annual review, and a performance-based bonus of up to 50% of his U.S. salary. The actual amounts paid to Mr. Hankins in 2004, 2003 and 2002 are disclosed above in the summary compensation table.

        There are no employment agreements with any of the other named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Authorized for Issuance under Equity Compensation Plans

        As of December 31, 2004, we had no compensation plans (including individual compensation arrangements) under which our equity securities were authorized for issuance. In connection with its initial public offering in February 2005, Huntsman Corporation adopted a stock incentive plan, which was approved by its stockholders prior to the completion of the offering. A maximum of 21,590,909 shares of common stock may be issued pursuant to awards under the stock incentive plan.

Security Ownership of Certain Beneficial Owners

        As of March 11, 2005, information with respect to each of the persons or groups known to us to be the beneficial owner of more than five percent of any class of our common units, which is our only class of voting securities, is as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
HMP Equity Holdings Corporation(1) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%
Huntsman Corporation(1) 500 Huntsman Way Salt Lake City, Utah 84108	1,000	100%

(1)
All of our membership units are owned directly by HMP Equity Holdings Corporation. All of the common stock of HMP Equity Holdings Corporation is owned directly by Huntsman Corporation.

        As of March 11, 2005, information with respect to each of the persons or groups known to us to be the beneficial owner of more than five percent of the common stock of Huntsman Corporation, which is the only class of voting securities of Huntsman Corporation, is as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Jon M. Huntsman(3)	129,776,387	58.7%
Peter R. Huntsman(3)(4)	130,139,230	58.8%
David J. Matlin(3)(5)	129,776,387	58.7%
Christopher R. Pechock(3)(5)	129,776,387	58.7%
HMP Equity Trust(3)	129,776,387	58.7%
Huntsman Family Holdings(3)	129,776,387	58.7%
MatlinPatterson(3)	129,776,387	58.7%

Security Ownership of Management

        As of March 11, 2005, information with respect to common stock of Huntsman Corporation (which is the only class of equity securities of Huntsman Corporation beneficially owned by our managers and executive officers) beneficially owned by our managers, named executive officers, and managers and executive officers as a group is as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Jon M. Huntsman(3)	129,776,387	58.7%
Peter R. Huntsman(3)(4)	130,139,230	58.8%
David J. Matlin(3)(5)	129,776,387	58.7%
Christopher R. Pechock(3)(5)	129,776,387	58.7%
Richard Michaelson	4,000	Less than 1%
Karen H. Huntsman(6)	—	—
Richard P. Durham(6)	—	—
James A. Huffman(6)	5,774	Less than 1%
David H. Huntsman(6)	5,774	Less than 1%
Paul C. Huntsman(6)	5,774	Less than 1%
James H. Huntsman(6)	8,084	Less than 1%
David S. Parkin(6)	39,988	Less than 1%
J. Kimo Esplin(4)	158,323	Less than 1%
Samuel D. Scruggs(4)	172,323	Less than 1%
Anthony P. Hankins(4)	54,469	Less than 1%
Paul G. Hulme(4)	58,569	Less than 1%
Patrick W. Thomas(7)	—	—
All managers and executive officers as a group (23 persons)(4)	130,866,704	59.2%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and investment power over such shares.

(2)
Based upon an aggregate of 221,204,059 shares outstanding, which includes 749,513 restricted shares issued pursuant to the Huntsman Corporation stock incentive plan in connection with our initial public offering.

(3)
HMP Equity Trust (the "Trust") holds 129,776,387 common shares. The beneficiaries of the Trust are Huntsman Family Holdings and MatlinPatterson. Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. The address of MatlinPatterson is 520 Madison Avenue, New York, New York 10022. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of common stock held by the Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of common stock held by the Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by the Trust that are allocated to Huntsman Family Holdings' beneficial interest in the Trust. MatlinPatterson has investment power over the portion of the shares owned by the Trust that are allocated to MatlinPatterson's beneficial interest in the Trust. Huntsman Family Holdings, Jon M. Huntsman, and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by the Trust that are allocated to MatlinPatterson's beneficial interest in the Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock, and MatlinPatterson disclaim beneficial ownership of all of the shares owned by the Trust that are allocated to Huntsman Family Holdings' beneficial interest in the

  Trust. The shares of common stock held by the Trust are allocated as follows: 72,168,405 shares are allocated to the beneficial interest of MatlinPatterson, 51,143,624 shares are allocated to the beneficial interest of Huntsman Family Holdings, and 6,464,358 shares are initially unallocated and will be allocated between the beneficial interests of Huntsman Family Holdings and MatlinPatterson approximately 18 months after the date of Huntsman Corporation's initial public offering based on the trading price of its common stock.

(4)
Includes restricted shares granted pursuant to the Huntsman Corporation stock incentive plan in connection with its initial public offering as follows: Peter R. Huntsman—150,134; James A. Huffman—5,774; David H. Huntsman—5,774; Paul C. Huntsman—5,774; James H. Huntsman—8,084; David S. Parkin—8,084; J. Kimo Esplin—51,969; Samuel D. Scruggs—51,969; Anthony P. Hankins—51,969; Paul G. Hulme—51,969; and all executive officers and directors as a group—575,125. Does not include shares that may be acquired through the exercise of options to purchase shares of common stock granted pursuant to Huntsman Corporation's stock incentive plan in connection with its initial public offering as follows: Peter R. Huntsman—454,950; James A. Huffman—17,498; David H. Huntsman—17,498; Paul C. Huntsman—17,498; James H. Huntsman—24,497; David S. Parkin—24,497; J. Kimo Esplin—157,483; Samuel D. Scruggs—157,483; Anthony P. Hankins—157,483; Paul G. Hulme—157,483; and all executive officers and directors as a group—1,742,810. None of such options are exercisable within 60 days of the date hereof.

(5)
The address of David J. Matlin and Christopher R. Pechock is c /o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(6)
Karen H. Huntsman is Jon M. Huntsman's spouse. Peter R. Huntsman, David H. Huntsman, Paul C. Huntsman, and James H. Huntsman are brothers and sons of Jon M. and Karen H. Huntsman. Richard P. Durham, James A. Huffman, and David S. Parkin are sons-in-law of Jon M. and Karen H. Huntsman. Members of the Huntsman family also have a pecuniary interest in Huntsman Corporation through Huntsman Family Holdings.

(7)
Patrick W. Thomas ceased to be an executive officer on February 29, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Aircraft Sublease

        On December 29, 2000, Jstar Corporation ("Jstar"), a Utah corporation wholly owned by Jon M. Huntsman, purchased for the amount of $8.753 million the interest of Airstar Corporation ("Airstar"), a subsidiary of the Company, in a lease (the "Mellon Lease") pursuant to which Airstar leased a Gulfstream IV-SP Aircraft (the "Aircraft"), and in a sublease (the "Prior Sublease") under which certain of Huntsman Corporation's subsidiaries (including our Company) subleased the Aircraft from Airstar. The consideration for this transaction was consistent with that amount opined as fair by Gulfstream Aerospace Corporation in its opinion letter to Airstar dated December 29, 2000. Sublease payments from Airstar to Jstar during the period beginning December 29, 2000, and ending September 14, 2001, totaled $1.7 million. On September 14, 2001, the Mellon Lease and the Prior Sublease were terminated and Jstar entered into a new lease of the Aircraft with a 10-year term. In connection therewith, Airstar and Jstar entered into a new sublease regarding the Aircraft with a 10-year term. Monthly sublease payments from Airstar to Jstar are in the amount of approximately $195,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2 million per year to us for such third-party's part-time use of the Aircraft (or an alternate leased by Airstar if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft.

Subordinated Loan

        On July 2, 2001, we borrowed $25.0 million from Horizon Ventures LLC, an entity controlled by Jon M. Huntsman, and executed a note payable in the same amount. The note bore interest at a rate of 15% per year and was due and payable on the earlier of: (1) July 2, 2011, (2) repayment in full in cash of all indebtedness under the HLLC Credit Facilities and the HLLC Subordinated Notes, or (3) commencement of a voluntary case under Title 11 of the U.S. Code or any similar law for the relief of debtors or our consent to the institution of a bankruptcy or an insolvency proceeding against us, or the making of a general assignment for the benefit of our creditors. Interest was not paid in cash, but was accrued at a designated rate of 15% per year, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, we used $41.6 million of net proceeds from Huntsman Corporation's initial public offering to redeem in full the subordinated note due Horizon Ventures LLC.

Consulting Agreement with Jon M. Huntsman

        HI entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to HI at HI's request. Mr. Huntsman, who is the Chairman of the Board of HI but is not HI's employee, provides advice and other business consulting services at HI's request regarding HI's products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of HI's business, the industry, and the markets within which HI competes. Mr. Huntsman's services are utilized both with respect to the conduct of HI's business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services.

Salt Lake City Office Building

        Huntsman Corporation has agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that Huntsman Corporation will donate Huntsman Corporation's Salt Lake City office building and Huntsman Corporation's option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. Huntsman Corporation has agreed to complete this donation on the earlier of November 30, 2009 or the date on which Huntsman Corporation occupies less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after Huntsman Corporation makes this donation Huntsman Corporation will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2004, Huntsman Corporation's Salt Lake City office building had a net book value of approximately $11.3 million.

Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $60,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included in "Executive

Compensation—Summary Compensation Table" above) for services as officers or employees of Huntsman Corporation or Huntsman Corporation's subsidiaries in each of the last three fiscal years.

Name(1)	Year	Salary		Bonus		Other Compensation
Jon M. Huntsman	2004 2003 2002	$ $ $	— — —	$ $ $	— — —	$ $ $	— — —
Karen H. Huntsman	2004 2003 2002	$ $ $	190,211 186,049 182,000	$ $ $	— 20,000 20,000	$ $ $	34,145 36,437 29,329
Jon M. Huntsman, Jr.	2004 2003 2002	$ $ $	355,250 262,500 —	$ $ $	357,000 75,000 —	$ $ $	133,532 125,202 416,000
James H. Huntsman(2)	2004 2003 2002	$ $ $	235,176 230,024 208,000	$ $ $	150,000 105,000 100,000	$ $ $	47,734 619,442 642,052
David H. Huntsman(2)	2004 2003 2002	$ $ $	299,019 292,449 286,000	$ $ $	125,000 75,000 100,000	$ $ $	51,043 53,975 73,011
Paul C. Huntsman(2)	2004 2003 2002	$ $ $	193,202 178,900 162,500	$ $ $	125,000 75,000 100,000	$ $ $	57,102 58,971 61,044
James A. Huffman(2)	2004 2003 2002	$ $ $	271,817 265,850 260,000	$ $ $	125,000 75,000 100,000	$ $ $	135,668 117,342 124,100
David S. Parkin(2)	2004 2003 2002	$ $ $	235,176 230,025 208,000	$ $ $	150,000 115,000 100,000	$ $ $	54,697 157,132 183,660
Robert P. Haight	2004 2003 2002	$ $ $	101,500 — —	$ $ $	— — —	$ $ $	— — —

(1)
Karen H. Huntsman is the wife of Jon M. Huntsman, Huntsman Corporation's Chairman of the Board and a director, and the mother of Peter R. Huntsman, Huntsman Corporation's President and Chief Executive Officer and a director. Each of Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman and Paul C. Huntsman is a son of Jon M. Huntsman and a brother of Peter R. Huntsman. Each of James A. Huffman and David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman. Robert P. Haight is a brother of Karen H. Huntsman and a brother-in-law of Jon M. Huntsman.

(2)
In connection with the consummation of its initial public offering, Huntsman Corporation awarded (i) the following amounts of restricted stock: Mr. James H. Huntsman—8,452 shares; Mr. David H. Huntsman—6,037 shares; Mr. Paul C. Huntsman—6,037 shares; Mr. Huffman—6,037 shares; and Mr. Parkin—8,452 shares; and (ii) the following numbers of options to purchase shares of Huntsman Corporation's common stock: Mr. James H. Huntsman—25,611; Mr. David H. Huntsman—18,293; Mr. Paul C. Huntsman—18,293; Mr. Huffman—18,293; and Mr. Parkin—25,611.

        In addition, Huntsman Financial Consulting, L.C., of which Jon M. Huntsman is the sole member, received compensation from us in the amounts of $320,814, $314,094 and $475,456 in 2004, 2003 and 2002, respectively. These amounts and the amounts shown in the "Other Compensation" column in the table above include some or all of the following: contributions to employee benefit plans, housing and education allowances for overseas assignments, travel allowances, automobile and aircraft usage, administrative and security services, and perquisites and personal benefits.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002.

Senior Management Investment

        In connection with the HLLC Restructuring, certain of our managers, executive officers and other related persons contributed an aggregate of $2.25 million and certain equity interests in one of our subsidiaries in exchange for approximately 0.7% of the voting membership interests of Huntsman Holdings, and, indirectly, 0.6% of the non-voting preferred units of Huntsman Holdings. The following table shows the amounts paid and membership interests received by such persons:

	Membership Interests Purchased
Purchaser	Class A Common	Preferred	Amount Paid
Peter R. Huntsman	28,993	1,122,065	$1,000,000
J. Kimo Esplin	14,497	561,032	500,000
Samuel D. Scruggs	14,497	561,032	500,000
David S. Parkin	4,349	168,310	150,000
L. Russell Healy	2,899	112,206	100,000

Total	65,235	2,524,645	$2,250,000

        These persons received shares of Huntsman Corporation's common stock in exchange for their membership interests in the Reorganization Transaction. David S. Parkin, who is the son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman, received 31,906 shares of Huntsman Corporation's common stock in the Reorganization Transaction.

The HLLC Restructuring

        On September 30, 2002, the Company, various members of the Huntsman family (including Jon M. Huntsman and Peter R. Huntsman), MatlinPatterson, Consolidated Press and other persons (including the persons described under "—Senior Management Investment" above) completed the HLLC Restructuring, which included a debt for equity exchange and the acquisition of the interests of Consolidated Press Holdings Limited ("Consolidated Press") in certain of our subsidiaries, including HCCA, HCA and Huntsman Petrochemical Corporation.

        Pursuant to the HLLC Restructuring:

  •
  the Huntsman family contributed all of their equity interests in the Company and its subsidiaries, including certain minority interests acquired from Consolidated Press, to Huntsman Holdings in exchange for 10,000,000 Class B Common Units in Huntsman Holdings, LLC, representing all of the issued and outstanding Class B Common Units;

  •
  MatlinPatterson and Consolidated Press contributed the following interests to Huntsman Holdings in exchange for 9,930,415 Class A Common Units in Huntsman Holdings representing 99.3% of the issued and outstanding Class A Common Units, and 384,307,046 units in Huntsman Holdings Preferred Member LLC (a new entity formed to hold such interests), representing 97.3% of the issued and outstanding units;

  •
  approximately $679 million in principal amount of our Company's outstanding subordinated notes and Huntsman Polymers' outstanding senior notes (including approximately $84 million in accrued interest that was cancelled as a result of the exchange);

  •
  all of the shares of a subsidiary that held the HIH Senior Subordinated Discount Notes valued at $273.1 million (including accrued interest of $13.1 million), subject to a non-recourse note secured by a pledge of the HIH Senior Subordinated Discount Notes and payable to ICI of $103.5 million (including accrued interest of $3.5 million), and an option to acquire the subsidiary of ICI that held a 30% membership interest in HIH;

  •
  such other persons contributed cash in the aggregate amount of $3.4 million and certain equity interests in our subsidiaries in exchange for 69,585 Class A Common Units, representing 0.7% of the issued and outstanding Class A Common Units, and 10,678,443 units in Huntsman Holdings Preferred Member LLC, representing 2.7% of the issued and outstanding units; and

  •
  Huntsman Holdings contributed its investment in the Company to HMP.

The Reorganization Transaction

        Huntsman Corporation consummated the Reorganization Transaction in connection with the completion of Huntsman Corporation's initial public offering. In the Reorganization Transaction, Huntsman Holdings became Huntsman Corporation's wholly owned subsidiary, and the existing beneficial holders of the common and preferred membership interests in Huntsman Holdings including the mandatorily redeemable preferred interests, received shares of Huntsman Corporation's common stock in exchange for their interests. Huntsman Family Holdings and MatlinPatterson caused all of the shares of Huntsman Corporation's common stock they were entitled to receive in exchange for their beneficial interests in Huntsman Holdings to be delivered to Investments Trust. Immediately following the Reorganization Transaction and the initial public offering, Investments Trust held approximately 59% of Huntsman Corporation's outstanding common stock. Huntsman Family Holdings is controlled by Jon M. Huntsman, and MatlinPatterson is controlled by David J. Matlin, each of whom is a director of Huntsman Corporation. See "Business—Recent Developments—The Reorganization Transaction."

Registration Rights Agreements

        In connection with the Reorganization Transaction, Huntsman Corporation entered into a registration rights agreement with Huntsman Family Holdings and MatlinPatterson pursuant to which they will have demand and piggyback registration rights for the shares of Huntsman Corporation's common stock controlled by them. The agreement also provides that Huntsman Corporation will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of Huntsman Corporation's common stock that are registered pursuant to this agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings, MatlinPatterson and Huntsman Corporation. In addition, all of Huntsman Corporation's stockholders who received shares of Huntsman Corporation's common stock in the Reorganization Transaction, including certain of Huntsman Corporation's directors, executive officers and other key officers, will have the right to include their shares in certain registrations.

Indemnification Agreements

        Huntsman Corporation entered into indemnification agreements with Huntsman Corporation's directors and officers, including each of Huntsman Corporation's named executive officers, in connection with the completion of Huntsman Corporation's initial public offering. Pursuant to these agreements, Huntsman Corporation agrees to provide customary indemnification to Huntsman Corporation's officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at Huntsman Corporation's request as directors, officers, trustees, employees or agents of other entities.

Other Important Commercial Transactions

        While HIH was our consolidated subsidiary effective May 1, 2003 to December 31, 2004, HIH and its subsidiaries are separately financed from us, their debt is non-recourse to us, and we are not obligated to make cash contributions to, or investments in, HIH and its subsidiaries. Accordingly, because we share numerous services and resources with HIH and because HIH relies on us to supply some of its raw materials and to purchase a portion of its products, we have entered into the agreements with HIH discussed below. During the year ended December 31, 2004, HIH's purchases from and sales to Huntsman LLC and its subsidiaries were $204.3 million and $138.4 million, respectively.

HIH Administrative

        We entered into an agreement with HIH under which we provide HIH with administrative support and a range of services, including treasury and risk management, human resources, technical and legal services for its businesses in the U.S. and elsewhere. In 2004, HIH paid $84.6 million for these services. HI also participates in our worldwide insurance program. Furthermore, HIH provides a limited range of services to us and certain of our subsidiaries, including treasury, human resources, technical and legal services for our businesses in Europe and elsewhere. These arrangements provide for fees based on an equitable allocation of the general and administrative costs and expenses.

HIH Polyurethanes

Integration with Our Polyols Businesses

        We produce certain polyols. Polyols are reacted with isocyanates, primarily MDI and TDI, to produce finished polyurethane products. HIH manages certain aspects of our polyols businesses. HIH purchases from us and resells polyols produced by us to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with HIH.

Supply Contracts

        We are interdependent with HIH with respect to the supply of certain feedstock, utilities and products. Under a supply agreement that expires in 2012, HIH is required to sell, and we are required to purchase, a portion of the steam that HIH purchases from outside parties. We reimburse HIH for the cost of the steam that it purchases. Under separate supply agreements, HIH has agreed to purchase its requirements of MEG and TEG from us at market prices for use in its PO operations. Furthermore, in exchange for our PG tolling services, HIH pays to us a reservation fee, adjusted annually for inflation, plus a variable toll fee equal to our cost of operating the PG plant.

PO Supply Agreement

        Pursuant to an agreement with HIH that expires in 2012, HIH is obligated to sell, and we are obligated to buy, all PO produced at HIH's PO facility in Port Neches, Texas that is not purchased by other customers. HIH is entitled to receive market prices for the PO purchased by us.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2012, we are obligated to provide 100% of the propylene required by HIH for operation of its PO facility, up to a maximum of 350 million pounds per year. HIH pays market prices for the propylene supplied by us.

Services Contracts

        In order to operate its PO business, HIH has entered into a series of contracts with us that expire in 2012 under which we operate and maintain the PO facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, HIH pays us an amount equal to our actual costs for providing HIH with each of these services.

HIH Performance Products

Integration with Our Amines Businesses

        We produce certain amines. Amines are used to make products used in agricultural herbicides, personal care products, polyurethane foams, fuel and lubricant additives and paints and coatings. HIH manages certain aspects of our amines businesses. HIH purchases from us and resells amines produced by us to be sold outside the Americas. We have also entered into certain related technology licensing arrangements with HIH.

Integration with Our Surfactants Business

        Certain of our subsidiaries, including Huntsman Petrochemical and Huntsman Corporation Australia Pty Limited, produce surfactants. HIH provides global management services for those surfactants businesses, and has entered into agreements with those companies covering marketing, technical support, technology licenses, and product purchase and sales agreements.

Ethylene and Ethylene Oxide Supply

        Currently, we supply ethylene and EO required by HIH for the operation of its ethyleneamines facility. HIH pays market prices for the ethylene supplied by us.

Services Contracts

        In order to operate its ethyleneamines business, HIH has entered into a series of contracts with us that expire in 2012 under which we operate and maintain HIH's ethyleneamines facility, including the provision of management, personnel, transportation, information systems, accounting, tax and legal services, and research and development. Generally, under these agreements, HIH pays us an amount equal to our actual costs for providing HIH with each of these services.

Huntsman Advanced Materials LLC

General

        We have entered into an agreement with AdMat under which we will provide AdMat with administrative support and a range of services, including purchasing, finance, tax, treasury and risk management, human resources, legal, information technology, EHS, communications, planning and corporate stewardship services. Fees under this agreement will be based upon an equitable allocation of the relevant costs and our out-of-pocket expenses. From time to time thereafter, the agreement provides for an adjustment to the fees based on changes to the level of services and an equitable allocation of the relevant costs and expenses. In connection with this arrangement, AdMat also participates in our worldwide insurance program.

Propylene Supply Agreement

        Pursuant to an agreement that expires in 2006, we are obligated to provided approximately 60 million pounds of propylene per year to AdMat for the toll manufacture of epichlorohydrin. AdMat pays market price for the propylene that we supply. Based on current market prices and exchange rate, AdMat anticipates that it will spend approximately $13 million in 2005 under this agreement.

HIH Agreements

        HIH and its subsidiaries have entered into contractual arrangements with AdMat regarding management, technology and commercial matters, and certain HIH employees have assumed senior positions at AdMat. We believe that these transactions have been made on terms that are no less favorable to HIH than would be expected from an unaffiliated third-party.

OTHER INDEBTEDNESS AND CERTAIN FINANCING ARRANGEMENTS

Debt—Restricted Group

Secured Credit Facilities—Restricted Group

        On October 14, 2004, we completed a $1,065 million refinancing of our credit facilities. Our credit facilities (as refinanced, the "HLLC Credit Facilities") consist of a $350 million revolving facility due 2009 (the "HLLC Revolving Facility"), with an outstanding balance on December 31, 2004 of $125.0 million, and a $715 million term loan B facility due 2010 (the "HLLC Term Facility"), all of which was outstanding at December 31, 2004. The HLLC Revolving Facility is secured by a first priority lien on substantially all of our current and intangible assets and the current and intangible assets of our restricted domestic subsidiaries and by a second priority lien on substantially all of our property, plant and equipment and the property, plant and equipment of our restricted domestic subsidiaries and by our equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all of our property, plant and equipment and the property, plant and equipment of our restricted domestic subsidiaries and by our equity interest in HIH and by a second priority lien on substantially all of our current and intangible assets and the current and intangible assets of our restricted domestic subsidiaries. The proceeds of the refinancing were used to repay in full our outstanding borrowings under our prior credit facilities.

        Borrowings under the new HLLC Revolving Facility are limited by a borrowing base consisting of eligible accounts receivable and inventory. The new HLLC Term Facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity. As of December 31, 2004, the HLLC Revolving Facility and HLLC Term Facility bore interest at LIBOR plus 2.25% per year and LIBOR plus 3.50% per year, respectively. In accordance with the HLLC Term Facility agreement, as a result of the initial public offering by Huntsman Corporation completed on February 16, 2005 and the amount of permanent reduction of indebtedness from the use of initial public offering proceeds at the restricted group, the HLLC Term Facility interest rate margin reduced to LIBOR plus 3.0% as of March 1, 2005. The agreements governing the HLLC Credit Facilities contain customary financial covenants, covenants relating to the incurrence of debt and the purchase and sale of assets, limitations on investments and affiliate transactions, change in control provisions, events of default and acceleration provisions. The HLLC Credit Facilities contain covenants that, as of December 31, 2004, require our restricted group to maintain a leverage ratio of consolidated net debt to EBITDA (as defined in the HLLC Credit Facilities) equal to or less than 8.00 to 1.00 and an interest coverage ratio of consolidated EBITDA to cash interest expense (as defined in the HLLC Credit Facilities) equal to or greater than 1.30 to 1.00. As of December 31, 2004, our leverage ratio of consolidated net debt to EBITDA was 6.73 to 1.00, and our interest coverage ratio of consolidated EBITDA to cash interest expense was 1.80 to 1.00. In addition, the HLLC Credit Facilities contain a limit on calendar year consolidated capital expenditures (as defined in the HLLC Credit Facilities) of $155 million ($135 million annual allowance plus $20 million in prior year carryover) for 2004. For the year ended December 31, 2004, our restricted group's consolidated capital expenditures for covenant purposes totaled $63.4 million.

Notes—Restricted Group

        On September 30, 2003, we sold $380 million aggregate principal amount of our HLLC Senior Secured Notes at an issue price of 98.8%. On December 3, 2003, we sold an additional $75.4 million aggregate principal amount of HLLC Senior Secured Notes at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semi-annually in April and October of each year. Net proceeds from the sale of these notes were used to repay amounts outstanding under our prior credit facilities and certain other indebtedness. The HLLC Senior Secured Notes rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, we may redeem up to 35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified equity offering. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, we redeemed 35%, or approximately $159.4 million, of the aggregate principal amount on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes on February 28, 2005, there remain approximately $296.0 million in aggregate principal amount outstanding.

        On June 22, 2004, we sold $300 million of our HLLC Unsecured Fixed Rate Notes that bear interest at 11.5% and mature on July 15, 2012 and $100 million of our HLLC Unsecured Floating Rate Notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011. Interest on the HLLC Unsecured Fixed Rate Notes is payable semi-annually in January and July of each year, and interest on the Unsecured Floating Rate Notes is payable quarterly in January, April, July and October of each year. As of December 31, 2004, the interest rate on the HLLC Unsecured Floating Rate Notes was approximately 9.3%. The net proceeds from the offering were used to repay amounts outstanding under our prior credit facilities and the HCCA Facilities (as defined below). The HLLC Senior Notes are unsecured obligations of our Company. The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, we may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Fixed Rate Notes, at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified equity offering. At any time prior to July 15, 2006, we may also redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Floating Rate Notes at a redemption price of 100% plus LIBOR plus 7.25% of the principal amount thereof plus accrued and unpaid interest to the redemption date with the net cash proceeds of a qualified public offering. We used proceeds from Huntsman Corporation's initial public offering of common and preferred stock to repay, in part, the HLLC Unsecured Fixed Rate Notes. We redeemed 34%, or approximately $102.0 million of combined aggregate principal amount of the HLLC Unsecured Fixed Rate Notes on March 14 and 17, 2005, with combined call premiums of approximately $11.7 million. Following this partial redemption of the HLLC Unsecured Fixed Rate Notes, there remain approximately $198.0 million in aggregate principal amount outstanding.

        On December 31, 2004, we had outstanding $44.2 million of 9.5% fixed rate and $15.1 million of variable rate senior subordinated notes due 2007 (collectively the "HLLC Subordinated Notes"). The HLLC Subordinated Notes are unsecured subordinated obligations of our Company. Interest is payable on the HLLC Subordinated Notes semi-annually on January 1 and July 1 of each year at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. As of December 31, 2004, the interest rate on the variable rate HLLC Subordinated Notes was approximately

5.2%. The HLLC Subordinated Notes are redeemable at our option after July 1, 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005.

        On January 28, 2004, we used $37.5 million of the net cash proceeds from the December 2003 additional issuance of HLLC Senior Secured Notes to redeem, in full, notes of Huntsman Polymers representing principal of $36.8 million plus accrued interest (the "Huntsman Polymers Notes"). The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, a fixed interest rate of 11.75%, and an outstanding balance of $36.8 million as of December 31, 2003.

Other Debt—Restricted Group

        Certain of our Australian subsidiaries maintain credit facilities. Huntsman Australia Holdings Corporation ("HAHC") and certain of its subsidiaries hold our Australian surfactants assets. On August 31, 2004, Huntsman Corporation Australia Pty Ltd ("HCA"), an indirect subsidiary of HAHC, refinanced the secured credit facility of HAHC with a A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory, and a A$44.0 million ($31.4 million) term facility (the "HCA Facilities"). As of December 31, 2004, borrowings under the HCA Facilities totaled A$55.5 million ($43.2 million).

        HCCA and certain Australian affiliates hold our Australian styrenics assets. On June 24, 2004, we used $25 million of proceeds from the offering of the HLLC Senior Notes to repay a portion of the secured credit facilities of HCCA (the "HCCA Facilities"), including repaying in full the working capital facility and reducing the term facility to $14.4 million (A$20.9 million). On August 31, 2004, HCCA refinanced the HCCA Facilities with a A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the "New HCCA Facility"). As of December 31, 2004, borrowings under the New HCCA Facility totaled A$20.6 million ($16.0 million).

        The HCA Facilities and the New HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate and mature in August 2007. As of December 31, 2004, the interest rate on the HCA Facilities and the New HCCA Facility was 8.3%.

        On March 21, 1997, Huntsman Specialty executed a 7.0% subordinated note in the amount of $75 million, payable to BASF Capital Corporation and maturing on April 30, 2008. Under the terms of the note, accrued interest from inception through April 30, 2002 was not paid in cash and was added to the note for a total principal amount of $106.6 million. Interest that accrued after April 30, 2002 is payable quarterly in cash, beginning on July 30, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates at that time. As of December 31, 2004 and December 31, 2003, the unamortized discount on the note is $5.4 million and $6.9 million, respectively.

        On July 2, 2001, we entered into a 15% note payable with an affiliated entity in the amount of $25.0 million (the "Affiliate Note"). The Affiliate Note is due and payable on the earlier of: (1) the tenth anniversary of the issuance date, or (2) the date of the repayment in full in cash of all indebtedness under our senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated rate of 15% per annum, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of the initial public offering completed by Huntsman Corporation.

        As of December 31, 2004, we had $13.6 million outstanding on short term notes payable for financing a portion of our insurance premiums. Such notes have monthly scheduled amortization payments through April 1, 2005, bear interest at rates ranging from 3.65% to 4.0%, and are secured by unearned insurance premiums.

Debt—HIH

Senior Credit Facilities—HIH

        On July 13, 2004, HI completed an amendment and restatement of its senior secured credit facilities (the "HI Credit Facilities"). Pursuant to the amendment and restatement, the revolving loan facility (the "HI Revolving Facility") was reduced from $400 million to $375 million and the maturity was extended from June 2006 to September 2008. The HI Revolving Facility includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars. As of December 31, 2004, there were no outstanding loans under the HI Revolving Facility and there were $7.4 million in letters of credit outstanding. In addition, pursuant to the amendment and restatement, term loans B and C, totaling $1,240.2 million, were repaid and replaced with the new term facility (the "HI Term Facility") consisting of a $1,305 million term portion and a €50 million (approximately $61.6 million as of July 13, 2004) term portion. The additional proceeds from the HI Term Facility of approximately $126.6 million were applied to repay the $82.4 million of outstanding borrowings as of July 13, 2004 on the HI Revolving Facility and for general corporate purposes and to provide a portion of the funds for the construction of a polyethylene production facility at our Wilton, U.K. facility. The HI Credit Facilities are secured by a first priority lien on substantially all the assets of HIH, HI's domestic subsidiaries, and certain of HI's foreign subsidiaries.

        In compliance with applicable provisions of the HI Credit Facilities, on December 31, 2004, HI prepaid $59 million on the HI Term Facility as a result of excess cash flow. This prepayment was applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility will be reduced on a pro rata basis. As of December 31, 2004, subsequent to this prepayment, the HI Term Facility had a balance of $1,314.1 million, consisting of a $1,248.9 million term portion and a €47.8 million ($65.2 million) term portion. On March 24, 2005, HI made a $75.0 million equivalent voluntary repayment on the HI Term Facility. As a result, the scheduled remaining maturities were reduced on a pro rata basis, and subsequent to this voluntary repayment, the HI Term Facility has a balance of $1,239.0 million, consisting of a $1,177.5 million term portion and a €45.1 million ($61.5 million) term portion.

        Pursuant to the July 13, 2004 amendment and restatement of the HI Credit Facilities, interest rates on the HI Revolving Facility and the HI Term Facility decreased from a weighted LIBOR spread of 3.50% and 4.125% to 3.25% and 3.25%, respectively. In addition, scheduled amortization of the HI Term Facility, subsequent to the excess cash payment discussed above, is approximately $13.3 million per year, commencing June 30, 2006, with the remaining unpaid balance due at maturity on December 31, 2010. Maturity will be accelerated to December 31, 2008 if HI has not refinanced all of its outstanding HI Senior Notes (as defined below) and HI Senior Subordinated Notes due 2009 (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities. On December 21, 2004, HI further amended the HI Credit Facilities to, among other things, reduce the applicable base (prime) rate margin for the term loan B dollar loans from a range of 1.75% to 2.00% to a range of 1.00% to 1.25% and to reduce the applicable Eurocurrency (LIBOR) rate margin for the term loan B dollar loans from a range of 3.00% to 3.25% to a range of 2.25% to 2.50%.

        The HI Credit Facilities contain customary financial covenants, covenants relating to the incurrence of debt and the purchase and sale of assets, limitations on investments and affiliate transactions, change in control provisions, events of default and acceleration provisions. The amendment and restatement of the HI Credit Facilities amended certain financial covenants. These amendments, among other things, included changes to the maximum leverage ratio, the minimum interest coverage ratio, and provided for an increase in the permitted amount of annual consolidated capital expenditures from $250 million to $300 million, with a provision for carryover to subsequent years. In addition, the mandatory prepayment level in connection with our accounts receivable securitization program was increased from $310 million to $325 million. For more information, see "—Liquidity and Capital Resources—Off-Balance Sheet Arrangements" below. The HI Credit Facilities contain covenants that, as of December 31, 2004, require HI to maintain a leverage ratio of consolidated net debt to consolidated EBITDA (as defined in the HI Credit Facilities) equal to or less than 6.75 to 1.00 and an interest coverage ratio of consolidated EBITDA to consolidated cash interest expense (as defined in the HI Credit Facilities) equal to or greater than 1.80 to 1.00. As of December 31, 2004, HI's leverage ratio of consolidated net debt to consolidated EBITDA was 4.29 to 1.00, and its interest coverage ratio of consolidated EBITDA to consolidated cash interest expense was 2.88 to 1.00. In addition, the HI Credit Facilities contain a limit on calendar year consolidated capital expenditures (as defined in the HI Credit Facilities) of $400 million ($300 million annual allowance plus $100 million in prior year carryover) for 2004. For the year ended December 31, 2004, HI's consolidated capital expenditures for covenant purposes totaled $147.1 million.

Notes—HIH

        In March 2002, HI sold $300 million aggregate principal amount of its 9.875% senior unsecured notes due 2009 (the "HI Senior Notes"). On April 11, 2003, HI sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semi-annually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, HI completed an offering of $175 million of its 7.375% senior subordinated notes due 2015 and €135 million of our 7.5% senior subordinated notes due 2015 (the "HI Senior Subordinated Notes due 2015"). HI used all of the net proceeds to redeem part of its outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the HI Senior Subordinated Notes due 2015, the "HI Senior Subordinated Notes"). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, HI had outstanding $600 million and €450 million ($559.6 million, which includes $5.2 million of unamortized premium) of HI Senior Subordinated Notes due 2009 outstanding. The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. In advance of the issuance of the HI Senior Subordinated Notes due 2015, HI gave notice that it would redeem $231 million and €77 million of HI Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of HI Senior Subordinated Notes due 2009 on January 3, 2005. HI completed these redemptions as scheduled. In connection with these redemptions, HI paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, HI had outstanding $369 million and €373 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. Following the January 3, 2005 partial redemption, HI has outstanding $366.1 million and €372 million of HI Senior Subordinated Notes due 2009 and $175 million and €135 million of HI Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507 million of HI Senior Subordinated Notes plus $5.3 million of unamortized premium. The $175 million and €135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, HI may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million HI Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.500% plus accrued and unpaid interest, respectively with the net cash proceeds of a qualified equity offering. The HI Senior Subordinated Notes are unsecured and interest is payable semi-annually in January and July of each year. On December 10, 2004, we entered into a cross-currency swap. The cross-currency swap requires us to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

        On June 30, 1999, HIH issued the HIH Senior Discount Notes with initial stated value of $242.7 million. The HIH Senior Discount Notes are due December 31, 2009. Interest on the HIH Senior Discount Notes accrues at 13.375% per year and is paid in kind. As of December 31, 2004, the accreted value of the HIH Senior Discount Notes was $494.7 million. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, we redeemed approximately 89.5%, or approximately $452.3 million, of accreted value as of February 28, 2005 and paid call premiums of approximately $30.2 million. In order to make this partial redemption, HIH received a contribution of $447.5 million from Huntsman Corporation resulting from proceeds of the initial public offering and HIH received $35.0 million as a dividend payment made by HI. On March 14, 2005, HIH redeemed the remaining HIH Senior Discount Notes, in full, at an accreted value of approximately $53.4 million and paid call premiums of approximately $3.6 million. In order to make this redemption, HIH received a contribution from Huntsman Corporation resulting from proceeds of its initial public offering.

Other Debt—HIH

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of December 31, 2004. As of December 31, 2003, HI had approximately $7.5 million outstanding under the HI European Overdraft Facility included within trade payables. The HI European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with the Consolidated Chinese Splitting JV. For more information on HI's Chinese MDI joint ventures, see "—Off Balance Sheet Arrangements—Financing Chinese MDI Joint Ventures" below. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of December 31, 2004, there were $8.0 million outstanding in U.S. dollar borrowings and 20.0 million in RMB borrowings ($2.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2004, the interest rate for U.S. dollar borrowings was approximately 3.1% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including Huntsman Corporation, as the successor to Huntsman Holdings. Huntsman Corporation has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until the Consolidated

Chinese Splitting JV has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the phrase "Huntsman" refers only to Huntsman LLC and not to any of its subsidiaries. Additionally, the word "Guarantors" refers to Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty Chemicals Corporation, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman International Services Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Petrochemical Corporation, Huntsman Polymers Corporation, Huntsman Fuels, L.P., Petrostar Fuels LLC, Huntsman Purchasing, Ltd., Petrostar Industries LLC, Huntsman Headquarters Corporation and any other Restricted Subsidiary of Huntsman that in the future agrees to become a Guarantor.

        The old fixed rate notes and old floating rate notes were, and the new fixed rate notes and new floating rate notes will be, issued under an indenture dated June 22, 2004 (the "Indenture") among Huntsman, the Guarantors and HSBC Bank USA, National Association, as trustee. The fixed rate notes and floating rate notes are separate series of notes but are treated as a single class of securities under the Indenture, except as otherwise stated herein. As a result, among other things, holders of each series of notes do not have separate rights to give notice of a Default or to direct the trustee to exercise remedies in the event of a Default or otherwise. References herein to the notes include the fixed rate notes and the floating rate notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $298 million aggregate principal amount of notes outstanding under the Indenture ($198 million of which are fixed rate notes and $100 million of which are floating rate notes), which we refer to in this description as the initial notes, the Indenture also provides for unlimited additional issuances of fixed rate notes or floating rate notes, which we refer to in this description as the additional notes. Any issuance of additional notes will be subject to our compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom. All notes of each series (including those offered hereby) will be substantially identical in all material respects to other notes of such series other than issuance dates and will constitute a part of the same series, including with respect to redemption and matters requiring approval of the holders. There can be no assurances, however, that any additional notes subsequently issued under the Indenture will be treated as fungible with the initial notes of the relevant series for United States federal income tax purposes.

        The following description is a summary of the material provisions of the Indenture and the exchange and registration rights agreement entered by Huntsman for the benefit of the holders of the old notes (the "Registration Rights Agreement"). It does not restate these agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the Registration

Rights Agreement will be available as described under the heading "Where You Can Find More Information."

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  unsecured senior obligations of Huntsman, ranking pari passu in right of payment with all other unsecured senior obligations of Huntsman;

  •
  effectively junior in right of payment to all existing and future secured obligations of Huntsman, to the extent of the value of the assets securing such obligations; and

  •
  senior in right of payment to all existing and future obligations of Huntsman that are, by their terms, subordinated in right of payment to the notes.

The Guarantees

        As of the date of issuance of the notes, the Guarantors are our only subsidiaries that guarantee Huntsman's obligations under the notes. The obligations of the Guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and the guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        Each guarantee of the notes is:

  •
  unsecured senior obligations of the respective Guarantor, ranking pari passu in right of payment with all other unsecured senior obligations of such Guarantor;

  •
  effectively junior in right of payment to all existing and future secured obligations of the respective Guarantor, to the extent of the value of the assets securing such obligations; and

  •
  senior in right of payment to all existing and future obligations of the respective Guarantor that are, by their terms, subordinated in right of payment to the guarantee of such Guarantor.

        As of December 31, 2004, after giving effect to the issuance of the notes and the application of the net proceeds therefrom, (i) Huntsman and its Restricted Subsidiaries had $1,978.2 million of total Indebtedness outstanding (of which $1,317.6 million is Indebtedness secured by Liens on substantially all of the assets of Huntsman and the Guarantors) (ii) Huntsman had up to approximately $208.8 million of additional undrawn availability under the HLLC Revolving Facility, which may be secured by Liens on substantially all of the assets of Huntsman and the Guarantors, and (iii) Huntsman's Restricted Subsidiaries that are not Guarantors had approximately $59.2 million of Indebtedness outstanding at such date.

        The guarantee of a Guarantor will be automatically and unconditionally released and discharged upon repayment in full of the notes and upon the occurrence of any of the following:

  •
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such Guarantor to any person that is not a Restricted Subsidiary of Huntsman; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the Indenture;

  •
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such Guarantor to any person that is not a Restricted Subsidiary of Huntsman, or an issuance by such Guarantor of its

    Capital Stock, in each case as a result of which such Guarantor ceases to be a majority-owned subsidiary of Huntsman; provided that such transaction is made in accordance with the provisions of the Indenture;

  •
  such Guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "—Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries";

  •
  the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  •
  the occurrence of Legal Defeasance or Covenant Defeasance.

        No release and discharge of the guarantee of a Guarantor will be effective against the trustee or the holders of notes until Huntsman shall have delivered to the trustee an officers' certificate stating that all conditions precedent provided for in the Indenture relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under the Indenture. At the request of Huntsman, the trustee will execute and deliver an instrument evidencing such release and discharge.

        The address of each of the Guarantors is: c/o Huntsman LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        As of the date of issuance of the notes, all the subsidiaries of Huntsman are Restricted Subsidiaries except for (i) Huntsman International Holdings, LLC and any direct or indirect subsidiary thereof, each of which has been designated as an Unrestricted Subsidiary, and (ii) certain other subsidiaries constituting Unrestricted Subsidiaries under the Credit Facilities. Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest of the Notes

        Huntsman issued $400 million aggregate principal amount of old notes on June 22, 2004 ($300 million of which were fixed rate notes and $100 million of which were floating rate notes) in denominations of $1,000 and integral multiples thereof. Additional notes can be issued only in compliance with the covenant described below under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        Fixed Rate Notes.    The fixed rate notes will mature on July 15, 2012 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the fixed rate notes accrues at the rate of 11 1/2% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2005. Huntsman will make each interest payment to the holders of record of the fixed rate notes on the immediately preceding January 1 and July 1. Interest on the fixed rate notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Floating Rate Notes.    The floating rate notes will mature on July 15, 2011 at their principal amount, plus accrued and unpaid interest to the maturity date. The floating rate notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 7.25%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the trustee. Interest on the floating rate notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on October 15, 2004. The Company will make each interest payment to the holders of record of the floating rate notes on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the floating rate notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the floating rate notes.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include October 14, 2004.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London Interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on Huntsman, the Guarantors and the holders of the floating rate notes.

Optional Redemption

        Fixed Rate Notes.    At any time prior to July 15, 2007, Huntsman may on any one or more occasions redeem up to 40% of the aggregate principal amount of the fixed rate notes originally issued (including the original principal amount of any additional fixed rate notes subsequently issued under the Indenture), at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1)   at least 60% of the aggregate principal amount of the fixed rate notes originally issued (including the original principal amount of any additional fixed rate notes subsequently issued under the Indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman and its subsidiaries); and

          (2)   the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to July 15, 2008, Huntsman may redeem all or a part of the fixed rate notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

          (1)   100% of the principal amount thereof, or

          (2)   the present value, as determined by an Independent Investment Banker, of

            (A)  105.750% of the principal amount of the fixed rate notes being redeemed as of July 15, 2008 (assuming a 360-day year consisting of twelve 30-day months) plus

            (B)  all required interest payments due on such notes through July 15, 2008 (excluding accrued interest),

in each case discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case accrued interest to the redemption date.

        On or after July 15, 2008, Huntsman may redeem all or a part of the fixed rate notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Redemption Price
2008	105.750%
2009	102.875%
2010 and thereafter	100.000%

        Floating Rate Notes.    At any time prior to July 15, 2006, Huntsman may on any one or more occasions redeem up to 40% of the aggregate principal amount of the floating rate notes originally issued (including the original principal amount of any additional floating rate notes subsequently issued under the Indenture), at a redemption price of 100% plus LIBOR as then in effect for purposes of computing the interest rate on the floating rate notes plus 7.25% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1)   at least 60% of the aggregate principal amount of the floating rate notes originally issued (including the original principal amount of any additional floating rate notes subsequently issued under the Indenture) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman and its subsidiaries); and

          (2)   the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to July 15, 2006, Huntsman may redeem all or a part of the floating rate notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

          (1)   100% of the principal amount thereof, or

          (2)   the present value, as determined by an Independent Investment Banker, of

            (A)  104.000% of the principal amount of the floating rate notes being redeemed as of July 15, 2006 (assuming a 360-day year consisting of twelve 30-day months) plus

            (B)  all required interest payments due on such notes through July 15, 2006 (excluding accrued interest), in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case accrued interest to the redemption date.

        On or after July 15, 2006, Huntsman may redeem all or a part of the floating rate notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Redemption Price
2006	104.000%
2007	102.000%
2008 and thereafter	100.000%

Selection and Notice

        If less than all of the notes of a series are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

          (1)   if such notes are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

          (2)   if such notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders upon a Change of Control

        If a Change of Control occurs, each holder of the notes (including any additional notes subsequently issued under the Indenture) will have the right to require Huntsman to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, Huntsman will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, Huntsman will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to repurchase the notes on the date specified in such notice (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Huntsman will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Huntsman repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman and its Restricted Subsidiaries which are

Guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman is greater than 2.0 to 1.0.

        Huntsman and its Restricted Subsidiaries will not incur any Indebtedness that is subordinated to any Pari Passu Indebtedness of Huntsman or its Restricted Subsidiaries that are Guarantors unless such Indebtedness is also subordinated on the same basis to the notes or the guarantees, respectively.

        Limitation on Restricted Payments.    Huntsman will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

          (1)   a Default or an Event of Default shall have occurred and be continuing;

          (2)   Huntsman is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

          (3)   the aggregate amount of Restricted Payments made subsequent to the Issue Date, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

            (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman earned subsequent to the Issue Date through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

            (b)   100% of the aggregate net cash proceeds received by Huntsman from any person (other than a subsidiary of Huntsman) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Huntsman (other than Specified Capital Stock) or debt securities of Huntsman that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman; plus

            (c)   without duplication of any amounts included in clause (b) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman from a holder of Huntsman's Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

           (1)  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

           (2)  the acquisition of any shares of Capital Stock of Huntsman, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman);

           (3)  the acquisition of any Indebtedness of Huntsman or any Guarantor that is subordinate or junior in right of payment to the notes or the guarantees of the notes, as the case may be, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness, in each case other than to a subsidiary of Huntsman;

           (4)  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman of membership interests of Huntsman from employees of Huntsman or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

           (5)  payments to HMP in accordance with the Tax Sharing Agreement;

           (6)  payments to HMP for legal, audit and other expenses directly relating to the administration of Huntsman, which when aggregated with loans made to HMP in accordance with clause (11) under the definition of "Permitted Investments" will not exceed $3 million in any fiscal year;

           (7)  the payment of consideration by a third party to equity holders of Huntsman;

           (8)  additional Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date;

           (9)  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above;

         (10)  the initial designation on the Issue Date of (i) Huntsman International Holdings, LLC and each of its direct and indirect subsidiaries, (ii) Huntsman Distribution Corporation, (iii) Huntsman Styrenics Investments Holdings LLC, (iv) Huntsman Verwaltungs GmbH and (v) Huntsman SA Investment Corporation as Unrestricted Subsidiaries;

         (11)  acquisitions of Indebtedness of Huntsman that is subordinated or junior in right of payment to the notes after complying with "Limitation on Asset Sales" and "Repurchase at the Option of Holders upon a Change of Control" with respect to the notes and that contains certain provisions requiring that an offer to purchase such Indebtedness be made with the proceeds from an asset sale or upon a change of control;

         (12)  the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value of the Huntsman Notes outstanding on the Issue Date;

         (13)  the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value of the Subordinated PIK Note; provided that, immediately after giving effect thereto, Huntsman is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; and

         (14)  the incurrence of guarantees permitted by clause (23) of the definition of Permitted Indebtedness.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x), (4) and (13) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph or clause (8) of the immediately preceding paragraph, Huntsman shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Huntsman or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman's board of managers;

          (2)   at least 75% of the consideration received by Huntsman or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, Huntsman applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds:

            (A)  to repay Senior Indebtedness of Huntsman or a Guarantor or any Indebtedness of a Restricted Subsidiary which is not a Guarantor (provided that such repayment permanently reduces amounts outstanding under such Indebtedness); and/or

            (B)  to make an investment in or expenditure for Replacement Assets; and/or

            (C)  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman or its subsidiaries.

        With respect to clauses (B) and (C) above, Huntsman only may apply Net Cash Proceeds in excess of $15 million in the aggregate since the Issue Date from Asset Sales involving assets of Huntsman or a Guarantor (other than the Capital Stock of a Foreign Subsidiary) towards:

  •
  assets which will be owned by Huntsman or a Guarantor and not constituting an Investment; or

  •
  the Capital Stock of a person that becomes a Guarantor.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman or board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes (including any additional notes subsequently issued under the Indenture); and

  •
  all other holders of other Indebtedness of Huntsman or a Guarantor that is equal in right of payment with the notes or the guarantees and contains provisions requiring that an offer to purchase (or other repayment, prepayment or redemption, as applicable) such other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased (or repaid, prepaid, or redeemed, as the case may be) with the Net Proceeds Offer Amount. The offer price for notes in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase. The pro rata portion of the Net Proceeds Offer Amount allocable to the holders of notes (the "Notes Net Proceeds Offer Amount") shall be determined as of the date of the applicable Asset Sale and shall be equal to an amount determined by multiplying the Net Proceeds Offer Amount by a fraction, the numerator of which is the aggregate principal amount of the notes outstanding (including any additional notes) as of such date of determination and the denominator is the sum of the aggregate principal amount of the notes and any other Indebtedness otherwise subject to a Net Proceeds Offer in accordance with the second bullet of this paragraph outstanding as of such date of determination.

        Huntsman may defer the Net Proceeds Offer until there is an aggregate unutilized Notes Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time the entire unutilized Notes Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied to a Net Proceeds Offer for the notes) (and at which time any other unutilized Net Proceeds Offer Amount shall be applied to such Net Proceeds Offer for the applicable Indebtedness).

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman or any Restricted Subsidiary of Huntsman in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration); or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "Merger, Consolidation and Sale of Assets", and as a result thereof Huntsman is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the preceding paragraphs, Huntsman and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent:

          (1)   at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)   such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets and that is received by Huntsman or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer for notes will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" or "Repurchase at the Option of Holders upon a Change of Control" provisions of the Indenture, Huntsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of the Indenture by virtue thereof.

        After consummation of any Net Proceeds Offer for notes, any Notes Net Proceeds Offer Amount not applied to any such purchase may be used by Huntsman for any purpose permitted by the other provisions of the Indenture.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman or any other Restricted Subsidiary of Huntsman; or (C) transfer any of its property or assets to Huntsman or any other Restricted Subsidiary of Huntsman, except for such encumbrances or restrictions existing under or by reason of:

           (1)  applicable law, rules, regulations and/or orders;

           (2)  the Indenture (including, without limitation, any Liens permitted by the Indenture);

           (3)  customary non-assignment provisions of any contract or any lease or license governing a leasehold interest of Huntsman or any Restricted Subsidiary of Huntsman;

           (4)  any agreements existing at the time of any merger or consolidation with any person or acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any subsidiary of such person;

           (5)  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

           (6)  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any person pending the closing of such sale;

           (7)  any agreement or instrument governing Capital Stock of any person that is acquired;

           (8)  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

           (9)  Liens incurred in accordance with the covenant described under "—Limitation on Liens";

         (10)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

         (11)  the Credit Facilities;

         (12)  the HLLC Senior Secured Notes;

         (13)  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness";

         (14)  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

         (15)  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

         (16)  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman or any Restricted Subsidiary in any manner material to Huntsman or any Restricted Subsidiary; and

         (17)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12), (13) or (14) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman in any material respect as determined by the board of managers of Huntsman in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12), (13) or (14).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman or to a Restricted Subsidiary of Huntsman) or permit any person (other than Huntsman or a Restricted Subsidiary of Huntsman) to own any Preferred Stock of any Restricted Subsidiary of Huntsman; provided, however, that any person that is not a Restricted Subsidiary of Huntsman may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary.

        Limitation on Liens.    Huntsman shall not, and shall not permit any Guarantor to create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman or any Guarantor, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1)   in the case of any Lien securing Subordinated Indebtedness, the notes or the guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; and

          (2)   in all other cases, the notes or the guarantees of such Guarantor, as the case may be, are equally and ratably secured, except for:

            (a)   Liens existing as of the Issue Date and amendments thereof; provided that any such Lien, as amended, is no less favorable to the holders of notes in any material respect and not more favorable to the lienholders in any material respect than the Lien existing as of the Issue

    Date, in each case as determined by the board of managers of Huntsman in their reasonable and good faith judgment;

            (b)   Liens securing Indebtedness incurred pursuant to clause (2), (16), (21), (22) or (23)(A) of the definition of "Permitted Indebtedness";

            (c)   Liens securing the notes and the guarantees;

            (d)   Liens of Huntsman or a Restricted Subsidiary of Huntsman that is a Guarantor on any property or assets of any Restricted Subsidiary of Huntsman or Liens of a Restricted Subsidiary that is not a Guarantor on any property or assets of any other Restricted Subsidiary that is not a Guarantor;

            (e)   Liens securing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the holders of notes in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced, in each case as determined by the board of managers of Huntsman in their reasonable and good faith judgment; and (ii) do not extend to or cover any property or assets of Huntsman or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; provided, further, that the foregoing subclauses (i) and (ii) of this clause (e) shall not apply to Liens securing Indebtedness incurred to Refinance (A) any senior secured Indebtedness of any person who is an Affiliate of Huntsman (but not a Restricted Subsidiary of Huntsman) (1) existing at the time such Affiliate becomes a Restricted Subsidiary of Huntsman that is a Guarantor or merges or consolidates with Huntsman or any Guarantor or (2) assumed in connection with the acquisition of substantially all of the assets of such Affiliate by Huntsman or a Guarantor, which Indebtedness in each case of clause (1) or (2) was not incurred by such Affiliate in connection with or in anticipation or contemplation of any such acquisition, merger or consolidation or (B) the HLLC Senior Secured Notes; provided, however, that, with respect to the immediately foregoing proviso, (A) immediately after any such Refinancing, Huntsman could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant and (B) immediately before and after any such transaction no Default or Event of Default exists under the Indenture; and

            (f)    Permitted Liens.

        Merger, Consolidation and Sale of Assets.    Huntsman will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman's assets (determined on a consolidated basis for Huntsman and Huntsman's Restricted Subsidiaries) unless:

          (1)   either (A) Huntsman shall be the surviving or continuing corporation or limited liability company or (B) the person (if other than Huntsman) formed by such consolidation is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity");

          (2)   the Surviving Entity, if any, expressly assumes by a supplemental Indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman under the notes and the Indenture;

          (3)   immediately after giving effect to such transaction, including the assumption of the notes, Huntsman or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

          (4)   immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

          (5)   Huntsman or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the Indenture for such a transaction have been satisfied.

        Each Guarantor (other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the Indenture in connection with any transaction complying with the provisions of "Limitation on Asset Sales") will not, and Huntsman will not cause or permit any Guarantor to, consolidate with or merge with or into any person other than Huntsman or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental Indenture all of the obligations of the Guarantor under the guarantee;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into Huntsman (with Huntsman being the surviving entity) or another Guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this covenant to the contrary,

          (1)   Huntsman may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant; and

          (2)   any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman or a Restricted Subsidiary, or an Investment, if the result of such transaction is the acquisition of assets by Huntsman or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

          (1)   Affiliate Transactions permitted under the provision described in the last paragraph of this covenant; and

          (2)   Affiliate Transactions on terms that are no less favorable to Huntsman or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction by Huntsman or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman or any Restricted Subsidiary of Huntsman enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

          (1)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of Huntsman or any Restricted Subsidiary of Huntsman as determined in good faith by Huntsman's board of managers or senior management;

          (2)   transactions exclusively between or among Huntsman and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the date of issuance of the notes or any transaction contemplated thereby in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

          (4)   Permitted Investments and Restricted Payments made in compliance with "Limitation on Restricted Payments" covenant;

          (5)   transactions between any of Huntsman, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

          (6)   transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which when taken together are fair to Huntsman or the Restricted Subsidiaries, as applicable, in the reasonable determination of the board of managers of Huntsman or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (7)   guarantees by Huntsman or a Guarantor incurred in accordance with clause (23) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman or any other Restricted Subsidiary other than:

          (1)   Indebtedness under Currency Agreements and Commodity Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness";

          (2)   Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness"; or

          (3)   any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "Limitation on Incurrence of Additional Indebtedness",

        unless, in any such case:

            (A)  such Restricted Subsidiary that is not a Guarantor guarantees payment of the notes;

            (B)  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness shall be pari passu with such Restricted Subsidiary's guarantee of the notes hereunder; and

            (C)  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to such Restricted Subsidiary's guarantee of the notes hereunder.

        Conduct of Business.    Huntsman and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same as or similar or related to the businesses in which Huntsman and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business to those conducted by them on the Issue Date.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman must furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request and post on its website:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K prepared in accordance with GAAP if Huntsman were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman were required to file such reports.

        The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of Huntsman and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman.

Events of Default

        Each of the following constitutes an "Event of Default" under the Indenture:

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

          (3)   the failure of Huntsman or any Guarantor to comply with any covenant or agreement contained in the Indenture for a period of 60 days after Huntsman receives a written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, including any additional notes subsequently issued under the Indenture (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   any default under any agreement governing Indebtedness of Huntsman or any of the Guarantors, if that default:

            (A)  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

            (B)  results in the acceleration of the final stated maturity of any such Indebtedness;

and, in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

          (5)   the failure of Huntsman or any of the Guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount exceeding $25 million which are not covered by indemnities or third-party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (6)   certain events of bankruptcy affecting Huntsman or any of its Significant Subsidiaries; or

          (7)   the failure of any guarantee of any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the Indenture) or any of the Guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of notes (including any additional notes subsequently issued under the Indenture) may declare the principal of and accrued and unpaid interest on all the notes to be due and payable by notice in writing to Huntsman and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes (including any additional notes) may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if Huntsman has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; or

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above description of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of the notes (including any additional notes) may waive any existing default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (including any additional notes) may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers.

        Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless those holders have offered the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than a Default or Event of Default relating to the payment of principal, premium or interest, if it determines that withholding notice is in the best interest of the holders.

        Under the Indenture, Huntsman is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and to provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the outstanding notes when such payments are due from the trust fund referred to below;

          (2)   Huntsman's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and Huntsman's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, Huntsman may, at its option and at any time, elect to have the obligations of Huntsman released with respect to certain of its covenants that are described in the Indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes. If Huntsman exercises its Legal Defeasance or Covenant Defeasance options, then each Guarantor will be released from its obligations under its guarantee of the notes and any security for the notes (other than the trust) will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Huntsman must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date;

          (2)   in the case of Legal Defeasance, Huntsman shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (A)  Huntsman has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (B)  since the date of the Indenture, there has been a change in the applicable United States federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

          (3)   in the case of Covenant Defeasance, Huntsman shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or, insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other instrument or material agreement to which Huntsman or any of its subsidiaries is a party or by which Huntsman or any of its subsidiaries is bound;

          (6)   Huntsman shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman with the intent of preferring the holders of the notes over any other creditors of Huntsman or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman or others;

          (7)   Huntsman shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   Huntsman shall have delivered to the trustee an opinion of counsel to the effect that: either (A) Huntsman has assigned all its ownership interest in the trust funds to the trustee or (B) the trustee has a valid perfected security interest in the trust funds; and assuming no intervening bankruptcy of Huntsman between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the notes, as to all outstanding notes of a series when:

          (1)   either

            (A)  all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman and repaid to Huntsman or discharged from such trust) have been delivered to the trustee for cancellation; or

            (B)  all notes of such series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Huntsman or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations or a combination of cash in U.S. dollars and non-callable U.S. government obligations, in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes of such series to the date of deposit together with irrevocable instructions from Huntsman directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   Huntsman has paid all other sums payable under the Indenture by Huntsman with respect to the notes of such series; and

          (3)   Huntsman has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the notes of such series have been complied with.

        All funds that remain unclaimed for one year will be paid to Huntsman, and thereafter holders of the notes must look to Huntsman for payment as general creditors.

Cancellation

        All notes that are redeemed by or on behalf of Huntsman will be cancelled and, accordingly, may not be reissued or resold. If Huntsman purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected, no amendment and waiver to or under the Indenture or the notes may:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or change the time for payment of interest, including, defaulted interest, on any notes;

          (3)   reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for the notes;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the Indenture relating to the rights of holders of notes to receive payment of principal of and interest on the notes or permitting holders of a majority in principal amount of notes to waive defaults or Events of Default;

          (6)   amend, change or modify in any material respect the obligation of Huntsman to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been completed;

          (7)   modify or change any provision of the Indenture affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; or

          (8)   release any Guarantor from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        Other modifications and amendments of the Indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of each series affected thereby (voting as a class) issued under the Indenture (including any additional notes of such series).

        Without the consent of any holder of the notes, Huntsman, the Guarantors and the trustee may amend or supplement the Indenture or the notes to:

          (1)   cure any ambiguities, defect or inconsistency;

          (2)   provide for the assumption of Huntsman's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman's assets;

          (3)   provide for uncertificated notes in addition to or in place of certificated notes;

          (4)   add any person as a Guarantor or secure the notes or the guarantees;

          (5)   make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the rights under the Indenture of any such holder; or

          (6)   comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Registration Covenant; Exchange Offer

        We entered into the Registration Rights Agreement, pursuant to which we agreed, for the benefit of the holders of the old notes:

          (1)   to use our reasonable best efforts to file with the Commission, within 150 days following the closing of the offering of the old notes, a registration statement (the "Exchange Offer Registration Statement") under the Securities Act relating to an exchange offer, pursuant to which new notes substantially identical to each series of the old notes (except that such new notes would not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding notes of such series tendered at the option of the holders thereof; and

          (2)   to use our reasonable best efforts to cause the Exchange Offer Registration Statement to become effective within 210 days following the closing of the offering of the old notes.

        We further agreed to commence the exchange offer promptly after the Exchange Offer Registration Statement became effective, hold the offer open for at least 20 days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        Under existing Commission interpretations, the new notes would in general be freely transferable after the exchange offer, without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes. Each holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an affiliate of our company.

        However, if on or before the date of consummation of the exchange offer, any law or the existing Commission interpretations are changed such that we are not permitted to complete the exchange offer then we will, in lieu of effecting registration of new notes, use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the old notes for resale hereunder by holders (the "Resale Registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

        We will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the Resale Registration, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of old notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

        In the event that:

          (1)   the exchange offer has not been consummated within 45 Business days after the effective date of the Exchange Offer Registration Statement; or

          (2)   any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clause (1) or (2), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to our company.

Governing Law

        The Indenture provides that it, the notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Indenture or the Trust Indenture Act. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee is permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign or, if applicable, apply to the Commission for permission to continue.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman or at the time it merges or consolidates with Huntsman or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman or at the time it merges or consolidates with Huntsman or any of its Restricted Subsidiaries.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman or any Restricted Subsidiary of Huntsman in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman or of any Restricted Subsidiary of Huntsman, or shall be merged with or into Huntsman or any Restricted Subsidiary of Huntsman; or

  •
  the acquisition by Huntsman or any Restricted Subsidiary of Huntsman of the assets of any person (other than a Restricted Subsidiary of Huntsman) which constitute all or substantially all of the assets of such person or comprise any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman or a Restricted Subsidiary of Huntsman of (A) any Capital Stock of any Restricted Subsidiary of Huntsman; or (B) any other property or assets of Huntsman or any Restricted Subsidiary of Huntsman other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

          (1)   a transaction or series of related transactions for which Huntsman or its Restricted Subsidiaries receive aggregate consideration of less than $5 million;

          (2)   sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

          (3)   sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman or any of its Restricted Subsidiaries to pay any fees for any such use;

          (4)   the sale, lease, conveyance, disposition or other transfer: of all or substantially all of the assets of Huntsman as permitted under the "Merger, Consolidation and Sale of Assets" covenant, of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary, pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman or any subsidiary of Huntsman with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law, involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman or such Restricted Subsidiary, or including only the lease or sublease of any real or personal property in the ordinary course of business;

          (5)   the consummation of any transaction in accordance with the terms of "Limitation on Restricted Payments";

          (6)   Permitted Investments; and

          (7)   any merger or consolidation consummated in compliance with the "Merger, Consolidation and Sale of Assets" covenant.

        "Australian Restricted Subsidiary" mean each direct and indirect Subsidiary of Huntsman Australia Inc. that is a Restricted Subsidiary.

        "BASF Note" means that certain promissory note dated March 4, 1997 of HSCC to BASF Corporation in the original principal amount of $75 million, as amended as of the Issue Date.

        "Business Day" means a day that is not a Saturday or Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person; and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease" means a lease that is required to be classified and accounted for as a capitalized lease under GAAP.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

          (2)   a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33% of all Investments described in this definition);

          (3)   open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency;

          (4)   repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

          (5)   "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency;

          (6)   tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency; and

          (7)   shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

          (1)   prior to the initial public equity offering of Huntsman or any entity that controls Huntsman, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman or

          (2)   after such initial public equity offering, the occurrence of the following:

            (A)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Huntsman Group or MatlinPatterson, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman other than in a transaction having the approval of the board of managers of Huntsman at least a majority of which members are Continuing Managers; or

            (B)  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman or any of its Restricted Subsidiaries designed to protect Huntsman or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the date of issuance of the notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income,

          (2)   to the extent Consolidated Net Income has been reduced thereby,

            (A)  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

            (B)  Consolidated Interest Expense and

            (C)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available as provided under "Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $5 million) or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio",

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense, plus

          (2)   the product of:

            (A)  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period, times

            (B)  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

            (A)  any amortization of debt discount and amortization or write-off of deferred financing costs,

            (B)  the net costs under Interest Swap Obligations,

            (C)  all capitalized interest, and

            (D)  the interest portion of any deferred payment obligation; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

          (1)   aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

          (2)   cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor;

        provided that there shall be excluded therefrom:

            (A)  after-tax gains from Asset Sales or abandonments or reserves relating thereto;

            (B)  after-tax items classified as extraordinary or nonrecurring gains;

            (C)  the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person;

            (D)  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted (other than the net income of an Australian Restricted Subsidiary to the extent such restrictions are permitted under clause (5) of the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant);

            (E)  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person;

            (F)  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

            (G)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

            (H)  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

            (I)   all gains or losses from the cumulative effect of any change in accounting principles; and

            (J)   the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Contaminant" means any pollutant, contaminant (as those terms are defined in 42 U.S.C.§9601(33)), toxic pollutant (as that term is defined in 33 U.S.C.§1363(13)), hazardous substance (as that term is defined in 42 U.S.C.§9601(14)), hazardous chemical (as that term is defined by 29 CFR§1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C.§6903(5)), or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman who have held office continuously since a date no later than twelve months prior to Huntsman's initial public equity offering; and

  •
  all members of the board of managers of Huntsman who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means collectively (1) that certain $275 million senior secured revolving credit agreement dated as of September 30, 2002 by and among Huntsman, the other borrowers named therein, Deutsche Bank Trust Company Americas, as administrative agent and the financial institutions from time to time party thereto, together with the related documents (including any guarantee agreements and security documents), (2) that certain amended and restated credit agreement dated as of September 30, 2002, by and among Huntsman, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent and the financial institutions party thereto, together with the related documents (including any guarantee agreements and security documents), and/or (3) one or more debt facilities, Indentures or other agreements that refinance, replace, amend, restate, modify or otherwise restructure, including increasing the amount of available borrowings thereunder in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of any person a borrower or guarantor thereunder, all or any portion of the Indebtedness under either such agreement referred to in clause (1) or (2) above or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman or any Restricted Subsidiary of Huntsman against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Environmental Lien" means a Lien in favor of any governmental authority for (i) any liability under foreign, federal, state or local environmental laws, regulations or orders of any government authority or court, or (ii) damages arising from, or costs incurred by such governmental authority in response to, a Release or threatened Release of a Contaminant into the environment.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman or any capital contribution to the equity of Huntsman.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $5 million shall be determined by the board of managers of Huntsman acting reasonably and in good faith and shall be evidenced by a board resolution of the board of managers of Huntsman delivered to the trustee or (ii) in all other cases, by an officers' certificate delivered to the trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction; and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman (other than a Guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "GOP" means Matlin Patterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor Matlin Patterson Global Advisers LLC.

        "HLLC Senior Secured Notes" means $455,400,000 aggregate principal amount of HLLC Senior Secured Notes due 2010 of Huntsman issued pursuant to the Indenture dated as of September 30, 2003 among Huntsman, the guarantors thereunder and HSBC Bank USA, National Association, as trustee.

        "HMP" means HMP Equity Holdings Corporation, a Delaware corporation.

        "HSCC" means Huntsman Specialty Chemicals Corporation, or any successor thereto.

        "Huntsman Notes" means (i) the 9 1/2% Senior Subordinated Notes due 2007 of Huntsman, and (ii) the Senior Subordinated floating rate notes due 2007 of Huntsman, in each case, as in effect on the Issue Date.

        "Huntsman Public Parent" means any entity of which Huntsman is a wholly owned subsidiary that has completed an initial public equity offering, and any wholly owned subsidiary of such an entity of which Huntsman is a wholly owned subsidiary.

        "Indebtedness" means with respect to any person, without duplication:

          (1)   all Obligations of such person for borrowed money;

          (2)   all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such person;

          (4)   all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under Currency Agreements and Interest Swap Agreements of such person; and

          (9)   all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

        Notwithstanding the foregoing, "Indebtedness" shall not include:

            (A)  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future;

            (B)  deferred taxes; or

            (C)  indebtedness of Huntsman and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness, and if secured, secured only by the associated unearned premiums.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person. "Investment" excludes extensions of trade credit by Huntsman and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant:

          (1)   "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary; and

          (2)   the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman or any Restricted Subsidiary of Huntsman sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman such that, after giving effect to any such sale or disposition, Huntsman no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means the date of initial issuance of the notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman or any of its Restricted Subsidiaries from such Asset Sale net of:

            (A)  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);

            (B)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

            (C)  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

            (D)  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale; and

            (E)  appropriate amounts to be provided by Huntsman or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means, in the case of the notes, any Senior Indebtedness of Huntsman and, in the case of the guarantees, any Senior Indebtedness of the Guarantor thereof.

        "Paying Agent" means an office or agency located in the United States, maintained by Huntsman, where notes may be presented or surrendered for payment. The Paying Agent shall not be Huntsman or an Affiliate of Huntsman.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the old notes issued pursuant to the Indenture (and the new notes issued in exchange therefor as described under "—Registration Covenant; Exchange Offer") and the related guarantees;

          (2)   Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $1,177 million at any one time outstanding less (i) the amount of any payments made by Huntsman under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to clause (3)(A) of "Limitation on Asset Sales" and (ii) then outstanding Indebtedness of any Securitization Entity after giving effect to the substantially contemporaneous application of the net proceeds therefrom;

          (3)   other Indebtedness of Huntsman and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to "Limitation on Asset Sales";

          (4)   (a) Interest Swap Obligations of Huntsman relating to: Indebtedness of Huntsman or any of its Restricted Subsidiaries; or Indebtedness that Huntsman or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

            (b)   Interest Swap Obligations of any Restricted Subsidiary of Huntsman relating to: Indebtedness of such Restricted Subsidiary; or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months.

            Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

          (5)   Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   Indebtedness of a Restricted Subsidiary of Huntsman to Huntsman or to a Restricted Subsidiary of Huntsman for so long as such Indebtedness is held by Huntsman or a Restricted Subsidiary of Huntsman, in each case subject to no Lien held by a person other than Huntsman or a Restricted Subsidiary of Huntsman (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman or a Restricted Subsidiary of Huntsman owns or holds any such Indebtedness or holds a Lien in respect of such

  Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (7)   Indebtedness of Huntsman to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman's obligations under the Indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman;

          (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (9)   Indebtedness of Huntsman or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) Indebtedness arising from agreements of Huntsman or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman and the subsidiary in connection with such disposition;

          (12) Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman or any subsidiary in the ordinary course of business;

          (13) Guarantees by Huntsman or a Restricted Subsidiary of Indebtedness incurred by Huntsman or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (14) Indebtedness of Huntsman or any Restricted Subsidiary incurred in the ordinary course of business not to exceed $25 million at any time outstanding:

            (A)  representing Capitalized Lease Obligations; or

            (B)  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman or any Restricted Subsidiary of Huntsman acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman or any Restricted Subsidiary of Huntsman other than the property and assets so acquired;

          (15) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of:

            (A)  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries, and

            (B)  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

          (16) Indebtedness of Huntsman and its Restricted Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $15 million at any one time outstanding;

          (17) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman or any subsidiary of Huntsman (except for Standard Securitization Undertakings);

          (18) Indebtedness of Huntsman or any Guarantor incurred to refinance (i) the credit facilities of the Australian Restricted Subsidiaries, (ii) the Huntsman Notes or (iii) the Subordinated PIK Note;

          (19) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

          (20) Indebtedness of Huntsman to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman from any such subsidiary which assets are subsequently conveyed by Huntsman to a Securitization Entity in a Qualified Securitization Transaction;

          (21) additional Indebtedness of Huntsman and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million at any one time outstanding;

          (22) the HLLC Senior Secured Notes; and

          (23) guarantees by Huntsman or any Guarantor, issued at the time that a Huntsman Public Parent consummates its initial public equity offering or thereafter, of:

            (A)  senior secured Indebtedness (including for purposes of this paragraph, any undrawn credit facility commitments) of the Huntsman Public Parent in an amount outstanding at any time not to exceed the (1) sum of (x) the amount of senior secured Indebtedness of Huntsman or a Guarantor or any other Affiliate of Huntsman that, at the time of the initial public equity offering of the Huntsman Public Parent, is a subsidiary of such Huntsman Public Parent that is outstanding before the initial public equity offering of the Huntsman Public Parent but after giving effect to the application of the proceeds of the initial public equity offering of such Huntsman Public Parent, (y) the amount of any undrawn commitments under credit facilities of Huntsman or a Guarantor or any such Affiliate before the initial public equity offering but after giving effect to the application of the net proceeds of such initial public equity offering to reduce permanently such Indebtedness, and (z) the amount of any Indebtedness associated with a receivables securitization program of Huntsman, a Guarantor or any such Affiliate of the Huntsman Public Parent; less (2) the amount of any Indebtedness or credit facility commitment or associated Indebtedness described in clause (x), (y) or (z) that remains outstanding; provided that any Affiliate referred to above whose Indebtedness under clause (x) or (y) above (whether as a direct obligor or a guarantor or otherwise) is Refinanced or whose sponsored securitization entity described under clause (z) is replaced by senior secured Indebtedness of the Huntsman Public Parent also guarantees or provides credit support for such Indebtedness of the Huntsman Public Parent on a comparable basis; or

            (B)  any unsecured Indebtedness of the Huntsman Public Parent;

provided that (i) in the case of clause (B) above, the Huntsman Public Parent issues a guarantee of the notes on a comparable basis and, in the event the proceeds of such Indebtedness are used to Refinance Indebtedness of an Affiliate of the Huntsman Public Parent that is a subsidiary thereof (other than Huntsman or any Guarantor), such Affiliate and any other Affiliates of the Huntsman Public Parent who guarantee such Indebtedness of the Huntsman Public Parent shall (to the extent permitted by documentation (as in effect on the Issue Date) governing such entity's then outstanding Indebtedness, which Indebtedness was outstanding on the Issue Date) guarantee the guarantee of the notes by the Huntsman Public Parent on a comparable basis; (ii) at the time of giving any such guarantee the Consolidated Fixed Charge Coverage ratio of such Huntsman Public Parent whose Indebtedness is being guaranteed is equal to the greater of (a) 2.0 to 1.0 (for purposes of calculating such Consolidated Fixed Charge ratio, all references to "Restricted Subsidiaries" in the definition of Consolidated Fixed Charge Coverage ratio (and all related definitions) shall be interpreted in a manner consistent with the Indenture as evidenced by a resolution of the board of managers of Huntsman filed with the trustee), or (b) the Consolidated Fixed Charge Coverage Ratio of Huntsman immediately prior to completion of the initial public equity offering of the Huntsman Public Parent; (iii) any Indebtedness of a Huntsman Affiliate that is being Refinanced shall not have been incurred in connection with or in anticipation or contemplation of any such initial public equity offering or Refinancing; and (iv) both immediately before and after giving effect to the issuance of any such guarantee there shall be existing no Default or Event of Default. For purposes of the foregoing clause (ii), a guarantee given with respect to a revolving or undrawn credit facility shall be deemed entered into only when such facility is initially entered into with respect to the full commitment of such facility.

        "Permitted Investments" means:

          (1)   Investments by Huntsman or any Restricted Subsidiary of Huntsman in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman or that will merge or consolidate into Huntsman or a Restricted Subsidiary of Huntsman; provided that this clause (1) shall not permit any Investment by Huntsman or a Domestic Subsidiary in a Foreign Subsidiary consisting of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

          (2)   Investments in Huntsman by any Restricted Subsidiary of Huntsman; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman's obligations under the notes and the Indenture;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees and officers of Huntsman and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

          (5)   Investments in Unrestricted Subsidiaries or joint ventures not to exceed $15 million, plus:

            (A)  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

            (B)  the net after-tax cash proceeds received by Huntsman or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman),

            (C)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary; provided that such Unrestricted Subsidiary was so designated after the Issue Date, and

            (D)  the net cash proceeds received by Huntsman from the issuance of Specified Capital Stock.

          (6)   Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman or its Restricted Subsidiaries;

          (7)   Investments made by Huntsman or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (8)   Investments existing on the Issue Date;

          (9)   any Investment by Huntsman or a wholly owned subsidiary of Huntsman in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

          (10) Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

          (11) loans to HMP for the purposes described in clause (6) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payments made under such clause, will not exceed $3 million in any fiscal year;

          (12) any Indebtedness of Huntsman to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman from any such subsidiary which assets are subsequently conveyed by Huntsman to a Securitization Entity in a Qualified Securitization Transaction; and

          (13) additional Investments in an aggregate amount not exceeding $10 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens on (a) assets of a person that merges with or into or consolidates with Huntsman or any of its Restricted Subsidiaries after the Issue Date, (b) assets of a person that otherwise becomes a Restricted Subsidiary of Huntsman after the Issue Date or (c) assets acquired by Huntsman or any of its Restricted Subsidiaries after the Issue Date; provided that, in each case, (x) such Liens existed at the time of such event, (y) such Liens were not incurred in connection with, or in contemplation of, such event and (z) such Liens do not extend to any assets of Huntsman or any of its Restricted Subsidiaries (other than, in the case of clauses (a) and (b) above, the assets of such person and in the case of clause (c) above, the acquired assets; provided that this subclause (z) will not apply with respect to the merger or consolidation with Huntsman or a Guarantor by, or the acquisition by Huntsman or a Guarantor of substantially all of the assets of, an Affiliate of Huntsman that is not a Restricted Subsidiary of Huntsman, or such an Affiliate otherwise becoming a Guarantor to the extent that the documentation relating to any such Lien requires that such Lien attach to additional property or assets, and provided further that immediately after any such transaction Huntsman could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant and immediately before and after such transaction no Default or Event of Default exists under the Indenture;

          (2)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Huntsman or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (3)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (5)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (6)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Huntsman or any of its Restricted Subsidiaries;

          (7)   Liens representing any interest or title of a lessor under any Capitalized Lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Huntsman or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing purchase money Indebtedness incurred pursuant to clause (14) of the definition of "Permitted Indebtedness"; provided, however, that the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any purchase money Indebtedness, within 180 days of such refinancing;

          (12) leases or subleases granted to others not interfering in any material respect with the business of Huntsman or any of Huntsman's Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by the Indenture;

          (13) Environmental Liens, to the extent that (A) any proceedings commenced for the enforcement of such Liens shall have been suspended or are being contested in good faith, (B) provision for all liability and damages that are the subject of said Environmental Liens has been made on the books of such Person to the extent required by GAAP and (C) such Liens do not relate to obligations exceeding $25 million in the aggregate at any one time;

          (14) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred under the Indenture by a Foreign Subsidiary; provided, however, that such Foreign Subsidiary is not a Guarantor; and

          (15) Liens securing Interest Swap Obligations, Commodity Agreements and Currency Agreements constituting Permitted Indebtedness.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (5) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman or any of its subsidiaries pursuant to which Huntsman or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

          (1)   a Securitization Entity or to Huntsman, which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman or any of its subsidiaries); and

          (2)   any other person (in the case of transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable. Following the initial public equity offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman" shall be deemed also to refer to such Huntsman Public Parent.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC or any of its affiliates in the United States and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, it will be substituted with another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman or any Restricted Subsidiary of Huntsman of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clauses (1), (3), (18), (22) or (23) of the definition of "Permitted Indebtedness", in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman in connection with such Refinancing); or

          (2)   create Indebtedness with:

            (A)  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

            (B)  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced is Indebtedness solely of Huntsman, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman, or is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Release" means release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching, or migration into the indoor or outdoor environment or into or out of any property of any person or at any other location to which such person has transported or arranged for the transportation of any Contaminant, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of such person or at any other location, including any location to which such person has transported or arranged for the transportation of any Contaminant.

        "Replacement Assets" means properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto.

        "Restricted Payment" means to:

          (1)   declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman, on or in respect of shares of Huntsman's Capital Stock to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman or any Guarantor that is subordinate or junior in right of payment to the notes or such Guarantor's guarantee of the notes, as the case may be; or

          (4)   make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman or a Restricted Subsidiary of any property, whether owned by Huntsman or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman (or another person in which Huntsman or any subsidiary of Huntsman makes an Investment and to which Huntsman or any subsidiary of Huntsman transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman (as provided below) as a Securitization Entity:

          (1)   no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which: is guaranteed by Huntsman or any subsidiary of Huntsman (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings; is recourse to or obligates Huntsman or any subsidiary of Huntsman (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or subjects any property or asset of Huntsman or any subsidiary of Huntsman (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman or any subsidiary of Huntsman,

          (2)   with which neither Huntsman nor any subsidiary of Huntsman has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

          (3)   to which neither Huntsman nor any subsidiary of Huntsman has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the board of managers of Huntsman shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. Following the initial public equity offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Indebtedness" means Indebtedness of Huntsman or a Guarantor that is not Subordinated Indebtedness.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Capital Stock" means Qualified Capital Stock of Huntsman issued to a Huntsman Affiliate in connection with a cash equity contribution to Huntsman by such Huntsman Affiliate and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in one or more Unrestricted Subsidiaries.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman or any subsidiary of Huntsman which are reasonably customary in an accounts receivable securitization transaction. Following the initial public equity offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman or any Guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such Guarantor, as the case may be.

        "Subordinated PIK Note" means the $25 million principal amount at issuance of Huntsman 15% pay-in-kind Subordinated Note originally issued to an entity controlled by Jon M. Huntsman.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Tax Sharing Agreement" means that certain tax sharing agreement dated September 30, 2002 by and between Huntsman and HMP, as in effect on the Issue Date.

        "Unrestricted Subsidiary" of any person means:

          (1)   any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary; and

          (2)   any subsidiary of an Unrestricted Subsidiary.

        On the Issue Date, (i) Huntsman International Holdings, LLC and each of its direct and indirect subsidiaries, (ii) Huntsman Distribution Corporation, (iii) Huntsman Styrenics Investments Holdings LLC, (iv) Huntsman Verwaltungs GmbH, and (v) Huntsman SA Investment Corporation on such date will be designated as Unrestricted Subsidiaries of Huntsman.

        The board of managers of Huntsman may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman or any Restricted Subsidiary of Huntsman that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman or any of its Restricted Subsidiaries.

        The board of managers of Huntsman may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

        Any such designation by the board of managers of Huntsman will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the Indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the then outstanding aggregate principal amount of such Indebtedness into

          (2)   the sum of the total of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

BOOK-ENTRY; DELIVERY AND FORM

        The new notes initially will be represented by one or more notes in registered, global form, without interest coupons, that will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the global notes may be transferred in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC's settlement systems and are subject to changes by DTC. Huntsman takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

        DTC has advised Huntsman that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Huntsman that, pursuant to procedures established by it:

          (1)   upon deposit of the global notes, DTC will credit the accounts of Participants with portions of the principal amount of the global notes; and

          (2)   ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

        Investors in the global notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in global notes, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in global notes to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in global notes to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have securities registered in their names, will not receive physical delivery of securities in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the accreted value of, and premium and liquidated damages, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Huntsman and the trustee will treat the persons in whose names the securities, including the global notes, are registered as the owners of the securities for the purpose of receiving payments and for all other purposes. Consequently, neither Huntsman, the trustee nor any agent of Huntsman or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Huntsman that its current practice, upon receipt of any payment in respect of securities such as the new notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Huntsman. Neither Huntsman nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the securities, and Huntsman and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Huntsman that it will take any action permitted to be taken by a holder of securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Huntsman nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

        A global note is exchangeable for definitive securities in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Huntsman that it is unwilling or unable to continue as depositary for the global notes and Huntsman fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

          (2)   there has occurred and is continuing an Event of Default with respect to the notes and DTC notifies the trustee it desires to effect the exchange.

        In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman Specialty Chemicals Holdings Corporation, Huntsman Specialty Chemicals Corporation, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Petrochemical Corporation, Huntsman Polymers Corporation, Petrostar Fuels LLC, Huntsman Purchasing, Ltd., Petrostar Industries LLC and Huntsman Headquarters Corporation will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman International Services Corporation and Huntsman Fuels, L.P. will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Huntsman LLC and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, listed in the Index of the Consolidated Financial Statements appearing in this prospectus and the related financial statement schedules included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express unqualified opinions and include explanatory paragraphs relating to (i) the change in the method of computing depreciation expense in 2003 and (ii) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 141 and SFAS No. 142 in 2002 at Huntsman LLC), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

        Huntsman LLC ("the Company") management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this prospectus. This responsibility includes preparing the statements in accordance with accounting principles generally accepted in the United States of America and necessarily includes estimates based upon management's best judgment.

        To help ensure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in our code of conduct policy, "Business Conduct Guidelines." Careful selection of employees, and appropriate divisions of responsibility also help us to achieve our control objectives.

        The consolidated balance sheets of Huntsman LLC and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, member's equity, and cash flows for the years ended December 31, 2004, 2003 and 2002 have been audited by the Company's independent registered accounting firm Deloitte & Touche LLP. Their report is shown on page F-4.

        The Board of Managers oversees the adequacy of the Company's control environment. Representatives of the Audit Committee meet periodically with representatives of Deloitte & Touche LLP, internal financial management and the internal auditor to review accounting, control, auditing and financial reporting matters. The independent registered accounting firm and the internal auditor also have full and free access to meet privately with the Audit Committee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member of
Huntsman LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Huntsman LLC (formerly Huntsman Corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. Our audit also included the financial statement schedule listed on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its controls over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman LLC and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole present fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation effective January 1, 2003. In addition, the Company adopted Financial Accounting Standard Nos. 141 and 142 effective January 1, 2002.

DELOITTE & TOUCHE LLP

Houston, Texas
March 14, 2005

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$149.7	$117.3
Restricted cash	8.9	10.5
Accounts and notes receivables (net of allowance for doubtful accounts of $18.4 and $19.7, respectively)	1,333.9	925.1
Inventories	1,074.4	892.9
Prepaid expenses	45.8	40.3
Deferred income taxes	10.9	3.0
Other current assets	65.7	87.0

Total current assets	2,689.3	2,076.1
Property, plant and equipment, net	4,435.6	4,572.1
Investment in unconsolidated affiliates	170.9	158.0
Intangible assets, net	252.4	281.9
Goodwill	3.3	3.3
Deferred income taxes	8.2	12.0
Receivables from affiliates	23.6	25.3
Other noncurrent assets	661.6	586.2

Total assets	$8,244.9	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable, including overdraft of nil and $7.5, respectively	$907.5	$726.9
Accounts payable—affiliates	30.3	25.2
Accrued liabilities	675.6	585.7
Deferred income taxes	8.2	14.5
Current portion of long-term debt	35.8	134.0

Total current liabilities	1,657.4	1,486.3
Long-term debt	5,450.9	5,059.8
Long-term debt—affiliates	454.6	393.8
Deferred income taxes	180.2	234.8
Other noncurrent liabilities	570.1	456.2

Total liabilities	8,313.2	7,630.9

Minority interests	112.4	134.5
Commitments and contingencies (Notes 20 and 22)
Member's deficit:
Member's equity, 10,000,000 units	1,095.2	1,095.2
Accumulated deficit	(1,359.3)	(1,182.5)
Accumulated other comprehensive income	83.4	36.8

Total member's deficit	(180.7)	(50.5)

Total liabilities and member's deficit	$8,244.9	$7,714.9

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(Dollars in Millions)

	Year ended December 31,
	2004	2003	2002
Revenues:
Trade sales	$10,275.5	$6,472.4	$2,494.8
Related party sales	55.7	95.4	166.2

Total revenues	10,331.2	6,567.8	2,661.0
Cost of goods sold	9,204.6	5,959.8	2,421.0

Gross profit	1,126.6	608.0	240.0
Expenses:
Selling, general and administrative	507.5	387.0	151.9
Research and development	61.5	54.8	23.8
Other operating income	(26.0)	(45.0)	(1.0)
Restructuring and plant closing costs (credits)	290.3	37.9	(1.0)

Total expenses	833.3	434.7	173.7

Operating income	293.3	173.3	66.3
Interest expense, net	(548.5)	(391.8)	(192.7)
Loss on sale of accounts receivable	(15.6)	(20.4)	—
Equity in income (losses) of investment in unconsolidated affiliates	3.9	(36.8)	(31.1)
Other expense	(25.7)	—	(7.6)

Loss before income tax benefit, minority interests, and effect of accounting change	(292.6)	(275.7)	(165.1)
Income tax benefit (expense)	50.8	(40.1)	(8.5)

Loss before minority interest and cumulative effect of accounting change	(241.8)	(315.8)	(173.6)
Minority interest in subsidiaries' loss (income)	65.0	67.6	(28.8)
Cumulative effect of accounting change	—	—	169.7

Net loss	(176.8)	(248.2)	(32.7)
Other comprehensive income	46.6	167.6	10.5

Comprehensive loss	$(130.2)	$(80.6)	$(22.2)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT)

(Dollars in Millions)

	Member's equity		Common Stock		Preferred Stock			Accumulated other comprehensive income (loss)
							Accumulated Deficit
	Units	Amount	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2002	—	$—	17,998,000	$181.0	114,500	$100.0	$(901.5)	$(141.3)	$(761.8)
Recapitalization of the Company (Note 1)	10,000,000	281.1	(17,998,000)	(181.0)	(114,500)	(100.0)	(0.1)	—	—
Capital contribution from Parent related to exchange of debt for parent company equity	—	753.1	—	—	—	—	—	—	753.1
Expenses of exchange of debt	—	(10.1)	—	—	—	—	—	—	(10.1)
Capital contribution from Parent related to acquisition of minority interest in affiliates (Note 1)	—	71.1	—	—	—	—	—	—	71.1
Net loss	—	—	—	—	—	—	(32.7)	—	(32.7)
Other comprehensive income	—	—	—	—	—	—	—	10.5	10.5

Balance, December 31, 2002	10,000,000	1,095.2	—	—	—	—	(934.3)	(130.8)	30.1

Net loss	—	—	—	—	—	—	(248.2)	—	(248.2)
Other comprehensive income	—	—	—	—	—	—	—	167.6	167.6

Balance, December 31, 2003	10,000,000	1,095.2	—	—	—	—	(1,182.5)	36.8	(50.5)

Net loss	—	—	—	—	—	—	(176.8)	—	(176.8)
Other comprehensive income	—	—	—	—	—	—	—	46.6	46.6

Balance, December 31, 2004	10,000,000	$1,095.2	—	$—	—	$—	$(1,359.3)	$83.4	$(180.7)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities:
Net loss	$(176.8)	$(248.2)	$(32.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	(169.7)
Equity in (income) losses of investment in unconsolidated affiliates	(3.9)	36.8	31.1
Depreciation and amortization	445.2	318.8	152.7
Provision for losses on accounts receivable	2.0	11.3	(1.8)
Noncash restructuring, plant closing, and asset impairment charges	138.0	9.7	(5.3)
Loss (gain) on disposal of plant and equipment	2.7	1.5	0.5
Loss on early extinguishment of debt	25.6	—	6.7
Noncash interest expense	142.6	97.9	7.6
Deferred income taxes	(79.7)	8.1	—
Unrealized gain on foreign currency transactions	(66.8)	(46.7)	—
Minority interests in subsidiaries	(65.0)	(67.6)	28.8
Other	(1.0)	—	—
Changes in operating assets and liabilities:
Accounts and notes receivables	(191.2)	60.8	(48.2)
Change in receivables sold, net	(90.0)	(11.5)	—
Inventories	(136.0)	59.8	1.3
Prepaid expenses	30.9	(2.4)	16.1
Other current assets	45.4	(15.9)	(28.4)
Other noncurrent assets	(36.7)	(25.6)	(6.4)
Accounts payable	58.1	(52.3)	56.9
Accrued liabilities	98.1	71.2	65.2
Other noncurrent liabilities	4.7	9.9	14.3

Net cash provided by operating activities	146.2	215.6	88.7

Investing Activities:
Capital expenditures	(209.6)	(185.2)	(70.2)
Proceeds from sale of plant & equipment	0.4	0.2	—
Cash paid for intangible asset	—	(2.3)	—
Net borrowings on intercompany debt	2.2	—	—
Advances to unconsolidated affiliates	(2.6)	(7.9)	(2.5)
Investment in unconsolidated affiliates	(12.0)	—	—
Net cash received from unconsolidated affiliates	8.6	—	—
Change in restricted cash	1.6	(1.4)	53.2

Net cash used in investing activities	(211.4)	(196.6)	(19.5)

Financing Activities:
Net borrowings (repayment) under revolving loan facilities	113.8	(199.1)	32.1
Net borrowings (repayment) on overdraft	(7.5)	7.5	—
Repayment of long-term debt	(2,489.4)	(425.6)	(121.6)
Proceeds from long-term debt	2,515.3	655.5	—
Shares of subsidiary issued to minority interests for cash	5.4	1.7	—
Repayment of senior notes	(333.4)	—	—
Issuance of senior notes	354.5	—	—
Payments on notes payable	(19.6)	—	—
Cost of early retirement of debt	(17.0)	—	—
Debt issuance costs	(35.6)	(33.3)	(16.6)
Cash acquired in acquisition of equity method affiliate	—	—	7.9

Net cash provided by (used in) financing activities	86.5	6.7	(98.2)

Effect of exchange rate changes on cash	11.1	7.1	3.6

Increase (decrease) in cash and cash equivalents	32.4	32.8	(25.4)
Cash and cash equivalents at beginning of period	117.3	22.3	47.7

Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	62.2	—

Cash and cash equivalents at end of period	$149.7	$117.3	$22.3

Supplemental cash flow information:
Cash paid for interest	$415.3	$263.7	$104.4
Cash paid for income taxes	$23.9	$8.3	$(1.5)

See accompanying notes to consolidated financial statements.

HUNTSMAN LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Company

        Huntsman LLC is a Utah limited liability company and all of its units of interest are owned by Huntsman Corporation. In this prospectus, the term the "Company" refers to Huntsman LLC and its consolidated subsidiaries, unless the context indicates otherwise. Prior to February 16, 2005, the Company was owned by HMP Equity Holdings.

        On February 16, 2005, Huntsman Corporation, the Company's parent corporation, completed an initial public offering of shares of its common stock and shares of its 5% Mandatory Convertible Preferred Stock. Net proceeds to Huntsman Corporation from the offering were approximately $1,500 million, substantially all of which has been used to repay outstanding indebtedness of certain of Huntsman Corporation's subsidiaries, including HMP Equity Holdings Corporation ("HMP"), the Company and Huntsman International Holdings LLC ("HIH"). In connection with this offering, Huntsman Corporation and certain affiliates engaged in a series of reorganization transactions such that the Company is now a direct, 100% owned subsidiary of Huntsman Corporation.

        Prior to its conversion into a Utah limited liability company on September 9, 2002, the Company, then named Huntsman Corporation, was a Utah corporation. As part of the conversion to a limited liability company, the holders of shares of preferred and common stock exchanged their shares in the Company for units of membership interest. Because these exchange transactions were between related entities, the exchange was recorded at the historical carrying value of the stock and no gain or loss was recognized.

        Prior to September 30, 2002, the Company was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, the Company and its subsidiary, Huntsman Polymers Corporation ("Huntsman Polymers"), completed debt for equity exchanges (the "Restructuring"). Pursuant to the Restructuring, the Huntsman family contributed all of their equity interests in the Company and its subsidiaries, including minority interests acquired from CPH and the interests described in the second following paragraph, to Huntsman Holdings in exchange for equity interests in Huntsman Holdings. GOP and CPH exchanged approximately $679 million in principal amount of the Company's outstanding subordinated notes and Huntsman Polymers' 11 3/4% senior unsecured notes (the "Huntsman Polymers Notes") they held into equity interests in Huntsman Holdings. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest exchanged for equity, after considering debt issuance costs, was $753 million. Huntsman Holdings now indirectly owns all the equity of the Company.

        In connection with the Restructuring, the effective cancellation of debt was recorded as a capital contribution by the Company because GOP and CPH received equity of Huntsman Holdings, the Company's indirect parent, in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the Restructuring.

        As mentioned above, on September 30, 2002, the Company effectively acquired the following interests from Huntsman Holdings: (1) the remaining 20% interest in JK Holdings Corporation ("JK Holdings") and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries; (2) the remaining 50% interest in Huntsman Chemical Australia Unit Trust ("HCA Trust") and HCPH Holdings Pty Limited ("HCPH"), formerly accounted for as an investment in unconsolidated affiliates using equity method of accounting; and

(3) the remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC"). The Company accounted for the acquisition of the minority interests from Huntsman Holdings as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

        The Company owns 60% of the membership interests of Huntsman International Holdings LLC ("HIH"), and, prior to May 9, 2003, HMP owned approximately 1% of the membership interests of HIH. On May 9, 2003, HMP completed the acquisition of the 30% of the HIH membership interests held by Imperial Chemical Industries PLC ("ICI") and the remaining approximately 9% of the HIH membership interests held by certain institutional investors (the "HIH Consolidation Transaction"). See Note 5. HIH is a global manufacturer and marketer of polyurethanes, amines, surfactants, titanium dioxide ("TiO2") and basic petrochemicals. HIH and its subsidiaries are non-guarantor, unrestricted subsidiaries of the Company pursuant to the Company's various debt agreements. HIH and its subsidiaries, including Huntsman International LLC ("HI"), are separately financed from the Company, their debt is non-recourse to the Company, and the Company is not obligated to make cash contributions to, or investments in, HIH and its subsidiaries.

        The following table is a summary of the net assets of HIH as of May 1, 2003 (dollars in millions):

Current assets	$1,364.5
Property, plant and equipment, net	3,082.2
Other noncurrent assets	740.4

Total assets	$5,187.1

Current liabilities	$885.0
Long term debt (including current portion)	3,638.1
Other noncurrent liabilities	366.1

Total liabilities	$4,889.2

        In connection with Huntsman Corporation's initial public offering of common and preferred stock on February 16, 2005 and the related reorganization transactions among certain affiliates, the Company's ownership of HIH was reduced to 42% effective February 16, 2005 from 60% as of December 31, 2004. Accordingly, the Company will no longer consolidate HIH with its results of operations beginning in 2005.

Description of Business

        The Company is a leading manufacturer and marketer of a wide range of chemical products that are sold to diversified consumer and industrial end markets. The Company has 53 primary manufacturing facilities located in North America, Europe, Asia, Australia, South America and Africa and sells its products globally through its five principal business segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of Huntsman LLC and its majority-owned subsidiaries where the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

        The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized when a sales arrangements exists, risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. This occurs at the time shipment is made.

Cost of Goods Sold

        The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Securitization of Accounts Receivable

        HI securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which HI grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. HI retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 11 Securitization of Accounts Receivable" below.

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	3-25 years
Transportation equipment	3-7 years
Furniture, fixtures and leasehold improvements	5-6 years

        Until January 1, 2003, approximately $1.3 billion of the total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, the Company changed its method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change encompassed both a change in accounting method and a change in estimate and resulted in a decrease to depreciation expense for the year ended December 31, 2003 by $43.0 million. The change from the group method to the composite method was made in order to reflect more precisely overall depreciation expense based on the lives of individual components rather than overall depreciation expense based on the average lives for large groups of related assets.

        Interest expense capitalized as part of plant and equipment was $6.7 million, $5.1 million and $3.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Unconsolidated Affiliates

        Investments in companies in which the Company exercises significant management influence, are accounted for using the equity method.

Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-15 years
Trademarks	15 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Prior to January 2002, the Company amortized goodwill over periods ranging from 10-20 years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with SFAS No. 142.

Other Noncurrent Assets

        Other non-current assets consist primarily of spare parts, debt issuance costs, prepaid pension asset and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value of Long-Term Assets

        Upon the occurrence of a triggering event, the Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 10—Restructuring and Plant Closing Costs."

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the Company's senior credit facilities approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the Company's senior subordinated notes is estimated based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. See "Note 21—Fair Value of Financial Instruments."

Income Taxes

        The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire domestic and certain of the non-U.S. deferred tax assets due to the uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether a change in circumstances has occurred to provide enough positive evidence to support a change in judgment about the realizability of the related deferred tax asset in future years.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of non-U.S. subsidiaries that are deemed to be permanently invested were $22.3 million at December 31, 2004. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

        Effective September 9, 2002, the Company converted to a limited liability company. The Company, for U.S. federal income tax purposes, is disregarded as a separate entity and combined with HMP, its sole member. Therefore, the Company is not separately subject to U.S. federal tax on income, but is taxed in combination with HMP's items of income and expense. The Company's subsidiaries are generally corporations and continue to be subject to U.S. federal income tax.

        The Company is party to a tax sharing agreement with HMP. The terms of the agreement require the Company to make payment to HMP for taxes that are attributable to the Company's operations, or any of the Company's subsidiaries' operations, as well as for taxes that are attributable to HMP's items of income and expense. The Company is also a party to tax sharing agreements with its subsidiaries. The terms of those agreements require the subsidiaries to make payment to the Company for taxes that are attributable to the subsidiaries' operations.

        The Company has a valuation allowance against its entire domestic and a portion of its foreign net deferred tax assets. If the valuation allowance is reversed, substantially all of the benefit will be allocated to the income tax provision on the income statement, while $3.2 million of the benefit will be used to reduce goodwill. Included in the deferred tax assets at December 31, 2004 and 2003 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders' equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

Derivatives and Hedging Activities

        The Company follows Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting For Derivative Instruments And Hedging Activities." SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See "Note 22—Environmental Matters."

Asset Retirement Obligations

        The Company accrues for asset retirement obligations, which consist primarily of landfill closure costs in the period in which the obligations are incurred and the Company has sufficient information to estimate a range of potential settlement dates for the obligation. These costs are accrued at estimated fair value. When the related liability is initially recorded, the Company capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

        Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs. The Company is legally required to perform capping and closure and post-closure care on the landfills and reclamation on the quarries. In accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations," each landfill the Company recognizes the fair value of a liability for an asset retirement obligation and capitalizes that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over 27 years. The Company has additional asset retirement obligations with indeterminate settlement dates; the fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate a range of potential settlement dates for the obligation. An asset retirement obligation related to these assets will be recognized when the Company knows such information.

        The following table describes changes to the asset retirement obligation liability (dollars in millions):

Year Ended December 31, 2004
Asset retirement obligation at the beginning of the period	$—
Liabilities incurred	6.7
Accretion expense	0.5
Liabilities settled	—
Revisions in estimated cash flows	—

Asset retirement obligation at the end of the period	$7.2

        If the asset retirement obligation and measurement provisions of SFAS No. 143 had been in effect on January 1, 2002, the aggregate carrying amount of those obligations would have been $5.0 million. The amortization of the asset retirement cost and accretion of asset retirement obligation for each of 2002 and 2003 would have been immaterial.

Earnings per Unit of Membership Interest

        Earnings per unit of membership interest is not presented because it is not considered meaningful information due to the Company's ownership by a single equity holder.

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The accounts of the Company's subsidiaries outside of the United States, except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to member's equity as a component of accumulated other comprehensive loss.

        Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from translation to the U.S. dollar from the local currency in the statement of operations.

        Transaction gains and losses are recorded in the statement of operations and were a net gain of $72.5 million, $74.4 million and a net loss of $3.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Reclassifications

        Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 presentation.

Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." FIN 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R), to clarify certain complexities. The Company adopted this financial interpretation on January 1, 2005, as required. The impact of FIN 46R was not significant.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43." SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is reviewing SFAS No. 151 to determine the statement's impact on its consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29." SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this standard prospectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share based payments as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees." This standard is effective for the Company beginning in January 2006. The Company is reviewing SFAS No. 123R to determine the statement's impact on its consolidated financial statements.

3. INVENTORIES

        Inventories consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Raw materials and supplies	$297.3	$257.2
Work in progress	62.1	32.7
Finished goods	796.4	619.8

Total	1,155.8	909.7
LIFO reserves	(81.0)	(15.5)
Lower of cost or market reserves	(0.4)	(1.3)

Net	$1,074.4	$892.9

        As of December 31, 2004 and 2003, approximately 20% and 19%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO"). At December 31, 2004 and 2003, the excess of current cost over the stated LIFO value was $81.0 million and $15.5 million, respectively.

        For the year ended December 31, 2004, 2003, and 2002, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $2.0 million, $1.0 million, and $1.7 million, respectively.

        In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company's cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $11.3 million payable and $8.2 million payable (40.6 million and 26.9 million pounds) at December 31, 2004 and 2003, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Land	$111.3	$100.7
Buildings	422.0	383.4
Plant and equipment	6,182.4	6,004.2
Construction in progress	238.9	249.0

Total	6,954.6	6,737.3
Less accumulated depreciation	(2,519.0)	(2,165.2)

Net	$4,435.6	$4,572.1

        Depreciation expense for the years ended December 31, 2004, 2003 and the 2002 was $402.1 million, $300.7 million and $131.8 million, respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $24.5 million and $23.9 million at December 31, 2004 and 2003; related amounts included in accumulated depreciation were $9.1 million and $5.4 million at December 31, 2004 and 2003, respectively.

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        The Company's ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Polystyrene Australia Pty Ltd.	$4.7	$3.6
Sasol-Huntsman GmbH and Co. KG (50%)	17.5	13.2
Louisiana Pigment Company, L.P. (50%)	121.6	130.4
Rubicon, LLC (50%)	5.7	1.0
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	17.9	6.1
Others	1.0	1.2

Total	168.4	155.5
Cost Method:
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	2.5

Total Investments	$170.9	$158.0

(1)
The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

Summarized Financial Information of Other Unconsolidated Affiliates

        Summarized financial information of Sasol-Huntsman GmbH and Co. KG ("Sasol-Huntsman"), Louisiana Pigment Company, Rubicon, LLC, BASF AG ("BASF"), Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2004 and for the three years then ended is presented below (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Assets	$626.0	$545.3	75.8
Liabilities	293.8	268.4	67.5
Revenues	1,113.6	868.0	85.8

Net income (loss)	8.2	3.4	11.7

The Company's equity in:
Net assets	$168.4	$155.5	12.2
Net income	4.4	2.2	10.0

Investment in HIH

        Effective June 30, 1999, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty"), a consolidated unrestricted subsidiary of the Company, transferred its propylene oxide business to HIH. ICI transferred its polyurethane chemicals, selected petrochemicals (including ICI's 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited for approximately $117.0 million.

        In exchange for transferring its business, the Company retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in HIH for $90.0 million in cash.

        The transfer of the Company's propylene oxide business was recorded at the net book value of the assets and liabilities transferred. Prior to the HIH Consolidation Transaction, the Company accounted for its investment in HIH on the equity method due to the significant management participation rights of ICI in HIH pursuant to HIH's limited liability company agreement.

        The carrying value of the Company's investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20 year period. Management recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in the Company's consolidated financial statements for December 31, 2001. As discussed in "Note 2—Summary of Significant Accounting Policies" above, the Company adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH.

        On September 30, 2002, the Company acquired the 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation ("HSCHC") which was previously owned by Huntsman family directly. HSCHC holds the Company's investment in HIH. The estimated fair value of the 19.9% interest of $37.9 million has been recorded as an increase in the investment in HIH. The excess of $23.3 million over the Company's proportionate share of the net assets of HIH was accounted for as equity basis property and is being depreciated over the average useful life of property.

        On November 2, 2000, ICI, Huntsman Specialty, HIH and HI entered into agreements (the "ICI Agreements") pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly held (the "ICI 30% Interest"). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase the ICI 30% Interest. On December 20, 2001, ICI and Huntsman Specialty amended ICI's put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also required Huntsman Specialty to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions included the receipt of consent from HI's senior secured lenders and HI's ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of HIH. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, Huntsman Specialty granted ICI a lien on 30% of the outstanding membership interests in HIH.

        GOP also entered into an agreement with ICI (the "Option Agreement"). The Option Agreement provided BNAC, Inc. ("BNAC"), then a GOP subsidiary, with an option to acquire the ICI subsidiary that held the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the HIH Senior

Subordinated Discount Notes (as discussed below). Concurrently, BNAC paid ICI $160 million to acquire the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the "HIH Senior Subordinated Discount Notes "), subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

        In connection with the Restructuring, all the shares in BNAC were contributed to Huntsman Holdings. Huntsman Holdings caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that holds the ICI 30% Interest.

        Prior to May 9, 2003, HMP owned approximately 1% of the HIH membership interests and the Company owned 60% of the HIH membership interests. On May 9, 2003, HMP exercised its option under the Option Agreement and completed the HIH Consolidation Transaction. As a result, as of May 9, 2003, HMP directly and indirectly owns 100% of the HIH membership interests. Prior to May 1, 2003, the Company accounted for its investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's management participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, the Company no longer accounts for HIH using the equity method of accounting, but effective May 1, 2003 HIH's results of operations are consolidated with the Company's results of operations, with HMP's 40% interest in HIH recorded as a minority interest. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

        Summarized information for HIH as of December 31, 2002 and for the year then ended and the income statement information for the four months ended April 30, 2003 (balance sheet information on HIH is not relevant in this table after April 30, 2003 because HIH has been consolidated after that date) is as follows (dollars in millions):

	Four Months Ended April 30, 2003	December 31, 2002
Assets	$5,187.1	$5,044.1
Liabilities	4,899.2	4,706.1
Revenues	1,733.4	4,518.1

Net loss	(65.2)	(68.5)

The Company's equity in:
Net assets	$179.3	$202.8
Net loss	(39.0)	(41.1)

6. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2004			December 31, 2003
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$406.2	$168.9	$237.3	$405.0	$143.7	$261.3
Licenses and other agreements	18.3	10.8	7.5	18.3	9.5	8.8
Non-compete agreements	49.6	42.6	7.0	49.6	38.5	11.1
Other intangibles	1.3	0.7	0.6	2.4	1.7	0.7

Total	$475.4	$223.0	$252.4	$475.3	$193.4	$281.9

        Amortization expense was $33.3 million, $30.5 million and $6.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2005	$30.3
2006	29.9
2007	27.9
2008	27.9
2009	27.8

7. OTHER NONCURRENT ASSETS

        Other noncurrent assets consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Prepaid pension costs	$267.2	$254.4
Debt issuance costs	81.3	83.5
Capitalized turnaround expense	116.6	83.9
Spare parts inventory	103.0	100.5
Other noncurrent assets	93.5	63.9

Total	$661.6	$586.2

8. ACCRUED LIABILITIES

        Accrued liabilities consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Payroll, severance and related costs	$171.3	$124.1
Interest	101.5	103.9
Volume and rebates accruals	94.4	89.5
Income taxes	49.3	51.7
Taxes (property and VAT)	77.8	61.8
Restructuring and plant closing costs	101.1	22.6
Environmental accruals	7.7	8.6
Interest and commodity hedging accruals	—	11.3
Other miscellaneous accruals	72.5	112.2

Total	$675.6	$585.7

9. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consist of the following (dollars in millions):

	December 31, 2004	December 31, 2003
Pension liabilities	$311.2	$267.8
Other postretirement benefits	78.5	78.8
Environmental accruals	27.4	26.3
Notes payable—affiliate	29.9	29.1
Restructuring and plant closing costs	19.0	2.7
Fair value of interest derivative	8.3	9.5
Other noncurrent liabilities	95.8	42.0

Total	$570.1	$456.2

10. RESTRUCTURING AND PLANT CLOSING COSTS

        As of December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Noncancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2001	$44.2	$2.8	$6.9	$6.4	$60.3
2002 charges (credits) for 2001 initiatives	—	1.0	(4.6)	(1.7)	(5.3)
2002 charges for 2002 initiatives	1.6	2.7	—	—	4.3
2002 payments for 2001 initiatives(3)	(40.3)	(0.5)	(1.7)	(4.7)	(47.2)
2002 payments for 2002 initiatives(3)	(1.6)	(2.7)	—	—	(4.3)

Accrued liabilities as of December 31, 2002	3.9	3.3	0.6	—	7.8
HIH balance at consolidation on May 1, 2003(4)	24.2	—	—	—	24.2
2003 charges for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 charges for 2003 initiatives	28.2	—	—	—	28.2
2003 payments for 2001 initiatives(3)	(1.9)	(0.4)	(0.2)	—	(2.5)
2003 payments for 2003 initiatives(3)	(29.9)	—	—	—	(29.9)

Accrued liabilities as of December 31, 2003	22.5	2.6	0.2	—	25.3
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	98.6	5.1	5.1	18.0	126.8
2004 payments for 2001 initiatives	—	—	(0.2)	—	(0.2)
2004 payments for 2003 initiatives	(25.4)	—	—	—	(25.4)
2004 payments for 2004 initiatives	(31.3)	(0.4)	—	(4.6)	(36.3)
Foreign currency effect on reserve balance	4.4	—	—	—	4.4

Accrued liabilities as of December 31, 2004	$93.9	$7.3	$5.1	$13.8	$120.1

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Post employment Benefits."

(2)
Accrued liabilities by initiatives are as follows:

	December 31, 2004	December 31, 2003
2001 initiatives	$2.8	$2.8
2002 initiatives	—	—
2003 initiatives	22.6	22.5
2004 initiatives	90.3	—
Foreign currency effect on reserve balance	4.4	—

Total	$120.1	$25.3

(3)
Includes impact of foreign currency translation.

(4)
Prior to May 1, 2003, the Company's investment in HIH was recorded on the equity method. Effective May 1, 2003, HIH is recorded as a consolidated subsidiary. HIH accrued liabilities for workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003, offset by $2.0 million in cash payments through May 1, 2003.

        Details with respect to the Company's reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

	Polyurethanes	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of December 31, 2001	$—	$—	$—	$25.1	$35.2	$—	$60.3
2002 credits for 2001 initiatives	—	—	—	(5.3)	—	—	(5.3)
2002 charges for 2002 initiatives	—	4.3	—	—	—	—	4.3
2002 payments for 2001 initiatives(2)	—	—	—	(17.0)	(30.2)	—	(47.2)
2002 payments for 2002 initiatives(2)	—	(4.3)	—	—	—	—	(4.3)

Accrued liabilities as of December 31, 2002	—	—	—	2.8	5.0	—	7.8
HIH balance at consolidation on May 1, 2003	24.2						24.2
2003 credits for 2001 initiatives	—	—	—	—	(2.5)	—	(2.5)
2003 charges for 2003 initiatives	11.0	10.7	6.5	—	—	—	28.2
2003 payments for 2001 initiatives(2)	—	—	—	—	(2.5)		(2.5)
2003 payments for 2003 initiatives(2)	(19.4)	(8.3)	(2.2)	—	—	—	(29.9)

Accrued liabilities as of December 31, 2003	15.8	2.4	4.3	2.8	—	—	25.3
2004 charges for 2003 initiatives	10.0	0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives(1)	16.4	56.6	27.3	9.4	16.7	0.4	126.8
2004 payments for 2001 initiatives	—	—	—	(0.2)	—	—	(0.2)
2004 payments for 2003 initiatives	(11.5)	(2.4)	(10.9)	(0.6)	—	—	(25.4)
2004 payments for 2004 initiatives	(11.8)	(1.4)	(14.3)	(6.2)	(2.2)	(0.4)	(36.3)
Foreign currency effect on reserve balance	0.1	2.6	1.1	—	0.6	—	4.4

Accrued liabilities as of December 31, 2004	$19.0	$58.2	$22.0	$5.8	$15.1	$—	$120.1

Current portion of restructuring reserve	$19.0	$39.2	$22.0	$5.8	$15.1	$—	$101.1
Noncurrent portion of restructuring reserve	—	19.0	—	—	—	—	19.0

Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$5.5	$—	$6.0	$2.2	$3.5	$0.3	$17.5
Noncash charges	—	—	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$4.7	$—	$—	$—	$4.7
Noncash charges	—	—	—	—	—	—	—

(1)
Does not include non-cash charges of $138.0 million for asset impairments and write downs.

(2)
Includes impact of foreign currency translation.

2004 Restructuring Activities

        As of December 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $120.1 million and $25.3 million, respectively. During the year ended December 31, 2004, the Company, on a consolidated basis, recorded additional charges of $290.3 million, including $138.0 million of charges for asset impairment and write downs, and $152.3 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at the Company's smaller, less efficient manufacturing facilities. During the 2004 period, the Company made cash payments against these reserves of $61.9 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2003, the Polyurethanes segment reserve consisted of $15.8 million related to the restructuring activities at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the year ended December 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $36.9 million consisting of $26.4 million of charges for restructuring activities payable in cash and $10.5 of asset impairment and made cash payments of $23.3 million. These restructuring activities are expected to result in additional restructuring charges of approximately $5.5 million through 2005 and result in workforce reductions of approximately 160 positions, of which 86 positions have been reduced during the year ended December 31, 2004. As of December 31, 2004, the balance of the Polyurethanes segment reserve totaled $19.0 million.

        As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $97.5 million consisting of $57.0 million of charges payable in cash and $40.5 million of asset impairment charges. During 2004, the Company adopted a plan to reduce the workforce across all locations in its European surfactants business by approximately 320 positions over a period of 15 months. This plan included the closure of substantially all of the Company's Whitehaven, U.K. surfactants facility. In connection with the rationalization of the Whitehaven facility, the Company recognized a restructuring charge of $55.4 million in the fourth quarter of 2004, of which approximately $31.1 million is payable in cash and $24.3 million is impairment of assets. The Company recorded a restructuring charge of $17.5 million, all payable in cash, in respect to workforce reductions across a number of its European facilities. During 2004, the Performance Products segment announced the closure of its Guelph, Ontario, Canada Performance Products manufacturing facility, involving a restructuring charge of $20.4 million consisting of a $15.5 million asset impairment and $4.9 million of charges payable in cash. Production will be moved to the Company's other larger, more efficient facilities. Workforce reductions of approximately 66 positions are anticipated. During 2004, the Performance Products segment also announced the closure of its maleic anhydride briquette facility in Queeny, Missouri and recorded a restructuring charge of $1.5 million which consisted of $0.7 million in asset impairment charges and $0.8 million in charges payable in cash. During 2004, this segment also announced the closure of its technical facility in Austin, Texas and recorded a restructuring charge of $2.0 million which is payable in cash. Restructuring charges of $0.7 million were recorded relating to various other cost reduction efforts. During the year ended December 31, 2004, the Performance Products segment made cash payments of $3.8 million related to restructuring activities. As of December 31, 2004, the balance of the Performance Products segment reserve totaled $58.2 million.

        As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million relating to its global workforce reductions announced in August 2003. During the year ended December 31, 2004, the Pigments segment recorded additional restructuring charges of $123.3 million and made cash payments of $25.2 million. During 2004, the Pigments segment recorded restructuring expenses of $17.3 million related to global workforce reductions, all of which are payable in cash. In addition, in April 2004, the Company announced that, following a review of the Pigments business, it would idle approximately 55,000 tonnes, or about 10%, of its total titanium dioxide ("TiO2") production capacity in the third and fourth quarter of 2004. As a result of this decision, the Company recorded a restructuring charge of $24.5 million to be paid in cash, a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets. These combined restructuring activities are expected to result in additional restructuring charges of approximately $10.7 million through 2010 and result in workforce reductions of approximately 600 positions, of which approximately 400 positions have been reduced as of December 31, 2004. As of December 31, 2004, the balance of the Pigments segment reserve totaled $22.0 million.

        As of December 31, 2003, the Polymers segment reserve consisted of $2.8 million related to its demolition and decommissioning of the Odessa, Texas styrene manufacturing facility and non-cancelable lease costs. During 2004, the Polymers segment recorded restructuring expenses related to the closure of an Australian manufacturing unit of $5.4 million consisting of $3.6 million in non-cash charges and $1.8 million of charges payable in cash. During 2004, the Polymers segment announced additional restructuring activities at its Odessa, Texas and Mansonville, Canada facilities and recorded a restructuring charge of $8.2 million, all of which is payable in cash. These restructuring activities are expected to result in additional charges of approximately $2.2 million through 2005 and in workforce reductions of approximately 100 positions. During 2004, the Polymers segment made cash payments of

$7.0 million related to restructuring activities. The Polymers segment reserve totaled $5.8 million as of December 31, 2004.

        As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities. During the year ended December 31, 2004, the Base Chemicals segment recorded restructuring charges of $16.7 million, all of which is payable in cash. Also during 2004, the Base Chemicals segment made cash payments of $2.2 million related to these restructuring activities. These restructuring activities are expected to result in additional charges of approximately $3.5 million and in workforce reductions of approximately 100 positions through 2005. As of December 31, 2004, the Base Chemical segment reserve totaled $15.1 million.

        During 2004, the Company recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

2003 Restructuring Activities

        On March 11, 2003 (before HIH was consolidated into the Company), the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $11.0 million were taken for workforce reductions relating to this restructuring at the Rozenberg, Netherlands site.

        In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of the Company's surfactants technical center in Oldbury, U.K., and the restructuring of our facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented through 2005.

        In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed through 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

2002 Restructuring Activities

        During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges discussed in "—2001 Restructuring Activities" below is to reflect $1.0 million in income in 2002 and to reflect a $7.8 million accrual at December 31, 2002.

11. SECURITIZATION OF ACCOUNTS RECEIVABLE

        On December 21, 2000, HI initiated an accounts receivable securitization program (the "HI A/R Securitization Program") under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium term notes by the Receivables Trust.

        At December 31, 2004 and December 31, 2003, the Receivables Trust had approximately $208.4 million and $198.4 million, respectively in U.S. dollar equivalents in medium term notes outstanding and approximately nil and $100 million, respectively in commercial paper outstanding. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

        HI's retained interest in receivables (including servicing assets) subject to the HI A/R Securitization Program was approximately $337.8 million and $154 million as of December 31, 2004 and 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the year ended December 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $5,057.1 million and $4,132 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $5,016.9 million and $4,135.6 million, respectively. Servicing fees received during the year ended December 31, 2004 and 2003 were approximately $5.5 million and $4.9 million, respectively.

        The Company incurs losses on the HI A/R Securitization Program for the discount on receivables sold into the program and fees and expenses associated with the program. The Company also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on the program are a loss of $2.4 million and a loss of $24.6 million for the year ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts was nil and $6.8 million, respectively, which is included as a component of the residual interest that is included as a component of trade receivables on the Company's balance sheet. On April 16, 2004, HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

        The key economic assumptions used in valuing the residual interest are presented below:

	December 31, 2004	December 31, 2003
Weighted average life (in months)	Approx. 1.5	Approx. 3
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (annual rate)	Approx. 1%	Approx. 2%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2004 and December 31, 2003 were $12.1 million and $15.6 million, respectively.

12. LONG-TERM DEBT

        Long-term debt outstanding as of December 31, 2004 and December 31, 2003 is as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A	$—	$606.3
Term Loan B	715.0	459.0
Revolving facility	125.0	12.2
Other debt:
Huntsman LLC senior secured notes	451.1	450.5
Huntsman Polymers senior unsecured notes	—	36.8
Huntsman LLC senior unsecured fixed rate notes	300.0	—
Huntsman LLC senior unsecured floating rate notes	100.0	—
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	101.2	99.7
Huntsman Australia Holdings Pty Ltd (HCA) credit facilities	43.2	44.5
Huntsman Corporation Chemical Company Australia (HCCA) credit facilities	16.0	48.7
Subordinated note and accrued interest—affiliate	40.9	35.5
Term note payable to a bank	9.0	9.5
Other	17.5	5.6

Total Huntsman LLC Debt, excluding HIH and HI	1,978.2	1,867.6

HI:
Senior secured credit facilities:
Term B loan	1,314.1	620.1
Term C loan	—	620.1
Revolving facility	—	22.0
Other debt:
Senior unsecured notes	456.0	457.1
Senior subordinated notes	1,242.0	1,169.8
Other long-term debt	42.6	38.0

Total HI debt	3,054.7	2,927.1

HIH:
Senior discount notes	494.7	434.6
Senior subordinated discount notes—affiliate	413.7	358.3

Total HIH debt	908.4	792.9

Total HIH consolidated debt	3,963.1	3,720.0

Total debt	$5,941.3	$5,587.6

Current portion	$35.8	$134.0
Long-term portion	5,450.9	5,059.8

Total long-term debt—excluding affiliate	5,486.7	5,193.8
Long-term debt—affiliate	454.6	393.8

Total debt	$5,941.3	$5,587.6

Huntsman LLC Debt (Excluding HI and HIH)

Senior Secured Credit Facilities (HLLC Credit Facilities)

        Prior to the October 14, 2004 refinancing of the Company's credit facilities described below, the Company's senior secured credit facilities consisted of a $275 million revolving credit facility maturing in 2006 and two term loan facilities maturing in 2007 in the amount of $606.3 million and $96.1 million. On October 14, 2004, the Company completed a $1,065 million refinancing of its senior secured credit facilities (as refinanced, the "HLLC Credit Facilities"). The HLLC Credit Facilities consist of a $350 million revolving credit facility due October 2009 (the "HLLC Revolving Facility") and a $715 million term loan B facility due March 2010 (the "HLLC Term Facility"). Proceeds of the refinancing were used to repay in full the outstanding borrowings under the Company's prior senior secured credit facilities. The HLLC Term Facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity.

        The HLLC Revolving Facility is secured by a first priority lien on substantially all the current and intangible assets of the Company and its domestic restricted subsidiaries; and is secured by a second priority lien on substantially all the property, plant and equipment of the Company and its restricted domestic subsidiaries and its indirect equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all of the property, plant and equipment of the Company and its restricted domestic subsidiaries and its indirect equity interest in HIH; and by a second priority lien on substantially all of the current and intangible assets of the Company and its restricted domestic subsidiaries. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by the Company's domestic restricted subsidiaries (collectively, the "HLLC Guarantors"). Neither HIH nor HI are restricted subsidiaries of the Company or HLLC Guarantors.

        The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at the Company's option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 2.25%, or (ii) a prime-based rate plus an applicable margin of 1.25%. The HLLC Revolving Facility allows the Company to borrow up to $50 million secured by letters of credit; however, the $350 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding.

        As of December 31, 2004 and 2003, the weighted average interest rates on the Company's senior credit facilities were 5.8% and 7.3%, respectively, excluding the impact of interest rate hedges. As of December 31, 2004, the HLLC Revolving Facility and HLLC Term Facility bear interest at LIBOR plus 2.25% per year and LIBOR plus 3.50% per year, respectively. However, in accordance with the HLLC Term Facility agreement, as a result of the initial public offering by Huntsman Corporation completed on February 16, 2005 and the amount of permanent reduction of indebtedness from the use of initial public offering proceeds at the HLLC restricted group, the HLLC Term Facility interest rate margin reduced to LIBOR plus 3.0% as of February 28, 2005.

Senior Secured Notes (2003 Secured Notes)

        On September 30, 2003, the Company sold $380 million aggregate principal amount of 11.625% senior secured notes due October 15, 2010 at an issue price of 98.8% (the "September 2003 Offering"). On December 3, 2003, the Company sold an additional $75.4 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the "HLLC Senior Secured Notes") at an issue price of 99.5%. Interest on the HLLC Senior Secured Notes is payable semi-annually on April 15 and October 15. The effective interest rate is 11.9%. The HLLC Senior Secured Notes are effectively subordinated to all the Company's obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are guaranteed by the HLLC Guarantors.

        The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, the Company may redeem up to 35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% with net cash proceeds of a qualified equity offering. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, the Company redeemed 35%, or approximately $159.4 million, of the aggregate principal amount on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes on February, 28, 2005, there remain approximately $296.0 million in aggregate principal amount outstanding.

        The indenture governing the HLLC Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the HLLC Secured Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the HLLC Secured Notes as of December 31, 2004.

Senior Unsecured Notes (HLLC Senior Notes)

        On June 22, 2004, the Company sold $300 million of senior unsecured fixed rate notes that bear interest at 11.5% and mature on July 15, 2012 (the "HLLC Unsecured Fixed Rate Notes") and $100 million of senior unsecured floating rate notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011 (the "HLLC Unsecured Floating Rate Notes," and together with the HLLC Unsecured Fixed Rate Notes, the "HLLC Senior Notes"). The interest rate on the HLLC Unsecured Floating Rate Notes as of December 31, 2004 was 9.3% before additional interest as discussed below. The proceeds from the offering were used to repay $362.9 million on Huntsman LLC's prior term loan B and $25 million to repay indebtedness at HCCA. See "Other Debt" below. The HLLC Senior Notes are unsecured obligations of Huntsman LLC and are guaranteed by the HLLC Guarantors.

        The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, the Company may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Fixed Rate Notes at a redemption price of 111.5% with proceeds of a qualified equity offering. At any time prior to July 15, 2006, the Company may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Floating Rate Notes with the proceeds of a qualified equity offering at a redemption price equal to the par value plus LIBOR plus 7.25%. As a result of the initial public offering by Huntsman Corporation that was completed on February 16, 2005, Huntsman LLC has issued notifications to redeem 34%, or approximately $102.0 million of combined aggregate principal amount on March 14 and March 17, 2005 with combined call premiums of approximately $11.7 million. Following this partial redemption of the HLLC Unsecured Fixed Rate Notes to be completed by March 17, 2005, there will remain approximately $198.0 million in aggregate principal amount outstanding.

        The indenture governing the HLLC Senior Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires the Company to offer to repurchase the HLLC Senior Notes upon a change of control. Management believes that the Company is in compliance with the covenants of the HLLC Senior Notes as of December 31, 2004.

        Under the terms of a registration rights agreement among the Company, the HLLC Guarantors and the initial purchasers of the HLLC Senior Notes, the Company was required to file a registration statement relating to an exchange offer for the HLLC Senior Notes on or before November 19, 2004 (the "Filing Date"). Under the terms of the registration rights agreement, because the Company did not file the registration statement by the Filing Date, it is required to pay additional interest on the HLLC Senior Notes at a rate of 0.25% per year for the first 90 day period following the Filing Date, and 0.50% per year for the second 90 day period following the Filing Date which it is currently paying as of February 17, 2005. The Company expects to file the registration statement during the second quarter of 2005.

Senior Subordinated Fixed And Floating Rate Notes (HLLC Notes) And Huntsman Polymers Senior Unsecured Notes (Huntsman Polymers Notes)

        The Company's 9.5% fixed and variable subordinated notes due 2007 (the "HLLC Notes") with an outstanding principal balance of $59.3 million as of December 31, 2004 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of the Company to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of the Company after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 5.2% and 4.4% as of December 31, 2004 and 2003, respectively. As a result of previously executed amendments to the indentures, virtually all the restrictive covenants contained in the indentures have been eliminated.

        On January 28, 2004, the Company used $37.5 million of the net cash proceeds from the December 2003 Offering to redeem, in full, Huntsman Polymers' senior unsecured notes (the "Huntsman Polymers Notes") with a principal amount of $36.8 million plus accrued interest. The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, and a fixed interest rate of 11.75%.

Other Debt

        Huntsman Specialty's subordinated note, in the aggregate principal amount of $75.0 million, accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of December 31, 2004 and December 31, 2003, the unamortized discount on the note was $5.4 million and $6.9 million, respectively.

        Huntsman Corporation Australia Pty Ltd. ("HCA"), the Company's indirect Australian subsidiary that holds its Australian surfactants assets, maintains credit facilities (the "HCA Facilities"). As of December 31, 2004, borrowings under the HCA Facilities totaled A$55.5 million ($43.2 million), which include A$42.9 million ($33.4 million) on the term loan facility and A$12.6 million ($9.8 million) on the revolving credit line. On August 31, 2004, HCA refinanced the previously existing debt facilities with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory and an A$44.0 million ($34.2 million) term facility.

        Huntsman Chemical Company Australia Pty Ltd. ("HCCA") and certain Australian affiliates hold the Company's Australian styrenics assets. On August 31, 2004, HCCA refinanced the previously existing debt facilities of HCCA with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the "HCCA Facility"). As of December 31, 2004 borrowings under the HCCA Facility totaled A$20.6 million ($16.0 million).

        The HCA Facilities and the HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate, mature in August 2007 and are non-recourse to the Company. As of December 31, 2004, the interest rate on the HCA Facilities and the HCCA Facility was 8.3%. On June 24, 2004, the Company used $25 million of proceeds from the offering of the HLLC Senior Unsecured Notes to repay a portion of the previously existing debt facilities of HCCA. Management believes that HCA and HCCA are in compliance with the covenants of the HCA Facilities and the HCCA Facility as of December 31, 2004.

        On July 2, 2001, the Company entered into a 15% note payable with an affiliated entity in the amount of $25.0 million. The note is due and payable on the earlier of: (1) the tenth anniversary of the issuance date, or (2) the date of the repayment in full in cash of all indebtedness of the Company under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated effective rate of 15% per annum, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of the initial public offering completed by Huntsman Corporation.

        As of December 31, 2004, the Company has $13.6 million outstanding on short term notes payable for financing a portion of its insurance premiums. Such notes have monthly scheduled amortization payments through April 1, 2005, bear interest at rates ranging from 3.65% to 4.0%, and are secured by unearned insurance premiums.

HI Debt

        The HIH and HI debt transactions and balances prior to the HIH Consolidation Transaction, effective May 1, 2003, are not included in the accompanying financial statements.

Senior Secured Credit Facilities (HI Credit Facilities)

        As of December 31, 2004, HI had senior secured credit facilities (the "HI Credit Facilities") which consisted of a revolving loan facility of up to $375 million maturing in September 2008 (the "HI

Revolving Facility"), which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and a term loan B facility consisting of a $1,248.9 million term portion and a € 47.8 million (approximately $65.2 million) term portion (the "HI Term Facility"). On July 13, 2004, HI amended and restated the HI Credit Facilities. Prior to the amendment and restatement, the HI Credit Facilities consisted of a $400 million revolving facility that was scheduled to mature on June 30, 2005, a $620.1 million term loan B facility that was scheduled to mature on June 30, 2007, and a $620.1 million term loan C facility that was scheduled to mature on June 30, 2008. At the closing of the amendment and restatement of the HI Credit Facilities on July 13, 2004, HI raised approximately $126.6 million of net proceeds from the issuance of additional term loan borrowings, of which $82.4 million was applied to repay all outstanding borrowings on the HI Revolving Facility and the balance, net of fees, increased cash and cash equivalents. The increase in cash and availability under the HI Revolving Facility is available for general corporate purposes and to provide a portion of funds for the construction of a polyethylene production facility at HI's Wilton, U.K. facility. Scheduled amortization of the HI Term Facility is approximately $13.3 million per annum, commencing June 30, 2006, with the remaining unpaid balance due at maturity. The maturity of the HI Term Facility is December 31, 2010; provided that the maturity will be accelerated to December 31, 2008 if HI has not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities.

        In compliance with applicable provisions in its credit facilities, on December 31, 2004, HI prepaid $59 million on the HI Term Facility as a result of excess cash flow. Such prepayment has been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

        Interest rates for the amended and restated HI Credit Facilities are based upon, at HI's option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency-based loans, from 2.25% to 3.25% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 1.00% to 2.00% per annum. As of December 31, 2004 and December 31, 2003 (which was prior to the amendment and restatement of the HI Credit Facilities), the average interest rates on the HI Credit Facilities were 5.0% and 5.6%, respectively, excluding the impact of interest rate hedges. On December 21, 2004, HI amended the HI Credit Facilities which amendment, among other things, reduced the applicable base (prime) rate margin for the term loan B dollar loans from a range of 1.75% to 2.00% to a range of 1.00% to 1.25% and reduced the applicable Eurocurrency (LIBOR) rate margin for the term loan B dollar loans from a range of 3.00% to 3.25% to a range of 2.25% to 2.50%.

        The HI Credit Facilities are secured by a first priority lien on substantially all the assets of HIH, its domestic subsidiaries and certain of HIH's foreign subsidiaries. The HI Credit Facilities are also guaranteed by HIH, HI's domestic subsidiaries and certain of its foreign subsidiaries (the "HI Guarantors").

        The HI Credit Facilities contain financial covenants including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined, and limits on capital expenditures. In addition to financial covenants, the HI Credit Facilities contain other customary covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions, events of default and acceleration provisions. Management believes that HI was in compliance with the covenants of the HI Credit Facilities as of December 31, 2004.

        The HI Credit Facility allows HI to borrow up to $100 million for letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of December 31, 2004, there were no loans outstanding on the HI Revolving Facility, and there were $7.4 million in letters of credit outstanding.

HI Senior Notes and HI Senior Subordinated Notes

        In March 2002, HI sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, HI sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semi-annually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937 of the principal amount thereof, declining ratably to par on and after March 1, 2008.

        On December 17, 2004, HI completed an offering of $175 million of its 7.375% senior subordinated notes due 2015 and €135 million of its 7.5% senior subordinated notes due 2015 (the "HI Senior Subordinated Notes due 2015"). HI used all of the net proceeds to redeem part of its outstanding 10.125% senior subordinated notes due 2009 (the "HI Senior Subordinated Notes due 2009" and, together with the HI Senior Subordinated Notes due 2015, the "HI Senior Subordinated Notes"). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, HI had outstanding $600 million and €450 million ($559.6 million, which includes $5.2 million of unamortized premium). The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. In advance of the issuance of the HI Senior Subordinated Notes due 2015, HI gave notice that it would redeem $231 million and €77 million of Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of Senior Subordinated Notes due 2009 on January 3, 2005. HI completed these redemptions as scheduled. In connection with these redemptions, HI paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

        As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, HI has outstanding $369 million and €373 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. Following the January 3, 2005 partial redemption, HI has outstanding $366.1 million and €372 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. The $175 million and € 135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, HI may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.5% plus accrued and unpaid interest, respectively, with the net proceeds of a qualified public offering. The HI Senior Subordinated Notes are unsecured and interest is payable semi-annually in January and July of each year.

        On December 10, 2004, HI entered into a cross-currency swap. The cross-currency swap requires HI to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1.

        The HI Senior Notes and the HI Senior Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI was in compliance with the covenants of the HI Senior Notes and the HI Senior Subordinated Notes as of December 31, 2004.

Other Debt

        HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the "HI European Overdraft Facility"), all of which was available as of December 31, 2004. As of December 31, 2003, HI had approximately $7.5 million outstanding under the HI European Overdraft Facility included within trade payables. The HI European Overdraft Facility is used for daily working capital needs.

        Included within other debt is debt associated with one of HI's Chinese MDI joint ventures. In January 2003, HI entered into a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. HI owns 70% of Huntsman Polyurethanes Shanghai Ltd. (the "Consolidated Chinese Splitting JV"), which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of December 31, 2004, there were $8.0 million outstanding in U.S. dollar borrowings and 20.0 million in RMB borrowings ($2.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2004, the interest rate for U.S. dollar borrowings was approximately 3.1% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to HI, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including the Company, as the successor to Huntsman Holdings. The Company has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). The Company's guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1.

HIH Debt

Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

        On June 30, 1999, HIH issued senior discount notes ("HIH Senior Discount Notes") and senior subordinated discount notes (the "HIH Senior Subordinated Discount Notes" and, collectively with the HIH Senior Discount Notes, the "HIH Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The effective interest rate is 13.4%. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH was in compliance with the covenants of the HIH Discount Notes as of December 31, 2004.

        Interest on the HIH Senior Discount Notes accrues at 13.375% per annum. The HIH Senior Discount Notes are redeemable after July 1, 2004 at 106.688% of the principal amount thereof, declining ratably to par on and after July 1, 2007. As a result of the Company's initial public offering, HIH redeemed 89.5% or approximately $452.3 million, of accreted value as of February 28, 2005 and paid call premiums of approximately $30.2 million. In order to make this partial redemption, HIH received a contribution of $447.5 million from the Company resulting from proceeds of the initial public offering and HIH received $35.0 million as a restricted payment made by HI in the form of a dividend. On March 14, 2005 HIH will redeem the remaining HIH Senior Discount Notes, in full, at an accreted value of approximately $53.4 million and it will pay call premiums of approximately $3.6 million. In order to make this redemption, HIH will receive a contribution from the Company resulting from proceeds of its initial public offering.

        The HIH Senior Subordinated Discount Notes have a stated rate of 8% that was reset to a market rate of 13.125% effective September 30, 2004. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $223 million based upon prevailing market rates at June 30, 1999. On December 31, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, resulting in a significant decrease in the present value of the debt and, as a result, the modification was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001. The effective interest rate is 13.1%. In connection with the financial restructuring of Huntsman LLC on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of December 31, 2004, the HIH Senior Subordinated Discount Notes were held by HMP. On February 28, 2005, HMP contributed the HIH Senior Subordinated Discount Notes at an accreted value of $422.8 million to HIH in exchange for equity in HIH.

        As of December 31, 2004 and 2003, the HIH Senior Discount Notes included $251.9 million and $191.9 million of accrued interest, respectively. As of December 31, 2004, the HIH Senior Subordinated Discount Notes included $13.1 million of accrued interest since the September 30, 2004 reset date when $135.3 million of accrued interest was added to principal for a reset principal balance of $400.6 million. As of December 31, 2003, the HIH Senior Subordinated Discount Notes included $112.3 million of accrued interest and $19.2 million of discount.

Scheduled Maturities

        The scheduled maturities of long-term debt by year at December 31, 2004 are as follows (dollars in millions):

Year ending December 31:
2005	$35.8
2006	34.6
2007	134.3
2008	124.2
2009	2,395.7
Later Years	3,216.7

Total	$5,941.3

        In connection with the repayment of indebtedness from the proceeds of Huntsman Corporation's initial public offering of common stock and mandatory redeemable preferred stock, the Company expects to record a loss on early extinguishment of debt in the first quarter of 2005 of approximately $71 million.

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

Interest Rate Hedging

        Through the Company's borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company's debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        As of December 31, 2004 and 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31, 2004	December 31, 2003
Pay fixed swaps
Notional amount	$184.3	$447.5
Fair value asset (liability)	(3.2)	(14.4)
Weighted average pay rate	4.44%	5.49%
Maturing	2005-2007	2004-2007
Interest rate collars
Notional amount	$—	$150.0
Fair value	—	(4.8)
Weighted average cap rate	—	7.00%
Weighted average floor rate	—	6.25%
Maturing	—	2004

        The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating-rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company's interest payments on certain of its floating-rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company's interest payments on certain of its floating-rate borrowings are less than a certain rate.

        Interest rate contracts with a fair value of $3.2 million and $19.2 million were recorded as a component of other noncurrent liabilities as of December 31, 2004 and 2003, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges are $2.0 million and $1.2 million as of December 31, 2004 and $13.0 million as of December 31, 2003. The changes in the fair value of cash flow hedges resulted in a $0.2 million decrease in interest expense, a $4.8 million decrease in interest expense and a $3.4 million increase in interest expense, and a $4.5 million decrease, a $12.4 million decrease, and a $3.5 million increase in other comprehensive income for the year ended December 31, 2004, 2003 and 2002, respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $4.9 million increase in expense and a $6.5 million decrease in interest expense and a $3.5 million increase in interest expense for the year ended December 31, 2004, 2003 and 2002, respectively.

        The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Commodity Price Hedging

        As of December 31, 2004, there was $0.1 million included in other current assets and accrued liabilities related to cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of December 31, 2004 commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $1.5 million in other current assets and $1.8 million decrease in inventory. As of December 31, 2003, there were no cash flow commodity price hedging contracts designated as fair value hedges are included in the balance sheet as an increase of $0.8 million to other current liabilities and an increase in inventory of $0.5 million.

        Commodity price contracts not designated as hedges are reflected in the balance sheet as $5.6 million and $1.8 million in other current assets and liabilities, respectively, as of December 31, 2004 and as $0.5 million and $0.3 million in other current assets and liabilities, respectively, as of December 31, 2003.

        During the year ended December 31, 2004, 2003 and 2002, the Company recorded an increase of $2.4 million, $1.2 million and $3.5 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

Foreign Currency Rate Hedging

        The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2004 and 2003, and for the year ended December 31, 2004, 2003 and 2002, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

        The Company has designated all of its euro-denominated debt as a hedge of its net investments in foreign operations. Currency effects of net investment hedges produced a loss of $45.2 million, a loss of $93.6 million, and loss of $95.9 million in other comprehensive income (loss) (foreign currency translation adjustments) for the year ended December 31, 2004, 2003, and 2002, respectively. As of December 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $171.5 million and $126.3 million, respectively.

        On December 10, 2004, the Company entered into a cross-currency swap. The cross-currency swap requires the Company to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1. The Company has designated this cross-currency swap as a hedge of its net investment in euro-denominated operations.

14. OPERATING LEASES

        The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $49.9 million, $38.4 million and $36.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

        Future minimum lease payments under operating leases as of December 31, 2004 are as follows (dollars in millions):

Year ending December 31:
2005	$42.9
2006	36.8
2007	29.9
2008	23.8
2009	21.8
Thereafter	105.6

$260.8

15. INCOME TAXES

        The following is a summary of domestic and international provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Income tax (benefit) expense:
U.S.:
Current	$11.1	$8.1	$8.1
Deferred	(2.4)	5.6	—
Non-U.S.:
Current	17.8	23.9	0.4
Deferred	(77.3)	2.5	—

Total	$(50.8)	$40.1	$8.5

        The effective income tax rate reconciliation is as follows (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Loss before income tax, minority interest and extraordinary items	$(292.6)	$(275.7)	$(165.1)
Expected benefit at U.S. statutory rate of 35%	$(102.4)	$(96.5)	$(57.8)
Change resulting from:
State taxes net of federal benefit	3.3	(5.4)	(5.0)
Effect of equity method accounting	—	7.9	14.9
Cancellation of indebtedness income	—	—	32.9
Tax authority audits	2.3	3.6	22.9
Other—net	1.4	4.8	13.1
Effect of non-U.S. operations	(33.6)	(0.2)	5.3
Domestic losses allocable to minority interests	11.5	9.6
Change in valuation allowance	66.7	116.3	(17.8)

Total income tax expense (benefit)	$(50.8)	$40.1	$8.5

        The domestic and foreign components of (losses) earnings from continuing operations before taxes were as follows (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Income (loss) before income taxes:
U.S.	$(125.4)	$(188.7)	$(164.7)
Non-U.S.	(167.2)	(87.0)	(0.4)

Total	$(292.6)	$(275.7)	$(165.1)

        Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31, 2004	December 31, 2003
Deferred income tax assets:
Net operating loss carryforward	$752.3	$754.9
Employee benefits	54.0	10.0
Alternative minimum tax carryforward	36.9	36.9
Intangible assets	39.7	30.8
Other	99.0	52.8

Total	981.9	885.4

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(636.5)	(696.3)
Inventory costing	(11.0)	(15.9)
Basis difference in investment in HIH	(85.1)	(144.5)

Total	(732.6)	(856.7)

Net deferred tax asset before valuation allowance	249.3	28.7
Valuation allowance	(418.6)	(263.0)
Net deferred tax liability	$(169.3)	$(234.3)

Current tax asset	$10.9	$3.0
Current tax liability	(8.2)	(14.5)
Non-current tax asset	8.2	12.0
Non-current tax liability	(180.2)	(234.8)

Total	$(169.3)	$(234.3)

        As of December 31, 2004 and 2003, the Company has U.S. Federal net operating loss carryforwards ("NOLs") of approximately $1,346.8 million and $1,285.3 million, respectively. The NOLs begin to expire in 2018 and fully expire in 2024. The Company also has NOLs of approximately $767.3 million in various foreign jurisdictions. While the majority of the foreign NOLs have no expiration date, $141.7 million have a limited life and begin to expire in 2006.

        The Company has a valuation allowance against its entire U.S. and a portion of its non-U.S. net deferred tax assets. If the valuation allowance is reversed, substantially all of the benefit will be allocated to the income tax provision on the income statement, while $3.2 million of the benefit will be used to reduce goodwill. Included in the deferred tax assets at December 31, 2004 and 2003 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders' equity, if and when realized, after the other tax deductions in the carryforwards have been realized.

        Since, the Company has established valuation allowances against its U.S. net deferred tax assets, substantially all of the $50.8 million of benefit is attributable to foreign operations. In particular, during the year ended December 31, 2004, the Company recognized non-recurring benefits in Spain, France and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances.

        The Company believes that, as of May 9, 2003, it has undergone an "ownership change" (for purposes of Section 382 of the Internal Revenue Code). The Company's use of its NOLs is limited in tax periods following the date of the ownership change. Based upon the existence of significant tax "built-in income" items, the resulting effect of this ownership change on the Company's ability to utilize its NOLs is not anticipated to be material.

        The Company does not provide for income taxes or benefits on the undistributed earnings of its non-U.S. subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. In consideration of the Company's structure, upon distribution of these earnings, certain of the Company's subsidiaries would be subject to both income taxes and withholding taxes in the various international jurisdictions. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $22.3 million at December 31, 2004. It is not practical to estimate the amount of taxes that might be payable upon such distributions.

        As a matter of course, the Company's subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. The Company believes adequate provision has been made for all outstanding issues for all open years.

16. OTHER COMPREHENSIVE INCOME

        Other comprehensive income consisted of the following (dollars in millions):

	December 31, 2004		December 31, 2003		HIH May 1, 2003	December 31, 2002
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Accumulated income (loss)	Income (loss)
Foreign currency translation adjustments	$295.0	$123.8	$171.2	$196.3	$(13.2)	$(11.9)	$(8.5)
Unrealized loss on nonqualified plan investments	0.9	0.3	0.6	0.6	—	—	—
Unrealized loss on derivative instruments	(10.5)	4.1	(14.6)	13.9	(13.2)	(15.3)	(5.9)
Cumulative effect of accounting change	—	1.1	(1.1)	—	(1.1)	—	—
Minimum pension liability, net of tax of $29.3 million and $29.8 million as of December 31, 2004 and 2003, respectively	(135.3)	(40.1)	(95.2)	14.3	(87.5)	(22.0)	(17.2)
Minimum pension liability unconsolidated affiliate	(8.8)	(3.2)	(5.6)	(0.2)	(5.4)	—	—
Unrealized loss on securities	0.1	(0.4)	0.5	3.3	(2.8)	—	—
Other comprehensive (loss) income of minority interest	(66.1)	(37.8)	(28.3)	(77.6)	49.3	—	—
Other comprehensive income (loss) of unconsolidated affiliates	8.1	(1.2)	9.3	17.0	73.9	(81.6)	42.1

Total	$83.4	$46.6	$36.8	$167.6	$—	$(130.8)	$10.5

        Items of other comprehensive income of the Company and its consolidated affiliates have been recoded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based on the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

17. STOCKHOLDERS' AND MEMBER'S EQUITY

        Effective September 9, 2002, the holders of the preferred and common shares in the Company exchanged their shares for units of membership interest. On September 30, 2002, in connection with the Restructuring, the holders of the units of membership interest contributed their equity units in the Company and its subsidiaries to a newly established holding company, Huntsman Holdings. See "Note 1—General—Company." As a result, the Company is now an indirect wholly-owned subsidiary of Huntsman Holdings. Because the exchange transactions were between related entities, the exchange of Company units for Huntsman Holdings units was recorded at the historical carrying values.

        Prior to September 9, 2002, the Company had outstanding four classes of preferred stock. The liquidation preference for the shares of $1,000 plus accrued dividends, whether or not declared. Dividends range from 8% to 20%. At December 31, 2001, dividends in arrears totaled to $39.1 million. Effective with the conversion to a limited liability corporation, the preferred shares were exchanged for units of membership interest.

18. EMPLOYEE BENEFIT PLANS

Defined Benefit and Other Postretirement Benefit Plans

        The Company's employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all full-time U.S. employees of the Company. The Plan provides benefits based on years of service and final average salary. However, effective July 1, 2004, the existing Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts, and as of July 1, 2004, one collectively bargained unit had negotiated to participate. For participating employees, benefits accrued as of June 30, 2004 under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        The Company sponsors two noncontributory defined benefit pension plans covering substantially all of its domestic employees and a supplemental executive retirement plan, a non-contributory defined benefit plan covering certain key executives. The Company funds the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2003, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% decreasing to 5% after 2007.

        In May 2004, the FASB issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan. On July 1, 2004, the Company adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced the Company's non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in the Company's unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2004 by approximately $0.5 million.

        The Company's measurement date of plan assets and obligations of the plans is December 31. Accordingly, the following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2004		2003		2004		2003
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$436.9	$1,389.5	$337.3	$—	$131.1	$4.3	$111.4	$—
Service cost	16.7	39.3	13.1	24.0	2.8	—	3.1	—
Interest cost	27.7	75.6	24.7	41.5	7.0	0.3	7.9	0.2
Participant contributions	—	2.7	—	1.7	—	—	—	—
Plan amendments	(52.1)	—	0.1	0.2	—	—	(16.8)	—
Acquisitions of HI	—	—	45.0	1,154.7	—	—	9.1	3.4
Exchange rate changes	—	127.7	—	143.1	—	0.3	—	0.5
Settlements/transfers	—	(1.2)	—	0.1	—	—	—	—
Other	—	2.7	—	17.9	—	—	—	0.4
Curtailments	—	—	—	(1.3)	—	(0.1)	—	—
Special termination benefits	—	10.7	—	6.6	—	—	—	—
Actuarial (gain)/loss	34.5	92.8	36.6	28.2	(13.2)	(0.1)	24.5	0.1
Benefits paid	(22.0)	(52.6)	(19.9)	(27.2)	(10.5)	(0.4)	(8.1)	(0.3)

Benefit obligation at end of year	$441.7	$1,687.2	$436.9	$1,389.5	$117.2	$4.3	$131.1	$4.3

Change in plan assets
Fair value of plan assets at beginning of year	$231.2	$1,162.6	$159.6	$—	$—	$—	$—	$—
Actual return on plan assets	31.1	127.1	45.9	84.0
Exchange rate changes	—	106.5	—	120.3	—	—	—	—
Acquisitions of HI	—	—	—	946.5	—	—	—	—
Participant contributions	24.3	2.7	—	1.7	—	—	—	—
Other	—	(6.2)	—	11.8	—	—	—	—
Administrative expenses	—	(0.6)	—	(0.7)	—	—	—	—
Company contributions	—	51.1	21.2	24.2	10.5	0.4	8.1	0.3
Settlements/Transfers	—	(1.1)	24.4	2.0
Benefits paid	(22.0)	(52.6)	(19.9)	(27.2)	(10.5)	(0.4)	(8.1)	(0.3)

Fair value of plan assets at end of year	$264.6	$1,389.5	$231.2	$1,162.6	$—	$—	$—	$—

Funded status
Funded status	$(177.1)	$(297.7)	$(205.7)	$(226.9)	$(117.2)	$(4.3)	$(131.1)	$(4.3)
Unrecognized net actuarial (gain)/loss	113.9	521.8	5.0	426.4	59.5	1.1	74.7	1.2
Unrecognized prior service (credit) cost	(45.5)	5.9	7.5	6.4	(17.8)	—	(19.7)	—
Unrecognized net transition obligation	3.9	3.3	95.0	3.9	—	0.2	—	0.4

Accrued benefit cost	$(104.8)	$233.3	$(98.2)	$209.8	$(75.5)	$(3.0)	$(76.1)	$(2.7)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(156.6)	$(154.6)	$(133.4)	$(134.4)	$(75.5)	$(3.0)	$(76.1)	$(2.7)
Prepaid pension cost	0.8	266.4	13.3	241.1	—	—	—	—
Intangible asset	3.5	4.4	—	—	—	—	—	—
Accumulated other comprehensive income	47.5	117.1	21.9	103.1	—	—	—	—

Accrued benefit cost	$(104.8)	$233.3	$(98.2)	$209.8	$(75.5)	$(3.0)	$(76.1)	$(2.7)

        Components of the net periodic benefit costs for the years ended December 31, 2004, 2003 and 2002 are as follows (dollars in millions):

	Defined Benefit Plans					Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans	Non U.S. plans	U.S. plans			Non U.S. plans	Non U.S. plans
	2004	2003	2002	2004	2003	2004	2003	2002	2004	2003
Service cost	$16.7	$13.1	$10.5	$39.4	$24.0	$2.8	$3.1	$2.6	$—	$—
Interest cost	27.7	24.7	21.8	75.7	41.5	7.0	7.9	7.2	0.3	0.2
Expected return on assets	(19.8)	(17.1)	(15.5)	(84.8)	(43.7)	—	—	—	—	—
Amortization of transition obligation	1.1	1.1	1.1	0.7	0.6	—	(0.3)	0.1	—	—
Amortization of prior service cost	0.9	0.9	0.9	0.5	0.4	(1.9)	2.8	(0.2)	—	—
Amortization of actuarial (gain)/loss	4.5	0.9	0.4	20.3	15.1	3.4	—	2.0	0.1	0.1

Net periodic benefit cost	$31.1	$23.6	$19.2	$51.8	$37.9	$11.3	$13.5	$11.7	$0.4	$0.3

        The following assumptions were used in the above calculations:

	Defined Benefit Plans					Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans	Non U.S. plans	U.S. plans			Non U.S. plans	Non U.S. plans
	2004	2003	2002	2004	2003	2004	2003	2002	2004	2003
Weighted-average assumptions as of December 31:
Discount rate	6.00%	6.75%	6.75%	5.49%	5.49%	6.00%	6.00%	6.75%	6.25%	6.25%
Expected return on plan assets	8.25%	8.25%	8.25%	7.24%	7.29%	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.76%	3.76%	4.00%	4.00%	4.00%	4.06%	3.76%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. plans		Non U.S. Plans
	2004	2003	2004	2003
Projected benefit obligation	$441.7	$436.9	$1,687.2	$1,389.5
Accumulated benefit obligation	420.4	364.0	1,373.0	1,142.2
Fair value of plan assets	264.6	231.2	1,389.5	1,162.6

        Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
2005 expected employer contributions:
To plan trusts	$23.8	$10.3
To plan participants	4.0	—
Expected benefit payments:
2005	$22.0	$10.3
2006	23.2	10.2
2007	24.9	10.2
2008	26.9	10.0
2009	28.5	9.9
2010-2014	180.0	48.5

        Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent-point change in assumed health care cost trend rates would have the following effects:

Asset category	One- Percentage- Point Increase	One- Percentage- Point Decrease
Effect on total of service and interest cost	$1.2	$(1.0)
Effect on postretirement benefit obligation	10.3	(9.0)

        The asset allocation for the Company's pension plans at the end of 2004 and the target allocation for 2005, by asset category, follow. The fair value of plan assets for these plans is $1,654.1 million at the end of 2004. Based upon historical returns, the expectations of the Company's investment committee and outside advisors, the long term rate of return on these assets is expected to range from 7.24% to 8.25%.

Asset category	Target Allocation 2005	Allocation at December 31, 2004	Allocation at December 31, 2003
Large Cap Equities	25%-35%	29%	28%
Small/Mid Cap Equities	15%-25%	22%	21%
International Equities	10%-20%	16%	15%
Fixed Income	15%-25%	18%	19%
Real Estate/Other	10%-20%	14%	5%
Cash	0%-5%	1%	12%

Total U.S. pension plans		100%	100%

Equities	59%	62%	62%
Fixed Income	36%	33%	32%
Real estate	4%	3%	4%
Cash	1%	2%	2%

Total non-U.S. pension plans		100%	100%

        Equity securities in the Company's pension plans did not include any equity securities of the Company or its affiliates at the end of 2004.

        The Company's pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. The company's strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations.

Defined Contribution Plans

        The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        The Company's total combined expense for the above defined contribution plans for the years ended December 31, 2004, 2003 and 2002 was approximately $20.7 million, $12.8 million and $11.9 million, respectively.

        Effective January 1, 2003, the Company created the Huntsman Supplemental Savings Plan ("SSP"). This is a non-qualified plan covering key management employees of Huntsman LLC and its participating affiliates. This plan allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 50% of their salary and up to 82% of their bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year.

        During the year ended December 31, 2004, the Company expensed $0.5 million for the SSP and the Huntsman SERP. During the year ended December 31, 2003, the Company expensed $1.1 million for the SSP and the Huntsman SERP.

Equity Appreciation Rights Plan

        Under the terms of the Equity Appreciation Rights Plan, the Company grants equity appreciation rights ("EARs") to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the year ended December 31, 2001, 1,065,700 EARs were granted to employees. No awards were subsequently granted. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2004, 2003 or 2002.

        As of January 18, 2005, all outstanding EARs have been cancelled.

International Plans

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

19. RELATED PARTY TRANSACTIONS

        The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates of the Company (dollars in millions):

	December 31, 2004	December 31, 2003
Trade receivables:
AdMat	$0.1	$—
HMP Equity Holdings	2.3	—
Other unconsolidated affiliates	9.4	11.5
Other receivables:
AdMat	3.6	1.9
Trade accounts payable
Other unconsolidated affiliates	35.9	25.2

        The Company shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, the Company provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	December 31, 2004	December 31, 2003	December 31, 2002
Sales to:
HIH	$—	$76.3	$162.1
AdMat	7.8	3.0	—
Other unconsolidated affiliates	47.6	14.4	4.1
Inventory purchases from—
HIH	$—	$53.0	$57.7
Other unconsolidated affiliates	403.9	261.4	—
Operating expenses allocated (to)/from:
HIH	$—	$(22.3)	$(64.5)
AdMat	(13.0)	(0.8)	—
Other affiliates	—	—	2.4

        The Company has agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that it will donate its Salt Lake City office building and its option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. The Company has agreed to complete this donation on the earlier of November 30, 2009 or the date on which it occupies less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after the Company makes this donation it will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

20. COMMITMENTS AND CONTINGENCIES

Purchase Commitments

        The Company has various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchases volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $157 million annually through 2005, decreasing to approximately $26 million after 2008. Historically, the Company has not made any minimum payments under its take or pay contracts.

Legal Matters

        The Company has settled certain claims relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by its titanium dioxide ("Discoloration Claims") during and prior to the second quarter of 2004. Substantially all of the titanium dioxide that was the subject of these claims was manufactured prior to the Company's acquisition of its titanium dioxide business from ICI in 1999. Net of amounts it has received from insurers and pursuant to contracts of indemnity, the Company has paid approximately £8 million ($14.9 million) in costs and settlement amounts for Discoloration Claims as of December 31, 2004.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against the Company.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Claims filed during period	1	1	0
Claims resolved during period	2	2	0
Claims unresolved at end of period	3	4	5

        The five Discoloration Claims unresolved at the end of 2002 included three claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2003, the Company settled claims for approximately $77.7 million, all of which was paid by the Company's insurers or ICI. The four Discoloration Claims unresolved at the end of 2003 included two claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2004, the Company settled claims for approximately $45.3 million, approximately $30.4 million of which was paid by its insurers or ICI and approximately $14.9 million of which was paid by the Company. During 2004, the Company recorded charges of $15.1 million relating to Discoloration Claims. The three Discoloration Claims unresolved on December 31, 2004 asserted aggregate damages of approximately $6.7 million. A liability has been accrued for these Discoloration Claims. In March 2005, one of these Discoloration Claims was amended to assert additional damages of approximately $56 million. Based on the Company's understanding of the merits of this claim and its rights under contracts of indemnity and insurance, the Company does not believe that the net impact on its financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, the Company cannot reasonably estimate the amount of loss related to such claims. Although the Company may incur additional costs as a result of future claims (including settlement costs), based on its history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that it has rights under contract to indemnity, including from ICI, the Company does not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on its financial condition, results of operations or liquidity. Based on this conclusion and the Company's inability to reasonably estimate its expected costs with respect to these unasserted possible claims, the Company has made no accruals in its financial statements as of December 31, 2004 for costs associated with unasserted possible Discoloration Claims, if any.

        Certain insurers have denied coverage with respect to certain Discoloration Claims. The Company brought suit against these insurers to recover the amounts it believes are due to it. The court found in favor of the insurers, and the Company lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. The Company expects the appeal to be heard during the third quarter of 2005.

        The Company is a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including the Company's subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits allege that the refineries and chemical plants located in the vicinity of the plaintiffs' homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages. None of these lawsuits includes the amount of damages being sought. Because these cases are still in the initial stages, the Company does not have sufficient information at the present time to estimate the amount or range of reasonably possible loss. The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the periods indicated. Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against it.

	Year ended December 31, 2004	Year ended December 31, 2003
Claims filed during period	153	721
Claims resolved during period	51	0
Claims unresolved at end of period	823	721

        The Company believes that it has valid defenses to these claims and, to the extent that it is not able to otherwise reach an appropriate resolution of these claims, the Company intends to defend them vigorously.

        In addition, the Company has been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. These cases typically involve multiple plaintiffs bringing actions against multiple defendants, and the complaint does not indicate which plaintiffs are making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claims. These facts, which are central to any estimate of probable loss, can be learned only through discovery.

        Where the alleged exposure occurred prior to the Company's ownership or operation of the relevant "premises," the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify the Company against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, the Company tendered it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In the Company's ten-year experience with tendering these cases, the Company has not made any payment with respect to any tendered asbestos cases. The Company believes that the prior owners or operators have the intention and ability to continue to honor their indemnities, although the Company cannot provide assurance that they will continue to do so or that the Company will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that the Company has tendered to the prior owner or operator, all of which have been accepted.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Tendered during the period	82	91	70
Resolved during the period	65	51	46
Unresolved at end of the period	360	343	303

        The Company has never made any payments with respect to these cases. As of December 31, 2004, the Company had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to the Company's indemnity protection with respect to these cases. The Company cannot assure you that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

        Certain cases in which the Company is a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by the Company.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Filed during period	22	28	15
Resolved during period	39	6	2
Unresolved at end of period	31	48	26

        The Company paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $1.1 million in 2002, approximately $0.25 million in 2003 and approximately $0.9 million in 2004.

        As of December 31, 2004, the Company had accrued reserves of $0.9 million relating to three of these 31 cases. The Company cannot assure you that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

        The Company is a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, the Company does not believe that the outcome of any of these matters will have a material adverse effect on its financial condition, results of operations or liquidity.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

	As of December 31,
	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in Millions)
Non-qualified employee benefit plan investments	$4.3	$4.3	$2.7	$2.7
Long-term debt	5,941.3	6,240.9	5,587.6	5,696.9

Long-Term Debt

        Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

22. ENVIRONMENTAL MATTERS

General

        The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, the Company's production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company's operations, or require it to modify its facilities or operations. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        The Company is committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and the Company has developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to its operations, enhance compliance with applicable legal requirements, ensure the safety of its employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist the Company in its compliance goals while also fostering efficiency and improvement and minimizing overall risk to the Company.

EHS Capital Expenditures

        The Company may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2004, 2003 and 2002, the Company's capital expenditures for EHS matters totaled $54.2 million, $46.8 million and $30.3 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

        On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, the Company is aware of the individual matters set out below, which it believes to be the most significant presently pending matters and unasserted claims. Although the Company may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and its past experience, the Company believes that the ultimate resolution of these matters will not have a material impact on its results of operations, financial position or liquidity.

        In May 2003, the State of Texas settled an air enforcement case with the Company relating to its Port Arthur plant. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney's fees to the Texas Attorney General. As of December 31, 2004, the Company has paid $1.8 million toward the penalty and $375,000 for the attorney's fees. The monitoring projects are underway and on schedule. The Company does not anticipate that this settlement will have a material adverse effect on its results of operations, financial position or liquidity.

        In the third quarter of 2004, the Company's Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality ("TCEQ") of potential air emission violations relating to the operation of cooling towers at two of its plants, alleged nuisance odors, and alleged upset air emissions. The Company has investigated the allegations and responded in writing to TCEQ. TCEQ has proposed a penalty of $9,300 for the alleged nuisance odor violations, $174,219 for the alleged upset violations and $83,250 for the alleged cooling tower violations. Negotiations are anticipated between the Company and TCEQ with respect to the resolution of these alleged violations. The Company does not believe that the final cost to resolve these matters will be material.

        By letter dated November 29, 2004, the TCEQ notified the Company that it intends to pursue an enforcement action as a result of approximately 25 separate upset emission events occurring at the Company's Port Arthur facility between August 2003 and September 2004. TCEQ alleges that each upset event is a separate violation of its air emission rules. TCEQ has not yet proposed a penalty associated with these alleged violations. In a similar vein, the TCEQ issued a Notice of Enforcement to the Company on February 16, 2005 for alleged violations at the Company's Port Neches plants arising out of upset emission events on various dates in 2004. TCEQ has not yet proposed a penalty in this second matter, although the Company anticipates that it will. The Company will seek to negotiate a settlement with TCEQ on all of the alleged violations. The Company does not believe that the resolution of these matters will result in the imposition of costs material to its results of operations, financial position or liquidity.

        See "—Legal Matters" in Note 20 for a discussion of environmental lawsuits brought by private party plaintiffs.

Remediation Liabilities

        The Company has incurred, and it may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of the Company's businesses. Under some circumstances, the scope of the Company's liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, the Company may be required to remediate contamination originating from its properties as a condition to its hazardous waste permit. For example, the Company's Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, the Company's potential liability arising from historical contamination is based on operations and other events occurring prior to the Company's ownership of the relevant facility. In these situations, the Company frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. The Company has successfully exercised its rights under these contractual covenants for a number of sites, and where applicable, mitigated its ultimate remediation liability. The Company cannot provide assurance, however, that all of such matters will be subject to indemnity or that its existing indemnities will be sufficient to cover its liabilities for such matters.

        The Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, the Company does not expect any of these third-party claims to result in material liability to it.

        One of these sites, the North Maybe Canyon CERCLA site, includes an abandoned phosphorous mine located in a U.S. National Forest in Idaho. The North Maybe Canyon mine may have been operated by one of the Company's predecessors for approximately two out of the eight years (1964 to 1972) during which it held mining leases in the area. In 2004, the Company received from the Forest Service a notice of potential liability for the mine under CERCLA. According to information from the U.S. government, North Maybe Canyon was actively mined for a total of about 20 years. The current owner, NuWest Industries, Inc., a subsidiary of Agrium, Inc., operated the mine for at least six of those years. Under an administrative order with the Forest Service and other governmental agencies, NuWest is currently undertaking an investigation of the site, with a specific focus on the release of selenium-contaminated surface water into streams in the area. To date, no emergency removal action or other high priority cleanup has been proposed. One of the previous operators of the site, Washington Group International, Inc., has been the subject of bankruptcy proceedings in which the U.S. Department of Justice asserted a claim for investigation and remediation costs at North Maybe Canyon and South Maybe Canyon (which the Company did not own or operate), a similar nearby mine that also is currently under investigation. The government claimed $15.7 million in investigation and remediation costs for South Maybe Canyon and $3 million in investigation costs for North Maybe Canyon. The government stated that cleanup costs at North Maybe Canyon had not yet been estimated. The Company does not currently have sufficient information to estimate actual remediation costs or its actual liability, if any, for investigation and cleanup of the North Maybe Canyon site.

Environmental Reserves

        The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company's liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, the Company has accrued approximately $35.1 million and $34.9 million for environmental liabilities as of December 31, 2004 and 2003, respectively. Of these amounts, approximately $7.7 million and $8.6 million are classified as accrued liabilities on the Company's consolidated balance sheets as of December 31, 2004 and 2003, respectively, and approximately $27.4 million and $26.3 million are classified as other noncurrent liabilities on the Company's consolidated balance sheets as of December 31, 2004 and 2003, respectively. These accruals include approximately $13.9 million and $6.5 million, respectively, for environmental remediation liabilities. In certain cases, the Company's remediation liabilities are payable over periods of up to 30 years. The Company may incur losses for environmental remediation in excess of the amounts accrued; however, the Company is not able to estimate the amount or range of such losses.

Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although the Company does not know with certainty what each IPPC permit will require, it believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

        In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated.

MTBE Developments

        The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE's potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the "pre-ban" U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

        The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of several years. To date, no such legislation has become law. If it were to become law it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent the Company from manufacturing MTBE in its plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

        The Company currently markets approximately 95% of its MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for the Company's MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., the Company believes it will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. The Company may also elect to use all or a portion of its precursor TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

        In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While it has not been named as a defendant in any litigation concerning the environmental effects of MTBE, the Company cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its results of operations, financial position or liquidity.

23. OTHER OPERATING INCOME

        Other operating income consists of the following (dollars in millions):

	Year ended December 31,
	2004	2003	2002
Foreign exchange (gains) losses	$(72.5)	$(57.8)	$3.2
Legal and contract settlements—net	15.1	2.0	—
Bad debts	2.0	11.3	(1.8)
Other	29.4	(0.5)	(2.4)

Total other operating income	$(26.0)	$(45.0)	$(1.0)

24. OTHER EXPENSE

        Other expense is comprised of the following significant items (dollars in millions):

	Year ended December 31,
	2004	2003	2002
Loss on early extinguishment of debt	$(25.6)	$—	$(6.7)
Other	(0.1)	—	(0.9)

Total other expense	$(25.7)	$—	$(7.6)

25. OPERATING SEGMENT INFORMATION

        The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The Company has five reportable operating segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TDI, TPU, polyols, aniline, PO and MTBE
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals and glycols
Pigments	Titanium dioxide
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene, MTBE, benzene, cyclohexane and paraxylene

        Sales between segments are generally recognized at external market prices (dollars in millions).

	Year Ended
	December 31, 2004	December 31, 2003(3)	December 31, 2002
Revenues:
Polyurethanes	$2,877.4	$1,562.4	$—
Performance Products	1,927.8	1,507.7	1,028.2
Pigments	1,048.1	678.9	—
Polymers	1,451.8	1,155.5	840.2
Base Chemicals	3,859.0	2,152.7	996.2
Eliminations	(832.9)	(489.4)	(203.6)

Total	$10,331.2	$6,567.8	$2,661.0

Segment EBITDA(1)
Polyurethanes	$364.0	$176.0	$—
Performance Products	91.0	125.7	164.4
Pigments	(30.0)	64.7	—
Polymers	77.6	80.8	74.7
Base Chemicals	276.2	40.7	44.7
Corporate and other(2)(4)	(12.7)	14.6	(132.3)

Total	$766.1	$502.5	$151.5

Segment EBITDA(1)	$766.1	$502.5	$151.5
Interest expense, net	(548.5)	(391.8)	(192.7)
Income tax benefit (expense)	50.8	(40.1)	(8.5)
Cumulative effect of accounting change	—	—	169.7
Depreciation and amortization	(445.2)	(318.8)	(152.7)

Net loss	$(176.8)	$(248.2)	$(32.7)

Depreciation and Amortization:
Polyurethanes	$147.8	$96.0	$—
Performance Products	54.3	53.7	68.9
Pigments	83.2	44.2	—
Polymers	59.4	51.4	45.7
Base Chemicals	89.9	60.8	46.7
Corporate and other(2)	10.6	12.7	(8.6)

Total	$445.2	$318.8	$152.7

Capital Expenditures:
Polyurethanes	$45.8	$25.6	$—
Performance Products	43.8	40.6	26.5
Pigments	42.7	42.4	—
Polymers	14.5	25.9	18.3
Base Chemicals	56.7	39.0	15.5
Corporate and other(2)	6.1	11.7	9.9

Total	$209.6	$185.2	$70.2

Total Assets:
Polyurethanes	$4,056.0	$3,733.9
Performance Products	1,138.1	1,085.6
Pigments	1,514.5	1,554.5
Polymers	878.7	776.2
Base Chemicals	2,009.7	1,676.0
Corporate and other(2)	3,729.3	3,623.7
Eliminations	(5,081.4)	(4,735.0)

Total	$8,244.9	$7,714.9

(1)
EBITDA is defined as net income (loss) from continuing operations before interest, income tax and depreciation and amortization.

(2)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Prior to May 2003, the Company accounted for its investment in HIH on the equity method of accounting due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of HMP's 100% direct and indirect ownership of HIH and the resulting termination of ICI's participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company under the equity method of accounting, and effective May 1, 2003 HIH is consolidated with the results of the Company and HMP's 40% interest is recorded as a minority interest in the accounts of the Company. This change has resulted in changes in the Company's operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals. With the consolidation of HIH, the Company now reports its operations through five segments: Polyurethanes, Performance Products, Pigments, Polymers and Base Chemicals.

(4)
Includes HMP's 40% minority interest in HIH, effective May 1, 2003.

	December 31,
	2004	2003	2002
By Geographic Area
Revenues:
United States	$6,205.9	$4,290.7	$2,491.5
United Kingdom	2,646.9	1,264.0	8.1
Netherlands	1,274.6	690.4	—
Other nations	2,004.5	1,284.7	161.4
Eliminations	(1,800.7)	(962.0)	—

Total	$10,331.2	$6,567.8	$2,661.0

Long-lived assets(1):
United States	$1,962.7	$2,059.1
United Kingdom	1,091.4	1,139.8
Netherlands	402.6	410.6
Other nations	978.9	962.6

Total	$4,435.6	$4,572.1

(1)
Long lived assets are made up of property, plant and equipment.

26. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

	Three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	Year ended December 31, 2004
Revenues	$2,354.6	$2,488.0	$3,654.7	$1,833.9	$10,331.2
Gross profit	213.5	280.1	306.0	327.0	1,126.6
Restructuring and plant closing costs	8.7	150.5	43.2	87.9	290.3
Operating income (loss)	68.9	(33.6)	123.3	134.7	293.3

Net (loss) income	$(55.0)	$(129.9)	$21.7	$(13.6)	$(176.8)

	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	Year ended December 31, 2003
Revenues	$831.8	$1,577.2	$2,044.9	$2,113.9	$6,567.8
Gross profit	40.6	161.1	189.4	216.9	608.0
Restructuring and plant closing cost	—	22.4	4.8	10.7	37.9
Operating income	0.2	65.2	49.2	58.7	173.3

Net loss	$(68.3)	$(52.8)	$(56.8)	$(70.3)	$(248.2)

27. CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

        The following are consolidating condensed financial statements which present, in separate columns: the Company carrying its investments in subsidiaries under the equity method; the Guarantors on a combined, or where appropriate, consolidated basis, carrying its investments in the Non-Guarantors under the equity method; and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003, and 2002. There are no restrictions limiting transfers of cash from guarantor to non-guarantor subsidiaries to the Company. The combined Guarantors are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed $455.4 million of the 2003 Secured Notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$(0.1)	$3.5	$146.3	$—	$149.7
Restricted cash	0.3	8.6	—	—	8.9
Receivables-net	72.4	451.7	898.5	(88.7)	1,333.9
Inventories	41.1	218.9	814.4	—	1,074.4
Prepaid expenses	1.5	27.3	32.0	(15.0)	45.8
Deferred income tax	—	—	10.9	—	10.9
Other current assets	4.6	6.7	54.4	—	65.7

Total current assets	119.8	716.7	1,956.5	(103.7)	2,689.3
Property, plant and equipment, net	98.6	1,025.8	3,291.4	19.8	4,435.6
Investment in unconsolidated affiliates	(685.5)	400.9	189.2	266.3	170.9
Intangible assets, net	(1.3)	11.3	246.5	(4.1)	252.4
Goodwill	3.3	—	—	—	3.3
Deferred income tax	0.4	7.8	—	—	8.2
Other noncurrent assets	2,259.0	195.0	530.6	(2,299.4)	685.2

Total assets	$1,794.3	$2,357.5	$6,214.2	$(2,121.1)	$8,244.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$34.8	$223.3	$649.4	$—	$907.5
Accounts (receivable) payable-affiliates	(57.0)	43.3	132.6	(88.6)	30.3
Accrued liabilities	97.4	139.8	453.4	(15.0)	675.6
Deferred income tax	0.4	7.8	—	—	8.2
Current portion of long-term debt	20.7	1.2	13.9	—	35.8

Total current liabilities	96.3	415.4	1,249.3	(103.6)	1,657.4
Long-term debt	1,784.1	2,259.8	4,158.8	(2,297.2)	5,905.5
Deferred income taxes	(0.4)	—	180.6	—	180.2
Other noncurrent liabilities	95.0	170.4	306.5	(1.8)	570.1

Total liabilities	1,975.0	2,845.6	5,895.2	(2,402.6)	8,313.2

Minority interest in consolidated subsidiaries	—	65.8	8.8	37.8	112.4
Member's (deficit) equity:
Member's equity	—	—	565.5	(565.5)	—
Subsidiary preferred stock	—	70.6	1.4	(72.0)	—
Subsidiary common stock	1,095.2	56.4	77.2	(133.6)	1,095.2
Additional paid in capital	—	214.4	39.1	(253.5)	—
Accumulated deficit	(1,359.3)	(1,004.3)	(523.3)	1,527.6	(1,359.3)
Accumulated other comprehensive loss	83.4	109.0	150.3	(259.3)	83.4

Total member's (deficit) equity	(180.7)	(553.9)	310.2	243.7	(180.7)

Total liabilities and member's (deficit) equity	$1,794.3	$2,357.5	$6,214.2	$(2,121.1)	$8,244.9

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman LLC
ASSETS
Current assets:
Cash and cash equivalents	$0.8	$0.4	$116.1	$—	$117.3
Restricted cash	0.9	9.6	—	—	10.5
Receivables-net	125.3	553.5	580.4	(334.1)	925.1
Inventories	36.5	203.1	653.3	—	892.9
Prepaid expenses	1.5	23.3	23.8	(8.3)	40.3
Deferred income tax	—	—	3.0	—	3.0
Other current assets	—	0.2	86.8	—	87.0

Total current assets	165.0	790.1	1,463.4	(342.4)	2,076.1
Property, plant and equipment, net	104.6	1,064.6	3,381.0	21.9	4,572.1
Investment in unconsolidated affiliates	(523.3)	457.8	176.3	47.2	158.0
Intangible assets, net	2.4	10.5	273.1	(4.1)	281.9
Goodwill	—	3.3	—	—	3.3
Deferred income tax	0.7	13.8	—	(2.5)	12.0
Other noncurrent assets	2,164.3	121.1	467.8	(2,141.7)	611.5

Total assets	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$176.0	$345.0	$565.2	$(334.1)	$752.1
Accrued liabilities	81.8	105.7	406.6	(8.4)	585.7
Deferred income tax	0.7	13.8	—	—	14.5
Current portion of long-term debt	1.3	37.7	95.0	—	134.0

Total current liabilities	259.8	502.2	1,066.8	(342.5)	1,486.3
Long-term debt	1,622.9	2,157.0	3,812.7	(2,139.0)	5,453.6
Deferred income taxes	81.5	147.9	229.4	(2.6)	456.2
Other noncurrent liabilities	—	—	237.3	(2.5)	234.8

Total liabilities	1,964.2	2,807.1	5,346.2	(2,486.6)	7,630.9

Minority interest in consolidated subsidiaries	—	60.9	3.6	70.0	134.5
Member's (deficit) equity:
Member's equity	1,095.2	—	565.5	(565.5)	1,095.2
Subsidiary preferred stock	—	72.0	—	(72.0)	—
Subsidiary common stock	—	270.8	116.3	(387.1)	—
Accumulated deficit	(1,182.5)	(790.9)	(338.1)	1,129.0	(1,182.5)
Accumulated other comprehensive loss	36.8	41.3	68.1	(109.4)	36.8

Total member's (deficit) equity	(50.5)	(406.8)	411.8	(5.0)	(50.5)

Total liabilities and member's (deficit) equity	$1,913.7	$2,461.2	$5,761.6	$(2,421.6)	$7,714.9

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$416.0	$3,150.4	$6,709.1	$—	$10,275.5
Related party sales	—	234.8	212.9	(392.0)	55.7
Expense billed to subsidiaries	76.1	(26.5)	(1.9)	(47.7)	—

Total revenues	492.1	3,358.7	6,920.1	(439.7)	10,331.2
Cost of goods sold	373.0	3,149.7	6,058.9	(377.0)	9,204.6

Gross profit	119.1	209.0	861.2	(62.7)	1,126.6
Selling, general and administrative	79.9	98.2	389.1	(59.7)	507.5
Research and development	—	18.9	42.6	—	61.5
Other operating income	(1.9)	(7.9)	(16.2)	—	(26.0)
Restructuring and plant closing costs	2.4	12.7	275.2	—	290.3

Operating income	38.7	87.1	170.5	(3.0)	293.3
Interest income (expense), net	19.9	(184.5)	(383.9)	—	(548.5)
Loss on sale of accounts receivable	—	—	(15.6)	—	(15.6)
Equity in (losses) income of investment in unconsolidated affiliates and subsidiaries	(214.4)	(110.3)	3.9	324.7	3.9
Other (expense) income	(15.5)	10.6	(14.4)	(6.4)	(25.7)

Loss before income taxes, minority interest	(171.3)	(197.1)	(239.5)	315.3	(292.6)
Income tax (expense) benefit	(5.5)	(2.9)	59.2	—	50.8

Loss before income taxes, minority interest and cumulative effect of accounting change	(176.8)	(200.0)	(180.3)	315.3	(241.8)
Minority interest in subsidiaries' (income) loss	—	(4.3)	—	69.3	65.0

Net loss	(176.8)	(204.3)	(180.3)	384.6	(176.8)
Other comprehensive income	46.6	67.7	82.2	(149.9)	46.6

Comprehensive loss	$(130.2)	$(136.6)	$(98.1)	$234.7	$(130.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$321.5	$2,347.0	$3,803.9	$—	$6,472.4
Related party sales	1.5	245.0	77.9	(229.0)	95.4
Expense billed to subsidiaries	29.2	4.8	—	(34.0)	—

Total revenues	352.2	2,596.8	3,881.8	(263.0)	6,567.8
Cost of goods sold	286.2	2,443.4	3,448.1	(217.9)	5,959.8

Gross profit	66.0	153.4	433.7	(45.1)	608.0
Selling, general and administrative	38.3	117.7	273.8	(42.8)	387.0
Research and development	—	19.6	35.2	—	54.8
Other operating income	(2.5)	(9.1)	(33.4)	—	(45.0)
Restructuring and plant closing (credits) costs	—	(1.5)	39.4	—	37.9

Operating income	30.2	26.7	118.7	(2.30)	173.3
Interest expense, net	(1.1)	(138.2)	(252.5)	—	(391.8)
Other (expense) income	(3.1)	6.7	(0.5)	(3.1)	—
Loss on sale of accounts receivable	—	—	(20.4)	—	(20.4)
Equity in (losses) income of investment in unconsolidated affiliates and subsidiaries	(273.6)	(145.8)	2.2	380.4	(36.8)

Loss before income taxes, minority interest	(247.6)	(250.6)	(152.5)	375.0	(275.7)
Income tax expense	(0.6)	(12.6)	(26.9)	—	(40.1)

Loss before income taxes, minority interest and cumulative effect of accounting change	(248.2)	(263.2)	(179.4)	375.0	(315.8)
Minority interest in subsidiaries' (income) loss	—	(2.1)	—	69.7	67.6

Net loss	(248.2)	(265.3)	(179.4)	444.7	(248.2)
Other comprehensive income	167.6	145.1	89.5	(234.6)	167.6

Comprehensive loss	$(80.6)	$(120.2)	$(89.9)	$210.1	$(80.6)

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman LLC
Revenues:
Trade sales	$608.7	$1,690.3	$195.8	$—	$2,494.8
Related party sales	—	565.0	31.4	(430.2)	166.2
Expense billed to subsidiaries	60.0	—	—	(60.0)	—

Total revenues	668.7	2,255.3	227.2	(490.2)	2,661.0
Cost of goods sold	589.4	2,056.3	205.0	(429.7)	2,421.0

Gross profit	79.3	199.0	22.2	(60.5)	240.0
Selling, general and administrative	61.6	137.6	12.7	(60.0)	151.9
Research and development	—	20.7	3.1	—	23.8
Other operating income	(1.9)	(3.4)	4.3	—	(1.0)
Restructuring and plant closing costs (credits)	0.7	(2.3)	0.6	—	(1.0)
Operating income	18.9	46.4	1.5	(0.5)	66.3
Interest expense, net	(48.9)	(137.1)	(6.7)	—	(192.7)
Other (expense) income	(9.8)	5.0	(0.5)	(2.3)	(7.6)
Equity in income (losses) of investment in unconsolidated affiliates and subsidiaries	7.7	(35.4)	1.6	(5.0)	(31.1)

Loss before income taxes, minority interest	(32.1)	(121.1)	(4.1)	(7.8)	(165.1)
Income tax expense	(0.6)	(7.5)	(0.4)	—	(8.5)

Loss before income taxes, minority interest and cumulative effect of accounting change	(32.7)	(128.6)	(4.5)	(7.8)	(173.6)
Minority interest in subsidiaries' loss (income)	—	12.0	—	(40.8)	(28.8)
Cumulative effect of accounting change	—	169.7	—	—	169.7

Net (loss) income	(32.7)	53.1	(4.5)	(48.6)	(32.7)
Other comprehensive income (loss)	10.5	26.1	(14.4)	(11.7)	10.5

Comprehensive (loss) income	$(22.2)	$79.2	$(18.9)	$(60.3)	$(22.2)

HUNTSMAN LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(176.8)	$(204.3)	$(180.3)	$384.6	$(176.8)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) losses of investment in unconsolidated affiliates	214.4	110.3	(3.9)	(324.7)	(3.9)
Depreciation and amortization	15.2	100.1	327.9	2.0	445.2
Provision for losses on accounts receivable	(0.6)	(2.0)	4.6	—	2.0
Non-cash restructuring and plant closing costs	—	0.8	137.2	—	138.0
Loss on disposal of plant and equipment	0.2	2.3	0.2	—	2.7
Loss on early extinguishment of debt	13.2	—	12.4		25.6
Non-cash interest expense	(175.8)	178.0	140.4	—	142.6
Deferred income taxes	(2.6)	—	(77.1)	—	(79.7)
Gain on foreign currency transactions	—	(2.6)	(64.2)	—	(66.8)
Other	—	—	(1.0)	—	(1.0)
Minority interest in subsidiaries	—	4.3	—	(69.3)	(65.0)
Net changes in operating assets and liabilities:
Accounts and notes receivables	60.0	(16.8)	(169.4)	(65.0)	(191.2)
Change in receivables sold, net	—	—	(90.0)	—	(90.0)
Inventories	(4.6)	(15.8)	(115.6)	—	(136.0)
Prepaid expenses	32.1	(4.1)	(3.8)	6.7	30.9
Other current assets	(4.6)	(6.6)	47.8	8.8	45.4
Other noncurrent assets	3.8	(39.0)	(5.8)	4.3	(36.7)
Accounts payable	(194.3)	59.7	127.6	65.1	58.1
Accrued liabilities	15.5	33.6	64.5	(15.5)	98.1
Other noncurrent liabilities	(0.9)	17.0	(6.9)	(4.5)	4.7

Net cash (used in) provided by operating activities	(205.8)	214.9	144.6	(7.5)	146.2

Investing activities:
Capital expenditures for plant and equipment	(9.1)	(52.3)	(148.2)	—	(209.6)
Proceeds from sale of plant & equipment	0.1	—	0.3	—	0.4
Change in restricted cash	0.6	1.0	—	—	1.6
Investments in unconsolidated affiliates	—	—	(12.0)	—	(12.0)
Net cash received from unconsolidated affiliates	—	—	8.6	—	8.6
Advances to unconsolidated affiliates	—	—	(2.6)	—	(2.6)
Net borrowings (payments) on intercompany debt	88.8	(117.0)	30.4	—	2.2

Net cash provided by (used in) investing activities	80.4	(168.3)	(123.5)	—	(211.4)

Financing activities:
Net borrowings (repayment) under revolving loan facilities	112.8	—	1.0	—	113.8
Net borrowings (repayment) on overdraft	—	—	(7.5)	—	(7.5)
Repayment of long-term debt	(1,065.3)	(37.7)	(1,386.4)	—	(2,489.4)
Issuance of senior notes	—	—	354.5	—	354.5
Repayments of senior notes	—	—	(333.4)	—	(333.4)
Cost of early extinguishment of debt	—	—	(17.0)	—	(17.0)
Proceeds from long-term debt	1,115.0	—	1,400.3	—	2,515.3
Payments of notes payable	(19.6)	—	—	—	(19.6)
Shares of subsidiary issued to minority interests for cash	—	—	5.4	—	5.4
Dividends paid	—	(4.9)	(2.6)	7.5	—
Debt issuance costs	(18.4)	—	(17.2)	—	(35.6)

Net cash provided by (used in) financing activities	124.5	(42.6)	(2.9)	7.5	86.5

Effect of exchange rate changes on cash	—	(0.9)	12.0	—	11.1

(Decrease) increase in cash and cash equivalents	(0.9)	3.1	30.2	—	32.4
Cash and cash equivalents at beginning of period	0.8	0.4	116.1	—	117.3

Cash and cash equivalents, including restricted cash at end of period	$(0.1)	$3.5	$146.3	$—	$149.7

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman LLC
Cash flows from operating activities:
Net loss	$(248.2)	$(265.3)	$(179.4)	$444.7	$(248.2)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in losses (income) of investment in unconsolidated affiliates	273.6	145.8	(2.2)	(380.4)	36.8
Depreciation and amortization	15.9	95.6	205.9	1.4	318.8
Provision for losses on accounts receivable	(0.2)	1.5	10.0	—	11.3
Non-cash restructuring and plant closing costs	—	(1.5)	11.2	—	9.7
Loss on disposal of plant and equipment	0.1	1.1	0.3	—	1.5
Non-cash interest expense	13.7	1.6	82.6	—	97.9
Non-cash interest on affiliate debt	—	—	—	—	—
Deferred income taxes	0.4	—	7.8	(0.1)	8.1
Loss on foreign currency transactions	(1.9)	(5.1)	(39.7)	—	(46.7)
Minority interest in subsidiaries	—	2.1	—	(69.7)	(67.6)
Net changes in operating assets and liabilities:
Accounts and notes receivables	(170.2)	(150.6)	106.4	275.2	60.8
Change in receivables sold, net	—	—	(11.5)	—	(11.5)
Inventories	(1.3)	14.9	46.2	—	59.8
Prepaid expenses	4.3	2.6	(4.3)	(5.0)	(2.4)
Other current assets	—	—	(16.1)	0.2	(15.9)
Other noncurrent assets	5.4	(35.7)	2.3	2.4	(25.6)
Accounts payable	156.0	170.0	(103.1)	(275.2)	(52.3)
Accrued liabilities	7.5	(16.1)	74.8	5.0	71.2
Other noncurrent liabilities	(5.8)	10.9	7.4	(2.6)	9.9

Net cash provided by (used in) operating activities	49.3	(28.2)	198.6	(4.1)	215.6

Investing activities:
Capital expenditures for plant and equipment	(14.2)	(63.3)	(107.7)	—	(185.2)
Proceeds from sale of plant & equipment	—	0.2	—	—	0.2
Advances to unconsolidated affiliates	—	—	(7.9)	—	(7.9)
Net (payments) borrowings on intercompany debt	(106.7)	98.0	8.7	—	(0.0)
Change in restricted cash	(1.4)	—	—	—	(1.4)
Cash paid for intangible asset	—	(2.3)	—	—	(2.3)

Net cash (used in) provided by investing activities	(122.3)	32.6	(106.9)	—	(196.6)

Financing activities:
Net repayment on revolving loan facilities	(19.9)	—	(179.2)	—	(199.1)
Net borrowings on overdraft	—	—	7.5	—	7.5
Repayment of long-term debt	(335.0)	(1.2)	(89.4)	—	(425.6)
Proceeds from long-term debt	450.5	—	205.0	—	655.5
Shares of subsidiary issued to minority interests for cash	—	—	1.7	—	1.7
Dividends paid	—	(4.0)	—	4.0	—
Debt issuance costs	(27.9)	—	(5.4)	—	(33.3)

Net cash provided by (used in) financing activities	67.7	(5.2)	(59.8)	4.0	6.7

Effect of exchange rate changes on cash	—	—	7.0	0.1	7.1

(Decrease) increase in cash and cash equivalents	(5.3)	(0.8)	38.9	—	32.8
Cash and cash equivalents	6.1	1.2	15.0	—	22.3
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	—	62.2	—	62.2

Cash and cash equivalents at end of period	$0.8	$0.4	$116.1	$—	$117.3

HUNTSMAN LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent Company	Guarantors as restated	Non-Guarantors	Eliminations as restated	Consolidated Huntsman LLC
Cash flows from operating activities:
Net (loss) income	$(32.7)	$32.7	$(4.5)	$(28.2)	$(32.7)
Adjustments to reconcile net loss to net cash from operating activities:
Cumulative effect of accounting change	—	(169.7)	—	—	(169.7)
Equity in (income) losses of investment in unconsolidated affiliates	(7.7)	35.4	(1.6)	5.0	31.1
Depreciation and amortization	15.3	124.4	13.0	—	152.7
Provision for losses on accounts receivable	2.2	(2.0)	(2.0)	—	(1.8)
Non-cash restructuring and plant closing costs and asset impairment charges	—	(5.3)	—	—	(5.3)
Loss on disposal of plant and equipment	0.1	0.1	0.3	—	0.5
Loss on early extinguishment of debt	6.7	—	—	—	6.7
Non-cash interest on subordinated notes	4.0	3.6	—	—	7.6
Minority interest in subsidiaries' income	—	8.4	—	20.4	28.8
Net changes in operating assets and liabilities:
Accounts and notes receivables	161.1	(206.6)	12.8	(15.5)	(48.2)
Inventories	5.1	(2.4)	(0.8)	(0.6)	1.3
Prepaid expenses	0.1	15.9	0.1	—	16.1
Other current assets	2.1	(32.1)	1.6	—	(28.4)
Other noncurrent assets	8.6	(19.5)	4.5	—	(6.4)
Accounts payable	(2.7)	47.4	(3.4)	15.6	56.9
Accrued liabilities	52.8	12.4	—	—	65.2
Other noncurrent liabilities	3.9	10.4	—	—	14.3

Net cash provided by (used in) operating activities	218.9	(146.9)	20.0	(3.3)	88.7

Investing activities:
Capital expenditures for plant and equipment	(10.5)	(51.7)	(8.0)	—	(70.2)
Investment in unconsolidated affiliates	—	(18.4)	—	15.9	(2.5)
Change in restricted cash	53.2	—	—	—	53.2
Notes receivable	(209.1)	—	(1.8)	210.9	—

Net cash used in investing activities	(166.4)	(70.1)	(9.8)	226.8	(19.5)

Financing activities:
Net borrowings (repayment) on revolving loan facilities	32.1	—	—	—	32.1
Repayment of long-term debt	(115.5)	(1.3)	(4.8)	—	(121.6)
Dividends paid	—	4.3	—	(4.3)	—
Net borrowings from parent	—	225.4	—	(225.4)	—
Debt issuance costs	(16.6)	—	—	—	(16.6)
Cash acquired in acquisition of equity method affiliate	—	—	7.9	—	7.9

Net cash (used in) provided by financing activities	(100.0)	228.4	3.1	(229.7)	(98.2)

Effect of exchange rate changes on cash	0.1	(0.5)	(2.2)	6.2	3.6

(Decrease) increase in cash and cash equivalents	(47.4)	10.9	11.1	—	(25.4)
Cash and cash equivalents, including restricted cash at beginning of period	44.6	(0.8)	3.9	—	47.7

Cash and cash equivalents at end of period	$(2.8)	$10.1	$15.0	$—	$22.3

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman LLC

Exchange Offer for
$198,000,000 11 1/2% Senior Notes due 2012
and
$100,000,000 Senior Floating Rate Notes due 2011

                    , 2005

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is a Utah limited liability company. Each of Huntsman Expandable Polymers Company LC ("Expandable Polymers") and Huntsman Chemical Company LLC ("Chemical") is also a Utah limited liability company. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (the "URLLCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a limited liability company's managers, members and other personnel, and related matters.

        Section 1802 of the URLLCA provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a manager of a company or, while a manager of the company, is or was serving at its request as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of another company or other person or of an employee benefit plan (an "Indemnifiable Manager"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify an Indemnifiable Manager thereunder: (i) in connection with a Proceeding by or in the right of the company in which the Indemnifiable Manager was adjudged liable to the company; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Manager, whether or not in the individual's official capacity, in which the individual was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Manager.

        Section 1803 of the URLLCA provides that, unless limited by its articles of organization, a company shall indemnify an Indemnifiable Manager who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Manager was a Party because of being an Indemnifiable Manager of the company, against reasonable expenses, including attorneys' fees, incurred by the Indemnifiable Manager in connection with the Proceeding or claim to which the individual has been successful.

        In addition, Section 1805 of the URLLCA provides that, unless otherwise limited by a company's articles of organization, an Indemnifiable Manager of the company who is or was a Party to a Proceeding may apply for indemnification to the court or other decision-maker conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Manager is entitled to mandatory indemnification under Section 1803 of the URLLCA, in which case the court shall also order the company to pay the Indemnifiable Manager's reasonable expenses, including attorneys' fees incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the individual met the standard of conduct set forth in Section 1802 of the URLLCA or was adjudged liable as described in that Section 1802, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 1802 of the URLLCA.

        Section 1804 of the URLLCA provides that a company may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Manager who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the company (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA.

        Section 1807 of the URLLCA provides that, unless a company's articles of organization provide otherwise, to the same extent as an Indemnifiable Manager, (i) a member of the company is entitled to mandatory indemnification under Section 1803 thereof and is entitled to apply for court-ordered indemnification under Section 1805 thereof; and (ii) that the company may indemnify and advance expenses to a member, employee, fiduciary or agent of the company to the same extent as an Indemnifiable Manager.

        Section 1808 of the URLLCA provides further that a company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the company would have the power to indemnify the individual against the same liability under Sections 1802, 1803, and 1807 of the URLLCA.

        Section 1809 of the URLLCA provides that a provision relating to a company's indemnification of or advance for expenses that is contained in its articles of organization or operating agreement or in a resolution of its members or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 1801 through 1809 of the URLLCA. If the articles of organization limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        Each of the operating agreements of the Company and Chemical provides that each of the respective companies, to the fullest extent permitted by law, shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer, employee, representative, or agent of the respective company) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative (defined therein as "Claims"), in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the respective company or which related to or arises out of the respective company or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of the respective company. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by the respective company in advance of the final disposition of such claim upon receipt by the respective company of an undertaking, in form and content reasonably satisfactory to the board of managers of the respective company, by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the respective company as authorized therein.

        The Company's operating agreement also provides that the Company may purchase and maintain liability insurance on behalf of a person who is or was a manager, member, employee, fiduciary, or agent of the Company or who, while serving as a manager, member, employee, fiduciary, or agent of the Company, is or was serving at the Company's request as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the Company would have the power to indemnify the individual against the same liability under the URLLCA.

        The operating agreement of Expandable Polymers provides that it will indemnify its manager for all expenses, losses, liabilities, and damages its manager actually and reasonably incurs in connection with the defense or settlement of any action or claim arising out of or relating to the conduct of Expandable Polymers' business, activities, or affairs, except an action with respect to which its manager is adjudged in a final nonappealable judgment by a court to be liable for breach of a fiduciary duty owed to Expandable Polymers or its members under the URLLCA or its operating agreement.

        Each of Huntsman Specialty Chemicals Holding Corporation ("Specialty Chemicals Holding"), Huntsman Chemical Purchasing Corporation ("Chemical Purchasing"), Huntsman International Chemicals Corporation ("International Chemicals"), Huntsman Petrochemical Purchasing Corporation ("Petrochemical Purchasing"), Polymers Materials, Inc. ("Polymers Materials"), Airstar Corporation ("Airstar"), Huntsman Procurement Corporation ("Procurement"), Huntsman Australia Inc. ("Australia"), Huntsman Chemical Finance Corporation ("Chemical Finance"), Huntsman Enterprises, Inc. ("Enterprises"), Huntsman Family Corporation ("Family"), Huntsman Group Holdings Finance Corporation ("Group Holdings Finance"), Huntsman Group Intellectual Property Holdings Corporation ("Intellectual Property Holdings"), Huntsman MA Investment Corporation ("MA Investment"), Huntsman MA Services Corporation ("MA Services"), Huntsman Petrochemical Finance Corporation ("Petrochemical Finance"), Huntsman Petrochemical Canada Holdings Corporation ("Canada"), Huntsman Polymers Holdings Corporation ("Polymers Holdings"), and Huntsman Headquarters Corporation ("Headquarters") is a Utah corporation. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being an Indemnifiable Director of the corporation against reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which the individual has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in Section 902, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, to the same extent as an Indemnifiable Director, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof; and (ii) that the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the corporation would have the power to indemnify the individual against the same liability under Sections 902, 903, and 907 of the URBCA.

        Section 909 of the URBCA provides that a provision relating to a corporation's indemnification of or advance for expenses that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the

URBCA. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The articles of incorporation of each of Specialty Chemicals Holding, Chemical Purchasing, Petrochemical Purchasing, Chemical Finance, Enterprises, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, and Polymers Holdings provide that the respective corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the respective corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        The bylaws of each of Specialty Chemicals Holding, Chemical Purchasing, Petrochemical Purchasing, Procurement, Australia, Chemical Finance, Enterprises, Family, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, Polymers Holdings, and Headquarters provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the respective corporation against liability incurred in the proceeding. Provided, however, the respective corporation shall only indemnify an individual if it has authorized the indemnification in accordance with the URBCA and a determination has been made in accordance with the procedures set forth in the URBCA that indemnification is in accordance with the following requirements: (i) The respective corporation shall determine that: (a) the individual's conduct was in good faith; (b) the individual reasonably believed that the individual's conduct was in, or not opposed to, the respective corporation's best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. (ii) The respective corporation shall not indemnify an individual thereunder: (a) in connection with a proceeding by or in the right of the respective corporation in which the individual was adjudged liable to the respective corporation; or (b) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Such bylaws further provide that indemnification thereunder in connection with a proceeding by or in the right of the respective corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the proceeding.

        Such bylaws provide further that, unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation may pay for or reimburse in advance of final disposition of any proceeding the reasonable expenses incurred by an individual who is a party to a proceeding because he or she is or was a director of the respective corporation if (i) in accordance with the procedures and standards set forth in the URBCA, an authorization of payment is made; and (ii) in accordance with the procedures of the URBCA, a determination is made that the following has occurred: the individual has furnished to the respective corporation (a) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (b) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination has been made that the facts then known to those making the determination would not preclude indemnification thereunder or under Sections 901 through 909 of the URBCA.

        Such bylaws further provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the respective corporation to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the respective corporation, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the board of directors of the respective corporation.

        Such bylaws also provide further that the respective corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the respective corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the respective corporation, is or was serving at the request of the respective corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the respective corporation would have power to indemnify the individual against the same liability under Sections 902, 903, or 907 of the URBCA.

        The bylaws of each of International Chemicals, Polymer Materials, and Airstar provide that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws provide further that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the respective corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Such bylaws further provide that, to the extent that a director, officer, employee, or agent of the respective corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under such bylaws shall be made by the respective corporation upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made either (i) by the board of directors of the respective corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) by independent legal counsel in a written opinion, or (iii) by the shareholders of the respective corporation by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

        Such bylaws also provide that expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in such bylaws shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon a majority vote of a quorum of the board of directors of the respective corporation and upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by the respective corporation as authorized by such bylaws.

        Such bylaws further provide that the indemnification provided thereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision in the respective corporation's articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the respective corporation would otherwise have the power to indemnify him against such liability under the laws of the State of Utah, as the same may hereafter be amended or modified.

        Each of Huntsman Specialty Chemicals Corporation ("Specialty Chemicals"), Huntsman International Trading Corporation ("International Trading"), JK Holdings Corporation ("JK Holdings"), Huntsman Petrochemical Corporation ("Petrochemical"), and Huntsman Polymers Corporation ("Polymers") is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.

        The bylaws of each of Specialty Chemicals, International Trading, JK Holdings, Petrochemical, and Polymers provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws further provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the respective corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Such bylaws also provide that any indemnification thereunder (unless ordered by a court) shall be made by the respective corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the respective corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any contrary determination in the specific case according to the procedures outlined above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct. Neither a contrary determination in the specific case according to the procedures outlined above, nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expenses of prosecuting such application.

        Such bylaws also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Such bylaws further provide that the indemnification and advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the respective corporation that indemnification of the persons specified in such bylaws shall be made to the fullest extent permitted by law. This provision of such bylaws shall not be deemed to preclude the indemnification of any person not specified in such bylaws but whom the respective corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the respective corporation would have the power or obligation to indemnify him against such liability under the bylaws.

        In addition, such bylaws provide that the indemnification and advancement of expenses provided thereby shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Also, notwithstanding anything contained in such bylaws to the contrary, except for proceedings to enforce rights to indemnification, the respective corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the respective corporation. Such bylaws also authorize the respective corporation, to the extent authorized from time to time by the board of directors of the respective corporation, to provide rights to indemnification and to the advancement of expenses to employees and agents of the respective corporation similar to those conferred in such bylaws to directors and officers of the respective corporation.

        Huntsman International Services Corporation ("International Services") is a Texas corporation. Article 2.02-1 ("Article 2.02-1") of the Texas Business Corporation Act ("TBCA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Sections (B) through (D) of Article 2.02-1 provide that a corporation may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, employee benefit plan, other enterprise, or other entity (an "Indemnifiable Director"), against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the Proceeding, only if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that the person's conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal Proceeding, had no reasonable cause to believe the person's conduct was unlawful. Those Sections (B) through (D) further provide, however, except to the extent described below, that the corporation may not indemnify an Indemnifiable Director thereunder in respect of a Proceeding: (i) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) in which the person is found to be liable to the corporation. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        Article 2.02-1(H) provides that a corporation shall indemnify an Indemnifiable Director against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable Director if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Article 2.02-1(I) provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable Director is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable Director the expenses incurred in securing the indemnification.

        In addition, Article 2.02-1(J) provides that if, upon application of an Indemnifiable Director, a court of competent jurisdiction determines that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding.

        Article 2.02-1(K) provides that reasonable expenses incurred by a present Indemnifiable Director who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required thereunder, after the corporation receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification thereunder and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that the person has not met the standard or it is determined that indemnification of the person against expenses incurred by the person in connection with the Proceeding is otherwise prohibited under Article 2.02-1, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment. Notwithstanding any authorization or determination specified in Article 2.02-1, reasonable expenses incurred by a former director or officer or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the Proceeding, on any terms the corporation considers appropriate.

        Article 2.02-1(O) provides that an officer of the corporation shall be indemnified as, and to the same extent, provided by Section (H), (I) and (J) of Article 2.02-1 for an Indemnifiable Director and is entitled to seek indemnification under those sections to the same extent as an Indemnifiable Director. A corporation may also indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to an Indemnifiable Director under Article 2.02-1. Also, to the same extent as an Indemnifiable Director, an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof.

        Article 2.02-1(R) provides further that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against the person and incurred by the person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify the person against that liability under Article 2.02-1.

        Article 2.02.-1 provides further that a provision for a corporation to indemnify or to advance expenses to an Indemnifiable Director who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, except as relates to an insurance policy as described above, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 as limited by the articles of incorporation, if such a limitation exists.

        The articles of incorporation and bylaws of International Services do not contain any indemnification or insurance provisions.

        Huntsman Fuels, L.P. ("Fuels") is a Texas limited partnership. Article 11 ("Article 11") of the Texas Revised Limited Partnership Act ("TRLPA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a limited partnership's general partners, limited partners and other personnel, and related matters.

        Section 11.02 of the TRLPA provides that, if provided in a written partnership agreement, a limited partnership may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person, who, while a general partner of a limited partnership, is or was serving at the request of the limited partnership as a partner, director, officer, venturer, proprietor, trustee, employee, or agent (a "Representative") of a foreign or domestic limited partnership, corporation, employee benefit plan, or similar entity (an "Enterprise") or serving a similar function for an Enterprise; and a Representative of an Enterprise that is a general partner of the limited partnership (an "Indemnifiable General Partner"), only if it is determined that the person: (i) acted in good faith; (ii) reasonably believed: (a) in the case of conduct in the person's official capacity as an Indemnifiable General Partner of the limited partnership, that the person's conduct was in the limited partnership's best interests, and (b) in all other cases, that the person's conduct was at least not opposed to the limited partnership's best interests; and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Section 11.03 of the TRLPA provides, however, except to the extent described below, that a limited partnership may not indemnify an Indemnifiable General Partner under Section 11.02 thereof in respect of a Proceeding in which: (i) the person is found liable on the basis that the person improperly received personal benefit, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) the person is found to be liable to the limited partnership or the limited partners. Under Section 11.05 of the TRLPA, an Indemnifiable General Partner may be indemnified under Section 11.02 thereof against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses (including court costs and attorneys' fees) in connection with the Proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding; and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person's duty to the limited partnership or the limited partners.

        Section 11.08 of the TRLPA provides that a limited partnership shall indemnify an Indemnifiable General Partner against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable General Partner if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Section 11.09 of the TRLPA provides that if, in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable General Partner is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable General Partner the expenses incurred in securing the indemnification.

        In addition, Section 11.10 of the TRLPA provides that if, upon application of an Indemnifiable General Partner, a court of competent jurisdiction determines that the Indemnifiable General Partner is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, whether or not the benefit resulted from an action taken in the person's official capacity, the indemnification shall be limited to reasonable expenses.

        Section 11.11 of the TRLPA provides that reasonable expenses incurred by an Indemnifiable General Partner who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required under Article 11, after the limited partnership receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification under Article 11 and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that indemnification of the person against expenses incurred by him in connection with the Proceeding is prohibited under Section 11.05 of the TRLPA, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment.

        Section 11.13 of the TRLPA provides that a provision for a limited partnership to indemnify or advance expenses to an Indemnifiable General Partner who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the limited partnership agreement, a resolution of the general partners or the limited partners, an agreement, or otherwise, except an insurance policy in accordance with Section 11.18 of the TRLPA, is valid only to the extent that it is consistent with Article 11 or the applicable reimbursement provisions of the Texas Uniform Partnership Act, or the Texas Revised Partnership Act, and its subsequent amendments as limited by the limited partnership agreement, if such a limitation exists.

        Section 11.15 of the TRLPA provides that a limited partnership may indemnify and advance expenses to a limited partner, employee, or agent of the limited partnership to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Section 11.16 of the TRLPA provides that a limited partnership may indemnify and advance expenses to persons who were not limited partners, employees, or agents of the limited partnership but who are or were serving at the request of the limited partnership as a Representative of another Enterprise to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Under Section 11.17 of the TRLPA, a limited partnership may further indemnify and advance expenses to a limited partner, employee, agent, or person identified in Section 11.16 thereof and who is not an Indemnifiable General Partner, to the extent, consistent with law, provided by its partnership agreement, by general or specific action of its general partner, by contract, or as permitted or required by common law.

        Section 11.18 of the TRLPA provides further that, except as otherwise provided by Article 11, and unless otherwise provided by the partnership agreement, a limited partnership may purchase and maintain insurance or another arrangement on behalf of any person who is or was a general partner, limited partner, employee, or agent of the limited partnership, or who is or was serving at the request of the limited partnership as a Representative of another Enterprise, against any liability asserted against the person and incurred by the person in such a capacity or arising out of the person's status in that capacity, regardless of whether the limited partnership would have the power to indemnify the person against that liability under Article 11.

        Fuels' articles of limited partnership provide that its general partner and officers shall be indemnified and held harmless by Fuels to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages, suits, proceedings, and actions, administrative or investigative, of any nature whatsoever, in which they become involved, as a party or otherwise, by reason of their management of the business or affairs of Fuels. Fuels may indemnify employees and agents upon authorization, to the extent authorized, by the general partner, whereupon such indemnified employees or agents are also included as indemnities thereby. The rights of indemnification provided therein shall be cumulative of and in addition to any and all rights to which the general partner or any officers, agents, or employees of the partnership may otherwise be entitled by contract or as a matter of law or equity and shall extend to their respective successors and legal representatives.

        Each of Petrostar Fuels LLC ("Petrostar Fuels") and Petrostar Industries LLC ("Petrostar Industries") is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act ("DLLCA") provides that, subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        The limited liability company agreement of each of Petrostar Fuels and Petrostar Industries provides that each of the respective companies, to the fullest extent permitted by law, shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer, employee, representative, or agent of the respective company) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, defined therein as "Claims," in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the respective company or which relate to or arise out of the respective company or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of the respective company. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by the respective company in advance of the final disposition of such claim upon receipt by the respective company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the respective company as authorized therein.

        Huntsman Purchasing, LTD., a Utah limited partnership ("Purchasing"), is empowered by Section 1006 of the Utah Revised Uniform Limited Partnership Act ("URULPA") to indemnify, to the extent that a general partner has been successful on the merits or otherwise in defense of any action, suit, or proceeding brought against the general partner under Section 1001 of the URULPA (relating to derivative actions), or in defense of any claim, issue, or matter therein, the general partner against expenses, including attorneys' fees, which the general partner actually and reasonably incurred.

        Purchasing's agreement of limited partnership provides that it shall indemnify and hold harmless its general partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them, by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of Purchasing or in furtherance of the interests of Purchasing, including specifically, but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of Purchasing's general partner or such other person or entity.

        Huntsman Holdings LLC maintains liability insurance on behalf of the directors, officers, and managers (as the case may be) of the Company and each of Guarantors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description of Exhibits
3.1	Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-112279))
3.2
Certificate of First Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-4 (File No. 333-112279))
3.3
Certificate of Second Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-112279))
3.4	Certificate of Third Amendment to Articles of Organization of Huntsman LLC (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-112279))
3.5
First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated September 30, 2002 (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-112279))
3.6
First Amendment to the First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated October 24, 2002 (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-112279))
3.7
Second Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated May 9, 2003 (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-112279))
3.8
Third Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated August 26, 2003 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-112279))
3.9	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-112279))
3.10	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-112279))
3.11	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-112279))
3.12	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-112279))
3.13
Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-112279))
3.14
Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-112279))
3.15
First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-112279))

3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-112279))
3.17
First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-112279))
3.18	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-112279))
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-112279))
3.20	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-112279))
3.21
Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-112279))
3.22	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-112279))
3.23	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-112279))
3.24
Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to our registration statement on Form S-4 (File No. 333-112279))
3.25
First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to our registration statement on Form S-4 (File No. 333-112279))
3.26	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to our registration statement on Form S-4 (File No. 333-112279))
3.27	Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to our registration statement on Form S-4 (File No. 333-112279))
3.28	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to our registration statement on Form S-4 (File No. 333-112279))
3.29	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to our registration statement on Form S-4 (File No. 333-112279))
3.30
First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to our registration statement on Form S-4 (File No. 333-112279))
3.31
Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to our registration statement on Form S-4 (File No. 333-112279))

3.32
First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to our registration statement on Form S-4 (File No. 333-112279))
3.33	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to our registration statement on Form S-4 (File No. 333-112279))
3.34
Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to our registration statement on Form S-4 (File No. 333-112279))
3.35
Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to our registration statement on Form S-4 (File No. 333-112279))
3.36	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to our registration statement on Form S-4 (File No. 333-112279))
3.37	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to our registration statement on Form S-4 (File No. 333-112279))
3.38
Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to our registration statement on Form S-4 (File No. 333-112279))
3.39
Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to our registration statement on Form S-4 (File No. 333-112279))
3.40
Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to our registration statement on Form S-4 (File No. 333-112279))
3.41
Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to our registration statement on Form S-4 (File No. 333-112279))
3.42
Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to our registration statement on Form S-4 (File No. 333-112279))
3.43
Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to our registration statement on Form S-4 (File No. 333-112279))
3.44
Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to our registration statement on Form S-4 (File No. 333-112279))
3.45
Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to our registration statement on Form S-4 (File No. 333-112279))
3.46	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to our registration statement on Form S-4 (File No. 333-112279))

3.47	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333-112279))
3.48
Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-112279))
3.49
Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-112279))
3.50	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-112279))
3.51	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-112279))
3.52	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to our registration statement on Form S-4 (File No. 333-112279))
3.53	Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to our registration statement on Form S-4 (File No. 333-112279))
3.54	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to our registration statement on Form S-4 (File No. 333-112279))
3.55
Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to our registration statement on Form S-4 (File No. 333-112279))
3.56
Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to our registration statement on Form S-4 (File No. 333-112279))
3.57	Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to our registration statement on Form S-4 (File No. 333-112279))
3.58	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to our registration statement on Form S-4 (File No. 333-112279))
3.59
First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to our registration statement on Form S-4 (File No. 333-112279))
3.60	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to our registration statement on Form S-4 (File No. 333-112279))
3.61	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to our registration statement on Form S-4 (File No. 333-112279))
3.62	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to our registration statement on Form S-4 (File No. 333-112279))

3.63
Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to our registration statement on Form S-4 (File No. 333-112279))
3.64
Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to our registration statement on Form S-4 (File No. 333-112279))
3.65	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to our registration statement on Form S-4 (File No. 333-112279))
3.66	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to our registration statement on Form S-4 (File No. 333-112279))
3.67	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to our registration statement on Form S-4 (File No. 333-112279))
3.68	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to our registration statement on Form S-4 (File No. 333-112279))
3.69	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to our registration statement on Form S-4 (File No. 333-112279))
3.70	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to our registration statement on Form S-4 (File No. 333-112279))
3.71	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to our registration statement on Form S-4 (File No. 333-112279))
3.72	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to our registration statement on Form S-4 (File No. 333-112279))
3.73
First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to our registration statement on Form S-4 (File No. 333-112279))
3.74	Certificate of Incorporation of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.74 to our registration statement on Form S-4 (File No. 333-112279))
3.75
Certificate of Amendment to the Certificate of Incorporation of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.75 to our registration statement on Form S-4 (File No. 333-112279))
3.76
Certificate of Designation of Series A Non-Voting Cumulative Redeemable Preferred Stock of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.76 to our registration statement on Form S-4 (File No. 333-112279))
3.77	Bylaws of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.77 to our registration statement on Form S-4 (File No. 333-112279))
3.78	Articles of Incorporation of Huntsman Specialty Chemicals Holdings Corporation (incorporated by reference to Exhibit 3.78 to our registration statement on Form S-4 (File No. 333-112279))
3.79	Bylaws of Huntsman Specialty Chemicals Holdings Corporation (incorporated by reference to Exhibit 3.79 to our registration statement on Form S-4 (File No. 333-112279))

3.80	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to our registration statement on Form S-4 (File No. 333-112279))
3.81	Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to our registration statement on Form S-4 (File No. 333-112279))
3.82	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to our registration statement on Form S-4 (File No. 333-112279))
3.83	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to our registration statement on Form S-4 (File No. 333-112279))
3.84	Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to our registration statement on Form S-4 (File No. 333-112279))
3.85	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to our registration statement on Form S-4 (File No. 333-112279))
3.86	Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to our registration statement on Form S-4 (File No. 333-112279))
3.87	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to our registration statement on Form S-4 (File No. 333-112279))
3.88	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to our registration statement on Form S-4 (File No. 333-112279))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)

4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.16
Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.17
Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.18
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to our registration statement on Form S-4 (File No. 333-112279))
4.19	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.18)

4.20
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to our registration statement on Form S-4 (File No. 333-112279))
4.21
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to our registration statement on Form S-4 (File No. 333-112279))
4.22
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to our registration statement on Form S-4 (File No. 333-112279))
4.23	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.22)
4.24	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.22)
4.25
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to our registration statement on Form S-4 (File No. 333-112279))
4.26
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to our registration statement on Form S-4 (File No. 333-112279))
4.27
Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to our registration statement on Form S-4 (File No. 333-112279))
4.28	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.27)
4.29	Form of guarantee relating to the 11 5/8% HLLC Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.27)
4.30
Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.39 to our registration statement on Form S-4 (File No. 333-112279))

4.31
Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.40 to our registration statement on Form S-4 (File No. 333-112279))
4.32
Indenture, dated as of June 22, 2004, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended June 30, 2004)
4.33	Form of Restricted Fixed Rate Note due 2012 (included as Exhibit A-1 to Exhibit 4.32)
4.34	Form of Restricted Floating Rate Note due 2011 (included as Exhibit A-2 to Exhibit 4.32)
4.35	Form of guarantee relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (included as Exhibit E to Exhibit 4.32)
4.36
Exchange and Registration Rights Agreement, dated as of June 22, 2004, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $300,000,000 11 1/2% Senior Notes due 2012 and $100,000,000 Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended June 30, 2004)
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman LLC and the guarantees to be issued by Airstar Corporation, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman Enterprises Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Purchasing, Ltd., Huntsman Specialty Chemicals Corporation, Huntsman Specialty Chemicals Holdings Corporation, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2††	Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman International Services Corporation and Huntsman Fuels, L.P. in the exchange offer
10.1
Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))

10.2
First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.3
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)
10.5
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
10.6
Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7
Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)
10.8
Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.10
Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-112279))

10.11
Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C. (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-112279))
10.12
Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-4 (File No. 333-112279))
10.13
First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-112279))
10.14
Second Amended and Restated Security Agreement, dated as of September 30, 2003, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.14 to our registration statement on Form S-4 (File No. 333-112279))
10.15
Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC (incorporated by reference to Exhibit 10.15 to our registration statement on Form S-4 (File No. 333-112279))
10.16
Revolving Credit Agreement dated as of October 14, 2004, among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels, L.P., and Huntsman International Trading Corporation, as borrowers, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.17
Term Credit Agreement, dated as of October 14, 2004, among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as agent for the lenders (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.18
Security Agreement (Revolving) dated as of October 14, 2004, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.19
Security Agreement (Term) dated as of October 14, 2004, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)

10.20
Second Amended and Restated Intercreditor Agreement dated as of October 14, 2004, among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent, and mortgagee, and HSBC Bank USA, National Association, as trustee, and consented to by Huntsman LLC (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.21
Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)
12.1†	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman LLC (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed on March 15, 2005)
23.1†	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4†	Consent of J. Kimo Esplin
23.5†	Consent of Samuel D. Scruggs
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of HSBC Bank USA, National Association to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the notes
99.2††	Letter to Brokers for the notes
99.3††	Letter to Clients for the notes
99.4††	Notice of Guaranteed Delivery for the notes
99.5†	Huntsman LLC Schedule II—Valuation and Qualifying Accounts

†
Filed herewith.

††
To be filed by amendment.

(B)
Financial Statement Schedules

  Huntsman LLC Schedule II—Valuation and Qualifying Accounts (included in Exhibit 99.5 hereto)

        All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers to sell are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ KAREN H. HUNTSMAN Karen H. Huntsman	Manager
/s/ RICHARD P. DURHAM Richard P. Durham	Manager
/s/ JAMES A. HUFFMAN James A. Huffman	Manager

/s/ DAVID H. HUNTSMAN David H. Huntsman	Manager
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Manager
/s/ JAMES H. HUNTSMAN James H. Huntsman	Manager
David S. Parkin	Manager
/s/ DAVID MATLIN David Matlin	Manager
/s/ CHRISTOPHER PECHOCK Christopher Pechock	Manager
/s/ RICHARD MICHAELSON Richard Michaelson	Manager
/s/ L. RUSSELL HEALY L. Russell Healy	Vice President and Controller (Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

AIRSTAR CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN AUSTRALIA INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN CHEMICAL COMPANY LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Managers and Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN CHEMICAL FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN CHEMICAL PURCHASING CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN ENTERPRISES, INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ KAREN H. HUNTSMAN Karen H. Huntsman	Director
/s/ KATHLEEN A. HUFFMAN Kathleen A. Huffman	Director

/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Director
/s/ JAMES H. HUNTSMAN James H. Huntsman	Director
David S. Parkin	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN EXPANDABLE POLYMERS COMPANY, LC
By:	HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION, Manager
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director of the Manager
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director of the Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Director of the Manager (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director of the Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN FAMILY CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ KAREN H. HUNTSMAN Karen H. Huntsman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN FUELS, L.P.
By:	/s/ KEVIN J. NINOW Kevin J. Ninow President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ KEVIN J. NINOW Kevin J. Ninow	President and Manager of the General Partner of Huntsman Fuels, L.P. (Petrostar Fuels LLC) and President (Principal Executive Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN GROUP INTELLECTUAL PROPERTY HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN HEADQUARTERS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN INTERNATIONAL SERVICES CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ PAUL C. HUNTSMAN Paul C. Huntsman	Director
David S. Parkin	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN INTERNATIONAL TRADING CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director
/s/ PAUL G. HULME Paul G. Hulme	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN MA INVESTMENT CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN MA SERVICES CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PETROCHEMICAL CANADA HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PETROCHEMICAL CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION
By:	/s/ DAVID H. HUNTSMAN David H. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN POLYMERS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN POLYMERS HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PROCUREMENT CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN PURCHASING, LTD.
By:	HUNTSMAN PROCUREMENT CORPORATION, General Partner
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director of General Partner
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Director of General Partner (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President of General Partner (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director of General Partner

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN SPECIALTY CHEMICALS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

HUNTSMAN SPECIALTY CHEMICALS HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

JK HOLDINGS CORPORATION
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
/s/ KAREN H. HUNTSMAN Karen H. Huntsman	Director
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

PETROSTAR FUELS LLC
By:	/s/ KEVIN J. NINOW Kevin J. Ninow President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ KEVIN J. NINOW Kevin J. Ninow	President and Manager (Principal Executive Officer)
/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

PETROSTAR INDUSTRIES LLC
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ PETER R. HUNTSMAN Peter R. Huntsman	President and Manager (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
/s/ SEAN DOUGLAS Sean Douglas	Vice President and Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 19th day of April, 2005.

POLYMER MATERIALS INC.
By:	/s/ PETER R. HUNTSMAN Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 19th day of April, 2005:

Name	Capacities

/s/ JON M. HUNTSMAN Jon M. Huntsman	Chairman of the Board of Directors and Director
/s/ PETER R. HUNTSMAN Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. KIMO ESPLIN J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID H. HUNTSMAN David H. Huntsman	Director

EXHIBIT INDEX

Number	Description of Exhibits
3.1	Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-112279))
3.2	Certificate of First Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.2 to our registration statement on Form S-4 (File No. 333-112279))
3.3	Certificate of Second Amendment to Articles of Organization of Huntsman Company LLC (now known as Huntsman LLC) (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-112279))
3.4	Certificate of Third Amendment to Articles of Organization of Huntsman LLC (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-112279))
3.5	First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated September 30, 2002 (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-112279))
3.6	First Amendment to the First Amended and Restated Operating Agreement of Huntsman Company LLC (now known as Huntsman LLC) dated October 24, 2002 (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-112279))
3.7	Second Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated May 9, 2003 (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-112279))
3.8	Third Amendment to the First Amended and Restated Operating Agreement of Huntsman LLC dated August 26, 2003 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-112279))
3.9	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-112279))
3.10	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-112279))
3.11	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-112279))
3.12	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-112279))
3.13	Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-112279))
3.14	Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-112279))
3.15	First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-112279))
3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-112279))
3.17	First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-112279))

3.18	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-112279))
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-112279))
3.20	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-112279))
3.21	Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-112279))
3.22	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-112279))
3.23	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-112279))
3.24	Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to our registration statement on Form S-4 (File No. 333-112279))
3.25	First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to our registration statement on Form S-4 (File No. 333-112279))
3.26	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to our registration statement on Form S-4 (File No. 333-112279))
3.27	Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to our registration statement on Form S-4 (File No. 333-112279))
3.28	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to our registration statement on Form S-4 (File No. 333-112279))
3.29	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to our registration statement on Form S-4 (File No. 333-112279))
3.30	First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to our registration statement on Form S-4 (File No. 333-112279))
3.31	Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to our registration statement on Form S-4 (File No. 333-112279))
3.32	First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to our registration statement on Form S-4 (File No. 333-112279))
3.33	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to our registration statement on Form S-4 (File No. 333-112279))
3.34	Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to our registration statement on Form S-4 (File No. 333-112279))

3.35	Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to our registration statement on Form S-4 (File No. 333-112279))
3.36	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to our registration statement on Form S-4 (File No. 333-112279))
3.37	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to our registration statement on Form S-4 (File No. 333-112279))
3.38	Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to our registration statement on Form S-4 (File No. 333-112279))
3.39	Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to our registration statement on Form S-4 (File No. 333-112279))
3.40	Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to our registration statement on Form S-4 (File No. 333-112279))
3.41	Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to our registration statement on Form S-4 (File No. 333-112279))
3.42	Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to our registration statement on Form S-4 (File No. 333-112279))
3.43	Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to our registration statement on Form S-4 (File No. 333-112279))
3.44	Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to our registration statement on Form S-4 (File No. 333-112279))
3.45	Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to our registration statement on Form S-4 (File No. 333-112279))
3.46	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to our registration statement on Form S-4 (File No. 333-112279))
3.47	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to our registration statement on Form S-4 (File No. 333-112279))
3.48	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to our registration statement on Form S-4 (File No. 333-112279))
3.49	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to our registration statement on Form S-4 (File No. 333-112279))
3.50	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to our registration statement on Form S-4 (File No. 333-112279))
3.51	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to our registration statement on Form S-4 (File No. 333-112279))

3.52	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to our registration statement on Form S-4 (File No. 333-112279))
3.53	Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to our registration statement on Form S-4 (File No. 333-112279))
3.54	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to our registration statement on Form S-4 (File No. 333-112279))
3.55	Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to our registration statement on Form S-4 (File No. 333-112279))
3.56	Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to our registration statement on Form S-4 (File No. 333-112279))
3.57	Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to our registration statement on Form S-4 (File No. 333-112279))
3.58	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to our registration statement on Form S-4 (File No. 333-112279))
3.59	First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to our registration statement on Form S-4 (File No. 333-112279))
3.60	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to our registration statement on Form S-4 (File No. 333-112279))
3.61	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to our registration statement on Form S-4 (File No. 333-112279))
3.62	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to our registration statement on Form S-4 (File No. 333-112279))
3.63	Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to our registration statement on Form S-4 (File No. 333-112279))
3.64	Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to our registration statement on Form S-4 (File No. 333-112279))
3.65	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to our registration statement on Form S-4 (File No. 333-112279))
3.66	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to our registration statement on Form S-4 (File No. 333-112279))
3.67	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to our registration statement on Form S-4 (File No. 333-112279))
3.68	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to our registration statement on Form S-4 (File No. 333-112279))
3.69	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to our registration statement on Form S-4 (File No. 333-112279))
3.70	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to our registration statement on Form S-4 (File No. 333-112279))

3.71	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to our registration statement on Form S-4 (File No. 333-112279))
3.72	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to our registration statement on Form S-4 (File No. 333-112279))
3.73	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to our registration statement on Form S-4 (File No. 333-112279))
3.74	Certificate of Incorporation of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.74 to our registration statement on Form S-4 (File No. 333-112279))
3.75	Certificate of Amendment to the Certificate of Incorporation of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.75 to our registration statement on Form S-4 (File No. 333-112279))
3.76	Certificate of Designation of Series A Non-Voting Cumulative Redeemable Preferred Stock of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.76 to our registration statement on Form S-4 (File No. 333-112279))
3.77	Bylaws of Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 3.77 to our registration statement on Form S-4 (File No. 333-112279))
3.78	Articles of Incorporation of Huntsman Specialty Chemicals Holdings Corporation (incorporated by reference to Exhibit 3.78 to our registration statement on Form S-4 (File No. 333-112279))
3.79	Bylaws of Huntsman Specialty Chemicals Holdings Corporation (incorporated by reference to Exhibit 3.79 to our registration statement on Form S-4 (File No. 333-112279))
3.80	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to our registration statement on Form S-4 (File No. 333-112279))
3.81	Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to our registration statement on Form S-4 (File No. 333-112279))
3.82	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to our registration statement on Form S-4 (File No. 333-112279))
3.83	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to our registration statement on Form S-4 (File No. 333-112279))
3.84	Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to our registration statement on Form S-4 (File No. 333-112279))
3.85	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to our registration statement on Form S-4 (File No. 333-112279))
3.86	Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to our registration statement on Form S-4 (File No. 333-112279))
3.87	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to our registration statement on Form S-4 (File No. 333-112279))
3.88	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to our registration statement on Form S-4 (File No. 333-112279))

4.1	Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5	First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
4.6	Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10	First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.11	Indenture, dated as of March 21, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15	Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))

4.16	Exchange and Registration Rights Agreement, dated as of March 21, 2002, among Huntsman International LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.9 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
4.17	Exchange and Registration Rights Agreement, dated as of April 11, 2003, among Huntsman International LLC, the Guarantors, as defined therein, and the Purchasers as defined therein, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
4.18	Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to our registration statement on Form S-4 (File No. 333-112279))
4.19	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.18)
4.20	First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to our registration statement on Form S-4 (File No. 333-112279))
4.21	Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to our registration statement on Form S-4 (File No. 333-112279))
4.22	Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to our registration statement on Form S-4 (File No. 333-112279))
4.23	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.22)
4.24	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.22)
4.25	First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to our registration statement on Form S-4 (File No. 333-112279))
4.26	Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to our registration statement on Form S-4 (File No. 333-112279))

4.27	Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to our registration statement on Form S-4 (File No. 333-112279))
4.28	Form of unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.27)
4.29	Form of guarantee relating to the 11 5/8% HLLC Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.27)
4.30	Exchange and Registration Rights Agreement, dated as of September 30, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $380,000,000 aggregate principal amount of the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.39 to our registration statement on Form S-4 (File No. 333-112279))
4.31	Exchange and Registration Rights Agreement, dated as of December 12, 2003, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $75,400,000 aggregate principal amount of the 11 5/8% HLLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.40 to our registration statement on Form S-4 (File No. 333-112279))
4.32	Indenture, dated as of June 22, 2004, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended June 30, 2004)
4.33	Form of Restricted Fixed Rate Note due 2012 (included as Exhibit A-1 to Exhibit 4.32)
4.34	Form of Restricted Floating Rate Note due 2011 (included as Exhibit A-2 to Exhibit 4.32)
4.35	Form of guarantee relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (included as Exhibit E to Exhibit 4.32)
4.36	Exchange and Registration Rights Agreement, dated as of June 22, 2004, among Huntsman LLC, the Guarantors as defined therein, and the Purchasers as defined therein, relating to $300,000,000 11 1/2% Senior Notes due 2012 and $100,000,000 Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended June 30, 2004)
5.1††	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman LLC and the guarantees to be issued by Airstar Corporation, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman Enterprises Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Purchasing, Ltd., Huntsman Specialty Chemicals Corporation, Huntsman Specialty Chemicals Holdings Corporation, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer

5.2††	Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman International Services Corporation and Huntsman Fuels, L.P. in the exchange offer
10.1	Credit Agreement, dated as of June 30, 1999, by and among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), Huntsman International Holdings LLC (f/k/a Huntsman ICI Huntsman International Holdings LLC), Bankers Trust Company, Goldman Sachs Credit Partners LP, The Chase Manhattan Bank, and Warburg Dillon Read and various lending institutions party thereto (incorporated by reference to Exhibit 10.4 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-85141))
10.2	First Amendment, dated as of December 21, 2000, by and among Huntsman International LLC, Huntsman International Holdings LLC, the financial institutions named therein, as Lenders, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and Warburg Dillon Read (a division of UBS AG), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.15 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.3	Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2000)
10.4	Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman International LLC filed December 4, 2001)
10.5	Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to the annual report on Form 10-K/A of Huntsman International LLC for the year ended December 31, 2001)
10.6	Fifth Amendment to Credit Agreement, dated as of February 7, 2003 among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.33 to the annual report on Form 10-K of Huntsman International LLC for the year ended December 31, 2002)
10.7	Sixth Amendment to Credit Agreement, dated as of April 9, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman International LLC for the quarter ended March 31, 2003)
10.8	Seventh Amendment to Credit Agreement, dated as of October 17, 2003, among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.42 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))
10.9	Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to the registration statement on Form S-4 of Huntsman International LLC (File No. 333-106482))

10.10	Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to our registration statement on Form S-4 (File No. 333-112279))
10.11	Amended and Restated Subordinated Promissory Note, dated as of July 2, 2001, by Huntsman Corporation (now known as Huntsman LLC) in favor of Horizon Ventures, L.C. (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-4 (File No. 333-112279))
10.12	Interest Holders Agreement, dated as of September 30, 2002, among Huntsman Holdings, LLC, HMP Equity Holdings Corporation, Huntsman Company LLC (now known as Huntsman LLC), Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-4 (File No. 333-112279))
10.13	First Amendment to the Interest Holders Agreement, dated as of May 9, 2003, among Huntsman LLC, HMP Equity Holdings Corporation, Huntsman Family Holdings II Company LLC (now known as Huntsman Family Holdings Company LLC) MatlinPatterson Global Opportunities Partners L.P., Huntsman Group Inc. and Huntsman Holdings, LLC (incorporated by reference to Exhibit 10.13 to our registration statement on Form S-4 (File No. 333-112279))
10.14	Second Amended and Restated Security Agreement, dated as of September 30, 2003, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.14 to our registration statement on Form S-4 (File No. 333-112279))
10.15	Amended and Restated Intercreditor Agreement, dated as of September 30, 2002, by and among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent and as beneficiary for certain secured creditors, and HSBC Bank USA and consented to Huntsman LLC (incorporated by reference to Exhibit 10.15 to our registration statement on Form S-4 (File No. 333-112279))
10.16	Revolving Credit Agreement dated as of October 14, 2004, among Huntsman LLC, Huntsman Petrochemical Corporation, Huntsman Expandable Polymers Company, LC, Huntsman Polymers Corporation, Huntsman Fuels, L.P., and Huntsman International Trading Corporation, as borrowers, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.17	Term Credit Agreement, dated as of October 14, 2004, among Huntsman LLC, the financial institutions party thereto, including Deutsche Bank Trust Company Americas, in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as agent for the lenders (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.18	Security Agreement (Revolving) dated as of October 14, 2004, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.19	Security Agreement (Term) dated as of October 14, 2004, among Huntsman LLC, certain subsidiaries of Huntsman LLC, and Deutsche Bank Trust Company Americas, as collateral agent (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)

10.20	Second Amended and Restated Intercreditor Agreement dated as of October 14, 2004, among Deutsche Bank Trust Company Americas, as administrative agent, collateral agent, and mortgagee, and HSBC Bank USA, National Association, as trustee, and consented to by Huntsman LLC (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended September 30, 2004)
10.21	Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)
12.1†	Statement re: Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Huntsman LLC (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed on March 15, 2005)
23.1†	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4†	Consent of J. Kimo Esplin
23.5†	Consent of Samuel D. Scruggs
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of HSBC Bank USA, National Association to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the notes
99.2††	Letter to Brokers for the notes
99.3††	Letter to Clients for the notes
99.4††	Notice of Guaranteed Delivery for the notes
99.5†	Huntsman LLC Schedule II—Valuation and Qualifying Accounts

†
Filed herewith.

††
To be filed by amendment.